As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REDBACK NETWORKS INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	77-0438443
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas L. Cronan III

Senior Vice President of Finance and Administration and Chief Financial Officer

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Page Mailliard

Daniel J. Weiser

Jason Sebring

Michael Russell

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.0001 par value per share(1)	2,595,000 shares(2)	$20.88(3)	$54,183,600	$4,383.46

Common Stock, $0.0001 par value per share, issuable upon exercise of warrants to purchase Common Stock(1)	2,631,579 shares	$ 5.00(4)	$13,157,895	$1,064.48

Common Stock, $0.0001 par value per share, issuable upon exercise of warrants to purchase Common Stock(1)	2,770,083 shares	$ 9.50(5)	$26,315,789	$2,128.95

Warrants to purchase Common Stock	5,401,662 shares	N/A	N/A	(6)

(1)	Includes associated preferred stock purchase rights, which initially are attached to and trade with the shares of common stock being registered hereby. The value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the common stock.
(2)	The number of shares being registered includes 95,000 shares issuable upon the exercise of certain of our outstanding options and warrants and 2,500,000 shares of common stock that may be issued pursuant to an exemption from registration pursuant to Section 1145 of the Bankruptcy Code under a prepackaged plan of reorganization, acceptances of which are being solicited pursuant to a Proxy/Prospectus/Disclosure Statement contained within this Registration Statement. All share numbers give effect to a proposed 73.2572444:1 reverse stock split.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $0.285, the average of the high and low sales prices of our common stock as reported on The Nasdaq National Market on August 20, 2003 and adjusted to give effect to a proposed 73.2572444:1 reverse stock split.
(4)	Determined in accordance with Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price of the securities, which exercise price is $5.00, assuming the effectiveness of a proposed 73.2572444:1 reverse stock split.
(5)	Determined in accordance with Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price of the securities, which exercise price is $9.50, assuming the effectiveness of a proposed 73.2572444:1 reverse stock split.
(6)	Pursuant to Rule 457(g), because the shares of common stock issuable upon exercise of the warrants are also being registered in this registration statement, no additional registration fee is payable in respect of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

            , 2003

Dear Fellow Securityholder:

We are furnishing the accompanying disclosure document to you, which describes the proposed financial restructuring of our company. This financial restructuring is a critical step in preserving the viability of our company, and we would like your support in completing it. The financial restructuring would result in the elimination of almost all of our outstanding indebtedness for borrowed money and create a significant opportunity for us to address our real estate lease obligations. We believe implementation of the financial restructuring would greatly improve our financial health and help preserve our relationships with our suppliers, customers, employees and others who rely on us and upon whom we depend.

In this financial restructuring we plan to:

•	effect a reverse stock split of our common stock at a ratio of approximately 73.26:1;

•	exchange our outstanding convertible notes into shares of our common stock;

•	issue warrants for our common stock to our existing stockholders; and

•	increase the number of shares available under our stock option plan.

We plan to accomplish this financial restructuring through either an out-of-court recapitalization plan or an in-court prepackaged plan of reorganization, each of which is described in the attached proxy statement. We are therefore soliciting your proxies for the proposals outlined above as well as acceptances to the prepackaged plan of reorganization from our existing stockholders, holders of some of our options and warrants and others as described in the accompanying disclosure document.

The financial restructuring will result in a dramatic reduction of our debt burden, although it will also result in significant ownership dilution to our existing stockholders. Without the financial restructuring, our unrestricted cash is unlikely to cover our estimated funding needs beyond the first quarter of 2004. If the financial restructuring cannot be completed, therefore, we may be forced to consider an alternative plan of reorganization or liquidation, which may result in our securityholders receiving less than they would have under the financial restructuring, especially our stockholders who might receive nothing under such an alternative plan.

We have scheduled a special meeting of our stockholders on                 , 2003, to vote on the recapitalization plan as further described in the disclosure document. Our board of directors unanimously recommends that our stockholders vote FOR approval of the recapitalization plan and ACCEPT the prepackaged plan of reorganization. In reaching this determination our board of directors considered a variety of factors which are discussed in the attached disclosure document.

We urge you to review carefully the accompanying disclosure document information for a detailed description of the financial restructuring and its potential consequences, including the dilutive effect to our existing stockholders. Please take the time to complete the enclosed proxy and ballot, and sign and return them in the enclosed postage-paid envelopes as soon as possible.

Sincerely,

KEVIN A. DENUCCIO

President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2003

You are cordially invited to attend our special meeting of stockholders that will be held on                     , 2003, at 9:00 a.m. at our offices at 300 Holger Way, San Jose, California. The special meeting is being held for the purpose of approving matters related to a proposed financial restructuring of our company, which we plan to effect through either an out-of-court recapitalization plan or an in-court prepackaged plan of reorganization, each of which is more fully described in the attached proxy/prospectus/disclosure statement. The proposed financial restructuring will result in, among other things, the elimination of almost all of our outstanding indebtedness for borrowed money, an approximate 73.26:1 reverse stock split, the issuance of approximately 47.5 million shares of new common stock to holders of our outstanding convertible subordinated notes and the issuance of warrants to purchase up to approximately 5.4 million shares of new common stock to our stockholders of record as of                         , 2003. Importantly, the financial restructuring will also provide us a significant opportunity to address our real estate obligations. All share numbers and per share numbers in this notice are stated after giving effect to the reverse stock split described below.

At the special meeting, you will be asked to consider and vote upon the following proposals in connection with our proposed recapitalization plan, all of which are more fully described in the accompanying proxy/prospectus/disclosure statement:

1.	An amendment and restatement of our existing amended and restated certificate of incorporation to implement a 73.2572444 reverse split of our common stock.

2.	The issuance of warrants to purchase up to approximately 5.4 million shares of our common stock as well as the issuance of an aggregate of up to approximately 52.9 million shares of our common stock pursuant to the recapitalization plan, including (i) up to approximately 47.5 million shares of common stock in exchange for $467.5 million aggregate principal amount and related accrued interest of our convertible subordinated notes, and (ii) up to approximately 5.4 million shares of common stock issuable upon exercise of the warrants to be issued primarily to our stockholders of record as of , 2003.

3.	An amendment to our 1999 Stock Incentive Plan to increase the aggregate number of shares available for issuance under the plan from as of , 2003, to 10,975,610 shares and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

4.	An amendment to our 1999 Employee Stock Purchase Plan to increase the aggregate number of shares available for issuance under the plan from as of , 2003, to 1.5 million shares.

It is a condition to the consummation of the out-of-court recapitalization plan that we receive stockholder approval of proposals 1, 2 and 3 listed above. If any of proposals 1, 2 or 3 is not approved by our stockholders at the special meeting, then none of the above proposals will be implemented and we will not be able to complete our out-of-court recapitalization plan. Moreover, even if our stockholders approve the necessary proposals, we would need to satisfy numerous conditions before we will be able to proceed with the out-of-court recapitalization plan. These conditions are more fully described in the accompanying proxy/prospectus/disclosure statement.

If we are unable to proceed with the out-of-court recapitalization plan, we would likely proceed with the in-court prepackaged plan of reorganization. In order to proceed with the in-court prepackaged plan of reorganization, we will also need to satisfy numerous conditions more fully described in the accompanying proxy/prospectus/disclosure statement.

If we are unable to complete either the recapitalization plan or the prepackaged plan of reorganization, we will be forced to consider an alternative plan of reorganization or liquidation. Any alternative plan of reorganization or liquidation might result in our current securityholders receiving less than they would under the proposals outlined in this proxy/prospectus/disclosure statement or nothing at all.

Only stockholders of record at 5:00 p.m. New York City time on                         , 2003 are entitled to vote at our special meeting. A list of stockholders entitled to vote will be available for examination for ten (10) days prior to the special meeting, between the hours of 9:00 a.m. and 4:00 p.m., at our offices at 300 Holger Way, San Jose, California 95134.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN AND RETURN YOUR PROXY BEFORE THE SPECIAL MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE SPECIAL MEETING, EVEN IF YOU CANNOT ATTEND.  THE SPECIAL MEETING WILL BE HELD SOLELY FOR THE PURPOSE OF VOTING ON THE PROPOSALS REFERRED TO ABOVE AND DESCRIBED IN MORE DETAIL IN THE PROXY/PROSPECTUS/DISCLOSURE STATEMENT.  THE VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION WILL NOT BE TAKEN AT THE SPECIAL MEETING AND MAY BE EFFECTED ONLY BY MEANS OF THE BALLOTS INCLUDED WITH THE PROXY/PROSPECTUS/DISCLOSURE STATEMENT, WHICH WE URGE YOU TO COMPLETE AND RETURN.

See “ Risk Factors” beginning on page 31 for important information relating to an evaluation  of the financial restructuring.

This disclosure document is dated August     , 2003 and is first being mailed to stockholders  shortly after that date.

The information in this proxy/prospectus/disclosure statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy/prospectus/disclosure statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2003

PROXY/PROSPECTUS/DISCLOSURE STATEMENT

                     SHARES OF POST-SPLIT COMMON STOCK

WARRANTS TO PURCHASE 5,401,662 SHARES OF POST-SPLIT COMMON STOCK

AND

PROXY STATEMENT RELATING TO RECAPITALIZATION PLAN PROPOSALS

AND

DISCLOSURE STATEMENT FOR

SOLICITATION OF ACCEPTANCES TO PREPACKAGED PLAN OF REORGANIZATION

Redback® Networks Inc. has proposed a financial restructuring through one of the following two alternatives:

•	an out-of-court recapitalization plan, which consists of:

•	an offer to exchange all of our outstanding convertible subordinated notes for newly issued shares of our common stock;

•	the issuance of warrants exercisable for our common stock primarily to our stockholders of record as of , 2003;

•	a 73.2572444:1 reverse stock split of shares of our common stock; and

•	an increase in the number of shares reserved for issuance under our 1999 Stock Incentive Plan;

or

•	an in-court prepackaged plan of reorganization, through which we would seek to accomplish the financial restructuring on terms similar to the recapitalization plan, as described in this proxy/prospectus/disclosure statement, acceptances for which we are soliciting in compliance with Chapter 11 of the United States Bankruptcy Code.

We are also asking our stockholders to approve an amendment to increase the number of shares available for issuance under our 1999 Employee Stock Purchase Plan to 1.5 million shares.

Shares of our common stock are listed on The Nasdaq National Market under the symbol “RBAK.” The closing sale price of our common stock on August 21, 2003, was $0.28 per share.

Stockholders of record as of                     , 2003, will be entitled to vote on the recapitalization plan proposals and stockholders and holders of above market stock options and warrants, each of record as of                     , 2003, will be entitled to vote to accept or reject the prepackaged plan of reorganization. All proxies for the proposals and ballots for the prepackaged plan of reorganization must be received by the proxy solicitor or ballot agent at its address on the back cover by                     , 2003, which is the date of the special meeting of stockholders relating to the recapitalization.

SEE “ RISK FACTORS” ON PAGE 31 FOR IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER IN DECIDING HOW TO VOTE ON THE RECAPITALIZATION PLAN PROPOSALS DESCRIBED HEREIN AND/OR WHETHER TO ACCEPT THE PREPACKAGED PLAN OF REORGANIZATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION NOR ANY BANKRUPTCY COURT HAS APPROVED OR DISAPPROVED

OF THESE SECURITIES OR DETERMINED WHETHER THIS

PROXY/PROSPECTUS/DISCLOSURE STATEMENT IS

ADEQUATE, ACCURATE OR COMPLETE.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT IS                     , 2003.

Page
Questions and Answers Regarding the Recapitalization Plan Proposals and Prepackaged Plan of Reorganization	1
Recapitalization Plan Proposals	1
Prepackaged Plan of Reorganization	2
General	4
Summary	6
About Our Company	6
The Financial Restructuring	7
The Recapitalization Plan	11
The Exchange Offer	15
The Prepackaged Plan of Reorganization	16
Description of Our Common Stock	23
Selected Consolidated Historical Financial Data	26
Unaudited Pro Forma Summary Selected Consolidated Financial Data	28
Risk Factors	31
Risks Related to the Financial Restructuring	31
Risks Related to Our Common Stock	36
Risks Related to Our Business	37
Risks Related to Relationships with Stockholders, Affiliates and Related Parties	46
Risks Related to the Prepackaged Plan	46
About the Solicitation	53
Forward-Looking Statements	58
Management’s Discussion and Analysis of Financial Condition and Results of Operations	60
Use of Proceeds	78
Market for the Warrants and Our Common Stock	78
Capitalization	79
Accounting Treatment of the Financial Restructuring	81
Unaudited Pro Forma Condensed Consolidated Financial Data	83
The Financial Restructuring	90
Background of and Reasons for the Financial Restructuring	90
Lock-up Agreement	96
Opinion of the Financial Advisor of the Board of Directors	97
Recommendation of the Board of Directors; Reasoning of the Board of Directors in Approving the Financial Restructuring	105
Interests of Certain Persons in the Financial Restructuring	106
Dilution to Existing Stockholders Resulting from Consummation of the Financial Restructuring	107
The Recapitalization Plan	108
Reverse Stock Split	108
Exchange Offer	108
Warrant Issuance	108
Proxy Solicitation	109
Stock Options and Warrants	110
Board of Directors	111
Conditions to Consummation of the Recapitalization Plan	111
The Recapitalization Plan Proposals	112
Proposal 1—Implementation of a 73.2572444:1 Reverse Stock Split	113
Proposal 2—Issuance of Our Common Stock and Warrants in the Recapitalization Plan	116
Proposal 3—Increase in the Number of Shares Available for Issuance Under Our 1999 Stock Incentive Plan; Approval of the Material Terms of Our 1999 Stock Incentive Plan	117
Proposal 4—Increase in the Number of Shares Available for Issuance Under Our 1999 Employee Stock Purchase Plan	121

This proxy/prospectus/disclosure statement incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission, or SEC, but that have not been included in or delivered with this proxy/prospectus/disclosure statement. The information that is incorporated by reference is listed in the section of this proxy/prospectus/disclosure statement entitled “Incorporation of Certain Documents by Reference.” This information is available without charge upon written or oral request to Redback Networks Inc., 300 Holger Way, San Jose, CA 95134, (408) 750-5000, Attention: Investor Relations.

To obtain timely delivery of requested documents before the special meeting of stockholders and the solicitation of acceptances of the prepackaged plan of reorganization, you must request them no later than             , 2003, which is five business days before the date of the special meeting of stockholders and the date the solicitation period for acceptances of the prepackaged plan of reorganization expires. Please see the section of this proxy/prospectus/disclosure statement entitled “Where You May Find Additional Available Information About Us” to obtain further information and learn about other ways that you can obtain this information.

You should rely only on the information incorporated by reference or provided in this proxy/prospectus/disclosure statement. We have not authorized anyone else to provide you with different or additional information.

QUESTIONS AND ANSWERS REGARDING THE RECAPITALIZATION PLAN PROPOSALS AND PREPACKAGED PLAN OF REORGANIZATION

Recapitalization Plan Proposals

Q:	WHAT ARE THE RECAPITALIZATION PLAN PROPOSALS?

A:	In order to effect our proposed out-of-court recapitalization plan, we need to obtain stockholder approval of the following proposals:

1.	An amendment and restatement of our existing amended and restated certificate of incorporation to implement a 73.2572444 reverse split of the company’s common stock.

2.	The issuance of warrants to purchase up to approximately 5.4 million shares of our common stock, after giving effect to the reverse stock split, as well as the issuance of an aggregate of up to approximately 52.9 million shares of our common stock pursuant to the recapitalization plan, including (i) approximately 47.5 million shares of common stock in exchange for $467.5 million aggregate amount, plus related accrued interest, of our convertible subordinated notes, and (ii) up to approximately 5.4 million shares of common stock issuable upon exercise of the warrants to be issued to our stockholders of record as of , 2003.

3.	An amendment to our 1999 Stock Incentive Plan to increase the aggregate number of shares available for issuance under the plan from as of , 2003, to 10,975,610 shares and approval of the material terms of the Plan in compliance with Section 162(m) of the Internal Revenue Code of 1986.

We refer to these three proposals as the Recapitalization Plan Proposals. We are also seeking stockholder approval of an amendment to our 1999 Employee Stock Purchase Plan to increase the aggregate number of shares available for issuance under the plan from              as of                         , 2003 to 1.5 million shares. Because approval of the amendment to the Employee Stock Purchase Plan is not required in order for us to complete the recapitalization plan, we do not refer to that proposal as a Recapitalization Plan Proposal.

Q:	WHO IS ELIGIBLE TO VOTE ON THE RECAPITALIZATION PLAN PROPOSALS?

A:	All holders of record of our common stock as of , 2003, are entitled to vote on the recapitalization plan proposals.

Q:	HOW DO I SUBMIT MY PROXY TO VOTE ON THE RECAPITALIZATION PLAN PROPOSALS?

A:	If you hold your common stock through a broker, dealer, bank, trust company or other nominee, you should instruct your nominee to vote your shares for you.

If you hold your common stock in your own name, you should complete the proxy card included with this proxy/prospectus/disclosure statement and deliver the completed proxy card to The Altman Group, Inc. The address and telephone number for The Altman Group is on the back cover of this proxy/prospectus/disclosure statement.

Q:	WHEN IS THE DEADLINE FOR VOTING ON THE RECAPITALIZATION PLAN PROPOSALS? DO I HAVE TO SEND IN A PROXY OR MAY I VOTE IN PERSON AT THE SPECIAL MEETING OF STOCKHOLDERS?

A:	The special stockholders’ meeting will be held on , 2003, at 9:00 a.m. at our offices located at 300 Holger Way, San Jose, California 95134. You can submit your proxy at any time prior to that time, or, you can attend the meeting and vote in person. If you do not plan to attend the meeting and intend to vote by proxy, please allow sufficient time for your proxy to reach The Altman Group.

Q:	MAY I REVOKE MY PROXY AT ANY TIME?

A:	If you hold your common stock through a broker, dealer, bank, trust company or other nominee, you may revoke your proxy prior to the special stockholders’ meeting by directing your nominee to contact our proxy solicitor, The Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

If you hold your common stock in your own name, you may revoke your proxy prior to the special stockholders’ meeting by contacting The Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

You may also revoke your proxy by attending the special stockholders’ meeting and voting your shares in person.

Prepackaged Plan of Reorganization

Q:	WHO IS ELIGIBLE TO VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION?

A:	Only impaired classes are entitled to vote on the acceptance of the prepackaged reorganization plan and votes are taken by class of claims or equity interest. Our common stockholders and holders of above market warrants and options each as of record of , 2003 are classed together with certain other potential claims in Class 8 and are treated as impaired. Consequently, if you are a member of Class 8 you will be entitled to vote on the prepackaged plan of reorganization.

Additionally, members of Class 4 claims, which we anticipate will consist primarily of the holders of our subordinated convertible notes, certain landlord claims and certain uninsured litigation claims, and Class 5, which consists of the claims of Jabil Circuit, Inc. our contract manufacturer, and Class 12, which consists of certain former employee related litigation claims, are all impaired and thus entitled to vote on the prepackaged plan of reorganization. Holders of below market options and warrants are also impaired for the purposes of the prepackaged plan of reorganization, however, since such option and warrant holders are not entitled to receive any distribution they will be deemed to have rejected the prepackaged plan of reorganization and, therefore, do not have the right to vote upon the prepackaged plan of reorganization.

As more fully explained in this proxy/prospectus/disclosure statement, a claim or equity interest is impaired, generally speaking, if its treatment under the prepackaged plan of reorganization alters the terms of or rights associated with that claim or interest. Any stock option or warrant whose exercise price is less than or equal to the market price of our common stock of $         per share, the closing market price on             , 2003, is considered to be above market.

Q:	HOW DO I VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION?

A:	If you hold your common stock or above market stock options or warrants through a broker, dealer, bank, trust company or other nominee, you should complete the ballot included with this proxy/prospectus/disclosure statement and deliver the completed ballot to your broker, dealer, bank, trust company or other nominee, with instructions to deliver your ballot for you.

If you hold your common stock or above market stock options or warrants in your own name, you should complete the ballot included with this proxy/prospectus/disclosure statement and deliver it to the ballot agent, The Altman Group. The address and telephone number for the ballot agent, The Altman Group, is on the back cover of this proxy/prospectus/disclosure statement.

Q:	HOW LONG DO I HAVE TO VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION?

A:	The solicitation of acceptances for the prepackaged plan of reorganization will expire at 5:00 p.m., New York City time, on , 2003, unless extended, which we refer to as the solicitation expiration date.

Q:	MAY I CHANGE MY VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION AT ANY TIME?

A:	If you hold your common stock, above market stock options and/or above market warrants through a broker, dealer, bank, trust company or other nominee, you can change your vote in favor of or against the prepackaged plan of reorganization prior to 5:00 p.m. New York City time on the solicitation expiration date by directing your nominee to contact the ballot agent, The Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

If you hold your common stock, above market stock options and/or above market warrants in your own name, you can change your vote in favor or against the prepackaged plan of reorganization prior to 5:00 p.m. New York City time on the solicitation expiration date by contacting the ballot agent, the Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

GENERAL

Q:	WHOM SHOULD I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT, THE PROXY CARD, BALLOTS OR OTHER DOCUMENTS?

A:	You may obtain additional copies of this proxy/prospectus/disclosure statement, the proxy card, ballots and other related documents from the information agent, The Altman Group. The address and telephone number for The Altman Group is on the back cover of this proxy/prospectus/disclosure statement.

Q:	IF I VOTE IN FAVOR OF THE RECAPITALIZATION PLAN PROPOSALS AND/OR THE PREPACKAGED PLAN OF REORGANIZATION, DO I HAVE TO SEND IN MY OLD COMMON STOCK CERTIFICATES?

A:	No. For further information about the procedures for voting on the financial restructuring, see “About the Solicitation” and “The Prepackaged Plan of Reorganization—Solicitations of Acceptances of the Prepackaged Plan of Reorganization.”

Q:	WHAT HAPPENS IF BOTH THE RECAPITALIZATION PLAN AND THE PREPACKAGED PLAN OF REORGANIZATION ARE APPROVED? WHAT HAPPENS IF ONLY ONE PROPOSAL, OR NEITHER PROPOSAL IS APPROVED?

A:	As described in greater detail in this proxy/prospectus/disclosure statement, if both proposals are approved, we will have the discretion to proceed with either proposal. If only the prepackaged plan of reorganization is approved, we would likely proceed with the prepackaged plan of reorganization. If only the recapitalization plan is approved, we reserve the right to proceed with the recapitalization plan or assuming we have sufficient acceptances from the noteholders to attempt to consummate the prepackaged plan of reorganization using the “cram down” provisions available under the Bankruptcy Code, described in more detail below. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization Without the Acceptance of all Classes of Impaired Claims and Interests.”

If neither proposal is approved, but we receive sufficient acceptances from the required classes of claims and interests under the prepackaged plan of reorganization, we would either attempt to proceed with the prepackaged plan of reorganization or seek an alternative means of reorganization. Our ability to proceed with either restructuring proposal is subject to important conditions, described in greater detail in this proxy/prospectus/disclosure statement.

Q:	HOW MANY SHARES OF COMMON STOCK WILL I OWN IF THE RESTRUCTURING OCCURS?

A:	Under the recapitalization plan, the common stock of the company will be subject to a 73.2572444:1 reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will be entitled to a number of post-split shares rounded up to the nearest whole number. Therefore, after completion of the plan, each share of common stock you currently own will represent approximately 0.01365 shares of common stock. Holders of options and warrants to purchase shares of common stock who, upon exercise of their options or warrants, would otherwise be entitled to receive fractional shares as a result of the reverse stock split, will be entitled to receive upon exercise of their respective options or warrants a number of shares of common stock rounded down to the nearest whole number of shares at an exercise price rounded up to the nearest cent. For example, if you held 1,000 shares of our common stock before the recapitalization plan, you would own your share of approximately 2.5 million shares in the aggregate issuable to existing stockholders, or 14 shares. In contrast, if you held an option to purchase 1,000 shares of our common stock before the recapitalization plan, you would hold an option to purchase 13 shares of our common stock after the reverse stock split.

Under the prepackaged plan of reorganization, each holder of our old common stock, including any common stock issued upon the exercise of above market stock options and warrants, will have all of their shares of our common stock cancelled, and the participants in Class 8 will receive their proportionate share of approximately 2.5 million new shares of our common stock, in the aggregate. Because we do not know how many people will be participating in Class 8, we cannot determine the exact number of shares of common stock each of our stockholders will receive. However, if all holders of above market stock options and warrants were to exercise their rights, and assuming no other participants are in the Class 8 distribution and all holders of above market options and warrants were to exercise their rights, one new share of common stock would be issued for every              shares of existing common stock outstanding. For example, if you held 1,000 shares of our common stock before the prepackaged plan of reorganization was effected, you would own              shares of our stock after the reorganization plan was effected.

Q:	ARE STOCK OPTIONS AND WARRANTS TREATED THE SAME UNDER BOTH THE RECAPITALIZATION PLAN AND THE PREPACKAGED PLAN OF REORGANIZATION?

A:	No. Under the recapitalization plan all stock options and warrants will remain outstanding. In contrast, under the prepackaged plan of reorganization, above market stock options and warrants will remain exercisable at any time on or before the tenth day after the effective date of the prepackaged plan of reorganization, after which they will be cancelled. All below market options and warrants will be cancelled upon the effective date of the prepackaged plan of reorganization.

SUMMARY

ABOUT OUR COMPANY

We are a leading provider of advanced telecommunications networking equipment that enables carriers and service providers to deploy high-speed access and services to the Internet and corporate networks. Our product lines, which consist of the SMS™ family of subscriber management systems and the SmartEdge® product families, combine networking hardware and software. These product families are designed to enable our customers to create end-to-end regional and national networks that support major broadband access technologies, as well as the new services that these high-speed connections support.

Our SMS products connect and manage large numbers of subscribers across major high-speed access technologies including DSL. SMS products bridge the operational gap between the devices used to gather high-speed Internet users (i.e., access concentrators) at one end of the network and the devices at the other end of the network used to connect to the Internet (i.e., routers). We have a full portfolio of products in the SMS family targeted for different scaling points in the network. These products include the SMS 500, SMS 1800, SMS 10000, and the SMS 10000 SL.

Our SmartEdge products offer service providers the next generation of edge routers that afford the opportunity to generate revenue from value-added network services in addition to the data/Internet connectivity provided by traditional routers. Our SmartEdge products allow telecom carriers to build a next generation broadband architecture, improving their capacity, performance and costs in the delivery of Internet Protocol, or IP, services like Virtual Private Networks. Our SmartEdge platforms allow broadband service providers to connect thousands of consumer and business users quickly and cost-effectively through a broad range of access technologies. Its modular and scalable IP software enables the platform to provide users with high reliability, scalability and performance. We announced our SmartEdge Router product during the fourth quarter of 2001 and our SmartEdge Service Gateway in the second quarter of 2003.

The combination of our SMS and SmartEdge platforms deliver an architecture that enables our carrier and service provider customers to build User Intelligent Networks™ creating a robust environment for inserting and managing differentiated IP Services, on a user-by-user basis.

Our products are currently being used by many of the largest carriers and service providers worldwide, including:

•	Verizon, Bell South, SBC, Bell Canada, Sprint, Level 3, Williams Communications and the UUNET subsidiary of WorldCom in North America;

•	Belgacom, British Telecom, France Telecom, Bezeq and Telia in the Europe, Middle East and Africa region; and

•	Chunghwa Telecom, Korea Telecom, Hanaro, eAccess, NTT and China Telecom in Asia.

Our principal executive offices are located at 300 Holger Way, San Jose, CA 95134. Our telephone number is (408) 750-5000. Our internet address is www.redback.com. The information on our website is not part of this proxy/prospectus/disclosure statement, should not be relied upon in making your decision whether to vote in favor of or against the recapitalization plan proposals or to accept or reject the prepackaged plan of reorganization, and is not incorporated in this proxy/prospectus/disclosure statement by reference.

THE FINANCIAL RESTRUCTURING

Reasons for the Financial Restructuring

Since inception, we have funded our business primarily through the issuance of debt and equity securities. As of June 30, 2003, we had raised approximately $169.3 million from the sale of our equity securities and approximately $474.3 million from the sale of our debt securities. To date, although we have generated substantial revenue since inception, we have not been profitable. From our inception on August 30, 1996 through June 30, 2003, we have generated revenues of approximately $756.4 million and net losses of approximately $5.4 billion.

We believe that the completion of the financial restructuring is crucial to our continuing viability. We estimate that our unrestricted liquid assets will be unlikely to cover our estimated funding needs beyond the first quarter of 2004, if the objectives of the financial restructuring are not achieved. As of June 30, 2003, the book value of our long-term obligations was approximately $486.1 million and we had a stockholders’ deficit of approximately $61.2 million. As of June 30, 2003, we had cash, cash equivalents and short-term investments of approximately $67.4 million, of which approximately $29.4 million was restricted as collateral for secured loans or letters of credit. We have significant cash principal and interest payments under our indebtedness coming due over the next several years. Unless the financial restructuring occurs, we will be required to make the following additional principal and interest payments on our long-term debt: approximately $11.7 million during the last two quarters of 2003; approximately $23.4 million in each of the next three years; and approximately $479.2 million in 2007. In addition, we have substantial future rental payment obligations under our real property operating leases, including approximately $10.2 million for the last two quarters of 2003, $19.2 million in 2004, $16.8 million in 2005, $15.8 million in 2006, $16.0 million in 2007, $16.6 million in 2008 and $34.0 million after 2008. For the year ended December 31, 2002, our fixed charges exceeded our earnings by approximately $186.9 million and for the six-month period ended June 30, 2003, by approximately $75.9 million. For this purpose, we are using the term “earnings” to mean the sum of our pretax loss from continuing operations, fixed charges and amortization of capitalized interest. We are using the term “fixed charges” to mean the sum of our interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.

We believe the attractiveness of our products and services to our customers and potential customers and our suppliers’ confidence in us have been impaired by our financial condition. Many of our vendors, customers and others upon whom we depend have had unfavorable experiences in their dealings with distressed companies in the current economic downturn, and are worried about our current circumstances. We are seeking to address these concerns by pursuing the recapitalization plan, and, if necessary, the prepackaged plan of reorganization. However, because there can be no assurance that either of these restructuring alternatives will be successful, anxieties may persist and make it difficult for us to retain key employees, obtain quality goods and services on reasonable terms and conditions, and sell our products and services on favorable terms and conditions.

In addition, we believe that our financial condition has detracted significantly from our attractiveness to potential lenders and investors. If the financial restructuring is not completed, we anticipate that we will need to raise significant additional financing until our revenues are sufficient to fund our operating expenses, capital expenditures, interest and principal payments and taxes. Unless we complete the financial restructuring, given our current circumstances, we believe that it would be difficult to obtain any required financing in sufficient amounts, on acceptable terms, or at all. In any event, even if we complete the financial restructuring, if the growth rate of the number of customers and the acceptance of our products is slower than expected, our revenues may never become sufficient to fund our expenses. If we failed to obtain additional financing on a timely basis or if the financial restructuring is not timely consummated, we likely would not have sufficient liquidity to continue to operate our business and we could default on our commitments to our distribution partners, creditors or others, and might have to seek protection in bankruptcy on terms other than the financial restructuring. This likely would have a material adverse effect on our business.

The financial restructuring, whether accomplished through the recapitalization plan or the prepackaged plan of reorganization, would eliminate nearly all of our outstanding indebtedness for borrowed money and create a significant opportunity for us to address our real property operating lease obligations. We believe implementation of the financial restructuring would greatly improve our viability and meaningfully enhance our relationships with our suppliers, customers, employees and others who rely on us and upon whom we depend.

Terms of the Financial Restructuring

We propose to accomplish the financial restructuring, which we refer to as the financial restructuring or the restructuring, through one of two possible alternatives, each of which is described below.

Recapitalization Plan.

The out-of-court recapitalization plan consists of:

•	an offer to exchange all of our outstanding convertible subordinated notes for newly issued shares of our common stock;

•	the issuance of warrants exercisable for our common stock to our stockholders of record as of , 2003;

•	a 73.2572444:1 reverse stock split of shares of our common stock; and

•	an increase in the number of shares reserved for issuance under our 1999 Stock Incentive Plan.

Among the conditions to complete the recapitalization plan, we must receive:

•	the valid tenders of convertible subordinated notes, which have not been withdrawn, constituting at least 98% of the notes outstanding immediately prior to the expiration of the exchange offer; and

•	the approval of our stockholders required under the recapitalization plan.

We are also asking our stockholders to approve an amendment to increase the number of shares available for issuance under our 1999 Employee Stock Purchase Plan to 1.5 million shares.

Prepackaged Plan of Reorganization.

The in-court financial restructuring, or prepackaged plan of reorganization, contemplates that we would attempt to accomplish the financial restructuring on terms substantially similar to the recapitalization plan, assuming the exchange of all of the notes in the exchange offer, and subject to the additional dilution on account of distributions to other holders of claims and interests whose claims will be exchanged for our common stock. If we are not able to complete the recapitalization plan for any reason, including if the minimum tender condition to the exchange offer is not met or we do not receive the necessary stockholder approvals, we intend to seek confirmation of such an alternative restructuring through the prepackaged plan of reorganization. Once confirmed, the prepackaged plan of reorganization will bind all of our claim and equity interest holders, including all of our stockholders, regardless of whether they voted for or against the prepackaged plan of reorganization, or did not vote at all. We are soliciting acceptances of the prepackaged plan of reorganization as permitted by Chapter 11 of the United States Bankruptcy Code, Title 11 of the United States Code, which we refer to as the Bankruptcy Code, contemporaneously with the exchange offer and in advance of commencing a reorganization case in order to facilitate this restructuring alternative, should we elect to proceed with the prepackaged plan of reorganization.

The Bankruptcy Code requires us to classify the various claims against us and interests in us into different classes of similar claims and equity interests for the purposes of voting, distributions, and other treatment. For the purposes of voting to accept or reject the prepackaged plan of reorganization, only impaired classes of claims and equity interests are entitled to vote. The Bankruptcy Code provides that a class of claims or equity interests is impaired under a plan of reorganization unless it leaves unaltered the legal, equitable and contractual rights to which the holders of those claims or interests are entitled. Impaired classes of claims and equity interests that are not eligible to receive distributions under the prepackaged plan of reorganization are deemed to reject the plan under Section 1126(g) of the Bankruptcy Code and, consequently, are not entitled to vote to accept or reject the plan.

Under the prepackaged plan of reorganization we have designated six classes of impaired claims and equity interests. See “The Prepackaged Plan of Reorganization—Description of Classes of Claims and Equity Interests and their Treatment.” Principal among these classes are Class 4 claims, which we anticipate will consist principally of the claims of noteholders, landlords under certain of our real property operating leases and uninsured litigation claims, and Class 8 equity interests, which we anticipate will consist principally of interests of our common stockholders, “above market” warrants and stock options. Above market warrants and stock options are those which have an exercise price less than or equal to the market price of our common stock on the voting record date for the prepackaged plan of reorganization.

Approval by a class of claims, such as our Class 4 claims, would require the affirmative vote to accept the prepackaged plan of reorganization by holders of at least two-thirds in dollar amount and more than one-half in number of the impaired claims in that class who actually cast ballots. Approval by a class of equity interests, such as our Class 8 interests, would require the affirmative vote to accept the prepackaged plan of reorganization by holders of at least two-thirds in amount of the equity interests who actually cast ballots.

We are seeking acceptance of the prepackaged plan of reorganization from all of the classes of impaired claims and equity interests entitled to vote on the prepackaged plan of reorganization, which, in addition to the Class 8 equity interests solicited pursuant to this proxy/prospectus/disclosure statement, includes the Class 4 claims described above, the Class 5 claims of Jabil Circuit, Inc. and the Class 12 claims of certain employment related litigation claim holders. However, since some of our equity interest holders, consisting of holders of “below market” stock options and warrants, will not be entitled to receive any distribution pursuant to the prepackaged plan of reorganization, those classes of equity interests will be deemed to have rejected the prepackaged plan of reorganization. Below market stock options and warrants are those which have an exercise price in excess of the market price of our common stock on the voting record date for the prepackaged plan of reorganization. Consequently, in order to approve the prepackaged plan of reorganization we will be seeking to take advantage of the “cram down” provisions of Section 1129 of the Bankruptcy Code, at least with respect to these classes of equity interests. Approval of the prepackaged plan of reorganization under the “cram down” provisions requires acceptance of the prepackaged plan of reorganization by at least one class of impaired claims and compliance with the “absolute priority rule,” which requires that no class of claims or interests junior to a dissenting class receive any distribution unless the dissenting class has been paid in full.

Since holders of over two-thirds of the convertible subordinated notes have agreed with us that they, subject to certain conditions, will accept the prepackaged plan of reorganization, and since those convertible subordinated noteholders constitute approximately 65.5% of the claims represented by all Class 4 claims known to us as of the date of this proxy/prospectus/disclosure statement, we believe that it is highly likely that Class 4 claim holders will approve the prepackaged plan of reorganization. Furthermore, because there is no class of equity interests ranking junior to the classes of below market stock options and warrants, we expect that we will be in a position to “cram down” those classes of equity interests. In addition, if we receive the acceptance of the prepackaged plan of reorganization by the Class 4 claim holders, we believe we would also be in a position to “cram down” the Class 8 equity interests. We do not believe it would be possible to confirm the prepackaged plan of reorganization without acceptance by the Class 4 claims. Furthermore, if any of the impaired classes of claims were not to accept the prepackaged plan of reorganization we would be prevented, by the absolute priority rule, in making distribution to our Class 8 equity interest holders unless such dissenting claims were fully satisfied.

Proxy Solicitor, Information Agent and Ballot Agent

The Altman Group, Inc. is the proxy solicitor, information agent and ballot agent for the financial restructuring. Its addresses and telephone numbers are set forth on the back cover of this proxy/prospectus/disclosure statement.

Federal Income Tax Consequences to Stockholders and the Company

We will receive an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside special counsel, that (i) an existing stockholder should not recognize gain or loss, with respect to such stockholder’s common stock, as a result of the reverse stock split, for United States Federal income tax purposes; and (ii) the receipt of warrants exercisable for our common stock should be tax-free to our stockholders who receive the warrants in the financial restructuring. Although the financial restructuring will allow us to be discharged from a significant amount of debt, we believe that we will not incur additional federal income tax liability as a result of such discharge, based on the insolvency or bankruptcy provisions of the Internal Revenue Code. We will, however, be required to reduce or utilize certain of our tax attributes, including net operating losses and loss carryforwards, and we may be limited in the use of our remaining tax attributes following the exchange. Since the precise amount of the discharge and of our tax attributes cannot be determined until immediately prior to the debt exchange, if such amounts on the date of the exchange differ significantly from our current estimates, we may be required to recognize taxable income, although we believe that the risk of us incurring any significant federal income tax liability is remote. In addition, we may be limited in our ability to use our existing tax attributes following the financial restructuring. For a further description of United States Federal income tax consequences of the financial restructuring, see “United States Federal Income Tax Considerations.”

THE RECAPITALIZATION PLAN

General

Simultaneously with this proxy solicitation, we are conducting an exchange offer with holders of our outstanding convertible subordinated notes as part of the recapitalization plan for achieving our financial restructuring goals. Consummation of the recapitalization plan will result in the elimination of nearly all of our outstanding indebtedness for borrowed money, and create a significant opportunity for us to address our real property operating lease obligations. The recapitalization plan consists of the several concurrent transactions described below. Consummation of each of those transactions is conditioned upon the consummation of the others as set forth below.

We entered into a lock-up agreement with the holders of approximately 67% of the outstanding convertible subordinated notes. The lock-up agreement sets forth the terms and conditions of, and commitment of the parties with respect to, the financial restructuring. The lock-up agreement provides, among other things, that the parties will support and pursue the recapitalization plan and, if necessary, the prepackaged plan of reorganization. Pursuant to the lock-up agreement, holders of approximately 67% of the convertible subordinated notes agreed to tender their notes in the exchange offer and to vote in favor of the prepackaged plan of reorganization. We believe that the acceptance of the prepackaged plan of reorganization by the noteholders who executed the lock-up agreement, subject to certain conditions, makes it highly likely that we will have the acceptances necessary to confirm the prepackaged plan of reorganization in the event it becomes necessary to seek confirmation of the financial restructuring by means of the prepackaged plan of reorganization. See “The Prepackaged Plan of Reorganization—Vote Required for Class Acceptance of the Prepackaged Plan of Reorganization” and “—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.” For a description of the lock-up agreement, see “The Financial Restructuring—Lock-up Agreement.” A copy of the lock-up agreement is attached to this proxy/prospectus/disclosure statement as Exhibit A.

Reverse Stock Split

As part of the recapitalization plan, we are proposing to implement an approximate 73.26:1 reverse split of our common stock. The reverse stock split will not have any material impact on the aggregate capital represented by the shares of common stock for financial statement purposes, nor will adoption of the reverse stock split reduce the number of shares of common stock authorized for issuance. As the number of authorized shares of common stock will not be reduced, the proposed reverse stock split will also have the effect of increasing significantly the number of shares of our common stock available for issuance, even after the issuance of common stock pursuant to the exchange offer. The rights and privileges of holders of shares of common stock will remain the same after the reverse stock split. All of our outstanding options, warrants and exchangeable shares will be proportionately adjusted to reflect the reverse stock split.

Exchange Offer

Subject to various terms and conditions, we are offering to exchange for our outstanding convertible subordinated notes an aggregate of 47,500,000 shares of our common stock, par value $0.0001 per share, representing approximately 95% of the shares of our common stock to be issued and outstanding immediately after the recapitalization, assuming the exchange of all outstanding convertible subordinated notes and the effectiveness of the reverse split. If 98% of the outstanding convertible subordinated notes are exchanged, we would issue an aggregate of 46,550,000 shares of common stock to the tendering noteholders, representing approximately 94.9% of the common stock to be issued and outstanding immediately after the financial restructuring. We will issue approximately 101.6 shares of our post-reverse split common stock in exchange for each $1,000 principal amount of convertible subordinated notes, and related accrued interest, properly tendered and not withdrawn in the exchange offer.

Warrant Issuance

As part of the recapitalization plan, we will issue warrants that are exercisable for up to approximately 5,401,662 shares of common stock, after giving effect to the reverse stock split, approximately 4,000 of which will be reserved for potential issuance to current warrant holders, with the remaining being issued to our stockholders of record as of             , 2003. The number of shares of common stock issuable upon exercise of the warrants to be received by each of these common stockholders as part of the recapitalization plan will be determined on a proportionate basis, reflecting that stockholder’s ownership of our common stock on                 , 2003. Of the warrants to be issued, warrants exercisable for an aggregate of 2,631,579 shares will have an exercise price of $5.00 per share and warrants exercisable for an aggregate of 2,770,083 shares will have an exercise price of $9.50 per share. The exercise price may be paid in cash or in shares of common stock on a net basis. The warrants will be exercisable for seven years from issuance.

Under the terms of our currently outstanding warrants, the holders of those warrants are also entitled, upon exercise following implementation of the recapitalization plan, to receive such new warrants on a proportionate basis with our stockholders on an as-if exercised basis. Accordingly, we will reserve new warrants exercisable for approximately 4,000 of the approximately 5.4 million shares issuable upon exercise of the new warrants for issuance to those current warrant holders in the event they exercise those current warrants following implementation of the recapitalization plan.

This proxy/prospectus/disclosure statement is part of a registration statement on Form S-4 that registers the issuance of the warrants and the shares of common stock issuable upon exercise of such warrants. Upon consummation of the recapitalization plan, we will seek to convert this Form S-4 Registration Statement into an S-3 registration statement effective with the Securities and Exchange Commission, or SEC, in a manner to permit the exercise of the warrants as well as resales of the common stock issuable upon exercise of the warrants.

Proxy Solicitation

We are soliciting proxies from our existing stockholders for:

•	Approval of an amendment and restatement of our existing amended and restated certificate of incorporation to implement an approximate 73.26:1 reverse split of our common stock.

•	The issuance of warrants to purchase up to 5.4 million shares of our common stock, after giving effect to the reverse stock split, as well as the issuance of an aggregate of up to 52,901,662 shares of our common stock pursuant to the recapitalization plan, including: (i) up to approximately 47,500,000 shares of common stock to holders of our convertible subordinated notes, and (ii) up to 5,401,662 shares of common stock issuable upon exercise of the warrants to be issued to our stockholders of record as of , 2003.

•	An amendment to our 1999 Stock Incentive Plan to increase the aggregate number of shares available for issuance from as of August 19, 2003 to 10,975,610 shares, in each case, assuming the effectiveness of the reverse stock split, and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	An amendment to our 1999 Employee Stock Purchase Plan to increase the aggregate number of shares available for issuance from as of August 19, 2003 to 1,500,000 shares, in each case assuming the effectiveness of the reverse stock split.

The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval of the matters listed in the first three bullet points above. If any one of these three proposals is not approved by our stockholders, then none of the proposals will become effective.

Stockholder approval of the amendment and restatement of our certificate of incorporation requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Stockholder approval of the other items discussed above requires the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting, provided that a quorum exists. Under our bylaws, holders of at least 50% of the outstanding shares of our common stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, to constitute a quorum. As of August 19, 2003, our officers and directors and their affiliates held 211,847 shares of our common stock, which represented approximately 0.12% of the issued and outstanding common stock as of that date.

Board of Directors

Upon consummation of the financial restructuring, our board of directors will consist of nine members, including our chief executive officer, chief financial officer and seven board members to be nominated by holders of our convertible subordinated notes, four of whom shall be reasonably acceptable to our current board of directors. We will disclose the identity of, and biographical information for, each member of the reconstituted board of directors as that information becomes available to us prior to the consummation of the financial restructuring. See “Management.”

Conditions to Consummation of the Recapitalization Plan

Consummation of the recapitalization plan is subject to the satisfaction or waiver of significant conditions precedent, including without limitation:

•	The satisfaction of the conditions to the exchange offer, including, but not limited to, our receipt of valid tenders, which are not withdrawn, of not less than 98% of our convertible subordinated notes outstanding immediately prior to the expiration of the exchange offer; and

•	Stockholder approval of:

•	an amendment and restatement of our certificate of incorporation to implement an approximate 73.26:1 reverse split of our common stock;

•	the issuance of shares of our common stock and warrants pursuant to the recapitalization plan; and

•	an increase in the number of shares available for issuance under our 1999 Stock Incentive Plan to 10,975,610 shares, after giving effect to the reverse stock split and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

However, even if we do obtain the requisite stockholder approval to consummate the recapitalization plan and all of the other conditions precedent to the exchange offer are satisfied, we may nevertheless file the prepackaged plan of reorganization and pursue the financial restructuring in bankruptcy if we believe it is in the company’s interest to do so, as, for example, if we are unable satisfactorily to renegotiate our excess real property leases. In addition, pursuant to the terms of the lock-up agreement between us and certain of the noteholders, if the recapitalization plan is not consummated by September 30, 2003, the holders of convertible subordinated notes who executed the lock-up agreement will not be obligated to support and participate in the recapitalization plan on the terms set forth in this proxy/prospectus/disclosure statement.

Prepackaged Plan of Reorganization

In the event that the conditions to the recapitalization plan are not satisfied, including, for example, the failure of our stockholders to approve the matters described above we likely would elect to seek as an alternative to the recapitalization plan, the confirmation of the prepackaged plan of reorganization. Moreover, even if the conditions to the recapitalization plan are satisfied, we may seek to implement the financial restructuring through the prepackaged plan of reorganization. For example, we may pursue the prepackaged plan of reorganization if we are unable satisfactorily to restructure our real property operating leases.

THE EXCHANGE OFFER

The Exchange Offer

Concurrent with the proxy solicitation, we are offering to exchange for our outstanding convertible subordinated notes an aggregate of 47.5 million shares of our common stock, par value $0.0001 per share, representing approximately 95% of the shares of our common stock to be issued and outstanding immediately after the recapitalization, assuming the exchange of all outstanding convertible subordinated notes and the effectiveness of the reverse stock split. The exchange offer is being made pursuant to a separate prospectus/disclosure statement which is a part of a separate registration statement on Form S-4 (No. 333-107714).

As discussed in more detail below, the exchange offer is subject to the condition, among others, that at least 98% of the convertible subordinated notes are validly tendered in the exchange offer and not withdrawn. Pursuant to the lock-up agreement, the holders of approximately 67% in aggregate principal amount of the convertible subordinated notes agreed to support and pursue the financial restructuring and to tender their notes in the exchange offer. If 98% of the outstanding convertible subordinated notes are exchanged, we would issue an aggregate of 46,550,000 shares of common stock to the tendering noteholders, representing approximately 94.9% of the common stock to be issued and outstanding immediately after the financial restructuring. If fewer than 100%, but more than 98%, of the outstanding convertible subordinated notes are exchanged, the aggregate number of shares of common stock issuable to the tendering noteholders will be adjusted proportionately. We will issue approximately 101.6 shares of our post-reverse split common stock in exchange for each $1,000 principal amount of convertible subordinated notes and related accrued interest properly tendered and not withdrawn in the exchange offer.

Minimum Tender Condition

The completion of the exchange offer is conditioned upon, among other things, our receipt of valid tenders, which are not withdrawn, of no fewer than 98% of our convertible subordinated notes outstanding immediately before the expiration of the exchange offer. We reserve the right to waive the minimum tender condition, subject to extending the exchange offer as required by law, which, under the terms of the lock-up agreement, we would be able to do only with the prior approval of our board of directors and the required holders of our convertible subordinated notes. See “The Financial Restructuring—Lock-Up Agreement.”

Other Conditions

The completion of the exchange offer is also conditioned, among other things, upon:

•	the approval by our stockholders of the Recapitalization Plan Proposals described in this proxy/prospectus/disclosure statement;

•	receipt of any consents or approvals from governmental and regulatory authorities, if required; and

•	there being no action or proceeding by a court or regulatory authority which enjoins, restricts or prohibits the consummation of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2003, unless extended. In the event we extend the exchange offer, notice will be published by 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the offer.

THE PREPACKAGED PLAN OF REORGANIZATION

We have prepared the prepackaged plan of reorganization as an alternative means to effect the financial restructuring if the conditions to the completion of the recapitalization plan are not satisfied or waived, or in the event that the recapitalization plan cannot otherwise be effected, but we do receive sufficient acceptances to the prepackaged plan of reorganization to seek its confirmation. We are, therefore, soliciting the vote of each stockholder and each holder of above market stock options and warrants (which are classified together in Class 8) in favor of the prepackaged plan of reorganization and have included ballots for this purpose with this proxy/prospectus/disclosure statement. Concurrently with this solicitation, we are also soliciting acceptances of the prepackaged plan of reorganization from other holders of impaired claims that are entitled to vote on the prepackaged plan of reorganization, including principally:

•	holders of our convertible subordinated notes, certain of our real estate landlords and holders of certain uninsured litigation claims (whose claims are classified together in Class 4 under the prepackaged plan of reorganization);

•	Jabil Circuit, Inc., a contract manufacturer of our products; and

•	holders of certain employment-related litigation claims.

Holders of below market stock options and warrants are classified separately as impaired under the prepackaged plan of reorganization. However, because these classes are not eligible to receive distributions under the prepackaged plan of reorganization, they are deemed to reject the plan under Section 1126(g) of the Bankruptcy Code and consequently are not entitled to vote to accept or reject the plan. A description and the treatment of the impaired classes of claims and equity interests is included under the caption “—Summary of Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan of Reorganization” and under the caption “The Prepackaged Plan of Reorganization—Description of Classes of Claims and Equity Interests and their Treatment.” You are strongly urged to read the description of the prepackaged plan of reorganization under the caption entitled “The Prepackaged Plan of Reorganization,” which contains a more complete description of the features of the prepackaged plan of reorganization and the bankruptcy reorganization process. A copy of the prepackaged plan of reorganization is attached as Exhibit D to this proxy/prospectus/disclosure statement. We strongly urge you to read the prepackaged plan of reorganization before you vote to accept or reject it.

Confirmation of the prepackaged plan of reorganization would result in consideration being issued to our noteholders and stockholders similar to that contemplated by the recapitalization plan, including the issuance of common stock in exchange for the convertible subordinated notes and the issuance of warrants exercisable for common stock to existing stockholders. However, the need also to address other similarly situated claim and equity interest holders in any Chapter 11 plan of reorganization means that there will be some reduction in the proportionate equity ownership to be received by the noteholders and our stockholders. In particular, the relative ownership of noteholders and stockholders will be reduced by virtue of the issuance of common stock to other claim holders, which we anticipate will consist principally of landlords under rejected real estate leases and uninsured litigation claim holders. The proportionate ownership of the existing holders of common stock would also be marginally reduced by the issuance of common stock to holders of above market stock options and warrants who we also classified in Class 8 if any of the holders exercise their warrants or stock options pursuant to the terms of the prepackaged plan of reorganization.

Under the prepackaged plan of reorganization, our stockholders and above market stock option and warrant holders that exercised their options or warrants would receive, on a proportionate basis, approximately 2,500,000 shares of our common stock in aggregate. They would also receive warrants that are exercisable for up to 5,401,662 shares of common stock, after giving effect to the reverse stock split, on substantially the same terms as in the recapitalization plan. Assuming a September 30, 2003, filing date for the prepackaged plan of reorganization, at which time there would be $25 of interest accrued with respect to each $1,000 principal amount of convertible subordinated notes, and assuming no Class 4 claims other than the notes, claims of landlords with respect to rejected leases and our estimate of uninsured litigation claims included in Class 4, after giving effect to the prepackaged plan of reorganization:

•	the existing stockholders and above market stock option and warrant holders who exercise their warrants or stock options collectively would own approximately 2.5 million shares of common stock, or approximately 4.9% of the shares to be issued and outstanding;

•	the Class 4 claimholders, which include the holders of our convertible subordinated notes, some of our landlords and holders of uninsured litigation claims, would own approximately 48.9 million shares of our common stock or approximately 95.1% of the shares to be issued and outstanding.

Upon effectiveness of the prepackaged plan of reorganization, all of the outstanding below market stock options and warrants would be cancelled. Holders of above market stock options and warrants would have the right to exercise their stock options and warrants at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Holders who exercise any of those warrants or stock options on or before the 10th day after the effective date would receive, along with the common stockholders, their proportionate share of the approximately 2.5 million newly issued shares of common stock, and of the new warrants exercisable for an aggregate of approximately 5.4 million shares of our common stock. Any above market warrants or stock options that are not exercised prior to that time will be cancelled. See “The Prepackaged Plan of Reorganization—Description of Classes of Claims and Equity Interests and their Treatment” and “—Means for Implementing the Prepackaged Plan of Reorganization—Issuance of Common Stock and Warrants.”

Our financial condition following a financial restructuring pursuant to the prepackaged plan of reorganization may differ from that under the recapitalization plan. For example, the prepackaged plan of reorganization would entail additional expenses for professional and administrative expenses, settlement of all outstanding claims in Class 4 by issuance of common stock, adjustments relating to the impairment of some of our real property lease obligations and the repayment of certain secured obligations. See “Unaudited Pro Forma Summary Selected Consolidated Financial Data”, “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Capitalization,” and “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization.”

Summary of Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan of Reorganization

This table presents a summary of the classification and treatment of claims and equity interests under the prepackaged plan of reorganization. PLEASE SEE “THE PREPACKAGED PLAN OF REORGANIZATION—DESCRIPTION OF CLASSES OF CLAIMS AND EQUITY INTERESTS AND THEIR TREATMENT” FOR A MORE COMPLETE DESCRIPTION OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS. You are urged to read the prepackaged plan of reorganization attached to this proxy/prospectus/disclosure statement as Exhibit D for a complete description of the classification and treatment of claims and equity interests.

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment
Unclassified	Administrative Claims—consisting of the costs and expenses of the administration of our reorganization case.	N/A	No	$3,500,000	Paid in full in cash.

Unclassified	Priority Tax Claims	N/A	No	$2,300,000	Paid in full in cash.

1	Other Priority Claims—consisting primarily of employee wages, commissions, vacation pay and similar employee related claims.	Unimpaired	No	$2,200,000	Paid in full in cash.

2	Secured Reimbursement Claims—consisting of reimbursement claims for letters of credit.	Unimpaired	No	$1,733,000 (2)	Paid in full in cash.

3	Other Secured Claims—consisting of capital and finance lease obligations.	Unimpaired	No	$400,000	Will be reinstated or paid in full in cash.

4	Unassumed Unsecured Claims	Impaired	Yes	$493,537,500 (3)

Exchanged for newly issued common stock equal to approximately 95% of the issued and outstanding common stock as of the effective date of the prepackaged plan of reorganization; provided that, at our option, and if conducive to a settlement of any litigation claims, we reserve the right to elect to pay Class 4.4 claims in cash up to the same relative percentage recovery.

The various Class 4 sub-classes are treated as a single class for purposes of voting on, and distributions pursuant to, the prepackaged plan of reorganization.

	Class 4.1—Subordinated Note Claims—consisting of claims directly or indirectly arising from or under, or relating in any way to, the notes or the indenture.			$479,187,500
	Class 4.2—Lease Claims—consisting of claims of (i) any landlord, lessor, licensor, mortgagee or other person with an interest (direct or indirect) in any real estate leased, licensed, rented or otherwise occupied by us, or (ii) any lessee, renter, licensee or other person occupying real estate leased licensed, rented or otherwise contracted for from us, directly or indirectly.			$13,600,000

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment

Class 4.3—Miscellaneous Impaired Claims—consisting of a general category of claims not otherwise classified elsewhere, including, for example, claims arising from the rejection of executory contracts and other claims that do not justify any special treatment in order to preserve our ability to maintain and conduct our business in the ordinary course.

				$
	Class 4.4—Uninsured Litigation Claims—consisting of claims in respect of disputes, litigation and other adjudicative proceedings (other than securities litigation and employment related litigation claims), but excluding such claims to the extent covered by insurance.			$750,000

5	Jabil Claims—consisting of the claims of Jabil Circuit, Inc., our contract manufacturer.	Impaired	Yes	$23,000,000(4)	We are in discussions with Jabil to document fully the terms of our commercial arrangements and propose to assume any such agreements. In the event that we are unable to complete mutually acceptable documentation by the confirmation date, we will, to the extent assumable, assume our current agreements and treat any non-assumable claims as critical vendor relationship claims.

6	Assumed Unsecured Claims	Unimpaired	No	$6,000,000	Class 6.1 obligations will be assumed and either paid in full in cash at the effective date of the prepackaged plan of reorganization or paid in cash as they become due.
	Class 6.1—Critical Vendor Relationship Claims—consisting of the (i) claims of critical vendors; and (ii) claims with respect to executory contracts which we intend to assume.			$6,000,000

	Class 6.2—Insured Litigation Claims.			—(5)	Class 6.2 claims will be paid out of and to the extent of insurance proceeds.

7	Preferred Stock Interests—consisting of our preferred stockholdings, if any.	Unimpaired	No	—	We do not expect any shares of preferred stock will be outstanding on or prior to the confirmation of the prepackaged plan of reorganization.

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment
8

Common Stock Related

Interests Class 8.1—Old Redback Common Stock Interests—consisting of all interests represented by our common stock.

Class 8.2—Above Market Warrant Interests—consisting of interests represented by existing common stock warrants with an exercise price less than or equal to the market price of our common stock as of the voting record date for the prepackaged plan of reorganization.

Class 8.3—Above Market Options Interests—consisting of interests in respect of existing stock options where the exercise price is less than or equal to the market price of our common stock as of the voting record date for the prepackaged plan of reorganization.

		Impaired	Yes	—

Above market stock options and warrants will be cancelled if not exercised on or before the 10th day following the effective date of the prepackaged plan of reorganization. After the expiration of that exercise period, all then-existing common stock will be cancelled and approximately 2.5 million new shares of common stock will be issued to the participants in Class 8 on a proportionate basis. Class 8 participants will additionally share proportionately in two sets of warrants for common stock for an aggregate of approximately 5.4 million shares of common stock.

The subclasses will be treated as one class for the purposes of voting and distributions. (6)

9	Below Market Warrant Interests—consisting of common stock warrants whose exercise price is greater than the market price of our common stock as of the voting record date for the prepackaged plan of reorganization.	Impaired	No	—	Not entitled to receive any distribution and will be cancelled on the effective date of the prepackaged plan of reorganization.

10	Below Market Option Interests—consisting of common stock options whose exercise price is greater than the market price of our common stock as of the voting record date for the prepackaged plan of reorganization.	Impaired	No	—	Not entitled to receive any distribution and will be cancelled on the effective date of the prepackaged plan of reorganization.

11	Securities Litigation Claims—consisting of claims arising out of certain securities litigation and other adjudicative proceedings.	Unimpaired	No	—(7)	Will be paid out of, and to the extent of, the proceeds of any applicable valid insurance policy (as such proceeds are reduced by any deductibles or other contributions payable by us under such policy).(7)

12	Employment Related Litigation Claims—consisting of claims arising out of disputes, litigation and other adjudicative proceedings relating to the employment or retention of persons who, as of the date we commence our reorganization case, are former employees or independent contractors.	Impaired	Yes	—(8)	To the extent covered by insurance, such claims will be paid from applicable insurance proceeds. To the extent such claims are uninsured or there are insufficient insurance proceeds, such claims will be paid in cash at the same relative percentage rate of recovery as the Class 4 claims.

(1)	The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.
(2)	The amounts reflect outstanding secured reimbursement obligations in respect of letters of credit issued in support of real estate leases. It is anticipated that such letters of credit will be drawn upon during the reorganization case, triggering an immediate reimbursement obligation.
(3)	The amount reflected includes approximately $479.2 million of Class 4.1 subordinated note claims, approximately $13.6 million of Class 4.2 lease claims and approximately $750,000 of Class 4.4 uninsured litigation claims. As of the date of this proxy/prospectus/disclosure statement, we are not aware of any material amounts for Class 4.3 claims. Amounts in respect of landlord claims are stated net of anticipated recoveries from letters of credit, security deposits and other credit enhancements.
(4)	The Jabil Claims are included without reduction for recoveries on letters of credit since it is currently anticipated that, as a result of the ongoing discussions with Jabil, such letters of credit will not be drawn upon. If Jabil were to draw upon the letter of credit, the proceeds of the letter of credit would reduce the amount of the Jabil estimated allowed amounts referenced above, but there would be an equivalent increase in our secured reimbursement claims under Class 2. Since the potential Class 2 claims are fully cash collateralized this would not result in an additional expense for us.
(5)	Because we believe that Class 6.2 litigation claims are covered by insurance it is not expected that such litigation claims will result in any significant out-of-pocket cost to us.
(6)	To the extent that any Securities Litigation Claims in Class 11 exceed the available insurance proceeds, such claims shall be treated in parity with the Class 8 Interests for the purpose of any distributions and share proportionately in distributions made to that class, except that we reserve the right at our option to elect to settle and pay such claims in cash an amount up to the same relative percentage recovery on such claims as the percentage recovery received by Class 8.
(7)	We expect that our insurance coverage will fully cover known Securities Litigation Claims, and consequently any claims would be unlikely to result in uninsured claims that might result in significant out-of-pocket costs to us.
(8)	We believe that we have meritorious defenses to all uninsured claims known to us.

Voting on the Prepackaged Plan of Reorganization

Under the prepackaged plan of reorganization, we have grouped together claims and equity interests with substantially similar characteristics. Under the Bankruptcy Code, the separate classes of claims and equity interests must be designated either as impaired or unimpaired. A class of claims or equity interests will be impaired under a plan of reorganization unless the legal, equitable, and contractual rights of such claims or equity interests are unaffected by the plan of reorganization. Unimpaired classes are deemed to have accepted the prepackaged plan of reorganization under the Bankruptcy Code, so that votes need not be solicited from these classes. In addition, impaired classes that are not eligible to receive distributions under the prepackaged plan of reorganization are deemed to reject the plan under Section 1126(g) of the Bankruptcy Code and consequently are not entitled to vote to accept or reject the plan.

The following classes of claims and equity interests are impaired under the prepackaged plan of reorganization and entitled to vote to accept or reject the prepackaged plan of reorganization:

•	Class 4—Unassumed Unsecured Claims, consisting of four sub-classes:

•	Class 4.1—Subordinated Note Claims;

•	Class 4.2—Lease Claims;

•	Class 4.3—Miscellaneous Impaired Claims; and

•	Class 4.4—Uninsured Litigation Claims;

•	Class 5—Jabil Claims;

•	Class 8—Common Stock-Related Interests, consisting of three sub-classes:

•	Class 8.1—Common Stock Interests;

•	Class 8.2—Above Market Warrants; and

•	Class 8.3—Above Market Stock Options;

•	Class 12—Employment Related Litigation Claims.

Pursuant to the lock-up agreement, holders of over two-thirds of the convertible subordinated notes agreed with us that they, subject to certain conditions, would accept the prepackaged plan of reorganization. We anticipate that the convertible subordinated notes held by these noteholders will constitute approximately 65.5% of the claims represented by all Class 4 claims known to us as of the date of this proxy/prospectus/disclosure statement, which, we believe, makes it highly likely we will receive the acceptance of the prepackaged plan of reorganization by Class 4. So long as at least the Class 4 claim holders approve the prepackaged plan of reorganization, we would, if necessary, pursue confirmation of the prepackaged plan of reorganization. Use of the “cram down” provisions will be required because the below market stock options and warrants will not receive any distributions and consequently are deemed to reject the prepackaged plan of reorganization. In the event that we are able, on the basis of acceptance by Class 4 claims, to “cram down” our below market warrants and stock options, we will likely also be able to cram down our other equity interests, including Class 8, which includes our common stock interests. Once confirmed, including pursuant to the cram down provisions, the prepackaged plan of reorganization will be binding on all claim holders and equity interest holders, whether or not they or their class voted to accept the prepackaged plan of reorganization. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.”

Voting Record Date

The voting record date for determining the holders of claims or equity interests for purposes of voting on the prepackaged plan of reorganization is 5:00 p.m. New York City time on             , 2003.

Solicitation Expiration Date

The ballots must be received by the ballot agent by 5:00 p.m., New York City time, on              , 2003, unless the prepackaged plan of reorganization solicitation period is extended, in which case ballots must be received by the ballot agent by the last date and time to which the prepackaged plan of reorganization solicitation period is extended. We will notify the ballot agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date.

Ballot Agent and Information Agent

The Altman Group is the ballot agent and the information agent in connection with the solicitation of acceptances to the prepackaged plan of reorganization. Its address and telephone number are set forth on the back cover of this proxy/prospectus/disclosure statement. Questions and requests for assistance or for additional copies of this proxy/prospectus/disclosure statement, the proxies, the ballots or any other required documents may be directed to the information agent.

DESCRIPTION OF OUR COMMON STOCK

Authorized and Outstanding Amounts

As of August 19, 2003, there were authorized 750,000,000 shares of common stock, and there were 182,989,179 shares of common stock issued and outstanding (or 213,137,085 shares on a fully diluted basis, assuming exercise of all options and warrants issued and outstanding as of that date but without giving effect to conversion of the convertible subordinated notes outstanding as of that date). As part of the financial restructuring, we are proposing an approximate 73.26:1 reverse split of our common stock. After giving effect to the reverse stock split, as of August 19, 2003, there would have been issued and outstanding approximately 2.5 million shares of common stock (or approximately 2.9 million shares on a fully diluted basis, assuming exercise of all options and warrants issued and outstanding as of that date but without giving effect to conversion of the convertible subordinated notes outstanding as of that date).

Dividends

We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Even if we were able to afford to pay dividends on our common stock, under Delaware law we could not pay dividends if, after giving effect to the dividends, the dividends would exceed our surplus or, if there were no surplus, the net profits for the fiscal year in which the dividend is paid and/or the preceding fiscal year.

Voting Rights

The holders of our common stock will be entitled to one vote per share on all matters to which stockholders would be entitled to vote pursuant to the Delaware General Corporation Law.

Warrants

As of August 19, 2003, warrants to purchase approximately 136,140 shares of our common stock were outstanding. If the recapitalization plan is completed, those warrants will be exercisable for approximately 1,900 shares of our common stock, after giving effect to the reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding warrants that constitute below market warrants will be cancelled. Holders of above market warrants will have the right to exercise their warrants at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market warrants that are not exercised during that period will be cancelled.

In connection with the recapitalization plan, we will issue warrants that are exercisable for approximately 5.4 million shares of common stock to our common stockholders of record as of            , 2003. The number of shares of common stock subject to the warrants to be received by each common stockholder will be determined on a proportionate basis, reflecting that stockholder’s ownership of our common stock on the record date. Warrants exercisable for an aggregate of approximately 2.6 million shares will have an exercise price of $5.00 per share and warrants exercisable for an aggregate of approximately 2.8 million shares will have an exercise price of $9.50 per share. The exercise price may be paid in cash or in shares of common stock on a net basis. The warrants will be exercisable for seven years from issuance.

Under the terms of our currently outstanding warrants, the holders of those warrants are also entitled, upon exercise following implementation of the recapitalization plan, to receive their proportionate share of new warrants along with our stockholders. Accordingly, we will reserve approximately 4,000 of the approximately 5.4 million shares issuable upon exercise of the new warrants, along with the appropriate number of new warrants, for issuance to those current warrant holders in the event they exercise those current warrants following implementation of the recapitalization plan.

If the financial restructuring is effected through the prepackaged plan of reorganization, the new warrants will be issued to the common stockholders and other Class 8 interest holders, if any, on a proportionate basis. Holders of above market warrants will be entitled to receive their pro rata portion of these warrants only if, and to the extent that, they exercise warrants on or before the 10th day following the effectiveness of the prepackaged plan of reorganization.

Stock Options and Equity Incentive Plans

As of August 19, 2003 we had options to purchase approximately 30.0 million shares of our common stock outstanding. If the recapitalization plan is effected, these options would remain outstanding and would be exercisable for approximately 409,700 shares of our common stock, after giving effect to the reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding options that constitute below market stock options would be cancelled. Holders of above market stock options would have the right to exercise their options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Upon exercise, these holders would be entitled to receive their proportionate share of the 2.5 million new shares of common stock and the new warrants to be issued to Class 8 equity interest holders in the prepackaged plan of reorganization. Any above market stock options that are not exercised during that period would be cancelled.

In connection with the recapitalization plan, we are seeking stockholder approval of an increase in the number of shares of common stock reserved for issuance under our 1999 Stock Incentive Plan to approximately 11.0 million shares, assuming the effectiveness of the reverse stock split and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The prepackaged plan of reorganization provides for a similar increase in the number of shares of common stock reserved for issuance under our 1999 Stock Incentive Plan. The issuance of options following the financial restructuring would be at the discretion of our post-financial restructuring board of directors.

Concurrently, we are seeking stockholder approval of an increase in the number of shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan to 1.5 million shares, after giving effect to the recapitalization plan, including the reverse stock split. The prepackaged plan of reorganization provides for a similar increase in the number of shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan.

In connection with the financial restructuring, whether effected through the recapitalization plan or the prepackaged plan of reorganization, we intend to eliminate the “evergreen” feature of each of our equity incentive plans, which provides for automatic increases to the number of shares reserved or available for issuance, as applicable, on an annual basis under the plans. In addition, each of our existing equity plans will be adjusted as a result of the reverse stock split, in accordance with the terms of the particular plan.

As there will be no existing stock options remaining outstanding following implementation of the prepackaged plan of reorganization, we do not intend to assume or continue with our equity incentive plans other than those which we intend to use after we exit our reorganization case. The equity incentive plans that we will assume and continue are our 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Directors’ Option Plan, and these plans will be adjusted in a manner similar to that under the recapitalization plan. All other equity incentive plans will be deemed cancelled as of the effective date.

Trading Market

Our common stock is quoted on The Nasdaq National Market under the symbol “RBAK.” On August 21, 2003, the closing sale price of our common stock was $0.28 per share.

In October 2002, we received notification from The Nasdaq Stock Market that we were out of compliance with the minimum bid price requirement of $1.00 per share and that we had 90 calendar days, or until January 13, 2003, to regain compliance. We were unable to regain compliance by that date. A hearing before the Nasdaq listing qualifications panel to appeal the decision to delist our common stock was held on February 20, 2003. On March 14, 2003, the SEC approved certain changes to Nasdaq’s bid price rules, which effectively gave us an additional 90 calendar days until April 14, 2003, to regain compliance with the minimum bid price requirement of $1.00 per share. On March 25, 2003, we received notification from Nasdaq that we were granted a 90 day extension to allow for additional developments in the rulemaking process. On June 23, 2003, Nasdaq granted us an additional 60 day extension. Accordingly, we have until August 23, 2003 to regain compliance with Nasdaq listing requirements. If the rulemaking process is not complete and we continue to be out of compliance with this requirement, we intend to seek further extensions, pending effectiveness of the financial restructuring, but no assurance can be given that such extensions can or would be granted. See “Risk Factors—Risks Related to our Common Stock.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

(in thousands, except per share data)

The following selected consolidated historical financial data should be read in conjunction with our consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement and in our annual reports, our quarterly reports and other financial information included in our filings with the SEC. See “Where You May Find Additional Available Information About Us.” The selected consolidated historical financial data shown below as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our respective audited consolidated financial statements. The selected consolidated historical financial data shown below as of June 30, 2003 and for the three months ended June 30, 2003 and 2002 are derived from our unaudited condensed consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of our consolidated financial position and results of operations for these interim periods. The selected consolidated historical financial data includes certain reclassifications to conform to our current presentation. Our consolidated financial statements included in this proxy/prospectus/disclosure statement have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The report of PricewaterhouseCoopers LLP, our independent accountants, on our financial statements as of and for the year ended December 31, 2002 includes an explanatory paragraph which states that there is substantial doubt about our ability to continue as a going concern.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Statement of Operations Data:
Product revenue	$38,745	$62,259	$91,410	$204,472	$267,440	$62,842	$9,161
Related party product revenue	2,685	6,563	12,190	—	—	—	—
Service revenue	10,294	11,817	22,029	23,061	10,570	1,432	45

Total revenue	51,724	80,639	125,629	227,533	278,010	64,274	9,206
Product cost of revenue	24,470	63,995	104,756	257,530	100,559	17,958	3,173
Service cost of revenue	6,395	9,182	16,542	22,279	10,157	707	430

Total cost of revenue	30,865	73,177	121,298	279,809	110,716	18,665	3,603

Gross profit (loss)	20,859	7,462	4,331	(52,276)	167,294	45,609	5,603

Operating expenses:
Research and development(1)	35,380	47,354	85,982	107,599	86,727	21,125	5,727
Selling, general and administrative(1)	27,680	42,123	72,220	110,760	82,314	30,208	8,875
Impairment of goodwill	—	—	—	2,689,857	—	—	—
Restructuring charges	23,494	1,612	3,621	104,551	—	—	—
Amortization of intangible assets	133	1,035	1,103	994,195	945,475	—	—
In-process research and development	—	—	—	—	40,400	—	—
Stock-based compensation	650	5,767	8,269	54,891	24,277	4,033	880

Total operating expenses	87,337	97,891	171,195	4,061,853	1,179,193	55,366	15,482

Loss from operations	(66,478)	(90,429)	(166,864)	(4,114,129)	(1,011,899)	(9,757)	(9,879)
Other income (expense), net	(9,416)	(9,377)	(20,060)	(3,845)	4,354	1,838	3

Net loss	$(75,895)	$(99,806)	$(186,924)	$(4,117,974)	$(1,007,545)	$(7,919)	$(9,876)

Net loss per basic and diluted share	$(0.42)	$(0.64)	$(1.13)	$(28.78)	$(8.68)	$(0.15)	$(0.89)

Shares used in computing net loss per share	180,243	157,120	165,854	143,068	116,019	53,388	11,076

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges:
Ratio of earnings to fixed charges(2)	—	—	—	—	—	—	—
Amount of deficiency	$(75,895)	$(99,806)	$(186,924)	$(4,117,974)	$(1,007,545)	$(7,919)	$(9,876)
(1) Amounts exclude stock-based compensation as follows:

Research and development	$368	$3,200	$4,632	$35,289	$20,150	$1,492	$326
Selling, general and administrative	282	2,567	3,637	19,602	4,127	2,541	554

Total	$650	$5,767	$8,269	$54,891	$24,277	$4,033	$880

(2)	The pre-tax losses from continuing operations for the three months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 were not sufficient to cover fixed charges by a total of approximately $75.9 million, $99.8 million, $186.9 million, $4.1 billion, $1.0 billion, $7.9 million and $9.9 million, respectively. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods. For this purpose, we are using the term “earnings” to mean the sum of our pretax loss from continuing operations, fixed charges and amortization of capitalized interest. We are using the term “fixed charges” to mean the sum of our interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.

	June 30, 2003	December 31,
		2002	2001	2000	1999	1998
Balance Sheet Data:
Cash, cash equivalents and short-term investments, including restricted cash and investments	$67,417	$116,046	$178,820	$433,669	$56,960	$8,189
Working capital (deficit)	(2,614)	38,839	133,456	454,687	49,798	4,461
Total assets	591,675	660,744	866,347	4,770,524	94,830	14,682
Long-term obligations, less current portion	486,067	488,747	479,338	505,057	1,012	1,275
Accumulated deficit	(5,410,686)	(5,334,791)	(5,147,867)	(1,029,893)	(22,348)	(14,429)
Total stockholder equity (deficit)	(61,194)	13,463	137,537	4,149,147	65,893	6,254

UNAUDITED PRO FORMA SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)

The following unaudited pro forma summary selected consolidated financial data for the year ended December 31, 2002, and as of and for the six months ended June 30, 2003 has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The historical consolidated financial data includes certain reclassifications to conform to our current presentation. The unaudited pro forma summary selected consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the financial restructuring occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The unaudited pro forma summary selected consolidated balance sheet data as of June 30, 2003 gives effect to the recapitalization plan as if it had occurred on June 30, 2003. The unaudited pro forma summary selected consolidated statements of operations data for the year ended December 31, 2002, and the six months ended June 30, 2003, give effect to the recapitalization plan as if it had occurred on January 1, 2002. Except as indicated, the unaudited pro forma summary selected consolidated financial data assumes that 98% of the convertible subordinated notes are exchanged for common stock and the effectiveness of the approximate 73.2572444:1 reverse stock split.

The unaudited pro forma summary selected consolidated financial data is based on assumptions that we believe are reasonable and should be read in conjunction with “Selected Consolidated Historical Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement. Our consolidated financial statements included in this proxy/prospectus/disclosure statement have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The report of PricewaterhouseCoopers LLP, our independent accountants, on our financial statements as of and for the year ended December 31, 2002 includes an explanatory paragraph which states that there is substantial doubt about our ability to continue as a going concern.

	Pro Forma
	Six Months Ended June 30, 2003	Year Ended December 31, 2002
	(unaudited)
Statement of Operations Data:
Product revenue	$38,745	$91,410
Related party product revenue	2,685	12,190
Service revenue	10,294	22,029

Total revenue	51,724	125,629

Product cost of revenue	24,470	104,756
Service cost of revenue	6,395	16,542

Total cost of revenue	30,865	121,298

Gross profit	20,859	4,331
Operating expenses:
Research and development	35,380	85,982
Selling, general and administrative	27,680	72,220
Restructuring charges	23,494	3,621
Amortization of intangible assets	133	1,103
Stock compensation expense	650	8,269

Total operating expenses	87,337	171,195

	Pro Forma
	Six Months Ended June 30, 2003	Year Ended December 31, 2002
	(unaudited)
Loss from operations	$(66,478)	$(166,864)
Interest and other income	926	2,348

Net loss	$(65,826)	$(163,677)

Net loss per share—basic and diluted	$(1.34)	$(3.35)
Shares used in computing basic and diluted net loss per share	49,010	48,814

Pro Forma as of June 30, 2003
(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments, including restricted cash and investments	$67,417
Working capital deficit	(4,887)
Total assets	159,832
Long-term obligations, less current portion	9,917
Accumulated deficit	(6,000,425)
Total stockholders’ equity	(19,160)

The unaudited pro forma summary of consolidated financial data presented above would, assuming 100% of the convertible subordinated notes are exchanged for common stock, show a basic and diluted net loss per share of $(1.31) for the six months ended June 30, 2003 and $(3.28) for the year ended December 31, 2002. Assuming 100% of the convertible subordinated notes are exchanged, long-term obligations, less current portion would be $200,000 and stockholders’ equity would be $(9.5) million as of June 30, 2003.

The information provided above, under the caption “Unaudited Pro Forma Summary Selected Consolidated Financial Data,” is presented assuming consummation of the financial restructuring through the recapitalization plan. The financial restructuring may, however, be accomplished by means of the prepackaged plan of reorganization. To reflect adequately that scenario, we would need to revise the information presented above to include additional expenses of approximately $75.3 million in additional professional and administrative expenses, settlement of all outstanding claims in Class 4 by issuance of common stock and reductions relating to reversal of deferred rent of $1.2 million, lease deposits of $8.4 million and related restructuring reserve of $75.3 million due to the treatment of landlord claims and the repayment of the outstanding obligations to Silicon Valley Bank of $13.0 million pursuant to the prepackaged plan of reorganization.

In addition, in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” if we effect the financial restructuring by means of the prepackaged plan of reorganization, we would be required to recast our balance sheet using current fair market values under “fresh-start” accounting if certain criteria are met. Based on that requirement, and assuming we emerged from bankruptcy on June 30, 2003, we have determined our balance sheet under a prepackaged plan of reorganization would likely include the following (in thousands):

Current assets	$80,990
Property and equipment	40,659
Reorganization value in excess of amounts allocable to identifiable assets	19,379
Intangible assets	76,900
Other assets	440

Total assets	$218,368

Current and other liabilities	$68,368
Stockholders’ equity	150,000

Total liabilities and stockholders’ equity	$218,368

The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. Due to the fact that the reorganization has not yet been completed and the actual equity value has not yet been determined, for the purpose of the unaudited pro forma financial information included herein, the equity value has been estimated at $150.0 million based upon currently available information and our estimates. Should the actual equity value change, the unaudited pro forma adjustments could be materially different. These adjustments could include the induced conversion charge, the valuation of warrants issuable to the existing stockholders, the impairment of goodwill under the recapitalization plan and the amortization of identifiable intangible assets under the prepackaged plan of reorganization.

RISK FACTORS

You should carefully consider the following risk factors before you decide to vote (1) in favor of or against the recapitalization plan, and (2) to accept or to reject the prepackaged plan of reorganization.

RISKS RELATED TO THE FINANCIAL RESTRUCTURING

Consummation of the financial restructuring will result in significant dilution of our common stockholders.

Upon consummation of the financial restructuring, the equity interests of our existing common stockholders, as a percentage of the total number of the outstanding shares of our common stock, will be significantly diluted. Whether the financial restructuring is completed pursuant to the recapitalization plan or the prepackaged plan of reorganization:

•	our noteholders will receive an aggregate of up to approximately 47,500,000 newly issued shares of our common stock, representing up to approximately 95% of our common stock outstanding after giving effect to the financial restructuring, including the reverse stock split and assuming the exchange or other cancellation of 100% of the convertible subordinated notes, but excluding currently outstanding options and warrants, shares available for issuance under our employee benefit plans, and the warrants to be issued to our stockholders of record on , 2003; and

•	the existing holders of our common stock will retain up to approximately 2,500,000 newly issued shares of common stock, representing up to approximately 5% of our common stock outstanding after giving effect to the financial restructuring, excluding currently outstanding options and warrants, shares available for issuance under our employee benefit plans, and the warrants to be issued to our stockholders of record on , 2003, and assuming the exchange of 100% of the convertible subordinated notes.

In the event the financial restructuring is completed pursuant to the recapitalization plan or the prepackaged plan of reorganization, our common stock would be subject to a reverse stock split of approximately 73.26:1. Our stock options and warrants would be adjusted for the split, pursuant to their terms.

The net result of the financial restructuring will be that our existing common stockholders, who currently own all of our issued and outstanding common stock, will have their relative ownership reduced to approximately 5% of the issued and outstanding common stock following the financial restructuring, although the new warrants issuable to our stockholders will provide an opportunity to increase such ownership through the exercise of warrants to purchase an aggregate of up to an additional 5,401,662 shares of common stock. In the case of a financial restructuring under the prepackaged plan of reorganization, the need to address similarly placed claims and interests who also will have their claims or interests exchanged for common stock will further dilute the ownership of our common stockholders, resulting in a somewhat lesser percentage ownership than under the recapitalization plan, though also a greater reduction in claims against and potential equity interests in us. Thus, for example, under the prepackaged plan of reorganization our existing shareholders will have their existing shares of common stock cancelled and exchanged for a proportionate share of approximately 2.5 million shares of newly issued common stock issuable to participants in Class 8 interests including our common stockholders. However, in addition to our common stockholders, holders of above market warrants and above market options who exercise their options and warrants would also participate in Class 8 distributions as, under certain circumstances, may other potential claim holders. Since we cannot know the precise number of above market warrant and above market option holders and other potential claimants who may participate in Class 8 distribution we cannot calculate the precise number of shares of common stock that our existing common stockholders will receive, though we anticipate that the effect of issuances to above market warrant and option holders will be marginal. However, by way of example, assuming all the above market options and above market warrants are fully exercised and there are no other participants in Class 8, each existing issued share of common stock would be exchanged for              of the newly issued common stock.

In addition to other potential participants in Class 8 distributions, under the prepackaged plan of reorganization more of our claim holders will have their claims exchanged for common stock. Thus, for example, we have estimated that in addition to our noteholders, certain of our landlords and holders of unissued litigation claims would receive approximately 1.4 million shares of common stock in exchange for their shares, further diluting the existing common stockholders.

In addition, we may need to issue additional equity securities in the future to fund our business and achieve our projected results, which could lead to further dilution of our stockholders.

If the financial restructuring is not completed, we may not be able to obtain the substantial additional financing we need to continue to operate our business.

As of June 30, 2003, we had cash, cash equivalents and short-term investments of approximately $67.4 million, of which approximately $29.4 million was restricted as collateral for secured loans or letters of credit. We anticipate that our unrestricted liquid assets are likely to be sufficient to cover our estimated funding needs only through the first quarter of 2004, unless the financial restructuring is consummated or we raise additional funds from investors or lenders. We are not aware of credible sources of financing that might reasonably be available to us in the event that the financial restructuring fails.

We have substantial obligations which adversely affect our financial condition. We have significant cash principal and interest payments under our indebtedness coming due in the next several years. Unless the financial restructuring occurs, we will be required to make the following principal and interest payments on our long-term debt: approximately $11.7 million during the last two quarters of 2003; approximately $23.4 million in each of the next three years; and approximately $479.2 million in 2007. In addition, we have substantial future rental payment obligations under our real property operating leases, including approximately $10.2 million during the last two quarters of 2003, $19.2 million in 2004, $16.8 million in 2005, $15.8 million in 2006, $16.0 million in 2007, $16.6 million in 2008 and $34.0 million after 2008. For the year ended December 31, 2002, our fixed charges exceeded our earnings by approximately $186.9 million and for the six-month period ended June 30, 2003, by approximately $75.9 million. As part of the recapitalization plan, we intend to attempt to re-negotiate the economic terms of our real estate operating leases, including terminations of unused facilities. There is no guarantee that these discussions will be successful or that the terms of any restructured leases will be materially more favorable to us than the current terms. If we are unable, through negotiation, to alter the terms of our real estate operating leases to reflect terms that would be similar in outcome to that contemplated by the prepackaged plan of reorganization, we may choose to file the prepackaged plan of reorganization even if the recapitalization plan proves otherwise viable. Under the prepackaged plan of reorganization we would intend, if necessary, to take advantage of provisions of the Bankruptcy Code permitting us to reject certain of our leases and to limit our liability under the rejected leases. Claims of the landlords would be treated as Class 4 claims along with those of the other Class 4 claim holders, which we anticipate to be principally the noteholders and holders of uninsured litigation claims, which provides for these landlords to receive shares of common stock, instead of cash, for their claims.

If we are not able to complete the financial restructuring through either the recapitalization plan or the prepackaged plan of reorganization, we may be forced to seek protection under Chapter 11 of the Bankruptcy Code and to try to reorganize on terms other than the prepackaged plan of reorganization. Any such bankruptcy proceeding, however, is likely to be a longer proceeding, more expensive and more disruptive to our business than the bankruptcy proceeding contemplated by the prepackaged plan of reorganization and may result in material harm to our financial condition and results of operations. Moreover, any alternative bankruptcy proceeding may not be on terms as favorable to the noteholders, stockholders and other equity interest holders as the terms of the financial restructuring proposed in this proxy/prospectus/disclosure statement.

We may be unable to obtain additional funding during the course of the financial restructuring.

Even if we complete the financial restructuring, our expenses may continue to exceed our revenues, which may require us to seek additional capital. Therefore, in order to increase our available unrestricted cash following the financial restructuring, we are exploring the possibility of obtaining additional financing that would be contingent upon consummation of the financial restructuring.

As of the date of this proxy/prospectus/disclosure statement, we are negotiating with two commercial lenders the terms of two separate proposals for commitments for receivable, asset and inventory based borrowing facilities. One proposal would allow us to borrow up to $30 million based upon receivables, assets and inventory, and use up to $15 million of the $30 million to secure letters of credit that require cash collateral, depending upon our meeting our projected levels of operating results. The other proposal is a receivable-based facility that would allow us to borrow up to $10 million. Each of the proposals would likely include significant restrictive financial covenants, among other terms and conditions. We intend to continue to negotiate the terms of both proposals, but to enter into only one commitment with one of those commercial lenders. Under the terms of the lock-up agreement, we must obtain the consent of those holders required under the lock-up agreement before we can incur indebtedness for borrowed money. We cannot assure you that we will be able to obtain the necessary noteholders’ consent to incur such indebtedness, or that we will be able to obtain financing pursuant to either of these financing proposals or any other financing proposal on favorable terms or at all. If we are unable to secure this or other funding prior to seeking confirmation of the prepackaged plan of reorganization, the bankruptcy court may determine that the prepackaged plan of reorganization is not feasible, which is a prerequisite to obtaining court approval of the prepackaged plan of reorganization.

An alternative to the financial restructuring proposals presented in this proxy/prospectus/disclosure statement may not be available to us and, even if available and completed, may be less attractive than the financial restructuring we are proposing.

We believe that the completion of the financial restructuring is critical to our continuing viability. If the financial restructuring is not completed either through the recapitalization plan or the prepackaged plan of reorganization, we may be forced to seek an alternative restructuring of our capitalization and our obligations to our creditors and equity holders and obtain their consent to any such financial restructuring plan with or without a pre-approved plan of reorganization or otherwise. An alternative financial restructuring arrangement or plan may not be available, or if available, may not result in a successful reorganization or be on terms as favorable to our creditors and equity holders as the terms of the financial restructuring proposed in this proxy/prospectus/disclosure statement. In addition, there is a risk that distributions to our creditors and equity holders under a liquidation or under a protracted and non-orderly reorganization would be substantially delayed and diminished. In particular, in any such alternative plan of reorganization, our equity interest holders may not be entitled to receive any distributions.

We may need to amend the terms of the lock-up agreement to ensure the noteholders’ support of the financial restructuring.

Under the terms of the lock-up agreement, we have agreed that we will not effect a financial restructuring unless it is in accordance with the terms of the lock-up agreement and the related restructuring term sheet, copies of which are attached to this proxy/prospectus/disclosure statement as Exhibit A. A material alteration of those terms could cause the lock-up agreement to terminate. Some terms of our proposed prepackaged plan of reorganization, however, were not specifically addressed in the lock-up agreement or term sheet, such as the payment to landlords, holders of uninsured litigation claims and holders of other impaired claims, if any, of shares of our common stock in satisfaction of their claims under the prepackaged plan of reorganization, which will result in a proportionate decrease in the equity ownership percentage of the noteholders and stockholders following the financial restructuring. As a result, some or all of the noteholders could attempt to take the position that they are not bound by the lock-up agreement and term sheet. To avoid this outcome, we may choose to seek an amendment to, or waiver of, the lock-up agreement and term sheet, which the noteholders may not agree to or, if accomplished, may be on terms less favorable to us or our stakeholders than those of the currently proposed financial restructuring. To the extent the terms of the financial restructuring reflected in this proxy/prospectus/disclosure statement are different or more detailed than those contained in the lock-up agreement and related term sheet, we believe these terms are materially consistent with, and, when taken as a whole, are at least as favorable to the noteholders as those reflected in the lock-up agreement and related term sheet. If we are unable to reach agreement on a modified lock-up agreement, and some or all of the noteholders do not support the proposed financial restructuring, we may need to pursue an alternative plan of reorganization, which could be less advantageous than the proposed financial restructuring to our stockholders, other equity interest holders, and noteholders.

If the minimum tender condition or other conditions to the recapitalization plan are not met and we cannot implement the recapitalization plan, there nonetheless may be sufficient votes to accept the prepackaged plan of reorganization.

The consummation of the exchange offer is conditioned upon, among other things, our receipt of valid tenders from not less than 98% in aggregate principal amount of convertible subordinated notes outstanding immediately prior to the expiration of the exchange offer. To obtain approval of the prepackaged plan of reorganization, however, we need to receive from each impaired class of claims the affirmative votes of holders of only two-thirds in dollar amount and one-half in number of the holders of such class who actually cast ballots, and from each impaired class of equity interests entitled to vote on the plan, the affirmative votes of holders of two-thirds in amount of the equity interests of such class who actually cast ballots.

If we are not able to complete the recapitalization plan because the minimum tender condition is not met or waived, the necessary stockholder approval is not obtained or for any other reason, but we receive the required votes from impaired classes of claims or equity interests to accept the prepackaged plan of reorganization, we will likely seek confirmation of the prepackaged plan of reorganization in the bankruptcy court. If the prepackaged plan of reorganization is confirmed by the bankruptcy court, it will bind all holders of our claims and equity interests regardless of whether they voted for, against or did not vote at all on the prepackaged plan of reorganization. Therefore, assuming the prepackaged plan of reorganization satisfies the other requirements of the bankruptcy court, a significantly smaller number of security holders can bind other security holders to the terms of the prepackaged plan of reorganization. Additionally, because claims and equity interests are grouped in classes for the purpose of voting on the prepackaged plan of reorganization, holders of claims and interest may be bound by the decisions of other claim or interest holders in a way that they otherwise would not outside of bankruptcy.

Furthermore, so long as the Class 4 claims, which we anticipate will consist principally of the noteholders and certain of our real property landlords and holders of uninsured litigation claims, accept the prepackaged plan of reorganization, we intend to seek confirmation of the prepackaged plan of reorganization under the “cram down” provisions of the Bankruptcy Code even if our stockholders and holders of above market stock options and warrants vote to reject the prepackaged plan of reorganization. If the prepackaged plan of reorganization is confirmed under the “cram down” provisions of the Bankruptcy Code, all classes of claims and equity interests will be bound by the terms of the prepackaged plan of reorganization even if that class of claims or equity interests voted against acceptance of the prepackaged plan of reorganization. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.”

We will not be able to complete the recapitalization plan if we do not obtain stockholder approval, in which case we would be required to complete the financial restructuring by means of the prepackaged plan of reorganization.

The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the approval of our existing stockholders of an amendment and restatement of our certificate of incorporation to implement the reverse stock split of our common stock, the issuance of our common stock and warrants pursuant to the recapitalization plan and an increase in the number of shares reserved for issuance under our 1999 Stock Incentive Plan and approval of the material terms of the plan in compliance with Section 162(m)

of the Internal Revenue Code of 1986, as amended. Therefore, even if the minimum tender condition and each of the other conditions to the exchange offer are met or waived, the failure to obtain stockholder approval will prevent us from consummating the recapitalization plan. As described below in “Risks Related to the Prepackaged Plan” we need to be able to demonstrate financial credibility to our customers, suppliers and others dealing with us, especially given their unsatisfactory experiences with other similar companies that failed to survive during the current economic down cycle, if we are to be able to achieve our business objectives. Consummation of the recapitalization plan, we believe, would provide much of that needed credibility. If the objectives of the recapitalization plan cannot be achieved, the customers, suppliers and others dealing with us are likely to express continued anxiety about our future as a going concern and reluctance to rely on us.

If we are unsuccessful in implementing the recapitalization plan, we intend to seek confirmation of the prepackaged plan of reorganization. If an out-of-court solution cannot be found, we believe that the prepackaged plan of reorganization is the best means of effecting the goals of the recapitalization plan with quickest possible exit from a bankruptcy proceeding. However, even a short, prepackaged plan approach to bankruptcy can have adverse effects on our business, our creditors and interest holders, and there is no assurance that the prepackaged plan of reorganization will be confirmed or that the bankruptcy proceeding will be short or that objections to the prepackaged plan of reorganization will not diminish the likelihood, or the value to us, of its being confirmed.

We may lose tax attributes and incur income tax liability as a result of the financial restructuring.

Although the financial restructuring will allow us to be discharged from a significant amount of debt, we believe that we will not incur additional federal income tax liability as a result of such discharge, based on the insolvency or bankruptcy provisions of the Internal Revenue Code. We will, however, be required to reduce or utilize certain of our tax attributes, including net operating losses and loss carryforwards, and we may be limited in the use of our remaining tax attributes following the exchange. Since the precise amount of the discharge and of our tax attributes cannot be determined until immediately prior to the debt exchange, if such amounts on the date of the exchange differ significantly from our current estimates, we may be required to recognize taxable income, although we believe that the risk of us incurring any significant federal income tax liability is remote.

In addition, the issuance of common stock in the exchange offer will result in an ownership change of our company for tax purposes. This ownership change will significantly limit or eliminate the use of our remaining tax attributes after the exchange, including, but not limited to, our ability to use net operating loss carryforwards to offset future income.

Since the noteholders will hold a significant equity position following the financial restructuring, regardless of whether the financial restructuring is achieved through our out-of-court recapitalization plan or our in-court prepackaged plan of reorganization, if the noteholders dispose of all or a significant portion of their common stock after the exchange, such a disposition may cause us to undergo a further ownership change for tax purposes, resulting in a further limitation of our ability to use our tax attributes following that ownership change.

For a further description of the United States federal income tax consequences of the exchange offer to us, see “United States Federal Income Tax Considerations.”

RISKS RELATED TO OUR COMMON STOCK

Our common stock may be delisted from The Nasdaq National Market.

In October 2002, we received notification from The Nasdaq Stock Market that we were out of compliance with the minimum bid price requirement of $1.00 per share and that we had 90 calendar days, or until January 13, 2003, to regain compliance. We were unable to regain compliance by that date. A hearing before the Nasdaq listing qualifications panel to appeal the decision to delist our common stock was held on February 20, 2003. On March 11, 2003, the SEC approved certain changes to The Nasdaq Stock Market’s bid price rules, which effectively gave us an additional 90 calendar days until April 14, 2003, to regain compliance for minimum price of $1.00 per share. On March 25, 2003, we received notification from Nasdaq that we were granted a 90 day extension to allow for additional developments in the rulemaking process. On June 23, 2003, Nasdaq granted us an additional 60 day extension. Accordingly, we have until August 23, 2003 to regain compliance with Nasdaq listing requirements.

If we are unable to regain compliance by August 23, 2003 and if the SEC rejects or does not timely approve additional rule changes proposed by Nasdaq which would provide us with an additional grace period for minimum bid compliance, or if Nasdaq does not otherwise grant us another extension, our current plan is to request that we remain listed until our stockholders vote on the reverse stock split that is part of the recapitalization plan. While we believe that consummation of the recapitalization plan, including the proposed reverse stock split, would have the effect of increasing the minimum bid price of our common stock, the minimum bid price may not in fact increase at all or for any meaningful period of time, and we may not be successful in maintaining the listing of our common stock on The Nasdaq National Market.

Alternatively, if our stockholders do not approve certain aspects of the recapitalization plan, including the proposed reverse stock split, we may determine to file our prepackaged plan of reorganization. If we file our prepackaged plan of reorganization or any other plan of reorganization under the Bankruptcy Code, Nasdaq has a unilateral right to suspend or terminate the listing of our common stock. If we determine to file our prepackaged plan of reorganization, we currently intend to request that Nasdaq allow our common stock to remain listed during the pendency of the bankruptcy court’s review and following the confirmation of such plan. While we believe that after the confirmation of the prepackaged plan of reorganization our common stock would satisfy the minimum bid price and other Nasdaq National Market listing requirements and thereby qualify for listing, we cannot guarantee that this will, in fact, be the case, or that Nasdaq will not exercise its discretion to suspend or terminate our listing if we file our prepackaged plan of reorganization.

If our common stock is delisted from The Nasdaq National Market, we will consider applying for transfer to The Nasdaq SmallCap Market, until we could again meet the minimum bid pricing and other requirements of The Nasdaq National Market. If we are unable to meet and maintain the requirements to transfer to The Nasdaq SmallCap Market, we would attempt to have our common stock traded on The Nasdaq over-the-counter Bulletin Board. Delisting could seriously limit the liquidity of our common stock and impair our ability to raise future capital through the sale of our equity or debt, which could have a material adverse effect on our business. Delisting could also reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically, and may have an adverse effect on the trading price of our common stock and the convertible subordinated notes. Delisting could also adversely affect our relationships with our vendors, customers and employees.

We cannot predict the price at which our common stock will trade following the financial restructuring.

We expect to issue up to 47.5 million shares of our common stock to the holders of the convertible subordinated notes in connection with the financial restructuring, after giving effect to the reverse stock split. As of August 19, 2003, there were approximately 183.0 million shares of our common stock issued and outstanding. After giving effect to the recapitalization plan, assuming that all of the convertible subordinated notes are exchanged in the exchange offer and including the reverse stock split, we estimate that there will be approximately 50.0 million shares of our common stock issued and outstanding, which means that our existing common stockholders will hold only approximately 2.5 million shares, which will represent approximately 5% of our common stock to be issued and outstanding immediately following consummation of the recapitalization plan. If the financial restructuring is effected through the prepackaged plan of reorganization, we expect to issue up to approximately 1.4 million additional shares of common stock upon the effectiveness of the prepackaged plan of reorganization, assuming a September 30, 2003 filing date for the prepackaged plan of reorganization and no Class 4 claims other than those of the noteholders and landlords and the holders of uninsured litigation claims, in each case as identified in this proxy/prospectus/disclosure statement.

This issuance of common stock could materially depress the price of our common stock if holders of a large number of shares of common stock attempt to sell all or a substantial portion of their holdings following the financial restructuring. We cannot predict what the demand for our stock will be following the financial restructuring, how many shares of our common stock will be offered for sale or be sold following the financial restructuring, or the price at which our common stock will trade following the financial restructuring. There are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock immediately following the financial restructuring. The issuance of the shares of common stock offered pursuant to this proxy/prospectus/disclosure statement in exchange for the convertible subordinated notes has been registered with the SEC. As a consequence, those shares will, in general, be freely tradeable.

If our common stock is deemed a “penny stock,” its liquidity will be adversely affected.

The market price for our common stock is currently below $1.00 per share. If the market price for our common stock remains under $1.00 per share, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be delivered to each purchaser of a penny stock, disclosing sales commissions and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These additional conditions may cause some brokers to choose not to effect transactions in penny stocks. This could have an adverse effect on the price and liquidity of shares of our common stock.

RISKS RELATED TO OUR BUSINESS

To date, we have incurred significant losses and we have not generated enough cash from operations to finance our business.

To date, we have not been profitable. We incurred net losses of approximately $75.9 million in the six months ended June 30, 2003, $186.9 million during fiscal year 2002, $4.1 billion in 2001 and $1.0 billion in 2000, and we will continue to expend substantial funds in fiscal year 2003. To date, we have funded our operations primarily from private and public sales of debt and equity securities, as well as from bank borrowings. As of June 30, 2003, we had cash, cash equivalents, short-term investments and restricted cash and investments of approximately $67.4 million, of which $29.4 million was restricted as collateral for secured loans or letters of credit, down from $100.9 million as of March 31, 2003. Although we believe that we maintain adequate cash and investment balances to last through the first quarter of 2004, this conclusion is based on our belief that we will realize annual revenue at least consistent with that of 2002, reduce our product costs and be able appropriately to manage our operating expenses. However, revenues for the six months ended June 30, 2003 were $51.7 million, as compared with $80.6 million for the corresponding period in 2002. With respect to expenses, we expect to continue to incur significant product development, sales and marketing, and general and administrative expenses. As a result, we must generate significant revenues to achieve profitability, and we may fail to do so. In addition, a further decline in the telecommunications industry would have a negative effect on our revenue, and consequently, on our cash and cash equivalents.

If revenue is less than we anticipate or if our costs are greater than anticipate, we may need to raise additional funds by alternative financings in order to meet our cash requirements, whether or not we consummate the financial restructuring. There can be no assurance that we will be able to obtain alternative financing, that any such financing would be on acceptable terms, or that we will be permitted to do so under the terms of our existing financing arrangements, or our financing arrangements in effect in the future. In the absence of such financing, our ability to fund our operations, respond to changing business and economic conditions, reduce our outstanding debt and related interest payments, make future acquisitions, react to adverse operating results, fund required capital expenditures or increased working capital requirements will be adversely affected.

Our business and results of operations may be negatively impacted due to our cash needs and debt load.

We have substantial amounts of outstanding indebtedness and commitments, primarily in the form of the convertible subordinated notes, outstanding obligations relating to letters of credit and long-term real estate commitments. The degree to which we are leveraged, coupled with our cash needs, have had and could continue to have a significant negative consequences, including:

•	adversely affecting our ability to obtain financing for working capital, acquisitions or other purposes;

•	requiring a substantial portion of our cash from operations to service our indebtedness and commitments, thereby reducing the amount of our cash available for other purposes, including capital expenditures;

•	making us more vulnerable to industry downturns and competitive pressures; and

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our industry, which may place us at a competitive disadvantage.

Many of our vendors, customers and others upon whom we depend have had unfavorable experiences in their dealings with distressed companies in the current industry downturn, and are worried about our current circumstances. We are seeking to address these concerns by pursuing the recapitalization plan, and, if necessary, pursuing the prepackaged plan of reorganization. However, since there can be no assurance that one or the other of those methods of financial restructurings will be successful, some anxieties may persist and make it difficult for us to retain key employees, obtain quality goods and services on reasonable terms and conditions, and sell our products and services on favorable terms and conditions. Any resulting difficulties with operating performance would likely materially worsen those problems.

Our projections and operating plan are based on assumptions concerning the realization of a certain level of revenues and the control of our costs, and there is no guarantee that those goals are achievable.

Our projections and operating plan are each subject to great uncertainty because we have limited visibility into our business prospects and difficulty predicting the amount and timing of our revenue, and consequently, our revenue projections and operating plan are subject to great uncertainty. For example, in the first two quarters of 2003, we did not achieve our revenue plan, and consequently, our losses were greater than anticipated and our stock price dropped significantly. Specifically, the sales cycle is difficult to predict with respect to our SmartEdge® Router products due to our customers’ and potential customers’ needs fully to evaluate these products and compare them to competitive products. The difficulty in predicting the sales cycle is aggravated by the fact that we have a limited backlog of orders continuing through 2003.

Many of our customers’ sales decisions are not made until the final weeks or days of the calendar quarter, which leads to greater uncertainty for us in predicting the timing and amount of our revenue. Customers often view the purchase of our products as a significant and strategic decision, and this causes purchases of our products to become more susceptible to extensive testing and internal review and approval cycles by our customers, the length and outcome of which is difficult to predict. This is particularly true for larger customers who represent a significant percentage of our sales and for whom our products represent a very small percentage of their overall purchasing activity. These customers are often engaged in multiple simultaneous purchasing decisions, some of which may pertain to more immediate needs and absorb the immediate attention of the customer. Our customers’ current capital constraints also makes it difficult for them to commit in advance to buy our products in any given quarter. If sales from a specific customer for a particular quarter are not realized in that quarter or at all, our operating results could be materially adversely affected.

Our projected results are also based upon assumptions about our overall cost-structure which could prove unreliable. For example, if our current pricing arrangement with our contract manufacturer, which extends to the second quarter of 2004, is not renewed beyond its current term, or is renegotiated on terms less favorable to us, our results of operations and financial condition could be materially harmed.

Our operating results will suffer if we do not successfully commercialize our product lines.

Our product line expanded when we began shipping our SmartEdge Router product in the fourth quarter of 2001. In addition, we have introduced new technologies in 2002 and 2003. In the fourth quarter of 2002 we introduced new technology for the SMS™ 10000, a product known as SMS 10000 SL. In the second quarter of 2003, we introduced the SmartEdge Service Gateway. The growth of our business is highly dependent on customer acceptance of the SmartEdge Router product, the SMS 10000 SL product and SmartEdge Service Gateway. If sales of these products do not meet our 2003 operating plan expectations, our operating results, financial condition or business prospects may be negatively impacted.

There are a limited number of potential customers for our products.

Our customers include both end-user customers and resellers. During the six months ended June 30, 2003, revenue from product purchases by NEC and British Telecom accounted for approximately 14% and 9% of our revenue, respectively. We anticipate that a large portion of our revenues will continue to depend on sales to a limited number of customers, and we do not have contracts or other agreements that guarantee continued sales to these or any other customers.

Our future success depends in large part on sales to companies in the telecommunications sector which has been depressed.

We are highly dependent on sales to companies in the telecommunications sector. Over the last two years, this sector has been depressed. Our future depends on a rebound in the telecommunications sector because our sales depend on the increased use and widespread adoption of broadband access services, increased capital expenditures by the telecommunications carriers (which often occurs on a sporadic and unpredictable basis), and the ability of our customers to market and sell broadband access services. If the telecommunications industry does not recover or broadband deployments do not increase steadily, our customers may continue to encounter a shortage of capital, forego sustained or increased level of capital investments, and reevaluate their need for our products. Recovery of the telecommunications sector is beyond our control, and if it fails to recover in the near future, our revenues may be less than we currently anticipate, and our business will suffer.

We face risks due to our reliance on sales in international markets.

We have become increasingly reliant on sales to international customers during the last two years. During the six months ended June 30, 2003, we derived approximately 67% of our revenue from sales to international customers. Our growing international presence exposes us to risks including:

•	political, legal and economic instability in many parts of the world;

•	protectionist tariffs and other unpredictable regulatory requirements;

•	difficulties in managing operations across disparate geographic areas;

•	foreign currency fluctuations;

•	reduced or limited protection of our intellectual property rights;

•	dependence on local and global resellers;

•	greater expenses associated with customizing products for foreign countries;

•	longer accounts receivable cycles; and

•	disruptions to our business related to widespread disease or other medical conditions.

If one or more of these risks materialize, our sales to international customers may decrease and our costs may increase, which could negatively impact our revenues and operating results. For example, operating results were negatively impacted in the second fiscal quarter of 2003 due to, among other things, worldwide travel restrictions imposed in conjunction with the recent outbreak of SARS in Asia and Canada.

If our products do not anticipate and meet specific customer requirements and demands, our sales and operating results would be adversely affected.

To achieve market acceptance of our products, we must anticipate and adapt to customer requirements and offer products and services that meet customer demands. Due to the complexity of our products and the complexity, diversity, and changing nature of our customer needs, many of our customers require product features and capabilities that our products may not have or may not satisfy over time. In addition, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements.

There can be no assurance that we will be able to provide products that will satisfy new customer demands or evolving industry standards, or that the standards we choose to develop will position our products to compete with others in the market. In addition, if we are required to add features to our products, we may experience longer sales cycles, higher research and development spending and lower margins. Furthermore, if we are required to modify our products for a few customers, we may experience delays in developing other product features desired by different customers, which may cause us to lose sales to those customers. Our failure to develop products or offer services that satisfy customer requirements would materially adversely affect our sales, operating results, financial condition and business prospects.

Undetected software or hardware errors in our products before deployment could have a material adverse effect on our operating results.

Due to the complexity of both our products and our customers’ environments, we may not detect product defects until full deployment in our customers’ networks. Furthermore, due to the intricate nature of our products, it is possible that our products may not interoperate with our customers’ networks. This possibility is enhanced by the fact that our customers typically use our products in conjunction with products from other vendors. Regardless of whether warranty coverage exists for a product, we may be required to dedicate significant technical resources to resolve any defects or interoperability problems in order to maintain our customer relationships. If this occurs, we could experience, among other things, loss of major customers, cancellation of product orders, increased costs, delay in recognizing revenue, and damage to our reputation.

We are dependent on sole source and limited source suppliers for several key components.

We currently purchase several key components used in our products from single or limited sources of supply. Specifically, we rely on a limited number of foundries for a number of our application specific integrated circuits. We have no guaranteed supply arrangement with these suppliers, and we, or our third party contract manufacturer, may fail to obtain these supplies in a timely manner in the future. Financial or other difficulties faced by these suppliers or significant changes in demand for these components could limit the availability of these components to us. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet scheduled product deliveries to our customers and would materially adversely affect our sales and business prospects. In addition, locating and contracting with additional qualified suppliers is time-consuming and expensive. Our inability to obtain sufficient quantities of components from our suppliers in a timely manner could negatively impact our ability to timely introduce and generate revenue from this new technology.

In order to preserve our going concern credibility with key customers, suppliers, employees and other parties in interest, it is important for us to maintain our relationships with key suppliers. This means that we need to deal with them on fair and reasonable terms in the recapitalization plan and in any prepackaged plan of reorganization. To do otherwise would threaten their interests, which we do not intend to do, or their withdrawal of support and exercise of defensive rights, which could negatively impact our ability to successfully conclude any financial restructuring. No assurance can be given, however, that the financial restructuring will be achieved in any form, or that even if achieved, it would successfully enable us to avoid those difficulties.

We currently depend on a single contract manufacturer with whom we do not have a long-term supply contract.

We depend on a single third party contract manufacturer, Jabil Circuit, Inc., to manufacture our products, and certain strategic vendors to supply parts to our contract manufacturer, with whom we do not have long-term contracts. If we should fail effectively to manage the relationship with our contract manufacturer or if it should experience delays, disruptions or quality control problems in our manufacturing operations, our ability to ship products to our customers would be delayed. If our contract manufacturer were to cease doing business with us, our ability to deliver products to customers could be materially adversely affected, which would have a material adverse effect on our business.

The loss of any of Jabil’s manufacturing capacity could prevent us from meeting our scheduled product deliveries to our customers and could materially and adversely affect our sales and operating results.

The factors discussed in the immediately preceding risk factor with respect to critical vendors generally are especially important in the case of Jabil, whose continuing support is vital to any successful restructuring and to our credibility with other vendors, customers, key employees and other parties in interest.

Our business will be adversely affected if we are unable to protect our intellectual property rights.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Furthermore, other parties may independently develop similar or competing technology, design around any patents that may be issued to us, otherwise gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

As of June 30, 2003, we had filed over 100 patent applications in the United States and over 20 international patents, and had been granted six U.S. patents. The patent applications may not result in the issuance of any additional patents. Any patent that is issued might be invalidated or circumvented or otherwise fail to provide us any meaningful protection. In addition, we cannot be certain that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to protect our intellectual property effectively could have a material adverse effect on our business, financial condition or results of operations. We have licensed technology from third parties for incorporation into our products, and we expect to continue to enter into such agreements for future products.

Necessary licenses of third-party technology may not be available to us or may be very expensive.

We may be required to license technology from third parties to develop new products or product enhancements. However, these licenses may not be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party licenses required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost either of which could seriously harm our business, financial condition and results of operations.

We could become subject to litigation regarding intellectual property rights.

In recent years, we have been involved in litigation involving patents and other intellectual property rights, including our recently settled litigation with Nortel Networks. Moreover, many patents have been issued in the United States and throughout the world relating to many aspects of networking technology, and therefore, we may become a party to additional litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property rights. If we do not prevail in potential lawsuits, we could be subject to significant liability for damages and we could be forced to redesign any of our products that use such infringing technology.

Our business and financial condition would be materially harmed due to reduction in our cash as a result of damage awards, lost or delayed sales or additional development or licensing expenses. Moreover, lawsuits, even those in which we prevail are time-consuming and expensive to resolve and divert management and technical time and attention. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

We may be at risk of additional litigation.

In 2002, we were a defendant in a securities class action litigation, which is still pending, although it is subject to a pending settlement covered by insurance. We remain at risk of additional litigation, including in the areas of securities class action, intellectual property rights, employment (unfair hiring or terminations), product liability, etc. and remain at risk of not being able to obtain liability insurance at a reasonable cost when our current policies expire. Litigation involves costs in defending the action and the risk of an adverse judgment. Any material litigation could result in substantial costs and divert management’s attention and resources, which could seriously harm our business, financial condition and results of operations.

We believe that our exposure to existing litigation, after allowing for expected applicable insurance cover, is not material, and our securities class action is subject to a pending settlement covered by insurance. However, if additional, unforeseen litigation should arise that we believe will involve material exposure, especially if such claims relate to securities disputes that are subordinated to the claims of creditors under Bankruptcy Code Section 510(b), that would increase the likelihood of our seeking to pursue the prepackaged plan of reorganization alternative to the recapitalization plan. In such a situation, we may also seek to invoke the Bankruptcy Code’s estimation procedures for those disputed claims for voting purposes and to estimate them for allowance pursuant to Bankruptcy Code Section 502(c). However, at present, we are not aware of any such litigation nor are we aware of any being threatened or pending and reported to us.

Intense competition in our industry could result in the loss of customers or an inability to attract new customers.

Our SmartEdge Router platform competes in a market characterized by an upgrade cycle of swapping existing edge routers for more dense next-generation edge routers with higher interface speeds and richer software functionality. Industry analysts expect this transition to occur over the next four years. Our competitors are repositioning their existing core routers with additional features for use in the edge of the networks. Additional competition exists from companies who make multi-service edge devices, those who are adding subscriber management features to their existing core routers, as well as startup companies who are developing next generation technologies that may compete with our products.

SmartEdge Router competitive pressures may result in price reductions, reduced margins and lost market share, which would materially adversely affect our business, results of operations and financial condition. In addition, some of our competitors are large public companies that have greater name recognition, broader product offerings, more extensive customer bases, more established customer support and professional services organizations, and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products, and they can leverage their customer relationships and broader product offerings and adopt aggressive pricing policies to gain market share. Our competitors with large market capitalization or cash reserves are much better positioned than we are to acquire other companies, including our competitors, and thereby acquire new technologies or products that may displace our product lines. As a result of the foregoing, we may be unable to maintain a competitive position against our competitors, which could result in a decrease in sales, earnings, and cash generation.

Our quarterly operating results have and are expected to continue to fluctuate significantly.

Our quarterly operating results are likely to be affected by a number of factors, including the timing of significant sales to large customers, the long sales and implementation cycles, our ability to control expenses, and the recovery of the telecommunications industry and the economy in general. The majority of our expenses are essentially fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our quarterly operating results will likely decrease. Therefore, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in some future quarter our operating results may be above or below the expectations of public market analysts or investors. If this occurs, the prices of our securities would likely fluctuate.

We may experience difficulties in developing new products.

We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. We may also experience the loss of key development personnel that could impair our ability to develop and introduce new or enhanced products. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns, to ensure that adequate supplies of new products can be delivered to meet anticipated customer demand, and to limit the creation of excess inventory that may impact our financial results. Our inability to manage effectively the transition to newer products or accurately predict market and economic conditions in the future may cause us to incur additional charges of excess and obsolete inventory. If any of the foregoing occurs, our revenue, earnings, and cash generation may be adversely affected.

If we fail to retain or attract employees, we may not be able timely to develop, sell or support our products.

The size of our workforce has experienced rapid fluctuations over the last few years, as we grew from 270 employees as of December 31, 1999, to 1,180 employees as of December 31, 2000, then contracted to 820 employees at December 31, 2001, decreased to 596 at December 31, 2002 and decreased further to 508 as of June 30, 2003, as a result of operational restructuring activities. Many members of our senior management joined the company in 2001. Additionally, we streamlined our management structure in early 2003, and appointed a new chief financial officer and senior vice president of engineering, who subsequently assumed the role of vice president of field operations. Moreover, our current financial and operational condition, including but not limited to our liquidity concerns, makes it especially challenging to attract and retain highly qualified management, skilled engineers and other knowledgeable workers in an industry where competition for skilled personnel is intense. Our future performance depends, in part, on the ability of our restructured senior management team to effectively work together, manage our workforce and retain highly qualified technical and managerial personnel.

Notwithstanding the announcement of the proposed financial restructuring, we expect that we will continue to experience challenges in attracting and retaining key personnel until the financial restructuring is consummated, either through the recapitalization plan or the prepackaged plan of reorganization, at which time we believe our employees will have greater confidence in our long-term viability. Our ability to attract and retain key personnel may become even more difficult if we determine to file the prepackaged plan of reorganization with the bankruptcy court because our key employees may feel apprehensive about the bankruptcy process. Moreover, under the terms of the prepackaged plan of reorganization, any unexercised stock options held by our current employees will be cancelled following implementation of the prepackaged plan of reorganization, and the grant of new stock options will be at the discretion of our post-restructuring board of directors. The loss of existing stock options, coupled with uncertainty as to whether new options will be granted, may negatively impact our ability to retain our key employees in the event we pursue the prepackaged plan of reorganization. In addition, we do not have any retention or other agreements in place with our key personnel to provide incentives for these individuals to remain employed by us during the pendency of the financial restructuring, including the prepackaged plan of reorganization if we choose to file the plan with the bankruptcy court. The loss of the services of key personnel or the inability to continue to retain, attract or assimilate qualified personnel could delay product development cycles or otherwise materially harm our business, financial condition and operating results.

One of our officers is facing a civil SEC lawsuit related to his previous employment.

On February 25, 2003, the SEC filed a civil lawsuit against eight current and former officers and employees of Qwest Communications, regarding activities that occurred while each was employed at Qwest. One of the individuals named is Joel Arnold, our Senior Vice President of Strategy and Marketing, who was formerly Executive Vice President of Qwest’s Global Business Unit. The SEC is seeking, among other remedies, that Mr. Arnold and four other defendants be permanently barred from serving as an officer or director of any public company.

Although it is expected that such a civil procedure will take two to three years or longer to be adjudicated, an unfavorable result at the end of such action against Mr. Arnold may result in him being unable to serve as an officer. In addition, Mr. Arnold may be distracted while defending against the allegations.

We have been informed that the SEC is examining certain transactions involving Qwest Communications.

We have been informed that the SEC is examining various transactions involving Qwest Communications, some of which were entered into between us and Qwest. We are fully cooperating with the SEC regarding this matter. The transactions of which we are aware that are being reviewed were entered into prior to fiscal year 2002. We cannot predict the duration or outcome of the SEC’s examination.

If we fail to match production with product demand, we may need to incur additional costs to meet such demand.

We currently use a rolling forecast based on anticipated product orders, product order history and backlog to determine our materials requirements. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our requirements or there are changes in the mix of products, the contract manufacturer may have excess inventory, which would increase our storage or obsolescence costs. For example, we incurred write-downs of excess and obsolete inventory and related claims of $34.4 million and $142.6 million in 2002 and 2001, respectively. The 2002 excess and obsolete inventory charges resulted from reductions in forecasted revenue and reactions to current market conditions. The 2001 excess inventory resulted from purchases that we made directly or that were committed on our behalf by our contract manufacturers to meet demand that was anticipated in 2001, before we experienced a sudden and significant decrease in our forecasted revenue. If we underestimate our requirements, the contract manufacturer may have an inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

Our gross margin may continue to fluctuate over time.

Our gross margin may continue to fluctuate in the future due to, among other things: any changes in the mix of sales between our products and geographies; competitive pressure to reduce our current price levels; our ability to control inventory costs and other reserves; our ability to control and absorb fixed costs; and our ability to introduce new products, product enhancements and upgrades. Based on the foregoing, our gross margin could decline and our results of operations would suffer.

We may continue to record reserves for currently unused leased facilities.

In 2001, we recorded reserves for unused facilities totaling approximately $96.6 million. In addition, as of June 30, 2003 we had approximately 418,000 square feet of unoccupied office space for sublease, in markets with substantial excess space available for rent. We consolidated our San Jose operations from two buildings into one during the second quarter of 2003, which resulted in a one time restructuring charge of $23.5 million. If we are unable to sublease some or all of this unused space, we will have to continue to record reserves for the unused facilities. Additionally, we may experience unanticipated expenses or delays in our product development in connection with any such consolidation. As part of the financial restructuring, we intend to re-negotiate with our landlords certain of our real property leases. There is no guarantee that these discussions will be successful or that the terms of any restructured leases will be materially more favorable than the current terms, although, we have agreed under the lock-up agreement to reject certain leases under the prepackaged plan of reorganization if it becomes necessary to effect the financial restructuring through a prepackaged bankruptcy proceeding.

Our business may suffer slower or less growth due to further government regulation of the communications industry.

The jurisdiction of the Federal Communications Commission, or FCC, extends to the communications industry, to our customers and to the products and services that our customers sell. Continued regulations that adversely affect our customers or future FCC regulations, or regulations established by other regulatory bodies, may limit the amounts of capital available for investment in broadband. Regulation of our customers may materially harm our business and financial condition. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would materially harm our business, results of operations and financial condition.

RISKS RELATED TO RELATIONSHIPS WITH STOCKHOLDERS, AFFILIATES AND RELATED PARTIES

If the financial restructuring is completed, one of our stockholders will control a significant portion of our common stock.

Upon completion of the financial restructuring, and assuming all of the convertible subordinated notes are exchanged for common stock, based on information available to us, Creedon Capital will be our largest stockholder and will beneficially own approximately 24% of our outstanding common stock. As a result, this stockholder will have significant voting power with respect to the ability to:

•	authorize additional shares of capital stock;

•	amend our certificate of incorporation or bylaws;

•	elect our directors; or

•	effect or reject a merger, sale of assets or other fundamental transaction.

Furthermore, pursuant to the lock-up agreement and in connection with the financial restructuring, our board of directors will be reconstituted. The reconstituted board will consist of nine members, including our chief executive officer, chief financial officer and seven board members to be nominated by holders of our convertible subordinated notes (four of whom shall be reasonably acceptable to our current board of directors). See “Management.”

RISKS RELATED TO THE PREPACKAGED PLAN

If we are unable to complete the financial restructuring upon the terms of the prepackaged plan of reorganization but are nevertheless required to pursue a reorganization pursuant to Chapter 11 of the Bankruptcy Code, our equity interest holders will likely retain less of an interest in us or no interest at all.

In the event that we commence a reorganization case but are unable to complete a reorganization upon the terms of the prepackaged plan of reorganization such as, for example, if we need to modify the plan in order to comply with requirements for confirmation by the court, or if other parties in interest become able to propose alternative plans of reorganization, then it is likely that any modified or alternative reorganization plan that we, or particularly any other party in interest, may propose would be less favorable to our existing equity interest holders than the prepackaged plan of reorganization and may exclude such equity interest holders from any distribution at all. Furthermore, if one or more of our classes of claims rejects the prepackaged plan of reorganization then the application of the absolute priority rule may prevent confirmation of the prepackaged plan of reorganization unless such claims are paid in full. This would likely reduce the distributions, if any, that could be made to our equity interest holders.

If we effect the financial restructuring through the prepackaged plan of reorganization, we may need additional financing following confirmation of the prepackaged plan of reorganization, which may not be available.

Confirmation of the prepackaged plan of reorganization will eliminate nearly all of our outstanding, indebtedness for borrowed money and, we expect, will significantly reduce our real property lease obligations. However, our business requires significant capital and even after giving effect to the confirmation of the prepackaged plan of reorganization, we may need additional funding before our revenues are sufficient to cover expected operating expenses, capital expenditures, interest and principal payments and taxes. Our actual funding requirements could also vary materially from our current estimates due to lower than expected operating results or general economic and other factors outside our control. We may have to raise more funds than expected to remain in business and continue to develop and market our products and services. Our expenses may continue to exceed our revenue and that may require us to raise additional capital. If we are unable to secure this additional funding prior to seeking confirmation of the prepackaged plan of reorganization, the bankruptcy court may determine that the prepackaged plan of reorganization is not feasible, which is a prerequisite to obtaining court approval of the plan.

We cannot predict the amount of time we would spend in bankruptcy for the purpose of implementing the prepackaged plan of reorganization, and a lengthy bankruptcy proceeding would disrupt our business, as well as impair the prospect for reorganization on the terms contained in the proposed plan of reorganization.

While we expect that a Chapter 11 bankruptcy filing solely for the purpose of implementing the prepackaged plan of reorganization would be of short duration (e.g., within 60 days) and would not be unduly disruptive to our business, we cannot be certain that this would be the case. Although our prepackaged plan of reorganization is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that we may spend in bankruptcy, and we cannot be certain that the prepackaged plan of reorganization would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the prepackaged plan could itself have an adverse effect on our business. There is a risk, due to uncertainty about our future, that:

•	customers could seek alternative sources of products from our competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial or operational distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with us or require financial assurances or enhanced performance.

A lengthy bankruptcy proceeding would also involve additional expenses and divert the attention of management from operation of our business, as well as creating concerns for employees, suppliers and customers.

The disruption that a bankruptcy proceeding would inflict upon our business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the prepackaged plan of reorganization from the perspective of the constituent parties on whom we depend, including vendors, employees, and customers. If we are unable to obtain confirmation of the prepackaged plan of reorganization on a timely basis, because of a challenge to the prepackaged plan of reorganization or a failure to satisfy the conditions to the effectiveness of the prepackaged plan of reorganization, we may be forced to operate in bankruptcy for an extended period while we try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

The lock-up agreement contemplates that the noteholders or their committee could, under certain circumstances, propose a competing plan of reorganization after the initial 60 day period during which we attempt to confirm the prepackaged plan. If the noteholders propose an alternative plan following expiration of this period, it is likely that such a plan would be less favorable to existing equity interest holders and other constituents upon whom our well-being could depend. If there were competing plans of reorganization or if key employees or others reacted adversely to a noteholder plan of reorganization, the adverse consequences discussed above could also occur.

Even if all classes of claims and equity interests that are entitled to vote accept the prepackaged plan of reorganization, the prepackaged plan of reorganization may not become effective.

The confirmation and effectiveness of the prepackaged plan of reorganization is subject to certain conditions and requirements under the Bankruptcy Code and related Bankruptcy Rules that the bankruptcy court may conclude have not been satisfied. Some of those reasons may be substantive, such as a concern about the feasibility of the prepackaged plan of reorganization or about the alleged differences in treatment between different classes or types of unsecured creditors. Some of those reasons may be procedural or related to the adequacy of disclosure, such as, for example, that the disclosures or other procedural compliance required for a prepackaged plan to be confirmed are in any way deficient. For example, if the court were to find that the timing of the solicitation of votes was too brief, we could be required to start again from the beginning the process of filing another plan and disclosure statement, seeking bankruptcy court approval of a disclosure statement, soliciting votes from classes of debt and equity holders, and seeking bankruptcy court confirmation of the plan of reorganization. There can be no assurance that the noteholders or other parties in interest would support such a new plan or disclosure statement under such circumstances, and, as discussed above, an alternative, competing noteholder–proposed or other plan may be foreseeable under such circumstances. Additionally, should the prepackaged plan of reorganization fail to be approved, confirmed, or consummated, we and others with an interest may be in a position to propose alternative plans of reorganization. Any such failure to confirm the prepackaged plan of reorganization would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon our business and financial condition. See “The Prepackaged Plan of Reorganization—Conditions to Effective Date of the Prepackaged Plan of Reorganization.”

The bankruptcy court may conclude that the prepackaged plan of reorganization does not meet the requirements for confirmation and may require modification to the prepackaged plan of reorganization or starting the entire disclosure statement and plan approval process from the beginning.

If all of the conditions to the exchange offer cannot be satisfied or waived by September 30, 2003, but we receive required acceptances to seek confirmation of the prepackaged plan of reorganization, then on that date (or such earlier or later date as we and the other parties to the lock-up agreement may agree), we would likely choose to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and will seek confirmation of the prepackaged plan of reorganization as promptly as practicable thereafter.

However, even if we receive the required acceptances, the prepackaged plan of reorganization may not be confirmed by the bankruptcy court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the bankruptcy court that the prepackaged plan of reorganization is “feasible,” that all claims and equity interests have been properly classified in accordance with the provisions of Section 1122 of the Bankruptcy Code, and that, under the prepackaged plan of reorganization, each holder of a claim or interest within each impaired class either accepts the prepackaged plan of reorganization or receives or retains cash or property of a value, as of the date the prepackaged plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if we were to be liquidated under Chapter 7 of the Bankruptcy Code. A bankruptcy court may conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have not been met with respect to the prepackaged plan of reorganization. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization,” which describes generally the requirements under Bankruptcy Code Section 1129 for confirming a Chapter 11 plan of reorganization.

Moreover, because the prepackaged plan of reorganization does not involve separate bankruptcy court approval of this disclosure statement (as would be required if the prepackaged plan of reorganization process began after the Chapter 11 case were commenced), the court could determine that our disclosures were inadequate and that the prepackaged plan of reorganization acceptances did not count. We would then have to commence the solicitation process again, which would include re-filing a plan of reorganization and disclosure statement. Typically, this process involves a 90 day or longer period and includes a court hearing for the required approval of a disclosure statement, followed (after court approval) by another solicitation of claim and interest holder votes for the plan of reorganization, followed by a confirmation hearing for the court to approve the plan of reorganization if the requirements for confirmation have been satisfied, including the requisite claim and (if applicable) interest holder approvals. This process can be complicated if there is a competing plan proposed by noteholders or other parties in interest permitted to file competing plans of reorganization. In such a competition there is no assurance that our plan of reorganization would prevail, especially since the absolute priority rule under Bankruptcy Code Section 1129, which requires that the dissenting senior class be paid in full before a junior class may receive any distributions under the plan of reorganization, and other requirements can provide certain advantages to creditor plans compared to plans of reorganization proposing to retain value for equity holders.

If the prepackaged plan of reorganization is filed, modifications of the plan may be required for confirmation, and the modifications may require a resolicitation of votes on the prepackaged plan of reorganization. Although we believe that, if the prepackaged plan of reorganization is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that holders of claims and equity interests in any impaired class would receive or retain value that is not less than the value such holders would receive or retain if we were liquidated under Chapter 7 of the Bankruptcy Code, we cannot assure you that a bankruptcy court would arrive at the same conclusion, or that after the time of the filing of a bankruptcy case, circumstances outside our control will not change significantly, especially if any delay frees the noteholders from providing the support for the prepackaged plan of reorganization required by the lock-up agreement.

Our classification of claims and equity interests may be challenged by claim or equity interest holders, and the bankruptcy court may disagree with our classification of claims and equity interests.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or equity interests of such class. We believe that the classification of claims and equity interests under the prepackaged plan of reorganization complies with the requirements set forth in the Bankruptcy Code; however, once a Chapter 11 case has been commenced a claim or interest holder could challenge our classification. In such event, the cost of the prepackaged plan of reorganization and the time needed to confirm the prepackaged plan of reorganization would increase and the bankruptcy court may not agree with our classification of claims and equity interests.

If the bankruptcy court concludes that the classification of claims and equity interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, we may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan, causing significant delay and potentially freeing noteholders from their obligation to support the financial restructuring, including the prepackaged plan of reorganization, under the lock-up agreement. If the bankruptcy court determined that our classification of claims and equity interests was not appropriate or if the court determined that the different treatment provided to claim or interest holders was unfair or inappropriate, the prepackaged plan may not be confirmed. If this occurs, the prepackaged plan of reorganization that would ultimately be confirmed would likely be less attractive to certain classes of our claim and equity interest holders than the prepackaged plan of reorganization, and we would expect that the treatment of our equity interest holders, particularly our existing stockholders, under an alternate plan would be adversely affected.

The bankruptcy court may find the solicitation of acceptances or the disclosure statement inadequate.

Usually, a plan of reorganization is filed and votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	the prepackaged plan of reorganization be transmitted to substantially all claim and equity interest holders entitled to vote (those classes of claims and equity interests whose rights are proposed to be “impaired” by the bankruptcy plan, except for classes that are not entitled to distributions under the plan);

•	the time prescribed for voting is not unreasonably short; and

•	the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and equity interests to make an informed judgment about the prepackaged plan of reorganization. The bankruptcy court could conclude that this proxy/prospectus/disclosure statement does not meet these disclosure requirements. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Section 1126(b) and Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, preventing the confirmation of the prepackaged plan of reorganization without a resolicitation of votes. While we believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, the bankruptcy court may not reach the same conclusion. A resolicitation of acceptances of the prepackaged plan of reorganization likely could not take place within a sufficiently short period of time to prevent the release of the noteholders from their obligations under the lock-up agreement to vote for and support the prepackaged plan of reorganization. If this occurs, confirmation of the prepackaged plan of reorganization would be delayed and possibly jeopardized, and alternate plans could be proposed by noteholders or others following the end of our exclusivity period for proposing a plan of reorganization.

If the prepackaged plan cannot be confirmed, our Chapter 11 reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

If no plan can be expected to be confirmed or we cease to be able to operate our business successfully during the Chapter 11 case, such as by reason of being unable to pay our post-bankruptcy debts as they become due, our reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In that event, a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and equity interests and our liquidation analysis are set forth under “The Prepackaged Plan of Reorganization—Liquidation Analysis.” We believe that liquidation under Chapter 7 would result in:

•	smaller distributions being made to claim holders than those provided for in the prepackaged plan because of:

•	the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

•	additional administrative expenses involved in the appointment of a trustee;

•	additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of our operations; and

•	no distributions being made to equity interest holders, including holders of common stock and above market options and warrants.

The distribution of proceeds in the prepackaged plan of reorganization will be delayed until after confirmation.

If we file a Chapter 11 case and the prepackaged plan of reorganization can be confirmed, the date of the distributions to be made pursuant to the prepackaged plan of reorganization will be delayed until the effective date of the prepackaged plan of reorganization following confirmation of the prepackaged plan of reorganization by the bankruptcy court. We estimate that the process of obtaining confirmation of the prepackaged plan of reorganization will last a minimum of 45 days from the date of the commencement of our Chapter 11 case and could last considerably longer. The distribution will be delayed for a minimum of 11 days after confirmation and may be delayed for a substantially longer period.

Our future operational and financial performance may vary materially from the financial projections contained in this proxy/prospectus/disclosure statement.

In order to comply with the “feasibility test” of Section 1129 of the Bankruptcy Code, we have provided the financial projections in this proxy/prospectus/disclosure statement. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization” and “—Feasibility of the Prepackaged Plan of Reorganization” and “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization.” These projections are based upon a number of assumptions and estimates, including that the financial restructuring will be implemented in accordance with its current terms.

Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. We believe the assumptions and estimates underlying these projections to be reasonable, but they are by their very nature inherently uncertain and subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control or ability to predict or mitigate. See “Risk Factors—Risks Related to Our Business.” Accordingly, our financial condition and results of operations following the implementation of the recapitalization plan or the prepackaged plan of reorganization are likely to vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the results suggested by the projections will be achieved. Holders are cautioned to read the financial projections in conjunction with our audited annual and unaudited interim historical financial statements and the unaudited pro forma historical financial information included in this proxy/prospectus/disclosure statement and not to place undue reliance on the financial projections in determining whether to vote in favor of the proposals or to accept or reject the prepackaged plan of reorganization.

The going concern explanatory paragraph contained in the report of our independent accountants may have a material adverse effect on our business.

Our consolidated financial statements included in this proxy/prospectus/disclosure statement have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The report of PricewaterhouseCoopers LLP, our independent accountants, on our financial statements as of and for the year ended December 31, 2002 includes an explanatory paragraph that states that there is substantial doubt about our ability to continue as a going concern. You should carefully review the report of PricewaterhouseCoopers.

The going concern explanatory paragraph could be of concern to our customers, suppliers and other business partners, and our competitors are likely to seek to exploit the going concern explanatory paragraph to our disadvantage. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

The filing of a bankruptcy case may have a disruptive effect on our business and operations.

The prospect of our commencing a reorganization case may cause our vendors to seek to alter the terms upon which they are willing to do business with us, or to refuse to do business with us at all. Any such change to our business relationships can create additional burdens leading to higher costs, adverse effects on our cash flow position, longer delivery cycles, loss of customer confidence and other detrimental effects that may have a materially adverse effect on our ability to operate our business. Such effects would be particularly disruptive if they occurred with our major and limited source suppliers, including our contract manufacturer.

We may not be successful in obtaining first day orders to permit us to pay our key suppliers in the ordinary course of business.

We have tried to address potential concerns of our key customers, vendors, employees, licensors/licensees and other key parties in interest that might arise from the filing of the prepackaged plan of reorganization through a variety of provisions incorporated into or contemplated by the prepackaged plan of bankruptcy, including our intention to seek appropriate court orders to permit us to pay our accounts payable to key parties in interest in the ordinary course, assume contracts with such parties in interest and in the case of those key vendors who have agreed to continue to extend business terms to us during and after our bankruptcy proceedings, to provide for the payments of prepetition accounts payable. However, there can be no guaranty that we would be successful in obtaining the necessary approvals of the bankruptcy court for such arrangements or for every party in interest we may seek to treat in this manner, and as a result, our business might suffer. For example, if such key vendors, particularly Jabil Circuit, Inc., were to require cash on delivery or other restrictive payment terms, this would significantly impact our cash flow and cash balance, thereby significantly impairing our ability to restructure our business and to exit from bankruptcy.

Our business may be negatively impacted if we are unable to assume our executory contracts.

The prepackaged plan of reorganization provides for the assumption of all executory contracts, other than unexpired leases or other contracts that we specifically reject. Our intention is to preserve as much of the benefit of our existing contracts as possible. However, some limited classes of executory contracts, such as certain types of intellectual property licenses, may not be assumed in this way. In these cases we would need to the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them. We intend to attempt to pass through to the reorganized company all licenses in respect of patents, trademarks, copyright or other intellectual property which cannot otherwise be assumed pursuant to Section 365(c) of the Bankruptcy Code. The counterparty to any contract that we seek to pass through may object to our attempt to pass through the contract and require us to seek to assume or reject the contract or seek approval of the bankruptcy court to terminate the contract. In such an event, we could lose the benefit of the contract, which could harm our business.

ABOUT THE SOLICITATION

Solicitation of Proxies and Acceptances

This proxy/prospectus/disclosure statement is furnished in connection with our solicitation of proxies to be voted at the special meeting of stockholders relating to the recapitalization plan proposals and acceptances in connection with the prepackaged plan of reorganization.

YOU MUST COMPLETE AND RETURN THE ENCLOSED PROXY IN ORDER TO VOTE FOR OR AGAINST THE RECAPITALIZATION PLAN PROPOSALS AND THE ENCLOSED BALLOT IN ORDER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN OF REORGANIZATION. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE RECAPITALIZATION PLAN PROPOSALS AND ACCEPTANCE OF THE PREPACKAGED PLAN OF REORGANIZATION.

PLEASE NOTE THAT YOU NEED TO VOTE ON THE RECAPITALIZATION PLAN AND PREPACKAGED PLAN OF REORGANIZATION SEPARATELY. A VOTE BY PROXY WILL NOT BE COUNTED AS A VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION. SIMILARLY A BALLOT CANNOT BE USED TO VOTE FOR THE RECAPITALIZATION PLAN. YOU MAY ELECT TO VOTE ON ONLY THE RECAPITALIZATION PLAN OR THE PREPACKAGED PLAN OF REORGANIZATION, HOWEVER WE URGE YOU TO VOTE ON BOTH FINANCIAL RESTRUCTURING PROPOSALS.

Whether or not you are able to attend the special meeting, your vote by proxy or ballot, as the case may be, is very important. Stockholders are encouraged to mark, sign and date the enclosed proxy and ballot and mail them promptly in the enclosed return envelopes marked “proxy” and “ballot,” as the case may be.

Proxies and acceptances are being solicited by and on behalf of our board of directors. We will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy/prospectus/disclosure statement. We have retained The Altman Group to assist in the solicitation of proxies and processing of ballots. We anticipate that the out-of-pocket cost of this solicitation will be approximately $15,000. In addition to solicitation by use of the mails, proxies and acceptances may be solicited by directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of this proxy/prospectus/disclosure statement to beneficial owners of our common stock held of record by such persons, and we may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Record Date

The record date for purposes of determining which stockholders are eligible to vote at the special meeting is the close of business on             , 2003. The record date for purposes of determining which stockholders and holders of above market stock options and warrants eligible to vote on the prepackaged plan of reorganization is also 5 p.m. New York time on             , 2003. On that record date, there were              shares of our common stock outstanding and there were approximately              holders of record. We believe there are approximately              beneficial owners of our common stock as of the same date. On that record date, there were above market stock options and warrants outstanding to acquire              shares of our common stock, held by approximately              holders of record. We believe there are approximately              beneficial owners of our above market stock options and warrants as of the same date.

Date, Time and Place of Special Meeting

The special meeting to vote upon the recapitalization plan proposals will be held on             , 2003 at 9:00 a.m., Pacific time, at our offices located at 300 Holger Way, San Jose, California 95134.

Purpose of Special Meeting

The purpose of the Special Meeting is to consider and vote on the following proposals:

1. An amendment and restatement of our existing amended and restated certificate of incorporation to implement a 73.2572444:1 reverse split of the company’s common stock.

2. The issuance of an aggregate of up to 52,901,662 shares of our common stock pursuant to the recapitalization plan, including: (i) approximately 47,500,000 shares of common stock to holders of our convertible subordinated notes, and (ii) up to 5,401,662 shares of common stock issuable upon exercise of the warrants to be issued to our stockholders of record as of             , 2003; as well as the issuance of such warrants to our stockholders, in each case assuming the effectiveness of the reverse stock split.

3. An amendment to our 1999 Stock Incentive Plan to increase the aggregate number of shares available for issuance thereunder from                  as of                     , 2003 to 10,975,610 shares, in each case, assuming the effectiveness of the reverse stock split and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

4. An amendment to our 1999 Employee Stock Purchase Plan to increase the aggregate number of shares available for issuance thereunder from                  as of                     , 2003 to 1,500,000 shares, in each case assuming the effectiveness of the reverse stock split.

It is a condition to the consummation of the recapitalization plan that we receive stockholder approval of proposals 1, 2 and 3 listed above. If any of proposals 1, 2 or 3 is not approved by our stockholders at the special meeting, then none of the above proposals will be implemented nor will any part of our out-of-court recapitalization plan be implemented.

In addition to submitting proposals 1 through 4 above to a vote of our stockholders at the special meeting, we are also separately soliciting acceptances for the prepackaged plan of reorganization from impaired classes of claims and interests including our stockholders and holders of above market stock options and warrants. However, there will not be any special meeting to vote upon the prepackaged plan of reorganization. Votes upon the prepackaged plan of reorganization will be determined on the basis of the ballots returned to the ballot agent. See “The Prepackaged Plan of Reorganization—The Prepackaged Plan of Reorganization Solicitation.”

Voting on the Recapitalization Plan Proposals

Voting Rights; Quorum

Under our bylaws, at least 50% of outstanding shares of our common stock entitled to vote at the meeting must be present, in person or by proxy, to constitute a quorum. If you vote or return a proxy, your shares will be considered part of the quorum.

Assuming a quorum of stockholders is present at the special meeting:

•	the affirmative vote of holders of a majority of our outstanding shares of our common stock is required to approve the reverse stock split,

•

the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders casting votes, in person or by proxy, is required to approve the issuance of our common stock and warrants in the recapitalization plan, to approve the increase to the number of shares available for issuance under our 1999 Stock Incentive Plan and the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and to approve the increase to the number of shares available for issuance under our 1999 Employee Stock Purchase Plan.

For a full description of each of the recapitalization plan proposals, see “The Recapitalization Plan Proposals.”

Each share of our common stock is entitled to one vote on each of the recapitalization plan proposals.

Voting of Proxies

All shares represented by a properly executed proxy will be voted at the special meeting in accordance with the directions on such proxy. If no direction is indicated on a properly executed proxy, the shares covered thereby will be voted in favor of each proposal.

In the event that sufficient votes in favor of the recapitalization plan proposals are not received by the time scheduled for the special meeting, or if any of the other conditions to the recapitalization plan are not satisfied, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies with respect to such proposals or to permit the satisfaction of any such condition. Any such adjournment will require the affirmative vote of a majority of the voting power present or represented at the special meeting.

No Dissenters’ Rights

Stockholders have no appraisal or dissenters’ rights with respect to the recapitalization plan proposals or the undertaking by us of any of the transactions described in this proxy/prospectus/disclosure statement.

Revocation of Proxies

If you hold common stock through a broker, dealer, bank, trust company or other nominee, you may revoke your proxy prior to the special stockholders’ meeting by directing your nominee to contact The Altman Group at its address on the back cover of this proxy/prospectus/disclosure statement. If you hold common stock in your own name, you may revoke your proxy prior to the special stockholders’ meeting by contacting The Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

You may also revoke your proxy by attending the special stockholders’ meeting in person, and voting your shares in person.

Voting on the Prepackaged Plan of Reorganization

Voting Rights

Acceptance of the prepackaged plan of reorganization by our stockholders and holders of above market warrants and stock options requires the affirmative vote of holders holding at least two-thirds of the shares of common stock that are held by stockholders and that are exercisable under the above market warrants and stock options voting to accept or reject the prepackaged plan of reorganization. Each share of our common stock outstanding as of the record date and each share of common stock subject to above market warrants and stock options outstanding on the record date are entitled to one vote on the prepackaged plan of reorganization. For information on the vote required by other interested parties to approve the prepackaged plan of reorganization, please see “The Prepackaged Plan of Reorganization—Vote Required for Class Acceptance of the Prepackaged Plan of Reorganization” and “—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claim and Equity Interests.”

Procedures for Voting on the Prepackaged Plan of Reorganization

To vote to accept the prepackaged plan of reorganization, you must properly execute a ballot in accordance with the directions on such ballot and return it by 5:00 p.m. New York City time on                                     , 2003, or any extension thereof, which we refer to in this proxy/prospectus/disclosure statement as the solicitation expiration date.

If you hold shares of common stock, or above market warrants or stock options, as the case may be, registered in your own name, you can vote on the prepackaged plan of reorganization by completing the information requested on the ballot, signing, dating and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope marked “ballot” so that it is actually received before the solicitation expiration date.

If you are a beneficial owner holding shares of our common stock through your broker, dealer, commercial bank, trust company or other nominee, which we refer to as your nominee, you can vote on the prepackaged plan of reorganization by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the ballot agent so that it is actually received by the ballot agent before the solicitation expiration date.

If you are a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of shares of our common stock, please forward a copy of this proxy/prospectus/disclosure statement, the appropriate ballot and any other enclosed materials to each beneficial owner. You must collect the ballot or ballots from beneficial owners, complete the master ballot, and deliver the completed original master ballot to the ballot agent so that it is actually received by the ballot agent before the solicitation expiration date.

ONLY THE OWNERS OF OUR STOCK (OR THEIR AUTHORIZED SIGNATORIES), OR ABOVE MARKET STOCK OPTIONS OR WARRANTS, AS THE CASE MAY BE, ARE ELIGIBLE TO VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION USING THE BALLOTS SUPPLIED WITH THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT. HOLDERS OF CLAIMS ENTITLED TO VOTE ARE BEING SENT SEPARATE SOLICITATION DOCUMENTS. See “The Prepackaged Plan of Reorganization—Holders of Claims Entitled to Vote; Voting Record Date.”

Revocation of Votes on the Prepackaged Plan of Reorganization

Votes on the prepackaged plan of reorganization may be revoked at any time prior to the solicitation expiration date. If you hold common stock, above market stock options and/or above market warrants through a broker, dealer, bank, trust company or other nominee, you may change your vote in favor of or against the prepackaged plan of reorganization prior to 5:00 p.m. New York City time on the solicitation expiration date by directing your nominee to contact the ballot agent, The Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

If you hold common stock, above market stock options and/or above market warrants in your own name, you can change your vote in favor or against the prepackaged plan of reorganization prior to the close of business in New York on the solicitation expiration date by contacting the ballot agent, the Altman Group, at its address on the back cover of this proxy/prospectus/disclosure statement.

Once we have filed a petition to commence our reorganization case, you may only change your vote with the approval of the bankruptcy court. See “The Prepackaged Plan of Reorganization—The Prepackaged Plan of Reorganization Solicitation.”

Proxy Solicitor, Ballot Agent and Information Agent

The Altman Group is the proxy solicitor, ballot agent and information agent. Its address and telephone number is set forth on the back cover of this proxy/prospectus/disclosure statement.

Questions and requests for assistance or for additional copies of this proxy/prospectus/disclosure statement, the proxy card and forms of ballots may be directed to the information agent at the address and telephone number set forth on the back cover of this proxy/prospectus/disclosure statement.

Independent Accountants

PricewaterhouseCoopers LLP has audited Redback’s financial statements since 1996. Its representatives are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

FORWARD-LOOKING STATEMENTS

This proxy/prospectus/disclosure statement and the reports incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (which is codified in Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy/prospectus/disclosure statement as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, which we refer to in this proxy/prospectus/disclosure statement as the Securities Act). When we use the words, “anticipate,” “estimate,” “project,” “intend,” “expect,” “plan,” “believe,” “should,” “likely” and similar expressions, we are making forward-looking statements. In addition, forward-looking statements in this proxy/prospectus/disclosure statement and the incorporated documents include, but are not limited to, statements about our beliefs, estimates or plans regarding the following topics:

•	our product and marketing strategy;

•	increased customer acceptance of our SmartEdge Router and other products;

•	estimates relating to our expected future revenue, gross margins, product costs, operating expenses, restructuring-related charges, sublease income, interest income, funding needs, cash requirements and other financial measures;

•	estimated future cash expenditures;

•	our belief that cash and cash equivalents will be sufficient to fund our operations through a specified period of time;

•	the amount, timing and availability of our future funding needs;

•	our ability to obtain confirmation of the prepackaged plan of reorganization if necessary and our intention to pursue confirmation under the “cram down” provisions of the Bankruptcy Code;

•	our going concern valuation;

•	the effects of pursuing the proposed restructuring plans;

•	the extent to which the matters we are litigating defensively are covered by insurance;

•	the impact of the prepackaged plan of reorganization on our operations, credibility and valued relationships;

•	availability and consequences of alternative restructuring plans;

•	the ability to continue to enter into third party technology license agreements;

•	our ability to reduce real property lease obligations outside of bankruptcy;

•	the value of recovery for holders of claims and equity interests under the restructuring plans;

•	the compliance of classification of claims and equity interest with the Bankruptcy Code;

•	the impact of a liquidation, if such becomes necessary;

•	the estimated aggregate amount of allowed administrative claims and priority tax claims if the prepackaged plan of reorganization is approved in a timely manner; and

•	the projected financial information presented in this proxy/prospectus/disclosure statement.

These forward-looking statements, wherever they occur in this proxy/prospectus/disclosure statement, are estimates reflecting the best judgment of our senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy/prospectus/disclosure statement under the caption “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this proxy/prospectus/disclosure statement and the incorporated reports. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy/prospectus/disclosure statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the accompanying notes included elsewhere in this proxy/prospectus/disclosure statement. Historical results and percentage relationships set forth in the consolidated financial statements and elsewhere in this proxy/prospectus/disclosure statement should not be taken as indicative of future results.

General

We are a leading provider of advanced networking systems that enable broadband service providers to rapidly deploy high-speed access to the Internet and corporate networks. Our product lines, which consist of the Subscriber Management System, or SMS™, and the SmartEdge® product families, combine networking hardware and software. These product families are designed to enable our customers to create end-to-end regional and national networks that support major broadband access technologies, as well as the new services that these high-speed connections support.

Significant Accounting Policy Judgments and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that we make estimates and judgments, which affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to sales returns, bad debts, inventories, investments, intangible assets, income taxes, warranty obligations, restructuring charges, contingencies such as litigation, and contract terms that have multiple elements and other complexities typical in the telecommunications equipment industry. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition.    We recognize revenue, generally upon shipment, when all four of the following criteria are met:

•	we have a contract with our customer;

•	when title and risk of loss pass to the customer;

•	when our price is fixed or determinable; and

•	when collection of the receivable is reasonably assured.

For transactions where we have not yet obtained required customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation or other services is recognized upon completion of the service. Maintenance contract revenue is recognized ratably over the period of the contract, which is typically one year. A reserve for sales returns is established based on historical trends in product returns. If the actual future returns differ from historical levels, our revenue could be adversely affected. Sales to resellers are generally recognized upon shipment.

Allowance for Doubtful Accounts.    The allowance for doubtful accounts receivable is based on the aging of accounts receivable and our assessment of the collectibility of our aged receivables. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due to us could be adversely affected.

Inventory Reserves.    Inventory purchases and commitments are based upon future demand projections. We record reserves for inventory based on several factors including estimates of forecasted demand. If there is a significant decrease in demand for our products or there is a higher risk of inventory obsolescence because of rapidly changing technology and customer requirements, we may be required to increase our inventory allowances and our gross margin could be adversely affected.

Long-lived Assets.    We perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. We also review our other long-lived assets, including property and equipment and other identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets or the strategy for our business, significant negative industry or economic trends, and a significant decline in our common stock price for a sustained period of time. Impairments are recognized based on the difference between the fair value of the asset and its carrying value, and fair value is generally measured based on discounted cash flow analyses. If there is a significant decrease in our business in the future, we may be required to record impairment charges in the future.

Warranty Reserves.    We provide a limited warranty for our products. A provision for the estimated warranty cost is recorded at the time revenue is recognized. Liabilities for the estimated future costs of repair or replacement are established and charged to cost of sales at the time the related sale is recognized. The amount of liability to be recorded is based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. If we experience an increase in warranty claims, which are higher than our historical experience, our gross margin could be adversely affected.

Investment Impairments.    We evaluate our investments based on the value implied in recent funding rounds by investors independent of Redback, or our judgment of their value based on the declines in the market value of comparable public companies. We write down our investments when we believe there to be an other-than-temporary decline in the values of the investments. Should these estimates prove to be overly optimistic, the carrying value of the investments may require further adjustment.

Deferred Taxes.    We have provided a full valuation allowance against our tax assets, given uncertainty as to their realization. In future years, these benefits are available to reduce or eliminate taxes on future taxable income.

Stock-based Compensation.    We are required to use “variable accounting” for options granted under the voluntary stock option replacement program implemented in August 2001, as well as for certain options granted in the six month periods prior to and following the exchange. The related compensation expense will fluctuate significantly from period to period based upon a number of factors including changes in quoted prices of our common stock and actual vesting, exercises, forfeitures and cancellations.

Results of Operations

Six Months Ended June 30, 2003 and 2002

Net Revenue.    Our net revenue decreased 45% to $22.2 million in the three months ended June 30, 2003 from $40.1 million in the prior year comparative period and decreased 25% from $29.5 million in the three months ended March 31, 2003. Our net revenue decreased 36% to $51.7 million in the six months ended June 30, 2003 from $80.6 million in the prior year comparative period. The decrease from the prior year comparative period was primarily a result of decreased product revenue. During the three months ended June 30, 2003, there was a 51% decrease in our product revenue to $16.7 million from the prior year comparative period. Substantially all the product revenue decline related to lower aggregate unit volume sales of both SmartEdge and SMS products. Service revenue decreased 7% from $5.9 million in the three months ended June 30, 2002 to $5.5 million in the three months ended June 30, 2003. Service revenue decreased 13% from $11.8 million in the six months ended June 30, 2002 to $10.3 million in the six months ended June 30, 2003.

Our ability to project revenue is very limited. On a forward-looking basis, we are planning our business on the assumption that our sales will begin to recover in the remainder of 2003. We assume revenue growth accelerates during the remainder of 2003 due to (i) increased customer confidence in purchasing our products as a result of a successful financial restructuring, (ii) stabilization of our SMS business, (iii) growing acceptance of our SmartEdge products and (iv) general economic growth in our target markets as a result of increased use and widespread adoption of broadband access services and increased capital expenditures by telecommunications carriers.

Cost of Revenue; Gross Profit.    Gross profit improved from a negative 21% in the three months ended June 30, 2002 to 40% in the three months ended June 30, 2003. Gross profit improved from 9% in the six months ended June 30, 2002 to 40% in the six months ended June 30, 2003. The improvement in the three and six months ended June 30, 2003 is primarily a result of a charge for excess and obsolete inventory recorded in the three and six months ended June 30, 2002, product cost improvements, and decrease in other manufacturing overhead costs.

We took no charges in the three months ended June 30, 2003 for excess and obsolete inventory and $480,000 in the six months ended June 30, 2003. We recorded charges for excess and obsolete inventory of approximately $20.0 million in the three and six months ended June 30, 2002. The charges resulted from the comparison of on hand, on order and committed inventories to various factors including reductions in our anticipated demand.

The lower level of other manufacturing overhead costs resulted from lower departmental spending in our manufacturing and customer support organizations in 2003 since we scaled down our operations to support the lower levels of business we have been experiencing.

On a forward-looking basis, we are planning our business based on the assumption that our gross margin will increase from the 40% gross margins reported in the first six months of 2003, due to (i) a significant product cost reduction from the renegotiation of our pricing arrangement with our contract manufacturer achieved in the second quarter of 2003 and (ii) the ability to spread our fixed overhead costs over a higher assumed product sales volume. The revised prices with our contract manufacturer is up for renegotiation in the second quarter of 2004. However, gross profit could be lower during the remaining months of 2003, subject to a number of factors including:

•	Lower revenue than planned if our SMS business does not remain stable or if our SmartEdge Router revenue is lower than projected.

•	Higher charges from our contract manufacturer as it realizes lower economies of scale or if parts shortages require premium charges or if we are unsuccessful in renegotiations for continuing discounts.

•	Lower absorption of our internal manufacturing operating costs, which are not scalable directly with revenue volumes, and amortization of intangible assets, which are essentially fixed.

•	Additional charges for excess and obsolete inventory resulting from changes in expected demand.

•	Increased competition for our products or services, which may affect pricing.

•	Sales of a greater number of our products that have a lower margin associated with them.

Operating Expenses

Research and Development.    Our research and development, or R&D, expenditures include salary related expenses for our engineering staff, costs for engineering equipment and prototypes, depreciation of property and equipment, and other departmental expenses. Our R&D expenditures decreased 33% to $16.8 million for the three months ended June 30, 2003 from $25.1 million in the prior year comparative period, and represented 76% and 63% of net revenue in the three months ended June 30, 2003 and 2002, respectively. Our R&D expenditures decreased 26% to $35.4 million for the six months ended June 30, 2003 from $47.4 million in the prior year comparative period, and represented 68% and 59% of net revenue in the six months ended June 30, 2003 and 2002, respectively. The decrease in our R&D expenses in absolute dollars is primarily due to a decrease in salary and related costs consistent with the decrease in our R&D headcount from 365 at June 30, 2002 to 286 at June 30, 2003, and a decrease in the use of consultants, equipment related expenses and office related expenses including license and royalty fees. During April 2003 we restructured our operations through additional reductions in workforce. The research and development functions were primarily affected by the reduction, which will result in reduced R&D expenses going forward. Because the market for our products involves rapidly changing technology, industry standards and customer demands, our R&D expenses will most likely fluctuate in future periods both in absolute dollars spent and as a percentage of revenue. We continue to re-evaluate our product strategy, which may result in further realignment or reductions in R&D resources or a change in the mix of skills with our staff.

Selling, General and Administrative.    Selling, general and administrative, or SG&A, expenses include salaries and related costs for our non-engineering staff in sales, marketing, and administration, office and equipment related expenditures including depreciation of property and equipment, costs for operating leases and office supplies, professional services including audit, tax, legal and non-engineering consulting fees, promotions and advertising, and selling expenses. Our SG&A expenditures decreased 40% to $14.2 million for the three months ended June 30, 2003 from $23.6 million in the prior year comparative period, and represented 64% and 59% of net revenue in the three months ended June 30, 2003 and 2002, respectively. Our SG&A expenditures decreased 34% to $27.7 million for the six months ended June 30, 2003 from $42.1 million in the prior year comparative period, and represented 54% and 52% of net revenue in the six months ended June 30, 2003 and 2002, respectively. The decrease in our SG&A expenditures is primarily due to the decrease in salary and related costs consistent with the decrease in our SG&A headcount from 264 at June 30, 2002 to 161 at June 30, 2003, equipment related expenses, professional services including relocation, recruiting, training and conferences, and a decrease in our sales-related travel expenditures consistent with decreased revenue. We expect our SG&A expenses to fluctuate in future periods in both absolute dollars and as a percentage of revenue.

Restructuring Charges

Consolidation of Facilities.    During 2001, we recorded a $96.6 million restructuring charge for the estimated costs to terminate or sublease excess facilities. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Expected sublease income on all facilities included in our estimates is $22.1 million as of June 30, 2003. Should facilities rental rates continue to decrease in these markets or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates. We continue to evaluate and review our restructuring accrual for any indications in the market that could require us to change our assumptions for the restructuring accruals already recorded.

During June 2003, we recorded a $16.3 million restructuring charge for the estimated costs to terminate or sublease an additional San Jose facility. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Should facilities rental rates continue to decrease in this market or should it take longer than expected to sublease this facility, the actual loss could exceed these estimates. We recorded a charge for the write-off of leasehold improvements related to this facility of $6.3 million.

Workforce Reductions.    During April 2003, we restructured our operations through a reduction in our workforce. The research and development functions were primarily affected by the reduction. The affected employees received severance and other benefits pursuant to our benefits program. We recorded a charge of $0.9 million for termination benefits and other related costs in the second quarter of 2003 in accordance with Statement of Financial Accounting Standards (“SFAS” ) No. 146.

The movements in our restructuring reserves are summarized as follows (in thousands):

	Workforce Reductions	Consolidation of Excess Facilities	Total
Restructuring accruals at December 31, 2002	$60	$70,552	$70,612
Additions to restructuring	883	16,297	17,180
Cash payments	(943)	(5,808)	(6,751)

Restructuring accruals at June 30, 2003	$—	$81,041	$81,041

The current and long-term portions of the restructuring related reserves are $15.2 million and $65.8 million, respectively. These amounts are being included on the balance sheet within accrued liabilities and other long-term liabilities, respectively.

Amortization of Intangible Assets.    Amortization of intangible assets decreased to $50,000 and $133,000 in the three and six months ended June 30, 2003 from $51,000 and $1.0 million in the three and six months ended June 30, 2002 due primarily to certain intangibles now being fully amortized. Total amortization expense for the three months and six months ended June 30, 2003 was approximately $0.7 million and $2.4 million, respectively, of which $0.6 million and $2.2 million, respectively, was recorded in cost of revenue. Total amortization expense for the three and six months ended June 30, 2002 was approximately $5.7 million and $8.2 million, respectively, of which $5.6 million and $7.1 million, respectively, was recorded in cost of revenue.

Stock-Based Compensation.    Stock-based compensation decreased 89% to $287,000 in the three months ended June 30, 2003 from $2.6 million in the prior year comparative period. Stock-based compensation decreased 89% to $650,000 in the six months ended June 30, 2003 from $5.8 million in the prior year comparative period. The decrease in stock-based compensation expense in the current year period can be attributed to our accelerated amortization methodology and the reversals of stock-based compensation as a consequence of reductions in work force.

Due to the stock price on the last trading day of the quarter June 30, 2003, there was no stock-based compensation recorded for the voluntary stock option replacement program. In future periods, stock-based compensation using variable accounting relating to the voluntary stock option replacement program may impact results significantly from period to period.

Interest and Other Income.    Interest and other income includes the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Realized gain from investments	$—	$—	$429	$—
Net foreign currency gain (loss)	(615)	117	(1,068)	(106)
Interest income	363	1,351	1,377	2,664
Other income (expense)	288	(49)	188	(133)

Total interest and other income, net	$36	$1,419	$926	$2,425

Interest and other income, net decreased 97% and 62% from the three and six months ended June 30, 2002 to the three and six months ended June 30, 2003, respectively. The change in interest income from $2.4 million in the six months ended June 30, 2002 to $0.9 million in the six months ended June 30, 2003 was due primarily to lower applicable interest rates and the decrease in our invested funds from $144.7 million at June 30, 2002 to $67.4 million at June 30, 2003.

We expect interest income to decrease as a result of the expected use of our cash to fund operations.

Interest Expense.    Interest expense decreased 3% to $5.1 million in the three months ended June 30, 2003 from $5.3 million in the prior year comparative period. Interest expense decreased 12% to $10.3 million in the six months ended June 30, 2003 from $11.8 million in the prior year comparative period. Interest expense is primarily attributable to our outstanding convertible subordinated notes in 2000. The decrease in interest expense from the prior year comparative period is due primarily to:

•	A reduction in the principal balance of our convertible subordinated notes from $477.5 million at June 30, 2002 to $467.5 million at June 30, 2003, and

•	Amortization of the gain on our terminated interest rate swaps, which is being offset to interest expense on a quarterly basis.

On a forward-looking basis, we anticipate that the cash requirement for interest expense will be approximately $5.8 million on a quarterly basis, without taking into account effects of the financial restructuring or any other financings we are currently contemplating. We expect the cash requirement for interest expense to decrease significantly upon consummation of the financial restructuring. However, there is no assurance that we will be able to consummate the financial restructuring or that we will not need to obtain additional financing upon its consummation.

Provision for Income Taxes.    No provisions for income taxes have been recorded, as we have incurred net losses since inception. The realization of deferred tax assets is dependent on generating taxable income in the future. As a result of the losses incurred, we have determined that it is more likely than not that these deferred assets will not be realized. Accordingly, we have established a full valuation allowance.

Years Ended December 31, 2002 and 2001

Net Revenue.    Our net revenue decreased 45% to $125.6 million in 2002 from $227.5 million in 2001, which included a reduction in quarterly revenue from a high during 2001 of $90.9 million in the first quarter of 2001 to a low in 2002 of $17.4 million in the third quarter of 2002. The decrease from 2001 to 2002 was primarily a result of decreased product revenue. During 2002, there was a 39% decrease in our SMS revenue to $81.6 million and a 69% decrease in our Smart Edge revenue to $22.0 million. Substantially all the SMS revenue decline related to lower aggregate unit volumes of SMS 1800, SMS 1000 and SMS 500, offset in part by a higher aggregate unit volumes of SMS 10000 and SMS 10000 SL. The decrease in SmartEdge revenue primarily resulted from a 92% decrease in our Smart Edge Transport revenue from $70.1 million in 2001 to $5.7 million in 2002, offset in part by the inclusion of a full year of revenue for our Smart Edge Router in 2002 compared to one quarter of revenue in 2001, since the product was introduced in the fourth quarter of 2001. Service revenue remained fairly consistent year over year and was $22.0 million in 2002 compared to $23.1 million in 2001.

Overall, this revenue was substantially lower than the sales we had anticipated coming into 2002, primarily as a result of lower than anticipated deployments of our products by our customers, as the networking business specifically, and the economy, in general, continued to slow down in 2002.

Cost of Revenue; Gross Profit.    Gross profit (loss) improved from (23)% in 2001 to 3% in 2002, primarily as a result of lower charges for excess and obsolete inventory, product cost improvements, a higher percentage of SMS and Smart Edge Router sales which typically have standard margins over 50%, compared with SmartEdge Transport products that typically realize lower margins, and a decrease in other manufacturing costs, offset in part by increased charges for the amortization of intangibles assets due to the change in the estimate of useful lives for certain of our purchased technology. Amortization charges increased from $6.1 million in 2001 to $10.9 million in 2002.

We took charges for excess and obsolete inventory and related claims and commitments of $34.4 million and $142.6 million in the years ended December 31, 2002 and 2001, respectively. The 2002 excess and obsolete inventory charges resulted from reductions in forecasted revenue and reactions to current market conditions. The 2001 charges for excess and obsolete inventory and related claims and commitments resulted from inventory purchases that we made directly or commitments to our contract manufacturers that were made to meet demand that was anticipated in 2001 before we experienced a sudden and significant decrease in our forecasted revenue. The charges for 2002 and 2001 resulted from the comparison of on hand, on order and committed inventories to various factors including reductions in our anticipated demand.

The lower level of manufacturing overhead resulted from lower departmental spending in our manufacturing and customer support organizations in 2002 as we began to scale down our operations to support the lower levels of business we were experiencing in 2002.

Operating expenses and headcount.    A significant amount of our departmental spending relates to salaries and related costs. Following is a breakdown of our headcount for the periods indicated:

	R&D	Other	Total
December 31, 2001	420	400	820
Layoffs	(44)	(146)	(190)
Other net changes	(29)	(5)	(34)

December 31, 2002	347	249	596

Research and Development.    Our R&D expenditures decreased 20% to $86.0 million for the year ended December 31, 2002 from $107.6 million in the prior year comparative period, and represented 68% and 47% of net revenue in the years ended December 31, 2002 and 2001, respectively. The decrease in our expenses is primarily due to a decrease in prototype spending, equipment related expenses, a decrease in salary and related costs consistent with the decrease in our R&D headcount, and a decrease in the use of consultants. Additionally, in the three months ended June 30, 2002, we scaled back our investment in the intelligent transport market, which resulted in some redeployment of resources and a reduction in R&D spending. Further impacting R&D expenses in the year ended December 31, 2002 is approximately $4.2 million of expense related to the abandonment of assets due to the business outlook and the downsizing efforts we underwent in the second quarter of 2002.

Selling, General and Administrative.    Our SG&A expenditures decreased 35% to $72.2 million for the year ended December 31, 2002 from $110.8 million in the prior year comparative period, and represented 57% and 49% of net revenue in the years ended December 31, 2002 and 2001, respectively. The decrease in our costs is primarily due to the decrease in selling and related expenses and salary and related costs consistent with the decrease in our SG&A headcount and a decrease in our sales-related travel expenditures consistent with decreased revenue. Additionally, in the second and fourth quarters of 2002, we scaled back our SG&A expenses primarily through headcount reductions. Further impacting SG&A expenses in the year ended December 31, 2002 is approximately $5.3 million of expense related to the abandonment of assets due to the business outlook and the downsizing efforts we underwent in the second and fourth quarters of 2002.

Restructuring Charges

Consolidation of Facilities.    During 2001, we recorded a $96.6 million restructuring charge for the estimated costs to terminate or sublease excess facilities. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Expected sublease income on all facilities included in our estimates is $42.3 million. Should facilities rental rates continue to decrease in these markets or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates.

In June 2002, we surrendered 147,000 square feet of excess office space in Canada. The transaction did not significantly change our previous estimates for our restructuring accrual, as the effect was substantially offset by additional accruals caused by the continued depressed real estate market in Santa Clara County California.

Workforce Reductions.    In October 2002, we reduced our workforce by 114 people, and recorded a charge of $2.0 million for termination benefits and $709,000 for property and equipment during the three months ended December 31, 2002. In May and June 2002, we reduced our workforce by 76 people, and recorded a charge of $1.6 million for these termination benefits during the three months ended June 30, 2002.

Our restructuring reserves are summarized as follows (in thousands):

	Workforce Reductions	Consolidation of Excess Facilities	Total
2001 accruals	$7,922	$96,629	$104,551
Non-cash charges	—	—	—
Cash payments	(7,274)	(4,091)	(11,365)

Restructuring accrual at December 31, 2001	648	92,538	93,186
2002 accruals	3,621	—	3,621
Non-cash charges	—	(4,525)	(4,525)
Cash payments	(4,209)	(17,461)	(21,670)

Restructuring accrual at December 31, 2002	$60	$70,552	$70,612

The current and long-term portions of the restructuring related reserves are $16.3 million and $54.3 million, respectively. These amounts were included on the balance sheet within accrued liabilities and other long-term liabilities, respectively.

Amortization of Intangible Assets and Impairment of Goodwill.    Amortization of intangible assets decreased from $994.2 million in 2001 to $1.1 million in 2002 due primarily to the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 142 Goodwill and Intangible Assets on January 1, 2002. In accordance with SFAS No. 142:

•	On January 1, 2002, we reclassified $12.6 million in workforce assets to goodwill, and we ceased amortizing the resulting net goodwill balance of $431.7 million. Accordingly, there were no charges for the amortization of goodwill in 2002.

•	The net book value of goodwill must be reviewed for impairment annually and whenever there is indication that the value of the goodwill may be impaired. Any resulting impairment will be recorded in the income statement in the period it is identified and quantified.

•	We were also required to perform a transition impairment analysis. We completed the transition impairment analysis in May 2002, and no impairment charge was required. In addition, we are required to perform an annual impairment test, which we performed in June 2002, and no impairment charge was required. We expect to perform our annual impairment test in the second quarter of every year. We could be required to record impairment charges in the future.

•	Other intangibles, with a net book value of $4.4 million at December 31, 2002, comprising non-compete agreements and purchased technology resulting from our merger with Siara Systems, Inc. (“Siara”) and the acquisitions of Abatis Systems Corporation (“Abatis”) and Merlin Systems Corporation (“Merlin”) will continue to be amortized. In the three months ended June 30, 2002, we determined that based on the current business outlook and our planned use of the acquired technologies, the useful lives of certain acquired existing technology intangible assets should be reduced and accelerated the amortization.

•	Total amortization expense for the year ended December 31, 2002 and 2001 was approximately $12.0 million and $1,000.3 million, respectively, of which $10.9 million and $6.1 million, respectively, was recorded in cost of revenue.

As a result of the sustained decline in our business and reduced forecasts for future periods, we performed an impairment review of our goodwill and other intangible assets in the three months ended September 30, 2001. Based on the discounted cash flow analysis, we recorded an impairment charge of $2,689.9 million related to goodwill during the three months ended September 30, 2001. This reduction resulted from the sustained decline in our market capitalization and the uncertain outlook for our business consistent with the telecommunications industry during that time.

Stock-Based Compensation.    Stock-based compensation decreased 85% to $8.3 million in 2002 from $54.9 million in 2001. In the year ended December 31, 2001, stock-based compensation can be attributed to the assumption of stock option grants from acquisitions, stock option grants made below fair market value to certain key employees, and additional compensation recorded for the accelerations of stock options vesting for certain terminated employees. In the year ended December 31, 2002, stock-based compensation primarily includes approximately $6.3 million from the 2000 and 2001 assumption of stock options grants in connection with the Abatis and Merlin acquisitions and the initial public offering and $2.0 million from stock option grants made below fair market value to certain key employees. The decrease in stock-based compensation expense in the current year period can be attributed to our accelerated amortization methodology and the reductions in work force.

Due to the stock price on the last trading day of the year (December 31, 2002), there was no stock-based compensation recorded for the voluntary stock option replacement program. In future periods, stock-based compensation using variable accounting relating to the voluntary stock option replacement program may impact results significantly from period to period.

Interest and Other Income (Expense).    Interest and other income (expense) includes the following (in thousands):

	Years Ended December 31,
	2002	2001
Impairment of investments	$—	$(11,379)
Gain on early extinguishment of debt	—	10,359
Bond conversion	(2,695)	—
Loss on hedge ineffectiveness	(1,027)	—
Interest income	4,258	24,662
Other expense	(883)	(396)

Total interest and other income (expense), net	$(347)	$23,246

Interest and other income (expense) decreased 101% from income of $23.2 million in 2001 to expense of $347,000 in 2002. Included in interest and other income in the year ended December 31, 2001 was an $11.4 million impairment charge for certain of our minority investments. Also included in interest and other income in 2001 was a $10.4 million gain on the early extinguishment of debt as a result of our repurchase of approximately $22.5 million of the convertible subordinated notes. As a result of the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections in 2002, the extraordinary gain recorded on the extinguishment of debt in the fourth quarter of 2001 has been reclassified as part of interest and other income in the comparative 2002 financial statements. The remaining balance in interest and other income in 2001 includes interest income of $24.7 million and other expense of $396,000.

In 2002, interest and other income included a $2.7 million charge as required by SFAS No. 84, Induced Conversions of Convertible Debt, in connection with the retirement of $10.0 million aggregate principal of the convertible subordinated notes by issuing 3.6 million shares of our common stock valued at approximately $2.7 million. See further discussion in “—Liquidity and Capital Resources.” Also included in interest and other income was $1.0 million in loss on hedge ineffectiveness, which was recorded in connection with our interest rate swaps. In May 2002, we entered into two interest rate swaps for the convertible subordinated notes to change the interest characteristic of our fixed rate debt to a variable rate of 3-month LIBOR plus 40 basis points. In August 2002, we terminated our two interest rate swap agreements realizing cash proceeds of approximately $20.3 million, including a $17.4 million gain that is being amortized as an offset to interest expense over the remaining term of the convertible subordinated notes. We also entered into a new interest rate swap agreement for the convertible subordinated notes to change the interest characteristic of our fixed rate debt to a variable rate of 3-month LIBOR plus 145 basis points. In October 2002, we terminated this interest rate swap agreement realizing cash proceeds of approximately $5.1 million, including a $4.4 million gain that is being amortized as an offset to interest expense over the remaining term of the convertible subordinated notes. The gains are recorded within Convertible Notes on the balance sheet. We did not choose to re-enter into a new swap agreement given the current volatility in interest rates. The remaining balance in interest and other income of $3.9 million was primarily comprised of $4.3 million in interest income from cash and equivalents, short-term investments and restricted cash and investments and $883,000 of other expense.

The change in interest income from $24.7 million in 2001 to $4.3 million in 2002 was due primarily to a decrease in interest rates and the decrease in our invested funds from $178.8 million at December 31, 2001 to $116.0 million in 2002.

Interest Expense.    Interest expense decreased 27% to $19.7 million in 2002 from $27.1 million in 2001. Interest expense resulted primarily from the issuance in March 2000 of the convertible subordinated notes. The decrease in interest expense from the prior year comparative period is due primarily to:

•	Redemption of $22.5 million of the convertible subordinated notes in the fourth quarter of 2001; and

•	Entering into two interest rate swap agreements for the convertible subordinated notes in the second quarter of 2002 to change the interest characteristic of our fixed rate debt to a variable rate of 3-month LIBOR plus 40 basis points or 2.26% as of June 30, 2002. The swaps were terminated in the third quarter of 2002, and we entered into a new agreement to change the interest characteristic of our fixed rate debt to a variable rate of 3-month LIBOR plus 145 basis points or 3.22% as of September 30, 2002. In the fourth quarter of 2002, we terminated the new agreement and did not enter into another swap agreement.

Provision for Income Taxes.    No significant provisions for income taxes were recorded, as we have incurred net losses since inception.

Years Ended December 31, 2001 and 2000

Net Revenue.    Our net revenue decreased 18% to $227.5 million in 2001 from $278.0 million in 2000, which included a reduction in quarterly revenue from a high of $114.6 million in the fourth quarter of 2000 to a low of $37.0 million in the third quarter of 2001. The decrease was primarily a result of a 41% decrease in our SMS revenue to $135.9 million, offset in part by a 77% increase in our SmartEdge revenue to $70.6 million. Substantially all the SMS revenue decline related to lower aggregate unit volumes in 2001 compared to 2000, with average selling prices on the higher volume products generally staying stable. The higher SmartEdge revenue resulted from the inclusion of a full year of revenue in 2001 compared to two quarters in 2000 since the SmartEdge Transport product was introduced in mid 2000. Average SmartEdge selling prices remained essentially flat year-to-year.

This revenue was substantially lower than the sales we had anticipated coming into 2001 as a result of lower than anticipated deployments of our products by our customers, as the networking business specifically, and the economy generally, slowed down in 2001.

Cost of Revenue; Gross Margin.    Gross margin decreased from 60% in 2000 to a negative 23% in 2001, primarily as a result of charges for obsolescence and write downs of excess and obsolete inventory and related claims and commitments and higher manufacturing overhead.

The charges for excess and obsolete inventory and related claims and commitments in 2001 totaled $143 million compared to $3 million in 2000. These substantially increased inventory charges resulted from inventory purchases that we made directly or commitments to our contract manufacturers to meet demand that was anticipated in 2001 before we experienced a sudden and significant decrease in our forecasted revenue. The charges resulted from the comparison of on hand, on order and committed inventories to our anticipated 12 months demand.

The higher level of manufacturing overhead resulted from higher departmental spending in our manufacturing and customer support organizations in the first half of 2001 as we built our organization to support the higher levels of business we were anticipating in 2001, plus cancellation fees we paid to our contract manufacturers for costs related to canceling committed orders when our business slowed down.

Operating expenses and headcount.    A significant amount of our departmental spending relates to salaries and related costs. Following is a breakdown of our headcount:

	R&D	Other	Total
December 31, 2000	530	650	1,180
Merlin acquisition	40	10	50
Layoffs	(150)	(200)	(350)
Other net changes	—	(60)	(60)
December 31, 2001	420	400	820

Research and Development.    Our R&D expenditures increased 24% to $107.6 million in 2001 from $86.7 million in 2000, and represented 31% and 47% of net revenue in 2000 and 2001, respectively.

Following are summaries of significant components and changes in our R&D spending between 2000 and 2001:

•	Salaries and related charges comprise approximately 50% of total R&D spending and increased approximately in line with the increase in our average headcount between 2000 and 2001.

•	The majority of the remaining increase in our R&D costs related to higher charges for occupancy and higher rent on new facilities that we occupied in early 2001. Depreciation of engineering equipment and prototype expenditures remained essentially flat year over year in absolute dollars and comprised approximately 31% and 37% of R&D costs in 2000 and 2001, respectively.

Selling, General and Administrative.    Our SG&A expenditures increased 35% to $110.8 million in 2001 from $82.3 million in 2000, and represented 30% and 49% of net revenue in 2000 and 2001, respectively. SG&A salaries and related costs remained essentially flat between 2000 and 2001, but represented approximately 48% of 2001 SG&A compared to 64% in 2000. The increase in non-salary related SG&A spending from 2000 to 2001 is due primarily to increased costs for rental and depreciation charges relating to the new facilities that we occupied in early 2001 and increased expenses for demonstration equipment. Also included in SG&A is a write-off of fixed assets of approximately $6 million in 2001.

Restructuring Charges.    We experienced a significant decline in our revenue as a result of lower than anticipated deployments of our products by our customers, as the networking and telecommunications business specifically, and the economy generally, slowed down in 2001. To size our business to these economic realities, we took the following restructuring actions in 2001:

•	We laid off approximately 350 employees and recorded associated reserves totaling approximately $8 million related to severance.

•	We recorded reserves for unused facilities totaling approximately $97 million, representing the difference between the committed rental payments and our estimates of the likely recoveries from sublease rental income relating to facilities we have vacated as part of our restructuring as follows:

•	We ceased work on leasehold improvements on one building on our campus in San Jose and consolidated our operations from three buildings into two buildings.

•	We canceled plans to occupy a new building we had leased in Vancouver, Canada and are in process of consolidating our remaining two operations into one facility. We are actively marketing the two properties that are empty or currently being vacated for sublease.

•	We limited our occupancy of a new building we had leased in North Carolina to one quarter of the building, subleased one quarter and are actively marketing the remaining 50% of the building.

Our restructuring related reserves are summarized as follows (in thousands):

	Total Restructuring Charges	Non-cash Charges	Cash Payments	Restructuring Accrual at December 31, 2001
Workforce reduction	$7,922	$—	$7,274	$648
Consolidation of excess facilities	96,629	—	4,091	92,538

Total	$104,551	$—	$11,365	$93,186

The current and long-term portions of the restructuring related reserves are $12.6 million and $80.6 million, respectively.

Amortization of Intangible Assets and Impairment of Goodwill.    Amortization of intangibles increased 5% from $945 million in 2000 to $994 million in 2001 due to increased amortization of other intangibles from the acquisition of Merlin and a full year’s worth of amortization of goodwill and other intangibles from the acquisitions of Abatis and Siara. As a result of the sustained decline in our business and reduced forecasts for future periods, we performed an impairment review of our goodwill and other intangibles in the third quarter of 2001. Based on a discounted cash flow analysis, we recorded an impairment charge of $2.7 billion related to goodwill during the third quarter of 2001. This reduction resulted from the then recent sustained decline in our market capitalization and uncertain near-term outlook for our business, consistent with the telecommunications industry.

Stock Compensation Expense.    Stock compensation expense increased 126% to $54.9 million in 2001 from $24.3 million in 2000. The increase resulted from the assumption of stock option grants in connection with the Abatis and Merlin acquisitions, stock option grants made below fair market value to certain key employees, the acceleration of vesting of options held by certain terminated employees, and the voluntary stock option replacement program.

Interest and Other Income.    Interest and other income decreased to $23.2 million in 2001 from $25.9 million in 2000 due primarily to:

•	The decrease in our cash and cash equivalents, short-term investments, and restricted cash and investments from $434 million at December 31, 2000 to $179 million at December 31, 2001.

•	The decrease in interest rates in 2001 as compared with 2000.

•	An $11.4 million impairment charge taken in the second and third quarters of 2001 against minority investments. The impairment charge resulted from a sustained decline in the market value of such companies. The investments now have a carrying value of $1.6 million at December 31, 2001.

•	The effect of these items was partially offset by a $10.4 million gain on the early extinguishment of debt as a result of our repurchase of approximately $22.5 million of 5% convertible subordinated notes originally issued in March 2000.

Interest Expense.    Interest expense increased 26% to $27.1 million in 2001 from $21.5 million in 2000 due primarily to a full year’s interest expense arising from our issuance of $500 million of convertible subordinated notes in March 2000.

Provision for Income Taxes.    No material provisions for income taxes have been recorded, as we have incurred net losses since inception.

Liquidity and Capital Resources

Six months ended June 30, 2003 and 2002

Our principal source of liquidity as of June 30, 2003 consisted of approximately $67.4 million in cash, cash equivalents, short-term investments of which $29.4 million was restricted cash and investments secured as collateral for loans and lines of credit. The primary contributors to the reduction of this balance from $116.0 million at December 31, 2002 were our net loss before non-cash charges of depreciation, amortizations, impairment of minority investment, impairment of property and equipment, and stock-based compensation of approximately $48.7 million. Other contributors were purchases of property and equipment of approximately $3.8 million, and an increase in accounts receivable of $4.4 million, reduction of accounts payable of $4.1 million, partially offset by increases in deferred revenue of $2.3 million and other long-term liabilities of $10.7 million, and net proceeds from sales of short-term investments of $36.6 million.

Cash used in operating activities was $44.7 million for the six months ended June 30, 2003, compared to $61.7 million in the prior year comparative period. Cash used in operating activities in the six months ended June 30, 2003 resulted primarily from our net loss of $75.9 million, partially offset by depreciation and amortization of $21.7 million. Cash used in operating activities for the six months ended June 30, 2002 resulted primarily from our net loss of $99.8 million, partially offset by depreciation and amortization of $28.8 million and stock compensation expense of $5.8 million.

Cash provided by investing activities was $29.9 million for the six months ended June 30, 2003, compared to $24.6 million in the prior year comparative period. Cash provided by investing activities for the six months ended June 30, 2003 was due primarily to the net sale of investments of $36.6 million, partially offset by changes in restricted cash and investments of approximately $2.8 million and purchases of property and equipment of $3.8 million. Cash provided by investing activities in the six months ended June 30, 2002 was due primarily from net sales of investments of approximately $32.4 million, partially offset by purchases of property and equipment of $7.8 million.

Cash provided by financing activities was $489,000 for the six months ended June 30, 2003, compared to $36.5 million in the prior year comparative period. Cash provided by financing activities for the six months ended June 30, 2003 was primarily due to proceeds from the issuance of common stock of approximately $537,000 and additional borrowings of $1.0 million partially offset by principal payments under capital lease obligations and other borrowings of $920,000 and repurchases of common stock of approximately $140,000. Cash provided by financing activities in the six months ended June 30, 2002 was due primarily to the issuance of common stock to Nokia and from associated stock transactions of $37.4 million, partially offset by approximately $1.0 million for principal payments under capital lease obligations and other borrowings.

Years ended December 31, 2002 and 2001

Our principal source of liquidity as of December 31, 2002 consisted of approximately $116.0 million in cash, cash equivalents, short-term investments and restricted cash and investments. The primary contributors to the reduction of this balance from $178.8 million at December 31, 2001 were our net loss before non-cash depreciation, amortization and stock compensation expenses of approximately $119.9 million, purchases of property and equipment of approximately $13.5 million, and additional collections in accounts receivable of $27.2 million. The reductions were offset in part by proceeds from the sale of 17.7 million shares of our common stock to Nokia for approximately $34.3 million, net of issuance costs, and $21.7 million in gains from the unwinding of our interest rate swaps.

Cash used in operating activities was $108.5 million for the year ended December 31, 2002, compared to $198.0 million in the year ended December 31, 2001. Cash used in operating activities in the year ended December 31, 2002 resulted primarily from our net loss of $186.9 million, offset by depreciation and amortization of $58.8 million, stock compensation expense of $8.3 million and an increase from the change in assets over liabilities of approximately $10.4 million. Cash used in operating activities in the year ended December 31, 2001 resulted primarily from our net loss of $4,118.0 million, offset by depreciation and amortization of $1,039.2 million, stock compensation expense of $54.9 million, impairment of goodwill and minority investments of $2,701.2 million and an increase from the change in liabilities over assets of approximately $134.9 million.

Cash provided by investing activities was $8.0 million for the year ended December 31, 2002, compared to $227.9 million in the year ended December 31, 2001. Cash provided by investing activities in the year ended December 31, 2002 was due primarily to the net sale of investments of $1.5 million and changes in restricted cash and investments of approximately $20.0 million, offset by purchases of property and equipment of $13.5 million. Cash provided by investing activities in the year ended December 31, 2001 was due primarily from net sales of investments of approximately $330.2 million, offset by purchases of property and equipment of $60.8 million and a change in restricted cash of $43.0 million.

Cash provided by financing activities was $57.9 million for the year ended December 31, 2002, compared to $4.5 million in the year ended December 31, 2001. Cash provided by financing activities in the year ended December 31, 2002 was primarily due to proceeds from the issuance of common stock to Nokia and from employee stock transactions of $37.8 million and $21.7 million in gains from the termination of our interest rate swap agreements, offset by approximately $1.7 million for principal payments under capital lease obligations and other borrowings. Cash provided by financing activities in the year ended December 31, 2001 was due primarily to proceeds from bank borrowings of $12.0 million and proceeds from the issuance of common stock of $10.8 million, offset by approximately $12.1 million for the repurchase of convertible notes and $7.5 million for principal payments under capital lease obligations and other borrowings.

In the fourth quarter of 2002, we entered into a $15.0 million line of credit with a bank that expires in December 2003, which was amended in March 2003 to increase the available borrowings to $30.0 million. The line of credit is collateralized by restricted cash of approximately 105% of the outstanding borrowings, which was equal to $13.7 million at June 30, 2003. Borrowings under this line of credit bear interest at an annual rate of the bank’s prime rate which is at a minimum of 4.25%. We had $13.0 million outstanding under this line of credit at June 30, 2003.

In September 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 02-15, which addressed the accounting for convertible debt for equity exchanges. The EITF concluded that transactions where equity is used as payment for debt conversions should be accounted for as induced conversions in accordance with SFAS 84. SFAS 84 requires a non-cash charge to earnings for the implied value of an inducement to convert from convertible debt to common equity securities of the issuer. The accounting is to be applied prospectively for convertible debt for equity exchanges completed after September 11, 2002, the date of the EITF’s consensus. We have applied the provisions of SFAS 84 to our convertible debt for equity exchange transaction completed during the fourth quarter of 2002. In December 2002, we purchased $10.0 million aggregate principal of our convertible subordinated notes. We issued approximately 3.6 million shares of our common stock valued at approximately $2.7 million. The value of securities issuable pursuant to the original conversion privileges was approximately $40,000. As a result, we recorded induced conversion expenses of approximately $2.7 million in connection with this transaction, which is included in interest and other income, net on the Consolidated Statement of Operations.

We also had purchase commitments with our contract manufacturer in the normal course of operations totaling approximately $11.0 million as of March 31, 2003.

As of June 30, 2003, we had significant commitments for cash payments that will come due as follows (in millions):

	Six months ending December 31, 2003	2004–2006	2007–2008	After 2008	Total
Repayment of convertible subordinated notes	$—	$—	$468	$—	$468
Interest on convertible subordinated notes	12	70	12	—	94
Lease payments due on properties we occupy	3	14	9	1	27
Lease payments due on properties we currently do not occupy	7	38	24	33	102
Accounts payable to contract manufacturers for inventory on hand	10	—	—	—	10
Payments contracted for IT systems hosting	1	3	—	—	4

Total	$33	$125	$513	$34	$705

We also had purchase commitments with our contract manufacturer in the normal course of operations totaling $12.4 million as of June 30, 2003.

We believe that the completion of the financial restructuring is crucial to our continuing viability. We estimate that our unrestricted liquid assets will be unlikely to cover our estimated funding needs beyond the first quarter of 2004, if the objectives of the financial restructuring are not achieved. If the financial restructuring is not completed, we anticipate that we will need to raise significant additional capital until our revenues are sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes. Unless we complete the financial restructuring, given our current circumstances, we believe that it may prove difficult to obtain this financing in sufficient amounts, on acceptable terms, or at all. In any event, even if we complete the financial restructuring, if the growth rate of the number of customers and the acceptance of our products is slower than expected, our revenues may never become sufficient to fund our expenses, or we may only achieve this point at a later date, if at all. If we fail to obtain additional financing on a timely basis or if the financial restructuring is not consummated, we will not have sufficient liquidity to continue to operate our business and we could default on our commitments to our distribution partners, creditors or others, and may have to seek protection in bankruptcy on terms other than the financial restructuring.

As of the date of this proxy/prospectus/disclosure statement, we are negotiating with two commercial lenders the terms of two separate proposals for commitments for receivable, asset and inventory-based borrowing facilities. One proposal would allow us to borrow up to $30.0 million based upon receivables, assets and inventory, and use up to $15.0 million of the $30.0 million to secure letters of credit that require cash collateral, depending upon our meeting our projected levels of operating results. The other proposal is a receivable-based facility that would allow us to borrow up to $10.0 million. Each of the proposals would likely include significant restrictive financial covenants, among other terms and conditions. We intend to continue to negotiate the terms of both proposals, but to enter into only one commitment with one of those commercial lenders. Under the terms of the lock-up agreement, we must obtain the consent of those holders required under the lock-up agreement before we can incur indebtedness for borrowed money. We cannot assure you that we will be able to obtain the necessary noteholders’ consent to incur such indebtedness, or that we will be able to obtain financing pursuant to either of these financing proposals or any other financing proposal on favorable terms or at all.

Related Party Transactions

In May 2002, we sold approximately 17.7 million shares of common stock to Nokia Finance International BV, or Nokia, for an aggregate cash issuance price of approximately $35.8 million pursuant to a Common Stock and Warrant Purchase Agreement. The issuance of shares was recorded at fair value on the date of closing. However, the cash issuance price paid by Nokia was based upon a five-day average Nasdaq closing price, which resulted in a discount in the amount of approximately $4.4 million from the market price on the date of closing. This discount, which is included in other non-current assets, is being amortized on a straight-line basis over the three-year term of the expected commercial arrangement with periodic charges against revenue. In the three months ended June 30, 2003, revenue was reduced by approximately $738,000 for such non-cash amortization. In the year ended December 31, 2002, revenue was reduced by approximately $1.1 million for such amortization. Issuance costs associated with this transaction were approximately $1.5 million. Under the terms of the Common Stock and Warrant Purchase Agreement, Nokia has the right to designate one member of our board of directors. As of the date of this proxy/prospectus/disclosure statement, Nokia does not have a designee seated on our board.

Revenue and accounts receivable from Nokia are reflected as related party in the six months ended June 30, 2003 and the period ended December 31, 2002, since Nokia became a related party in May 2002. Revenue from Nokia was approximately $2.7 million and $6.6 million during the six months ended June 30, 2003 and 2002, respectively, and approximately $12.2 million and $6.5 million during the years ended December 31, 2002 and 2001, respectively. As of June 30, 2003, December 31, 2002 and December 31, 2001, accounts receivable from Nokia was approximately $567,000, $1.8 million and $641,000, respectively.

We also issued to Nokia a Common Stock Purchase Warrant allowing Nokia the right to purchase an additional number of shares of common stock up to an aggregate of approximately 31.9 million shares of common stock. The warrant was terminated on August 5, 2003.

In 2000, we sold an aggregate of approximately $8.0 million of goods and services to Broadband Office, Inc. One of our directors was a partner in an entity that owns more than 10% of Broadband’s outstanding stock. Broadband Office is not considered a related party in 2002, as the above-mentioned individual no longer serves as one of our directors.

In 2001 and 2000, we sold an aggregate of approximately $41.0 million and $41.5 million, respectively, of goods and services to Qwest Communications, Inc. (“Qwest”) and purchased an aggregate of approximately $10.5 million and $3.0 million, respectively, of goods and services from Qwest. One of our directors was also a director of Qwest. Qwest is not considered a related party in 2002, as the above-mentioned individual no longer serves as one of our directors.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 145. Among other things, SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. The adoption of SFAS No. 145 in the second quarter of 2002 did not have a significant impact on our financial position or results of operations. However, as a result of SFAS No. 145, the extraordinary gain recorded on the extinguishment of debt in the fourth quarter of 2001 of $10.4 million was reclassified and reported as other income in the comparative 2002 financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance set forth in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS No. 146 includes costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and certain termination benefits provided to employees who are involuntarily terminated. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity’s product warranty liabilities. We will apply the recognition provisions of FIN No. 45 prospectively to guarantees issued after December 31, 2002. The adoption of FIN No. 45 is not expected to have any material impact on our consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) finalized Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF No. 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. However, it does not address when the criteria for revenue recognition are met or provide guidance on the appropriate revenue recognition convention for a given unit of accounting. EITF No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, and early application is permitted. Upon adoption, entities may elect to either apply EITF No. 00-21 prospectively or report the change in accounting as a cumulative-effect adjustment. We adopted EITF No. 00-21 for revenue arrangements entered into in the quarter ending September 30, 2003. The adoption is not expected to have a material impact on our financial statements and related disclosures.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123, Accounting for Stock-Based Compensation). SFAS No. 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123. Since we intend to continue to apply the intrinsic value method of accounting for stock-based compensation, the adoption of SFAS No. 148 will not have an effect on our financial condition or results of operations. However, we provide the additional disclosures required by SFAS No. 148 in 2003.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. We have not yet determined the effect, if any, the adoption of FIN No. 46 will have on our financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS No. 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN No. 45, and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS No. 149 are to be applied prospectively. We do not expect the adoption of SFAS No. 149 to have a material impact on our financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 will become effective for financial instruments entered into or modified after May 31, 2003. We are in the process of assessing the effect of SFAS No. 150 and do not expect the implementation of the pronouncement to have a material effect on our financial condition or results of operations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of common stock in connection with our proposed financial restructuring, or from the issuance of the new warrants to our stockholders of record on             , 2003. However, these new warrants will be exercisable upon a cash or net exercise basis, at the option of the holder. If a warrant holder chooses to exercise a warrant on a cash basis, we will receive, at the time of such exercise, an amount of cash equal to the exercise price of the warrant multiplied by the number of shares to be issued on such exercise. We do not have any specific plans or proposals for the allocation of net proceeds from such exercises. We expect to use any proceeds for general corporate purposes. If a warrant holder chooses to exercise a warrant on a net exercise basis, we will not receive any cash proceeds from such exercise. We will bear the expenses of the financial restructuring.

MARKET FOR THE WARRANTS AND OUR COMMON STOCK

Shares of our common stock are traded on The Nasdaq National Market under the symbol “RBAK.” The following table sets forth the range of high and low per share sale prices for our common stock, as reported on The Nasdaq National Market, for the periods indicated. There is currently no established public trading market for the warrants. After consummation of the financial restructuring, although we do not currently intend to apply for listing of the warrants on any exchange or quotation system, the warrants will generally be tradable, subject to restrictions placed on our affiliates by applicable securities laws, and we expect that some trading of the warrants will take place.

	High	Low
Fiscal 2001
First Quarter	$56.38	$11.61
Second Quarter	$25.09	$8.14
Third Quarter	$9.95	$1.40
Fourth Quarter	$5.93	$1.17

Fiscal 2002
First Quarter	$6.43	$2.63
Second Quarter	$3.56	$1.39
Third Quarter	$2.00	$0.31
Fourth Quarter	$1.37	$0.24

Fiscal 2003
First Quarter	$1.36	$0.54
Second Quarter	$1.29	$0.52
Third Quarter (through August 21, 2003)	$0.95	$0.26

As of June 30, 2003, there were approximately 65,536 beneficial owners and 879 holders of record of our common stock.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, restricted cash and investments and capitalization as of June 30, 2003 (1) on an actual basis and (2) on an as adjusted basis to give effect to the recapitalization plan. The as adjusted data assumes that 98% of our outstanding convertible subordinated notes are exchanged for common stock in the exchange offer.

To understand this table better, you should review “Selected Consolidated Historical Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement.

	As of June 30, 2003
	Actual	As adjusted
	(unaudited)
	(in thousands)
Cash, cash equivalents and short-term investments(1)	$38,067	$38,067

Restricted cash and investments(2)	$29,350	$29,350

Convertible notes	$485,867	$9,717
Other long-term obligations, less current portion(3)	200	200

Total long-term obligations, less current portion	486,067	9,917

Senior secured credit facility	13,000	13,000
Stockholders’ equity (deficit):
Convertible preferred stock: $0.0001 par value per share; 10,000 shares authorized, no shares issued and outstanding actual or as adjusted	—	—
Common stock: $0.0001 par value per share; 750,000 shares authorized, 2,496 issued and outstanding actual; 750,000 shares authorized, 49,046 issued and outstanding as adjusted(4)	5,376,553	6,008,326
Deferred stock-based compensation	(1,188)	(1,188)
Notes receivable from stockholders	(35)	(35)
Accumulated other comprehensive loss	(25,838)	(25,838)
Accumulated deficit(5)	(5,410,686)	(6,000,425)

Total stockholders’ equity (deficit)	(61,194)	(19,160)

Total capitalization	$437,873	$3,757

(1)	Short-term investments are stated at market value and consist of fixed income securities with a maturity at the time of purchase of three months to one year.
(2)	Restricted investments include certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors.
(3)	Represents obligations under capital lease.
(4)

Share amounts as presented reflect the 73.2572444:1 reverse stock split contemplated by the recapitalization plan. Actual and as adjusted numbers on a post-reverse stock split basis exclude: (a) approximately 422,000 shares of common stock issuable upon the exercise of outstanding and unexercised options as of June 30, 2003, (b) approximately 193,500 shares of common stock issuable upon the exercise of a warrant held by Nokia Finance International B.V., as of June 30, 2003, which warrant was cancelled on August 5, 2003 and (c) approximately 1,900 shares of common stock subject to other outstanding warrants as of June 30, 2003. The actual and as adjusted numbers also exclude all shares reserved for issuance under our stock option plans and employee stock purchase plan and shares issuable upon conversion of outstanding convertible subordinated notes. As adjusted numbers include approximately 46.6 million shares of common stock to be issued in the exchange offer in respect of 98% of the convertible subordinated notes. The as adjusted numbers also exclude approximately 5.4 million shares issuable upon exercise of the warrants to be issued primarily to our common stockholders of record as of             , 2003 in connection with the recapitalization plan. See “Description of Capital Stock and Warrants.” In addition, common stock has been adjusted to reflect the exchange of 98% of the outstanding convertible subordinated notes for common stock by an increase of $474.3 million; the value of the additional warrants issued as part of the recapitalization plan by an increase of $15.1 million; and the effects of the SFAS No. 84 induced conversion charge by an increase of $142.4 million. See “Accounting Treatment of the Financial Restructuring” and “Unaudited Pro Forma Condensed Consolidated Financial Data” for further discussion regarding the calculation of the gain on the exchange of debt for common stock.

(5)	The accumulated deficit has been adjusted to reflect the exchange of 98% of the outstanding convertible subordinated notes for common stock by an increase of $15.1 million to reflect the value of the additional warrants issued, an increase of $142.4 million to reflect the SFAS No. 84 induced conversion charge, an increase of $424.2 million to reflect an associated impairment of goodwill and an increase of $8.0 million for transaction expenses.

The information provided above, under the caption “Capitalization,” is presented assuming consummation of the recapitalization plan. The financial restructuring may, however, be accomplished by means of the prepackaged plan of reorganization. To reflect adequately that scenario, we would need to revise the information presented above by an additional reduction of $9.7 million of convertible subordinated notes outstanding and an increase to common stock by an additional $9.7 million for the exchange of 100% of the convertible subordinated notes for common stock. In addition, cash would be reduced and accumulated deficit would be increased by approximately $3.5 million for an increase in related professional fees. Accumulated deficit would also be adjusted to reflect an increase of $8.4 million for a reduction in lease deposits in addition to a decrease of $75.3 million and $1.2 million for a reduction in related restructuring and deferred rent related expenses, and the repayment of the outstanding obligations to Silicon Valley Bank of $13.0 million.

In addition, in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” if we effect the financial restructuring by means of the prepackaged plan of reorganization, we would be required to recast our balance sheet using current fair market values under “fresh-start” accounting if certain criteria are met. Based on that requirement, and assuming we emerged from bankruptcy on March 31, 2003, we have determined our balance sheet under a prepackaged plan of reorganization would likely include the following (in thousands):

Current assets	$80,990
Property and equipment	40,659
Reorganization value in excess of amounts allocable to identifiable assets	19,379
Intangible assets	76,900
Other assets	440

Total assets	$218,368

Current and other liabilities	$68,368
Stockholders’ equity	150,000

Total liabilities and stockholders’ equity	$218,368

The above adjustments were prepared based on the assumptions we believe are reasonable. Due to the fact that the reorganization has not yet been completed and the actual equity value has not yet been determined, the equity value has been estimated at $150.0 million based upon currently available information and our estimates. Should the actual equity value change, the adjustments could be materially different. These adjustments could include the induced conversion charge, the valuation of warrants issuable to the existing stockholders, the impairment of goodwill under the recapitalization plan and the amortization of identifiable intangible assets under prepackaged plan of reorganization.

ACCOUNTING TREATMENT OF THE FINANCIAL RESTRUCTURING

Accounting for induced conversion charge and warrants issuable to existing common stockholders

In accordance with Statement of Accounting Standards (“SFAS”) No. 84, “Induced Conversions of Convertible Debt, an amendment of Accounting Principles Board Opinion No. 26,” we are required to recognize an expense equal to the fair value of all securities or other consideration transferred in the recapitalization plan in excess of the fair value of securities issuable pursuant to the original conversion terms. In accordance with the original conversion terms of the convertible subordinated notes, the fair value of common stock issuable upon conversion was approximately $103,000 as of June 30, 2003, based on an estimated entity valuation of $150.0 million, as compared to the fair value of common stock issuable under the proposed recapitalization plan of approximately $142.5 million, resulting in an induced conversion charge of approximately $142.4 million, assuming 98% or 100% of the convertible subordinated notes are exchanged for common stock.

As part of the recapitalization plan, we are proposing to issue to our stockholders of record as of             , 2003 warrants exercisable for approximately 2.6 million shares of our common stock at an exercise price of $5.00 per share and warrants exercisable for approximately 2.8 million shares of our common stock at an exercise price of $9.50 per share. The warrants have an exercise period of seven years. The fair value of the warrants, which is expected to be recorded as an expense in the statement of operations, is estimated to be approximately $15.1 million using a Black-Scholes option pricing model, assuming an expected life of 7 years, a risk-free annual interest rate of 3.34%, expected volatility of 148% and no dividend yield.

Accounting for impairment of goodwill

Upon completion of the recapitalization plan, we would be required to perform an analysis to assess potential impairment of our goodwill carrying value in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which we have done in connection with the preparation of the unaudited pro forma financial data contained in this proxy/prospectus/disclosure statement. We first determined that, on a pro forma basis, the carrying value of our goodwill will likely exceed the fair value of our equity upon completion of the recapitalization plan. As such, an impairment charge will likely be recognizable in accordance with SFAS No. 142. The carrying value of goodwill as of June 30, 2003 of approximately $431.7 million exceeded its implied fair value of approximately $7.5 million, calculated by quantifying the excess carrying value of our net assets to their fair value, resulting in an impairment charge of approximately $424.2 million.

Accounting for entities in reorganization under the Bankruptcy Code

In accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” entities that have filed petitions with the Bankruptcy Court and expect to reorganize as going concerns under Chapter 11 and by entities that have emerged from Chapter 11 (emerging entities) under confirmed plans are required to incorporate changes to their financial statements to reflect their financial evolution during and after the proceeding.

We have disclosed in the “Unaudited Pro Forma Condensed Consolidated Financial Data” the impact of applying these principles as of June 30, 2003 assuming our emergence on that date. As the reorganization value of our assets immediately before the date of confirmation is estimated to be less than the total of all postpetition liabilities and allowed claims, and our existing common stockholders immediately before the reorganization are expected to retain less than 50% of our common stock after the proposed reorganization, we expect that we will be required to adopt “fresh-start” reporting upon our emergence from Chapter 11 as follows:

1.	Our reorganization value, estimated to be $150.0 million would be allocated in conformity with the procedures specified by SFAS No. 141, “Business Combinations,” resulting in net working capital of $12.8 million, property and equipment of $40.7 million, reorganization value in excess of amounts allocable to identifiable assets of $19.4 million, identifiable intangible assets of $76.9 million and other assets of $0.2 million.

2.	Each liability existing at our emergence date, other than deferred taxes, is presented at the expected present value to be paid, determined at appropriate current interest rates.

3.	A valuation allowance is expected to be provided against deferred tax assets to the extent that it is more likely than not that they will not be realized.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data for the year ended December 31, 2002 and for the six months ended June 30, 2003 has been derived by the application of pro forma adjustments to our historical consolidated financial statements included in this proxy/prospectus/disclosure statement. The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the recapitalization occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The historical consolidated financial data includes certain reclassifications to conform to our current presentation.

The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. Due to the fact that the reorganization has not yet been completed and the actual equity value has not yet been determined, for the purpose of the unaudited pro forma financial information included in this proxy/prospectus/disclosure statement, the equity value has been estimated at $150.0 million based upon currently available information. Should the actual equity value change, the unaudited pro forma adjustments could be materially different. These adjustments could include the induced conversion charge, the valuation of warrants issuable to the existing stockholders, the impairment of goodwill under the recapitalization plan and the amortization of identifiable intangible assets under prepackaged plan of reorganization.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 gives effect to the recapitalization plan as if it had occurred on the date of the consolidated balance sheet. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002, and the six months ended June 30, 2003, give effect to the recapitalization plan as if it had occurred on January 1, 2002 and excludes the effects of non-recurring adjustments relating to the financial restructuring. Except where otherwise indicated, we have prepared the unaudited pro forma condensed consolidated financial data assuming that:

•	98% of the outstanding convertible subordinated notes are exchanged for common stock; and

•	the financial restructuring will occur by means of the recapitalization plan as opposed to the prepackaged plan of reorganization.

The unaudited pro forma condensed consolidated financial data does not purport to represent what our interim consolidated financial position or results of operations would have been had the recapitalization plan in fact been completed on that date, or to project our results of operations for any future period. The unaudited pro forma consolidated financial data is based on assumptions that we believe are reasonable and should be read in conjunction with “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement. The report of PricewaterhouseCoopers LLP, our independent accountants, on our financial statements as of and for the year ended December 31, 2002 includes an explanatory paragraph which states that there is substantial doubt about our ability to continue as a going concern.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2003

(in thousands)

	Historical	Net Adjustment		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$8,735	$—		$8,735
Short-term investments	29,332	—		29,332
Restricted cash and investments	29,350	—		29,350
Accounts receivable, net	11,555	—		11,555
Accounts receivable from related party	567	—		567
Inventories	9,552	—		9,552
Other current assets	8,399	—		8,399

Total current assets	97,490	—		97,490
Property and equipment, net	40,659	—		40,659
Goodwill	431,742	(424,242	) (A)	7,500
Intangible assets, net	2,034	—		2,034
Other assets	19,750	(7,601	) (B)	12,149

Total assets	$591,675	$(431,843)		$159,832

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Borrowings and capital lease obligations, current	$13,626	$—		$13,626
Accounts payable	12,707	—		12,707
Accrued liabilities	63,295	(5,727	) (B)	65,568
		8,000	(C)
Deferred revenue	10,476	—		10,476

Total current liabilities	100,104	2,273		102,377
Convertible notes	485,867	(476,150	) (B)	9,717
Other long-term liabilities	66,898	—		66,898

Total liabilities	652,869	(473,877)		178,992

Stockholders’ equity (deficit):
Common stock	5,376,553	474,276	(B)	6,008,326
		15,100	(D)
		142,397	(E)
Deferred stock-based compensation	(1,188)	—		(1,188)
Notes receivable from stockholders	(35)	—		(35)
Accumulated other comprehensive loss	(25,838)	—		(25,838)
Accumulated deficit	(5,410,686)	(424,242	) (A)	(6,000,425)
		(8,000	) (C)
		(15,100	) (D)
		(142,397	) (E)

Total stockholders’ equity (deficit)	(61,194)	42,034		(19,160)

Total liabilities and stockholders’ equity (deficit)	$591,675	$(431,843)		$159,832

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2003

(in thousands, except per share data)

	Historical	Net Adjustment		Pro Forma
Product revenue	$38,745	$—		$38,745
Related party product revenue	2,685	—		2,685
Service revenue	10,294	—		10,294

Total revenue	51,724	—		51,724

Product cost of revenue	24,470	—		24,470
Service cost of revenue	6,395	—		6,395

Total cost of revenue	30,865	—		30,865

Gross profit	20,859	—		20,859

Operating expenses:
Research and development	35,380	—		35,380
Selling, general and administrative	27,680	—		27,680
Restructuring charges	23,494			23,494
Amortization of intangible assets	133	—		133
Stock-based compensation	650	—		650

Total operating expenses	87,337	—		87,337

Loss from operations	(66,478)	—		(66,478)
Interest and other income (expense)	(9,417)	10,069	(F)	652

Net loss	$(75,895)	$10,069		$(65,826)

Net loss per share—basic and diluted	$(30.85)			$(1.34)

Shares used in computing basic and diluted net loss per share	2,460	46,550		49,010

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands, except per share data)

	Historical	Net Adjustment		Pro Forma
Product revenue	$91,410	$—		$91,410
Related party product revenue	12,190	—		12,190
Service revenue	22,029	—		22,029

Total revenue	125,629	—		125,629

Product cost of revenue	104,756	—		104,756
Service cost of revenue	16,542	—		16,542

Total cost of revenue	121,298	—		121,298

Gross profit	4,331	—		4,331

Operating expenses:
Research and development	85,982	—		85,982
Selling, general and administrative	72,220	—		72,220
Restructuring charges	3,621	—		3,621
Amortization of intangibles	1,103	—		1,103
Stock-based compensation	8,269	—		8,269

Total operating expenses	171,195	—		171,195

Loss from operations	(166,864)	—		(166,864)

Convertible note induced conversion charge	(2,695)	2,695	(G)	—
Interest and other income (expense)	(17,365)	20,552	(G)	3,187

Net loss	$(186,924)	$23,247		$(163,677)

Net loss per share—basic and diluted	$(82.56)			$(3.35)

Shares used in computing basic and diluted net loss per share	2,264	46,550		48,814

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A)	To reflect the impairment of goodwill. Upon completion of the recapitalization plan, we would be required to perform an analysis to assess potential impairment of our goodwill carrying value in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which we have done in connection with the preparation of the unaudited pro forma financial data contained in this proxy/prospectus/disclosure statement. We first determined that the carrying value of our goodwill will likely exceed the fair value of our equity upon completion of the recapitalization plan. As such, an impairment charge will likely be recognizable in accordance with SFAS No. 142. The carrying value of goodwill as of June 30, 2003 of approximately $431.7 million exceeded its implied fair value of approximately $7.5 million, calculated by quantifying the excess carrying value of our net assets to their fair value, resulting in an impairment charge of approximately $424.2 million.

(B)	To reflect the impact of the exchange of the convertible subordinated notes for common stock of $474.3 million as an increase in common stock, $476.2 million as a reduction of convertible notes, $7.6 million to reverse the unamortized balance of note issue costs and the reversal of accrued interest of $5.7 million. The exchange of 100% of the convertible subordinated notes for common stock in the exchange offer would result in a $483.9 million increase in common stock, $485.9 million as a reduction of convertible notes, $7.8 million to reverse the unamortized balance of note issue costs and the reversal of accrued interest of $5.8 million.

(C)	To reflect the estimated cost of the recapitalization plan related primarily to professional fees of $8.0 million.

(D)	Represents induced conversion charge for 2,631,579 warrants to be issued with an exercise price of $5.00 per share and 2,770,083 warrants to be issued with an exercise price of $9.50 per share. The value of the warrants was calculated using a Black-Scholes option-pricing model assuming an interest rate of 3.34% per annum, volatility of 148% and no dividend yield. The values of these warrants were determined to be $7.4 million and $7.7 million, respectively.

(E)	In accordance with Statement of Accounting Standards (“SFAS”) No. 84, we would be required to recognize an expense equal to the fair value of all securities and other consideration transferred in the transaction in excess of the fair value of securities issuable pursuant to the original conversion terms, which would result in an induced conversion charge of $142.4 million. In the event that 100% of the outstanding convertible subordinated notes were exchanged for common stock in the exchange offer, the related adjustment would also be $142.4 million, due to rounding.

(F)	Adjustments affecting net loss for the six months ended June 30, 2003 include a reversal of interest expense and note issue cost amortization of $11.3 million and $1.0 million, respectively, offset by a reduction of a gain of $2.2 million recognized in connection with an interest rate hedge. If 100% of the outstanding convertible subordinated notes are exchanged, adjustments affecting net loss for the three months ended June 30, 2003 would have included a reduction of interest expense and note issue cost amortization of $11.6 million and $1.0 million, respectively, offset by a reduction of a gain of $2.3 million recognized in connection with an interest rate hedge.

(G)	Adjustments affecting net loss for the fiscal year ended 2002 include a reversal of interest expense and amortization of note issue cost of $23.4 million and $2.0 million, respectively, offset by a reduction of a gain of $4.8 million recognized in connection with an interest rate hedge and the reversal of induced conversion charge of $2.7 million. If 100% of the outstanding convertible subordinated notes are exchanged, adjustment affecting net loss for the fiscal year ended 2002 would have included a reduction of interest expense and note issue cost amortization of $23.9 million and $2.0 million, respectively, offset by a reduction of a gain of $4.9 million recognized on the interest rate hedge and the reversal of induced conversion charge of $2.7 million.

The information provided above under the caption “Unaudited Pro Forma Consolidated Financial Data” and the related notes are presented assuming consummation of the financial restructuring through the recapitalization plan. The financial restructuring may, however, be accomplished by means of the prepackaged plan of reorganization. To reflect adequately that scenario, we would need to revise the information presented above by an additional reduction of $9.7 million of convertible notes outstanding and an increase to common stock by an additional $9.7 million for the exchange of 100% of the notes for common stock. In addition, cash would be reduced and accumulated deficit would be increased by approximately $3.5 million for an increase in related professional fees. Accumulated deficit would also be adjusted to reflect an increase of $8.4 million for a reduction in lease deposits in addition to a decrease of $75.3 million and $1.2 million for outstanding obligations to Silicon Valley Bank of $13.0 million.

In addition, in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” we are required to recast our balance sheet using current fair market values under “fresh-start accounting” if certain criteria are met. Based on this requirement, assuming we emerged from bankruptcy on June 30, 2003, our balance sheet would include the following (in thousands):

Current assets	$80,990
Property and equipment	40,659
Reorganization value in excess of amounts allocable to identifiable assets	19,379
Intangible assets	76,900
Other assets	440

Total assets	$218,368

Current and other liabilities	$68,368
Stockholders’ equity	150,000

Total liabilities and stockholders’ equity	$218,368

Assuming we emerged from bankruptcy on January 1, 2002, the following adjustments to decrease (increase) net loss would have been made to prepare our unaudited pro forma condensed consolidated statement of operations under “fresh-start” accounting (in thousands):

	Six months ended June 30, 2003	Year ended December 31, 2002
Net loss—historical	$(75,895)	$(186,924)
Reversal of interest expense and related charges	10,274	20,972
Reversal of historical amortization of intangible assets	2,372	11,975
Reversal of stock-based compensation	650	8,269
Reversal of historical depreciation of property and equipment	19,341	46,783
Reversal of induced conversion charge	—	2,695
Amortization of identifiable intangible assets	(5,308)	(10,615)
Depreciation of property and equipment	(6,776)	(13,553)

Net loss—pro forma	$(55,342)	$(120,398)

Assuming we emerged from bankruptcy on January 1, 2002, our unaudited pro forma condensed consolidated statement of operations data would have been as follows (in thousands):

	Six months ended June 30, 2003	Year ended December 31, 2002
Loss from operations	$(56,199)	$(124,005)
Net loss	(55,342)	(120,398)
Net loss per share—basic and diluted	(1.11)	(2.42)

The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. Due to the fact that the reorganization has not yet been completed and the actual equity value has not yet been determined, for the purpose of the unaudited pro forma financial information included herein, the equity value has been estimated at $150.0 million based upon currently available information and our estimates. Should the actual equity value change, the unaudited pro forma adjustments could be materially different. These adjustments could include the induced conversion charge, the valuation of warrants issuable to the existing stockholders, the impairment of goodwill under the recapitalization plan and the amortization of identifiable intangible assets under prepackaged plan of reorganization.

THE FINANCIAL RESTRUCTURING

Background of and Reasons for the Financial Restructuring

Since inception, we have funded our business primarily through the issuance of debt and equity securities. As of June 30, 2003, we had raised approximately $169.3 million from the sale of our equity securities and approximately $474.3 million from the sale of our debt securities. To date, although we have generated substantial revenue since inception, we have not been profitable. From our inception on August 30, 1996 through June 30, 2003, we have generated revenues of approximately $756.4 million and net losses of approximately $5.4 billion, including net losses of approximately $186.9 million during the year ended December 31, 2002 and approximately $75.9 million for the three months ended June 30, 2003.

We believe that the completion of the financial restructuring is crucial to our continuing viability. We estimate that our unrestricted liquid assets will be unlikely to cover our estimated funding needs beyond the first quarter of 2004, if the objectives of the financial restructuring are not achieved. As of June 30, 2003, the book value of our long-term obligations was approximately $486.1 million and we had a stockholders’ deficit of approximately $61.2 million. As of June 30, 2003, we had cash, cash equivalents and short-term investments of approximately $67.4 million, of which approximately $29.4 million was restricted as collateral for secured loans or letters of credit. We have significant cash principal and interest payments under our indebtedness coming due over the next several years. Unless the financial restructuring occurs, we will be required to make the following additional principal and interest payments on our long-term debt: approximately $11.7 million during the last two quarters of 2003; approximately $23.4 million in each of the next three years; and approximately $479.2 million in 2007. In addition, we have substantial future rental payment obligations under our real property operating leases, including approximately $10.2 million for the last two quarters of 2003, $19.2 million in 2004, $16.8 million in 2005, $15.8 million in 2006, $16.0 million in 2007, $16.6 million in 2008 and $34.0 million after 2008. For the year ended December 31, 2002, our fixed charges exceeded our earnings by approximately $186.9 million and for the six-month period ended June 30, 2003, by approximately $75.9 million.

We believe the attractiveness of our products and services to our customers and potential customers and our suppliers’ confidence in us have been impaired by our financial condition. Many of our vendors, customers and others upon whom we depend have had unfavorable experiences in dealing with distressed companies in the current industry downturn, and are worried about our current circumstances. We are seeking to address these concerns by pursuing the recapitalization plan, and, if necessary, the prepackaged plan of reorganization. However, since there can be no assurance that either of these restructuring alternatives will be successful, anxieties may persist and make it difficult for us to retain key employees, obtain quality goods and services on reasonable terms and conditions, and sell our products and services on favorable terms and conditions.

In addition, we believe that our financial condition has detracted significantly from our attractiveness to potential lenders and investors. If the financial restructuring is not completed, we anticipate that we will need to raise significant additional financing until our revenues are sufficient to fund our operating expenses, capital expenditures, interest and principal payments and taxes. Unless we complete the financial restructuring, given our current circumstances, we believe that it would be difficult to obtain this financing in sufficient amounts, on acceptable terms, or at all. In any event, even if we complete the financial restructuring, if the growth rate of the number of customers and the acceptance of our products is slower than expected, our revenues may never become sufficient to fund our expenses. If we failed to obtain additional financing on a timely basis or if the financial restructuring is not consummated, we likely would not have sufficient liquidity to continue to operate our business and we could default on our commitments to our distribution partners, creditors or others, and might have to seek protection in bankruptcy on terms other than the financial restructuring.

On September 26, 2002, we announced that we would fail to meet our projected earnings for the third fiscal quarter of 2002 by a significant amount. Immediately thereafter, we began to investigate the feasibility of executing a transaction, or series of transactions, to raise additional capital and reduce our indebtedness. During our investigation, we concluded, among other things, that:

•	market acceptance of our product was occurring at a slower rate than we had expected; and

•	current capital market conditions, coupled primarily with our recent and projected operating results and significant indebtedness, would make it very difficult to finance our ongoing operations.

In early October 2002, members of our management met with a partner at Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR, and a partner at Brobeck, Phleger & Harrison, LLP, who subsequently became a partner at Morgan Lewis & Bockius, LLP after the Brobeck firm dissolved, to obtain an overview of the restructuring process and to learn about the different restructuring alternatives available to companies with leveraged capitalization structures. At that time, we engaged Brobeck, Phleger & Harrison, LLP and following its dissolution, Morgan Lewis & Bockius to work with WSGR to provide support for the recapitalization and restructuring efforts, and we also engaged FTI Consulting to perform financial advisory services.

Also in early October 2002, members of our management, audit committee and board of directors discussed the alternatives available to us in light of the September 2002 earnings report and our projected financial and operational situation, including but not limited to issuing new debt, raising cash from the sale of equity securities, entering into strategic transactions, and negotiating an out-of-court restructuring with the noteholders. At this point, the board determined it would be prudent to engage a financial advisor to assist in evaluating our alternatives.

Thereafter, management met with several potential financial advisors and ultimately engaged UBS on November 7, 2002. Discussions among management, the audit committee, the board of directors, representatives from UBS, and representatives from WSGR relating to potential alternatives available to us in light of our leveraged capitalization structure and projected financial and operational situation were held throughout October, November and December 2002.

In late October 2002, management was informed by holders of the convertible subordinated notes that they had formed an informal committee. In December 2002, management received formal written correspondence notifying us that an informal committee had been formed to evaluate our projected financial and operating situation as it related to the convertible subordinated notes. Thereafter, management and representatives from UBS and WSGR discussed the appropriate strategic approach to dealing with the noteholders’ committee.

Beginning in November 2002, management and representatives from UBS conducted analyses to identify and approach parties that might be interested in effecting a business combination transaction. While this process continued through April 2003, these contacts did not produce any significant indications of interest or in-depth negotiations.

In December 2002, the board of directors met to discuss, among other things, the status of UBS’ review of our business; the formation of, and communication with, the noteholders’ committee; and potential alternatives available to address our leveraged capital structure and projected financial and operational situation.

In January 2003, the informal noteholders’ committee engaged, at our expense, Chanin Capital Partners, or Chanin, as its financial advisor and Milbank, Tweed, Hadley & McCloy, LLP, or MTHM, as its legal advisor. Our management met with a representative of Chanin in late January and again in late February to discuss potential alternatives relating to the concerns articulated by the noteholders that existed as a result of our leveraged financial situation. In January 2003, we submitted a proposal to the noteholders’ committee relating to a transaction whereby we would offer to exchange all of the outstanding convertible subordinated notes for exchangeable convertible preferred stock with an initial liquidation preference of $156 million. The preferred stock was to be convertible into common stock and exchangeable into senior secured notes. The proposal provided that our pre-transaction stockholders would retain 45% of the issued and outstanding common stock immediately following the exchange, assuming conversion of the preferred stock, plus warrants to purchase up to 25% of the company’s fully diluted common stock at an exercise price based on a $400 million enterprise value. The informal noteholders’ committee expressed a desire to wait until the process of identifying prospective business combination candidates was complete before proceeding down a path to a stand-alone restructuring.

During the course of discussions with the noteholders’ committee, which continued until early July 2003, we and representatives from UBS had extensive discussions with members of the noteholders’ committee regarding the alternatives available to improve our capital structure, including the possibility of exchanging all of our outstanding debt for equity securities, the infusion of new equity capital, and the possibility of effecting a transaction through a prepackaged plan of reorganization under the Bankruptcy Code in which our existing common stockholders would retain no equity interest.

From January 2003 through April 2003, while management and representatives of UBS were attempting to negotiate with the noteholders’ committee, we simultaneously instructed UBS to contact potential strategic and financial investors to solicit an investment as part of a transaction that would eliminate all, or nearly all, of our indebtedness for borrowed money. Throughout this period, we entered into confidentiality agreements with several investors who expressed a preliminary interest to UBS, provided financial and business information to such parties, conducted meetings with management and answered questions from these investors. After conducting an exhaustive effort to raise additional equity capital, none of these investors indicated an interest in investing at that time.

Because the process had produced no viable proposals, representatives of management approached the informal noteholders’ committee to discuss the possibility of negotiating a stand-alone restructuring transaction in late March 2003. On April 22, 2003, management received a restructuring proposal from the noteholders’ committee relating to a proposed debt and equity restructuring. The proposal contemplated, among other things, an exchange of the outstanding convertible subordinated notes for exchangeable convertible preferred stock of the company that included the following material terms:

•	an aggregate liquidation preference of approximately $375 million and a cash payment of approximately $20.0 million to the noteholders;

•	four board representatives designated by the noteholders with nine total board members; and

•	restrictive covenants attaching to the preferred stock.

On April 25, 2003, our board of directors met to discuss this proposal. The board noted the key goals and objectives we needed to achieve, whether through an out-of-court restructuring or otherwise, including:

•	obtaining operating flexibility;

•	de-leveraging our capital structure so that customers, suppliers, partners and other third parties would be confident in our long-term viability and seek to enter into and maintain relationships with us; and

•	ensuring that the appropriate retention incentives were in place for existing and future important employees.

During the April 25, 2003 meeting, our board of directors determined that it was advisable to have a committee of the board of directors evaluate and review, and make recommendations with respect to any financing, restructuring, or other related transaction pursued by us. The board of directors established a special committee comprised of Messrs. Haque, Kurtz and Lamond to serve in this capacity. In addition, the special committee was authorized by our board of directors to retain outside advisors to assist it in the performance of its functions.

After further discussion, the special committee directed management and representatives from UBS to continue negotiations with the noteholders’ committee, attempting to negotiate deal terms that lowered the liquidation preference, established a meaningful employee incentive pool, and provided maximum operating flexibility. The special committee also directed management and representatives of UBS to explore additional structural options that would be acceptable to the noteholders.

During May 2003, the noteholders’ committee requested a series of meetings with management and UBS to evaluate further our business plans and financial model. The noteholders’ committee, with the assistance of MTHM, conducted extensive due diligence, including meeting with our executive officers.

On May 2, 2003, the special committee met to discuss the status of the negotiations with representatives of the noteholders’ committee and the alternatives available to the company given its projected and financial operational situation. At this meeting, representatives from UBS outlined the terms of two counterproposals, one of which lowered the amount of the liquidation preference of the preferred stock to $200 million, and included a limited issuance of secured debt, and the other of which eliminated the preferred stock altogether and instead structured the exchange so that the convertible subordinated notes would convert into shares of common stock instead of convertible preferred stock, resulting in a post-restructuring equity ownership ratio of 90% to 10% in favor of the noteholders. After discussion, the special committee directed representatives from UBS to propose both of the foregoing alternatives, subject to discussion with representatives of the informal noteholders’ committee.

At the regularly scheduled meeting of the board of directors on May 7, 2003, the board appointed Mr. Warmenhoven to replace Mr. Lamond, who did not stand for re-election as a director at its annual meeting of stockholders held on the same date, on the special committee. The board, representatives from UBS and management also discussed the status of the negotiations with representatives of the noteholders’ committee and the alternatives available given our projected and financial operational situation.

On May 12, 2003, management received a counterproposal from the noteholders’ committee. The special committee met on May 15, 2003 to review the terms of the counterproposal that, among other things, contemplated:

•	that the outstanding convertible subordinated notes would be exchanged for shares of common stock such that after the exchange, the noteholders would own 95% of our outstanding common stock and the existing stockholders would own 5%, assuming 100% noteholder participation;

•	a minimum tender condition of 95% of the aggregate principal amount of the convertible subordinated notes;

•	up to an 18% incentive pool for employees and management to be available for grant by the post-financial restructuring board of directors, calculated after giving effect to the exchange offer, the dilution from which would be borne equally by all the stakeholders of the restructured company;

•	the issuance to the existing stockholders of warrants to purchase 2.75% of the fully diluted common stock of the company at an exercise price based on an enterprise value of $325 million; and

•	the contemporaneous solicitation of approval by the company’s creditors and equity holders of a pre-packaged plan of reorganization under Chapter 11 of the Bankruptcy Code that would be filed under certain circumstances.

In addition, the special committee reviewed comparable recovery data reflecting the restructuring alternatives available to us, as provided by representatives of UBS based on information and assumptions provided by management and/or advisors to the noteholders’ committee. After once again reviewing the available alternatives, the special committee directed management and representatives of UBS to continue negotiating with representatives of the noteholders’ committee to seek to structure a transaction that, among other things, had a high level of probability of success and that could be completed in an expeditious manner.

The special committee again convened on May 18, 2003 to discuss the status of the negotiations relating to the proposed restructuring transaction. After discussion, the special committee, in order to help put us in a position to focus and execute on our business plan, directed representatives of UBS to continue negotiations with the noteholders’ committee to negotiate a restructuring transaction.

On May 21, 2003, the special committee met to discuss the available alternatives and the status of negotiations with the noteholders’ committee. The special committee members again reviewed the comparable recovery data reflecting the available restructuring alternatives provided by representatives of UBS based on information and assumptions provided by management and/or advisors to the noteholders’ committee. After discussion, the special committee determined that the successful consummation of a restructuring transaction on the proposed terms would provide us with many benefits, the most important of which would be to position us to execute on our business plan. Therefore, the special committee authorized management and representatives of UBS to negotiate with the noteholders’ committee a lock-up agreement providing for a recapitalization transaction offer on substantially the following terms:

•	the outstanding convertible subordinated notes would be exchanged for shares of common stock such that after the exchange, the noteholders would own 95% of the outstanding common stock and the existing stockholders would own 5%, assuming 100% noteholder participation;

•	a minimum tender condition of 95% of the aggregate principal amount of the convertible subordinated notes;

•	an 18% incentive pool for employees and management, calculated after giving effect to the exchange offer, the dilution from which would be borne equally by all the stakeholders of the restructured company;

•	the issuance to the existing stockholders of warrants to purchase 5.0% of the fully diluted common stock at an exercise price based on an enterprise value of $250 million and a second series of warrants to purchase an additional 5.0% of the fully diluted common stock at an exercise price based on an enterprise value of $500 million; and

•	the contemporaneous solicitation of approval by our creditors and equity holders of a pre-packaged plan of reorganization under Chapter 11 of the Bankruptcy Code that would be filed under certain circumstances.

During the weeks that followed, representatives of UBS and management continued to negotiate the terms and conditions of the proposed restructuring transaction with representatives of the noteholders’ committee. During this negotiation the company and the committee agreed to raise the minimum tender condition to 98%. In early June, 2003, WSGR distributed a draft lock-up agreement to representatives of the noteholders’ committee.

During the first week of June 2003, the special committee engaged Houlihan Lokey Howard & Zukin, or Houlihan Lokey, to evaluate the fairness, from a financial point of view, of the recapitalization plan to our existing stockholders.

On June 15, 2003, at a joint meeting of the special committee and the board of directors, Houlihan Lokey delivered to our board of directors its oral opinion, subsequently confirmed in writing as of the same date, that the proposed recapitalization plan was fair to our existing stockholders from a financial point of view. After discussion, the special committee determined that the proposed restructuring transaction was in the best interests of the company, and recommended to the board that the company adopt and approve the proposed restructuring transaction on the terms and conditions set forth in the lock-up agreement and the term sheet attached to such agreement that were distributed at the meeting.

After additional discussion, the board of directors determined that the proposed restructuring transaction was in the best interests of the company, and approved and adopted the proposed restructuring transaction, and authorized management to execute the lock-up agreement in substantially the form distributed at the meeting, subject to the execution of the lock-up agreement by holders of convertible subordinated notes representing 66 2/3% of the aggregate principal amount of convertible subordinated notes outstanding.

During the week of June 15, 2003, representatives of the noteholders’ committee continued to solicit signatures of the noteholders to the lock-up agreement. On June 23, 2003, our board of directors met to discuss the status of the proposed restructuring transaction. Management informed the board that 66 2/3% of the aggregate principal amount of outstanding convertible subordinated notes had not yet executed the lock-up agreement. After a discussion relating to the potential alternatives available to us if representatives of the noteholders’ committee were unable to obtain signatures to the lock-up agreement of 66 2/3% of the aggregate principal amount of outstanding convertible subordinated notes, the board instructed management to continue to work with the noteholders’ committee to obtain the required signatures.

On July 6, 2003, representatives of the noteholders’ committee informed management that holders of convertible subordinated notes representing approximately 67% of the aggregate principal amount of notes outstanding had approved the proposed restructuring and executed the lock-up agreement. At this point, we also executed the lock-up agreement.

We are pursuing an out-of-court financial restructuring because we believe that a consensual transaction with our creditors will best preserve the value of our company for our common stockholders and other equity interest holders and creditors, and will not expose our business and operations to the uncertainties and stigma often associated with a bankruptcy filing. However, we intend to pursue the prepackaged plan of reorganization with the bankruptcy court if we are unable to complete the recapitalization plan.

We believe that consummation of the out-of-court recapitalization plan is preferable to having to pursue the prepackaged plan of reorganization in bankruptcy. Pursuing the prepackaged plan of reorganization in bankruptcy could result in adverse consequences to our relationships with our employees, customers and suppliers. The prepackaged plan of reorganization would, however, permit us to eliminate entirely the debt represented by the convertible subordinated notes and significantly limit the damages to be paid upon rejection of our real property leases.

Consummation of the exchange offer is conditioned upon our receipt of valid tenders, which are not withdrawn, of not less than 98% of the convertible subordinated notes outstanding immediately prior to the expiration of the exchange offer. By contrast, for the prepackaged plan of reorganization to be confirmed, we will need only the approval of at least two-thirds in dollar amount and more than one-half in number of the claim holders in any given class of claims who actually cast ballots on the prepackaged plan of reorganization and, the holders of at least two-thirds of the number of equity interests who actually cast ballots in the case of classes of equity interests. See “The Prepackaged Plan of Reorganization—Vote Required For Class Acceptance of the Prepackaged Plan of Reorganization.” For the purposes of such voting on the prepackaged plan of reorganization the claims of our noteholders have been classified together with certain other claims in Class 4 (which we anticipate will be comprised principally of landlords under rejected unexpired leases and holders of uninsured litigation claims) and the equity interests of our common stockholders and holders of above market stock options and warrants have been classified in Class 8.

The financial restructuring will eliminate nearly all of our outstanding indebtedness for borrowed money and will create a significant opportunity for us to address our real property operating lease obligations. However, even if we effect the financial restructuring, our expenses may continue to exceed our revenues, which may require us to seek additional capital. Therefore, in order to increase our available unrestricted cash following the financial restructuring, we are exploring the possibility of obtaining additional financing that would be contingent upon consummation of the financial restructuring. As of the date of this proxy/prospectus/disclosure statement, we are negotiating with two commercial lenders the terms of two separate proposals for commitments for receivable, asset and inventory based borrowing facilities. One proposal would allow us to borrow up to $30 million based upon receivables, assets and inventory, and use up to $15 million of the $30 million to secure letters of credit that require cash collateral, depending upon our meeting our projected levels of operating results. The other proposal is a receivable-based facility that would allow us to borrow up to $10 million. Each of the proposals would likely include significant restrictive financial covenants, among other terms and conditions. We intend to continue to negotiate the terms of both proposals, but to enter into only one commitment with one of those commercial lenders. Under the terms of the lock-up agreement, however, we must obtain the consent of those holders required under the lock-up agreement before we can incur indebtedness for borrowed money prior to consummation of the financial restructuring. We may not be able to obtain the necessary noteholders’ consent to incur additional indebtedness and even if we were to receive such consent, we might not be able to obtain financing pursuant to either of these financing proposals or any other financing proposal on favorable terms, or at all. If we are unable to secure this or other funding prior to seeking confirmation of the prepackaged plan of reorganization, the bankruptcy court may determine that the prepackaged plan of reorganization is not feasible, which is a prerequisite to obtaining court approval of the plan.

Lock-up Agreement

We entered into a lock-up agreement, dated as of July 6, 2003, with the holders of approximately 67% of the outstanding aggregate principal amount of the convertible subordinated notes. The following is a summary of certain of the terms of the lock-up agreement, a copy of which is attached as Exhibit A to this proxy/prospectus/disclosure statement. This summary does not purport to be complete, and is qualified in its entirety by the terms of the lock-up agreement.

Each party to the lock-up agreement agreed to use commercially reasonable best efforts to complete the financial restructuring as contemplated by the recapitalization plan or, if the minimum tender condition or any of the other conditions to the exchange offer are not satisfied or waived or we are otherwise not able to complete the recapitalization plan, but the required acceptances of the prepackaged plan of reorganization have been received, to seek confirmation of the prepackaged plan of reorganization. In particular, we agreed, among other things, to file the prepackaged plan of reorganization by September 30, 2003, if, on or before that date, all the conditions to the exchange offer are not satisfied or waived but we receive sufficient acceptances to approve the prepackaged plan of reorganization. We also agreed that, during the effectiveness of the lock-up agreement, we would not issue preferred stock or incur indebtedness for borrowed money without the prior consent of the required noteholders.

Pursuant to the lock-up agreement and in connection with and conditioned upon the successful consummation of the financial restructuring:

•	the holders of approximately 67% in aggregate principal amount of the convertible subordinated notes agreed to tender all their notes in the exchange offer; and

•	each of the noteholders that is a party to the lock-up agreement agreed (1) to vote to accept the prepackaged plan of reorganization and to reject any plan of reorganization that does not contain the terms of the financial restructuring substantially as set forth in the term sheet attached to the lock-up agreement, and (2) not to transfer any of the notes unless the beneficial owner to whom such notes will be transferred agrees in writing to be bound by the terms of the lock-up agreement.

Unless the financial restructuring has been completed, the lock-up agreement, and the obligations of the parties to the lock-up agreement, will terminate upon the earliest to occur of:

•	October 1, 2003, unless a prepackaged plan is filed as set forth in the lock-up agreement;

•	the 60th day following the commencement of a proceeding in bankruptcy court seeking confirmation of the prepackaged plan of reorganization if, by that date, an order has not been entered confirming the prepackaged plan of reorganization;

•	a material alteration by us of the terms of the financial restructuring that was not permitted under the terms of the lock-up agreement;

•	receipt of written notice from us, in the case of a breach by the noteholders, or the required noteholders, in the case of a breach by us, of the intention to terminate the lock-up agreement upon the occurrence of a material breach by the other party that is incurable or is curable and is not cured within 30 days after the notice of breach;

•	receipt of written notice from us of our intention to terminate the agreement upon a determination by our board of directors that termination of the agreement is in our best interests;

•	the 30th day following the filing of any involuntary bankruptcy or other involuntary insolvency proceeding, if such proceeding has not been dismissed by such day, unless we file the prepackaged plan of reorganization in such involuntary bankruptcy case and no other event of termination occurs under the lock-up agreement;

•	the prepackaged proceeding being dismissed or converted to a Chapter 7 case;

•	a material adverse change occurs in our business operations, assets and liabilities, or financial condition, after the date of the lock-up agreement, but not including any material adverse change (A) that occurs solely by reason of the filing of the prepackaged plan of reorganization or (B) that arises out of actions required to be taken by us pursuant to the lock-up agreement or the financial restructuring term sheet; and

•	written notice from the required noteholders to terminate the lock-up agreement due to our failure to pay fees and expenses incurred by the parties in connection with the financial restructuring.

We agreed to use our best efforts to obtain an order within 10 days after the commencement of a Chapter 11 case terminating solely for the benefit of the informal noteholders’ committee and the noteholders who signed the lock-up agreement our exclusive rights to file a plan of reorganization and to solicit acceptances of any such filed plan. If we cannot obtain an order by the 10th day, then any noteholder who signed the lock-up agreement, any official committee appointed in the Chapter 11 case of which such a noteholder is a member or the informal noteholders’ committee has the right to seek termination of our exclusivity rights solely for the benefit of the informal noteholders’ committee and the noteholders who signed the lock-up agreement.

We agreed not to alter the terms of the recapitalization plan and the prepackaged plan of reorganization, as reflected in the lock-up agreement and the related restructuring term sheet, or otherwise amend, modify or supplement the terms of the lock-up agreement, without the prior written consent of the holders of a majority in aggregate principal amount of the convertible subordinated notes or, with respect to economic terms, holders of 66 2/3% in aggregate principal amount of the notes.

Opinion of the Financial Advisor of the Board of Directors

The board of directors of Redback retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, to render an opinion to the board of directors as to the fairness of the recapitalization plan, from a financial point of view, to the existing stockholders of Redback. At the June 15, 2003 joint meeting of the board of directors and the special committee of the board of directors formed to evaluate the financial restructuring, Houlihan Lokey presented its analysis summarized below and delivered its opinion that, as of that date and based on and subject to the matters described in its opinion, the recapitalization plan was fair, from a financial point of view, to the existing stockholders of Redback.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the methodologies utilized by Houlihan Lokey in preparing its fairness opinion. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised Redback’s board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinion.

The complete text of Houlihan Lokey’s opinion is attached to this proxy/prospectus/disclosure statement as Exhibit B. The summary of the opinion set forth below is qualified in its entirety by reference to the opinion. Stockholders are urged to read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Houlihan Lokey.

Houlihan Lokey’s opinion to Redback’s board of directors addresses only fairness, from a financial point of view, of the recapitalization plan to Redback’s existing stockholders, and does not constitute a recommendation to Redback’s stockholders as to whether they should vote for or against the recapitalization plan or the prepackaged plan of reorganization. Furthermore, Houlihan Lokey’s opinion does not address Redback’s underlying business decision to effect the financial restructuring or the fairness of any specific portion of the financial restructuring, including the recapitalization plan. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Redback. Houlihan Lokey did not negotiate the financial restructuring or advise Redback with respect to alternatives to the financial restructuring. Houlihan Lokey’s opinion does not express any opinion as to what the actual value of any of Redback’s securities will be when issued or the prices at which Redback’s securities will actually trade or be transferable at any time.

In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1. reviewed Redback’s annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended 2000 through 2002, Redback’s quarterly report on Form 10-Q for the quarter ended March 31, 2003 and Redback’s interim financial statements for the period ended May 31, 2003, which Redback’s management identified, as of the time of the preparation of Houlihan Lokey’s opinion, as being the most current financial statements available;

2. reviewed the Redback Networks Inc. Restructuring Proposal dated June 13, 2003;

3. reviewed with Redback’s management various discussions held with potential financial and strategic partners for possible investments in Redback;

4. met with certain members of Redback’s senior management to discuss (i) the process, status and prospects of Redback’s solicitation of alternative sources of financing and other potential strategic alternatives; and (ii) the operations, financial condition (including current cash position and the excess of liabilities over assets), future prospects, projected operations and performance of Redback and its ability to meet its obligations as they come due;

5. visited certain of Redback’s facilities and business offices;

6. reviewed forecasts and projections prepared by Redback’s management with respect to Redback for the years ended December 31, 2003 and December 31, 2004;

7. reviewed the historical market prices and trading volume for Redback’s publicly traded securities;

8. reviewed certain other publicly available financial data for certain companies that it deemed most comparable to Redback; and

9. conducted such other studies, analyses and inquiries as it deemed appropriate.

In preparing its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and judgments of the senior management of Redback of the future financial results and condition of Redback, and that there had been no material change in the assets, financial condition, business or prospects of Redback since the date of the most recent financial statements made available to it. Houlihan Lokey also assumed, with Redback’s consent, that the financial results reflected in such forecasts, projections and other information and data will be realized in the amounts and at the times projected. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Redback and did not assume responsibility with respect to such information. Houlihan Lokey did not undertake any physical inspection or assume responsibility for making or obtaining any independent appraisal of any of the properties or assets of Redback. Houlihan Lokey’s opinion was necessarily based on the business, economic, market and other conditions as each existed and could be evaluated on June 15, 2003.

For purposes of its opinion, Houlihan Lokey assumed that the recapitalization plan will be consummated in accordance with the terms proposed as of the date of the opinion without waiver, modification or amendment of any material term or the imposition of any additional condition that would have a material adverse effect on Redback.

Methodology

Houlihan Lokey evaluated the fairness, from a financial point of view, of the recapitalization plan to Redback’s existing stockholders by comparing the strategic alternatives available to Redback identified to Houlihan Lokey by Redback.

Strategic Alternatives

Status Quo:  Houlihan Lokey analyzed and evaluated certain financial forecasts and projections compiled by Redback for internal planning use. The projections reflected a status quo scenario where Redback did not take any extraordinary action to restructure its capitalization and did not include anticipated savings expected from the recapitalization plan. Given Redback’s current capital structure, the projections indicated that Redback would exhaust its existing liquidity as early as the fourth quarter of 2004. In addition, Houlihan Lokey noted that Redback has previously disclosed that it expects its cash, cash equivalents and short-term investments to be adequate through March 31, 2004. However, Houlihan Lokey considered the uncertainty regarding Redback’s liquidity and the possible reluctance of existing and potential new customers to enter into transactions with Redback in the absence of a restructuring. Houlihan Lokey determined that there was a substantial risk that, without a restructuring such as the recapitalization plan, Redback’s revenue would deteriorate more quickly and Redback’s cash would be exhausted more quickly than set forth in the projections. As a result, Houlihan Lokey did not consider the maintenance of the status quo to be a viable strategic alternative.

Exploration of Other Strategic Alternatives:  Redback informed Houlihan Lokey that in November 2002, Redback engaged UBS to explore a range of strategic alternatives, including a sale of or investment in Redback. Houlihan Lokey was informed that 26 potential financial sponsors and ten potential strategic sponsors were contacted but that of these parties, only 14 financial sponsors and no strategic sponsors executed non-disclosure agreements with Redback. Of these 14 financial sponsors, seven expressed informal interest in pursuing discussions but no formal proposals were received from these parties.

Notwithstanding the lack of a formal proposal, one private equity firm began a due diligence review based on an understanding of a possible transaction framework, which is referred to in this proxy/prospectus/disclosure statement as the pre-restructuring proposal. The pre-restructuring proposal was discussed only orally among the parties, no formal proposal was made by either party and discussions were terminated after preliminary due diligence. However, in the absence of any other proposal for a strategic transaction, written or oral, Houlihan Lokey considered the pre-restructuring proposal (which contemplated a valuation of the common stock of Redback at an amount significantly below Redback’s outstanding debt obligations) as a relevant data point in its fairness analysis.

In addition, in May 2003 Redback received a written proposal from a prospective private equity investor for a potential post-financial restructuring investment, which is referred to in this proxy/prospectus/disclosure statement as the post-restructuring proposal. The post-restructuring proposal was contingent upon consummation of a prior restructuring transaction in which Redback’s outstanding convertible subordinated notes were fully converted into common stock and upon completion of a due diligence investigation satisfactory to the prospective investor. Under the post-restructuring proposal, $50 million would be invested for a newly created 6% Series A Preferred Stock, with dividends payable in cash or, at a significantly higher rate of dividends, in kind. Such preferred stock would have a liquidation preference senior to the common stock of Redback of $50 million plus accrued dividends and would have been invested at a pre-money enterprise valuation of $210 million. In the absence of other proposals relating to equity investments in Redback, Houlihan Lokey considered the post-restructuring proposal as a relevant data point in its fairness analysis. Houlihan Lokey found it noteworthy that the post-restructuring proposal contemplated a valuation of the post-restructured common stock of Redback at an amount significantly below the obligations owing with respect to the pre-restructuring liabilities of Redback. To date, Houlihan Lokey has been advised that Redback has not entered into any binding agreement in connection with the post-restructuring proposal and there is no assurance that Redback will enter into a binding agreement or take any action in connection with the post-restructuring proposal or any other capital raising transaction.

Liquidation:  Redback provided Houlihan Lokey with a proposed liquidation analysis updated as of May 31, 2003, which is referred to in this proxy/prospectus/disclosure statement as the May 2003 liquidation analysis. The May 2003 liquidation analysis determined the available proceeds from a hypothetical December 31, 2003 liquidation. Based on the May 2003 liquidation analysis, a liquidation of Redback would not result in any distributions to the existing stockholders because the proceeds from a liquidation would be insufficient to a significant extent to satisfy the claims of Redback’s creditors, who would be entitled to receive payment prior and in preference to any payment to the existing stockholders.

Call Option Analysis:  Based upon its assessment of the May 2003 liquidation analysis and the pre-restructuring proposal, Houlihan Lokey concluded that the value of the existing stockholders’ equity prior to the consummation of the recapitalization plan was minimal. As a result, Houlihan Lokey analyzed the existing stockholders’ interest in Redback as essentially a call option. Under this analysis, upon expiration of such call option (i.e., upon Redback’s exhaustion of its liquidity), the existing stockholders would not realize any value unless Redback’s enterprise value exceeded the face value of its debt obligations. Therefore, Houlihan Lokey used a Black Scholes option pricing model to determine the then-current value of the existing stockholders’ call option. Based in part on Redback’s disclosures relating to the duration of its existing liquidity, Houlihan Lokey assumed a nine-month option and determined the value of the existing stockholders’ call option not to be significant in light of Redback’s outstanding debt obligations.

Value to Existing Stockholders After Recapitalization Plan

To determine the relative value of the interest held by Redback’s existing stockholders after consummation of the recapitalization plan, Houlihan Lokey used a market capitalization analysis. As discussed below, Houlihan Lokey explored various other approaches which for a variety of reasons were determined to be inadequate.

Market Capitalization Analysis:  Houlihan Lokey began its analysis by selecting 14 publicly-traded companies it deemed most comparable to Redback. Houlihan Lokey then divided these companies into two tiers. Tier 1 consisted of large communications networking companies that design, develop and market switching solutions to large enterprise and telecommunications service providers. These companies were viewed by Houlihan Lokey as well-established and market leaders within the industry and consisted of: Alcatel, Cisco Systems, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Lucent Technologies, Inc., Nortel Networks Corp. Tellabs, Inc. and Extreme Networks, Inc.

Tier 2 companies consisted of smaller communications equipment providers who develop and market IP switches that enable their customers to transmit voice, data and multimedia traffic across a single network using multiple transmission technologies. Tier 2 consisted of: Adc Telecommunications, Inc., Adtran, Inc., Advanced Fibre Communications, Inc., Cosine Communications, Inc., Riverstone Networks, Inc., and Network Equipment Technologies, Inc.

In light of the continued operating losses contained in the internal projections provided by Redback, Houlihan Lokey determined the use of multiples based on operating income or earnings as a methodology would not be useful. As a result, Houlihan Lokey performed its analysis of Redback using multiples of revenues.

Houlihan Lokey’s analysis showed that the multiples exhibited by the Tier 1 comparable companies were as follows:

	Enterprise Value/Revenue
	Year ended December 31, 2002		Last 12 months*		Year ending December 31, 2003**		Year ending December 31, 2004**
High	9.5	x	8.9	x	8.0	x	7.1	x
Low	0.7	x	0.7	x	0.8	x	1.0	x
Median	1.4	x	1.6	x	1.8	x	1.7	x

*	Calculated as of June 15, 2003 from the last twelve months of publicly available information for each respective company.
**	Source: FirstCall, Bloomberg and Analyst Reports.

The analysis showed that the multiples exhibited by the Tier 2 comparable companies were as follows:

Enterprise Value/Revenue
	Year ended December 31, 2002	Last 12 months*	Year ending December 31, 2003**	Year ending December 31, 2004**
High	4.8x	4.8x	4.6x	4.1x
Low	0.6x	1.0x	0.9x	0.5x
Median	1.2x	1.2x	1.6x	1.3x

*	Calculated as of June 15, 2003 from the last twelve months of publicly available information for each respective company.
**	Source: FirstCall, Bloomberg and Analyst Reports.

No other company used in Houlihan Lokey’s analysis of certain publicly traded companies is identical to Redback. Accordingly, any such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of Redback and such other comparable companies. Based on an analysis of the financial condition, financial performance, business and prospects of the comparable companies and Redback, Houlihan Lokey derived a multiple range of 1.5x to 2.0x projected fiscal year 2003 revenue and 1.0x to 1.5x projected fiscal year 2004 revenue, and calculated a range of estimated values to use as a starting point in determining the value of the existing stockholders’ equity subsequent to the consummation of the recapitalization plan.

Post-Recapitalization Plan Value to Existing Stockholders:  Subsequent to the recapitalization plan, certain options and warrants will be outstanding that will serve to dilute the ownership interest of and thereby reduce the value of the then-outstanding equity. The warrants were to include: (i) seven year warrants granted to the existing stockholders with a strike price based on an enterprise value of $250 million; and (ii) seven year warrants granted to the existing stockholders with a strike price based on an enterprise value of $500 million. The options would consist of an option pool issuable to employees of Redback exercisable for 18% of Redback’s issued and outstanding common stock immediately following the issuance of common stock to the holders of notes in connection with the recapitalization plan and giving effect to the issuance of the options, which is referred to in this section of the proxy/prospectus/disclosure statement as the 18% employee pool. To determine the value of the existing stockholders’ equity subsequent to the consummation of the recapitalization plan, Houlihan Lokey first valued the warrants and the 18% employee pool using the Black Scholes option pricing model and deducted such implied value from the starting point derived in the market capitalization analysis discussed above. Houlihan Lokey then calculated 5% of such residual value, representing the percentage of equity the existing stockholders will hold subsequent to the consummation of the recapitalization plan, and then added the implied value of the warrants to be issued to the existing stockholders. Based on its analyses, Houlihan Lokey determined that the value to the existing stockholders under the recapitalization plan was significantly greater than under any other strategic alternatives available to Redback that were identified to and considered by Houlihan Lokey.

Other Methodologies Considered:  Houlihan Lokey identified and reviewed 19 merger and acquisition transactions announced since March 2002. Of these 19 transactions, Houlihan Lokey identified three transactions in the telecommunications equipment sector in which the companies were deemed most comparable to Redback. However, the companies acquired in these transactions were early-stage companies with expected high growth rates and in Houlihan Lokey’s assessment were valued based upon their underlying technologies and not on then-current or 2003 market share or projected revenue. Accordingly, Houlihan Lokey determined that revenue multiples for these transactions were not meaningful to its fairness analysis and therefore the comparable transaction analysis approach was excluded. In addition, given that Redback did not provide projections through fiscal year 2005 and given the speculative nature of the industry in which Redback operates, Houlihan Lokey considered a discounted cash flow analysis to be inappropriate.

Houlihan Lokey also considered the $210 million pre-investment valuation imputed by the post-restructuring proposal as a relevant data point when evaluating the post- recapitalization value of Redback.

Analysis of Dilution of Existing Stockholders

In considering the fairness of the dilution of Redback’s existing stockholders’ equity holdings resulting from the recapitalization plan, Houlihan Lokey analyzed approximately 200 restructuring transactions completed since 1990. Houlihan Lokey analyzed these transactions under various scenarios, including out-of-court, pre-arranged/pre-packaged and liquidation/non-negotiated bankruptcies.

Based on its review of the restructuring transactions, Houlihan Lokey concluded that existing equity holders typically recovered significantly less than the 5% equity ownership, plus the additional warrant coverage, allocated to the existing Redback stockholders in the recapitalization plan.

Employee Option Plan Analysis

As part of its analysis, Houlihan Lokey also evaluated the allocation of the 18% employee pool. Houlihan Lokey reviewed a study performed by Buck Consultants (the “Buck Study”) evaluating employee option overhang (i.e., total allocated shares) for 134 companies in the telecommunications and technology industries. The Buck Study determined the median option overhang to be approximately 27.6% of the total outstanding shares, with a 25th percentile of 22.1% and a 75th percentile of 33.8%. In addition, based on publicly available information Houlihan Lokey analyzed the aggregate number of outstanding options granted to the employees of the comparable companies used to value Redback. The analysis indicated employee options as a percentage of the total shares outstanding plus the total of all options outstanding were as follows:

High:	23.2%
Low:	7.4%
Median:	14.2%

Houlihan Lokey also analyzed the options reserved for employees relative to existing equity recoveries under 31 restructuring transactions. As illustrated by the chart below, the percentage of options to be reserved for Redback’s employees in the form of options pursuant to the recapitalization plan, as a multiple of the percentage of Redback retained by the existing equity holders would be near the low end of the range relative to restructuring transactions reviewed by Houlihan Lokey.

Management Options and Old Share Recoveries In Restructuring recapitalization plans

	Date		Old Equity Recovery				Employee Recovery	Ratio of Employee to
Company	Filed	Confirmed	New Equity	New Warrants	Total		New Warrants	Old Equity New Equity		Old Equity Total
360Networks	Jun-02	Oct-02	0.0%	0.0%	0.0%		15.0%	NA		NA
AMF Bowling Worldwide	Jul-01	Feb-02	0.0%	0.0%	0.0%		12.00%	NA		NA
Arch Wireless Inc.	Dec-01	May-02	0.0%	0.0%	0.0%		6.0%	NA		NA
Flag Telecom	Apr-02	Sep-02	0.0%	0.0%	0.0%		10.0%	NA		NA
Harnischfeger Industries (Joy Global)	Jun-99	May-01	0.0%		0.0%		10.00%	NA		NA
ICG Communications Inc.	Nov-00	May-02	0.0%	0.0%	0.0%		10.0%	NA		NA
Lason Inc.	Dec-01	May-02	0.0%	0.0%	0.0%		12.50%	NA		NA
Loewen Group Inc.	Jun-99	Dec-01	0.0%	0.0%	0.0%		4.50%	NA		NA
Mariner Post-Acute Network Inc.	Jan-00	Mar-02	0.0%	0.0%	0.0%		9.00%	NA		NA
OpTel Inc.	Oct-99	Dec-01	0.0%	0.0%	0.0%		13.40%	NA		NA
Pathmark Stores, Inc.	Jul-00	Aug-00	0.0%	NA	0.0%		15.00%	NA		NA
Pillowtex Corp.	Nov-00	May-02	0.0%	0.0%	0.0%		3.00%	NA		NA
Pioneer Cos.	Jul-01	Nov-01	0.0%	0.0%	0.0%		10.00%	NA		NA
Purina Mills, Inc.	Oct-99	Apr-00	0.0%	NA	0.0%		9.91%	NA		NA
Stage Stores	May-00	Aug-01	0.0%	0.0%	0.0%		15.00%	NA		NA
Sun Healthcare Group Inc.	Oct-99	Feb-02	0.0%	0.0%	0.0%		9.00%	NA		NA
United Artists Theatre Co.	Sep-00	Jan-01	0.0%	0.0%	0.0%		20.00%	NA		NA
Viatel Inc.	May-01	May-02	0.0%	0.0%	0.0%		6.1%	NA		NA
Warnaco Group, Inc.	Jun-01	Jan-03	0.0%	0.0%	0.0%		10.00%	NA		NA
XO Communications	Jun-02	Nov-02	0.0%	0.0%	0.0%		10.0%	NA		NA
ZiLog, Inc.	Feb-02	Apr-02	NA	NA	0.0%		14.0%	NA		NA
Pinnacle Holdings	May-02	Jul-02	0.0%	1.0%	1.0%		14.0%	0.0	x	14.0	x
Globix Corp.	Mar-02	Apr-02	1.0%	0.0%	1.0%		10.0%	10.0	x	10.0	x
Philip Services Corp.	Jun-99	Nov-99	2.0%	NA	2.0%		8.42%	4.2	x	4.2	x
Motient Corp.	Jan-02	Apr-02	0.0%	5.0%	5.0%		10.0%	NA		2.0	x
Metal Management, Inc.	Nov-00	Jun-01	0.9%	7.0%	7.9%		15.00%	16.2	x	1.9	x

Redback Networks Inc.	NA	NA	5.0%	10.0%	14.0	%(1)	18.00%	3.6	x	1.3	x

McLeodUSA Inc.	Jan-02	Apr-02	17.0%	0.0%	17.0%		15.0%	0.9	x	0.9	x
Imperial Sugar	Jan-01	Aug-01	2.0%	10.0%	12.0%		10.00%	5.0	x	0.8	x
Chiquita Brands International, Inc.	Nov-01	Mar-02	1.4%	23.3%	24.7%		12.50%	9.0	x	0.5	x
Carmike Cinemas, Inc.	Oct-01	Jan-02	22.0%	NA	22.0%		10.00%	0.5	x	0.5	x
KCS Energy	Jan-00	Jan-01	74.5%	0.0%	74.5%		10.00%	0.1	x	0.1	x

(1)	Total is represented on a fully-diluted basis. Therefore, total may not add-up.

Analysis of Current Market Value of Equity

Houlihan Lokey examined the historical trading prices of Redback’s convertible subordinated notes and common stock. Redback’s common stock price has traded below or near $1.00 per share since the third quarter of 2002 from a three-year high of approximately $179.00 per share reached on June 30, 2000, and traded at $1.07 per share as of June 6, 2003, the date used in Houlihan Lokey’s presentation to Redback’s board of directors. Redback’s convertible subordinated notes have lost over half their value over the same period and traded at $41.00 as of June 6, 2003. However, despite Redback’s limited liquidity and the depressed trading price of the convertible subordinated notes, the market value of Redback’s common stock increased 50.9% from $0.75 on May 28, 2003 to $1.13 on June 4, 2003. As a result, as of June 4, 2003, the market value of Redback’s equity exceeded the market value of the convertible subordinated notes, notwithstanding the notes trading at a significant discount to face value.

From a database of over 5,500 publicly trading bonds, Houlihan Lokey analyzed the relationship between bond price movements and stock price movements for companies with distressed bonds. For purposes of Houlihan Lokey’s analysis, bonds trading at under 65% of par were deemed distressed. Of these distressed bonds, Houlihan Lokey analyzed those distressed bonds that have seen a greater than 50% increase in market value since October 1, 2002. In contrast, Houlihan Lokey’s analysis indicated that Redback’s stock price growth had exceeded its note price growth by 2.3x since October 1, 2002. This relative growth is high when compared to other distressed companies, with only three out of 35 companies having a higher stock to bond growth ratio.

Houlihan Lokey also considered certain issues possibly impacting Redback’s common stock price, including a recent substantial increase in the market valuations of telecommunications infrastructure companies in general, a possible increase in purchases by traders covering short positions in Redback’s common stock, and the apparent disregard of negative sentiment from numerous industry analysts regarding Redback. In addition, Houlihan Lokey considered the implications of the liquidation analysis, the pre-restructuring proposal and the post-restructuring proposal, as well as the increased pressure on revenue and liquidity that would likely result from increased customer reluctance to transact business with Redback in the absence of a restructuring. Based on its analysis, Houlihan Lokey concluded that the current trading price of Redback’s common stock should be not be considered as a significant factor in its analysis of the recapitalization plan.

Conclusion

On the basis of its analysis Houlihan Lokey concluded that the recapitalization plan was fair, from a financial point of view, to the existing stockholders of Redback.

Houlihan Lokey

Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other matters, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Redback selected Houlihan Lokey because of its experience and expertise in recapitalization and reorganization transactions and in performing valuation and fairness analyses. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Redback.

Pursuant to a retainer agreement dated June 2, 2003, Redback retained Houlihan Lokey on behalf of the board of directors of Redback to render an opinion as to the fairness, from a financial point of view, of the recapitalization plan to the existing stockholders of Redback. Redback agreed to pay Houlihan Lokey a fee of $750,000 for its services in connection with the retainer agreement, plus reasonable out-of-pocket expenses that may be incurred by Houlihan Lokey in connection therewith. Payment to Houlihan Lokey was made in the amount of $375,000 upon signing of the retainer agreement, and the remainder upon delivery of the opinion. No portion of the fee is contingent upon the consummation of the recapitalization plan or the conclusions reached in the opinion. In the event that (a) in lieu of the recapitalization plan, Redback consummates a restructuring, and a plan of reorganization is confirmed, pursuant to Chapter 11 of the Bankruptcy Code within 12 months following Houlihan Lokey’s delivering of its opinion, (b) Redback paid Houlihan Lokey its $750,000 fee and expenses in accordance with the retainer agreement, and (c) Houlihan Lokey (or any affiliate thereof) has not been served with notice of a claim against it, or named as a defendant in any legal, administrative or other proceedings relating to the recapitalization plan, then Houlihan Lokey will refund $175,000 within 30 days of consummation of a plan of reorganization, pursuant to Chapter 11 of the Bankruptcy Code. Redback has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

Recommendation of the Board of Directors; Reasoning of the Board of Directors in Approving the Financial Restructuring

Our board of directors unanimously approved the terms of the financial restructuring and the transactions contemplated thereby and recommended that our stockholders approve the financial restructuring and vote to accept the prepackaged plan of reorganization. In evaluating the proposed restructuring transaction, our board of directors identified and considered, among other things, the following factors:

1. The information provided by management to the members of our board and our financial advisors as to our financial condition and future prospects, including:

•	concerns that we may be unable to execute on our business plan in large part due to the extent of our leverage, our real estate lease obligations and concerns about challenges facing us in entering into future partnership and customer relationships, and in our ability to hire and retain employees;

•	the fact that, based on management’s then-current financial projections, the absence of available borrowing capacity and our current cash position, and assuming no financing or de-leveraging transaction, if we were to meet all of our existing payment obligations, including debt service, we could exhaust our cash resources prior to the end of the fourth quarter of 2004;

•	our available alternatives, given our projected financial and operational situation, including seeking additional equity financing, a voluntary filing under Chapter 11 of the Bankruptcy Code, and refraining from taking any action at the present time;

•	the potential for an out-of-court restructuring to avoid the adverse effects associated with a non-prepackaged bankruptcy proceeding, which eventually might be necessary unless we consummated the financial restructuring or an alternative cash financing transaction promptly; and

•	the possibility that in a non-prepackaged bankruptcy proceeding, it is likely that our existing stockholders and equity interest holders would receive nothing.

2. The board’s understanding, based on a review of comparable recovery data reflecting the restructuring alternatives available to the company, that the financial restructuring provided a level of recovery to our existing stockholders at least equal to, if not greater than, the recovery in most other recent relevant restructuring transactions completed by other companies in similar situations.

3. The board’s understanding, based on the negotiations among us and the members of the informal noteholders’ committee, that the retention by the existing holders of our common stock of approximately 5% of the outstanding common stock after the financial restructuring, plus certain warrants, represents the maximum amount of common stock the informal noteholders’ committee would agree to permit such holders to retain in connection with the financial restructuring.

4. The board’s understanding that we have thoroughly and aggressively pursued alternative financing and other transactions with potential strategic and financial investors, but have not received any meaningful indications of interest for a transaction that would adequately address the company’s recapitalization and liquidity needs.

5. The board’s familiarity with, and information provided by management as to, our business and current business strategy, and the nature of the market in which we operate.

6. The historical and current market prices for our common stock and our convertible subordinated notes.

7. The opinion of Houlihan Lokey Howard & Zukin delivered to the board on June 15, 2003, that, as based upon and subject to the matters set forth in such opinion, the recapitalization plan was fair from a financial point of view to the existing holders of our common stock.

8. The recommendation of the special committee and the determination of the special committee that the recapitalization plan is fair and advisable to, and in the best interests of, our stakeholders.

9. The fact that we may terminate the lock-up agreement if our board of directors determines that such termination is in our best interests.

The board of directors did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its evaluation of the financial restructuring and the transactions contemplated thereby. Furthermore, the board of directors did not undertake to make any specific determination as to whether any particular factor was essential to its decision to approve the terms of the financial restructuring. Instead, the board of directors conducted an overall analysis of the factors described above, which included a thorough discussion of all of the above-listed factors with its legal and financial advisors. The board of directors relied on the experience and expertise of its financial advisor, UBS, for quantitative analysis of the financial terms of the financial restructuring. In considering the factors described above, individual directors may have given different weights to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the financial restructuring.

Interests of Certain Persons in the Financial Restructuring

You should be aware that our directors and executive officers have interests in the financial restructuring that are different from, or in addition to, or that might conflict with the interests of our security holders. For example, our executive officers and some of our directors are employed by us. For a description of the beneficial ownership of our common stock by these individuals, see “Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management.”

Also, we have employment agreements with several of our executive officers that grant certain benefits to such officers in the event a transaction involving a change in control of Redback, as defined in those agreements, is consummated. The recapitalization plan will constitute a change of control transaction for purposes of these employment agreements. For a description of the employment agreements between us and our executive officers, see “Management—Employment Contracts and Change in Control Arrangements.”

DILUTION TO EXISTING STOCKHOLDERS RESULTING FROM CONSUMMATION OF THE

FINANCIAL RESTRUCTURING

The financial restructuring under each of the recapitalization plan and the prepackaged plan of reorganization would result in the elimination of nearly all of our outstanding indebtedness for borrowed money and create a significant opportunity for us to address our real property operating lease obligations. Under the recapitalization plan the restructuring would include the following principal components:

•	the exchange of up to 100%, but at least 98%, of our convertible subordinated notes for up to 47,500,000 shares of common stock, assuming the effectiveness of the reverse stock split;

•	the issuance to our existing common stockholders of two series of warrants to purchase up to 5,401,662 shares of our common stock, assuming the effectiveness of the reverse stock split; and

•	an increase to the number of shares of common stock available for issuance under our 1999 Stock Incentive Plan to 10,975,610 shares, after giving effect to the reverse stock split.

Along with approval of the increase to the 1999 Stock Incentive Plan, we are requesting approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. We are also requesting approval of an amendment to our 1999 Employee Stock Purchase Plan to increase the aggregate number of shares available, after giving effect to the reverse stock split, for issuance thereunder from              as of             , 2003 to 1.5 million. In addition, under the recapitalization plan, there would be an approximate 73.26:1 reverse split of our common stock. Substantially equivalent restructurings would also be achieved under the prepackaged plan of reorganization, subject to certain dilutive effects from the issuance of shares to other claim holders whose claims are being exchanged for stock and also the need to share distributions with other members of Class 8 equity interests, though we would expect the distributions to Class 8 above market option and warrant holders to be fairly marginal. Under the prepackaged plan of reorganization, however, existing common stock securities will be cancelled and exchanged for a substantially equivalent number, approximately 2.5 million shares, of newly issued common stock.

As a result of the financial restructuring, whether effected through the recapitalization plan or the prepackaged plan of reorganization, our current stockholders would own approximately 2,500,000 shares of newly issued common stock representing approximately 5% of our outstanding common stock issued and outstanding upon consummation of the restructuring and also would own warrants to acquire up to approximately 5,401,662 additional shares of common stock.

THE FINANCIAL RESTRUCTURING, WHETHER COMPLETED THROUGH THE RECAPITALIZATION PLAN OR THE PREPACKAGED PLAN OF REORGANIZATION, WILL SIGNIFICANTLY DILUTE THE PERCENTAGE OF OUTSTANDING STOCK OWNED BY OUR COMMON STOCKHOLDERS. HOWEVER, WE BELIEVE THAT THE COMPLETION OF THE FINANCIAL RESTRUCTURING IS CRITICAL TO OUR CONTINUING VIABILITY. IF THE FINANCIAL RESTRUCTURING IS NOT COMPLETED, WE WILL BE FORCED TO CONSIDER AN ALTERNATIVE BANKRUPTCY PROCEEDING WITH A DIFFERENT PLAN OF REORGANIZATION OR POSSIBLY A LIQUIDATION. ANY ALTERNATIVE PLAN OF REORGANIZATION OR LIQUIDATION IS LIKELY RESULT IN OUR COMMON STOCKHOLDERS RECEIVING LESS THAN UNDER THE PROPOSED FINANCIAL RESTRUCTURING OR NOTHING.

THE RECAPITALIZATION PLAN

Consummation of the recapitalization plan will result in the elimination of nearly all of our outstanding indebtedness for borrowed money, and create a significant opportunity for us to address our real property operating lease obligations. The recapitalization plan consists of the several concurrent transactions described below, each of which is conditioned upon the successful completion of the others as set forth below. The percentage ownerships set forth below after giving effect to the recapitalization plan assume that all of the convertible subordinated notes are exchanged for common stock in the exchange offer and, unless otherwise stated, do not give effect to any shares of our common stock that may be issued pursuant to stock options and warrants, including the warrants to be issued to our common stockholders in the recapitalization plan.

Reverse Stock Split

As part of the recapitalization plan, we are proposing to implement an approximate 73.26:1 reverse split of our common stock. The reverse stock split will not have any material impact on the aggregate capital represented by the shares of common stock for financial statement purposes, nor will adoption of the reverse stock split reduce the number of shares of common stock authorized for issuance. As the number of authorized shares of common stock will not be reduced, the proposed reverse stock split will also have the effect of increasing significantly the number of shares of our common stock available for issuance, even after the issuance of common stock pursuant to the exchange offer. The rights and privileges of holders of shares of common stock will remain the same after the reverse stock split. All of our outstanding options, warrants, exchangeable shares, if any, and purchase rights under our employee stock purchase plan will be proportionately adjusted to reflect the reverse stock split.

Exchange Offer

Concurrently with this proxy solicitation, we are offering to exchange for our outstanding convertible subordinated notes an aggregate of 47,500,000 shares of our common stock, par value $0.0001 per share, representing approximately 95% of the shares of our common stock to be issued and outstanding immediately after the financial restructuring, including the reverse split, assuming the exchange of all outstanding convertible subordinated notes. If 98% of the outstanding convertible subordinated notes are exchanged, we would issue an aggregate of 46,550,000 shares of common stock to the tendering noteholders, representing approximately 94.9% of the issued and outstanding shares of common stock to be issued and outstanding immediately after the financial restructuring. If fewer than 100%, but more than 98%, of the convertible subordinated notes are tendered for exchange, the aggregate number of shares of our common stock issuable to the tendering noteholders in the exchange offer will be reduced proportionately. We will issue approximately 101.6 shares of our post-reverse split common stock in exchange for each $1,000 principal amount of convertible subordinated notes and related accrued interest properly tendered and not withdrawn in the exchange offer.

Warrant Issuance

As part of the recapitalization plan, we will issue warrants that are exercisable for approximately 5.4 million shares of common stock to our common stockholders of record as of             , 2003, assuming the effectiveness of the reverse stock split. The number of shares of common stock subject to the warrants received by each of these common stockholders as part of the recapitalization plan will be determined on a proportionate basis, reflecting that stockholder’s ownership of our common stock on              , 2003. No fractional warrant shares will be issuable; instead, the number of shares of common stock initially issuable upon exercise of the warrants shall be rounded to the nearest whole number. Warrants exercisable for an aggregate of 2,631,579 shares will have an exercise price of $5.00 per share and warrants exercisable for an aggregate of 2,770,083 shares will have an exercise price of $9.50 per share. The exercise price may be paid in cash or in shares of common stock on a net basis. The warrants will be exercisable for seven years from issuance.

Under the terms of our currently outstanding warrants, the holders of those warrants are also entitled, upon exercise following implementation of the recapitalization plan, to receive such new warrants on a proportionate basis with our stockholders, on an as-if exercised basis. Accordingly, we will reserve new warrants exercisable for approximately 4,000 of the approximately 5.4 million shares issuable upon exercise of the new warrants for issuance to certain of our current warrant holders in the event they exercise those current warrants following implementation of the recapitalization plan.

The number of shares of common stock issuable upon exercise of each new warrant shall be subject to adjustment from time to time, upon the occurrence of certain events, including:

•	proportionate adjustments to the number of shares subject to, and the exercise price of, each warrant in connection with any reclassification, stock split, subdivision, combination, consolidation, or capital stock dividend; and

•	in the event of a merger or consolidation of our company into another corporation, or a sale of substantially all of our assets in a manner that entitles our common stockholders to receive securities or assets with respect to or in exchange for their common stock, each warrant holder shall be entitled to receive, upon exercise of the warrant, the number of shares of securities or other property equivalent in amount to that such warrant holder would have received if the warrant had been exercised prior to the transaction.

This proxy/prospectus/disclosure statement is part of a registration statement on Form S-4 filed with the SEC that registers the issuance of the warrants and the shares of common stock issuable upon exercise of the warrants. Upon consummation of the recapitalization plan, we will seek to convert this Form S-4 Registration Statement into a Form S-3 registration statement effective with the SEC in a manner to permit resales of the common stock issuable upon exercise of the warrants.

Proxy Solicitation

We are soliciting proxies from our existing stockholders of the recapitalization plan proposals set forth in this proxy/prospectus/disclosure statement to:

•	approve an amendment and restatement of our certificate of incorporation to implement a 73.2572444:1 reverse stock split of our common stock;

•	approve the issuance of shares of our common stock and warrants pursuant to the recapitalization plan;

•	approve an increase in the number of shares available for issuance under our 1999 Stock Incentive Plan to 10,975,610 shares, assuming effectiveness of the reverse stock split and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

•	approve an increase in the number of shares available for issuance under our 1999 Employee Stock Purchase Plan to 1.5 million shares, assuming the effectiveness of the reverse stock split.

The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval of the matters described in the first three bullet points above. If any one of these three proposals is not approved by our stockholders at the special meeting, then none of the proposals will become effective. However, if we are able and otherwise determine to file the prepackaged plan of reorganization, we will be able to implement the financial restructuring on terms similar to the recapitalization plan. So long as at least one class of claims has accepted the prepackaged plan of reorganization, and subject to certain other conditions, we may be able to confirm the prepackaged plan of reorganization even without acceptance by our stockholders. We are soliciting acceptances of the prepackaged plan of reorganization from our common stockholders and holders of above market stock options and warrants in conjunction with this proxy solicitation. We are also soliciting acceptance of the prepackaged plan of reorganization from our convertible subordinated noteholders and other classes of impaired claims pursuant to a separate prospectus/disclosure statement. The effectiveness of acceptances of the prepackaged plan of reorganization is not conditioned on the approval or consummation of any transactions under the recapitalization plan.

Stockholder approval of the amendment and restatement of our certificate of incorporation requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Stockholder approval of the other items discussed above, other than the prepackaged plan of reorganization, requires the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting, provided that a quorum exists. Under our bylaws, holders of at least 50% of the outstanding shares of our common stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, to constitute a quorum. As of August 19, 2003, our officers and directors and their affiliates held 211,847 shares of our common stock, which represented approximately 0.12% of the issued and outstanding common stock as of that date.

Acceptance of the prepackaged plan of reorganization by our stockholders and other equity interest holders in Class 8 by contrast requires the affirmative vote of stockholders holding at least two-thirds in amount of the equity interests in such class who actually cast votes with respect to the prepackaged plan of reorganization. If our stockholders and holders of above market stock options and warrants do not accept the prepackaged plan of reorganization, we would, in compliance with our lock-up agreement with certain of the noteholders, seek confirmation of the prepackaged plan of reorganization using the “cram down” provisions of the Bankruptcy Code. See “The Prepackaged Plan of Reorganization—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Equity Interests.” Under the prepackaged plan of reorganization, our stockholders would receive consideration similar to that provided for in the recapitalization plan, in terms of the relative stockholdings and the issuance of warrants exercisable for common stock, and assuming the exchange of all of the convertible subordinated notes in the exchange offer and subject to the dilutive effects of the issuance of common stock to certain other claim holders, such as the claims of certain of our landlords and certain uninsured litigation claims, and to the need to share distributions of common stock and new warrants with other participants in Class 8, which we anticipate principally to be the holders of above market warrants and stock options through the issuances to such option and warrant holders we anticipate would be marginal.

Stock Options and Warrants

In connection with the recapitalization plan, we will issue warrants that are exercisable for approximately 5.4 million shares of common stock to our common stockholders of record as of            , 2003. The number of shares of common stock subject to the warrants to be received by each common stockholder will be determined on a proportionate basis, reflecting that stockholder’s ownership of our common stock on the record date. Warrants exercisable for an aggregate of approximately 2.6 million shares will have an exercise price of $5.00 per share and warrants exercisable for an aggregate of approximately 2.8 million shares will have an exercise price of $9.50 per share. The exercise price may be paid in cash or in shares of common stock on a net basis. The warrants will be exercisable for seven years from issuance.

Under the terms of our currently outstanding warrants, the holders of those warrants are also entitled, upon exercise following implementation of the recapitalization plan, to receive their proportionate share of new warrants along with our stockholders. Accordingly, we will reserve approximately 4,000 of the approximately 5.4 million shares issuable upon exercise of the new warrants, along with the appropriate number of new warrants, for issuance to those current warrant holders in the event they exercise those current warrants following implementation of the recapitalization plan.

In connection with the recapitalization plan, we intend to eliminate the evergreen feature of each of our equity incentive plans, which provides for automatic increases to the number of shares reserved or available for issuance, as applicable, on an annual basis under each of our existing equity plans. In addition, each of our existing equity plans will be adjusted as a result of the reverse stock split, in accordance with its terms.

Board of Directors

Our board of directors will be reconstituted in the financial restructuring under either the recapitalization plan or the prepackaged plan of reorganization. The reconstituted board will consist of nine members, including our chief executive officer, chief financial officer and seven board members to be nominated by holders of our convertible subordinated notes tendering notes in the exchange offer (four of whom shall be reasonably acceptable to our current board of directors). We will disclose the identity of, and biographical information for, each member of the reconstituted board of directors as that information becomes available to us prior to the consummation of the financial restructuring. See “Management.”

Conditions to Consummation of the Recapitalization Plan

Consummation of the recapitalization plan is subject to the satisfaction or waiver of significant conditions precedent, including without limitation:

•	Our receipt of valid tenders, which are not withdrawn, from not less than 98% of convertible subordinated notes outstanding immediately prior to the expiration of the exchange offer, and the other conditions to the exchange offer; and

•	Stockholder approval of

•	an amendment and restatement of our certificate of incorporation to implement a 73.2572444 to 1 reverse split of our common stock,

•	the issuance of shares of our common stock and warrants pursuant to the recapitalization plan, and

•	an increase to the number of shares of common stock available for issuance under our 1999 Stock Incentive Plan to 10,975,610 shares, after giving effect to the recapitalization plan, including the reverse stock split and the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

However, even if we do obtain the requisite stockholder approval to consummate the recapitalization plan and all of the other conditions precedent to the exchange offer are satisfied, we may nevertheless file the prepackaged plan of reorganization and pursue the financial restructuring in bankruptcy if we believe it is in the company’s interest to do so, as, for example, if we are unable satisfactorily to renegotiate our excess real property leases. In addition, pursuant to the terms of the lock-up agreement between us and certain of the noteholders, if the recapitalization plan is not consummated by September 30, 2003, the holders of convertible subordinated notes who executed the lock-up agreement will not be obligated to support and participate in the recapitalization plan on the terms set forth in this proxy/prospectus/disclosure statement.

THE RECAPITALIZATION PLAN PROPOSALS

Our board of directors believes it is in our best interest to consummate the recapitalization plan and, accordingly, recommends that you vote in favor of the recapitalization plan proposals. Although the recapitalization plan will result in significant dilution of our common stockholders, completion of the recapitalization plan is critical to our continuing viability. We have substantial obligations that adversely affect our financial condition. The recapitalization plan will result in the elimination of nearly all of our outstanding indebtedness for borrowed money and create a significant opportunity for us to address our real property operating lease obligations. In the event that we are unable to consummate the recapitalization plan, because we fail to obtain sufficient stockholder approval or otherwise fail to satisfy the conditions of the recapitalization plan, we would likely seek to effect the restructuring under the alternative prepackaged plan of reorganization. However, in the event that we can consummate neither the recapitalization plan nor the prepackaged plan of reorganization, we will likely be forced to commence in any event a Chapter 11 bankruptcy proceeding and seek to pursue an alternative non-prepackaged plan of reorganization or liquidation. ANY ALTERNATIVE PLAN OF REORGANIZATION OR LIQUIDATION IS LIKELY TO RESULT IN OUR STOCKHOLDERS RECOVERING LESS THAN UNDER THE PROPOSED RESTRUCTURING PROPOSALS CONTAINED IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT OR NOTHING AT ALL. For a discussion of the factors considered by our board of directors in approving the financial restructuring, including the recapitalization plan see “The Financial Restructuring—Recommendation of the Board of Directors; Reasoning of the Board of Directors in Approving the Financial Restructuring” and for a discussion of the factors considered by Houlihan Lokey in assessing the fairness from a financial point of view of the terms of the recapitalization plan to our existing common stock, see “The Financial Restructuring—Opinion of the Financial Advisor to the Special Committee.”

Consummation of the recapitalization plan requires stockholder approval of each of proposals 1, 2 and 3 set forth below. IF ANY OF PROPOSALS 1, 2 OR 3 IS NOT APPROVED BY OUR STOCKHOLDERS AT THE SPECIAL MEETING, THEN NONE OF THE PROPOSALS WILL BE IMPLEMENTED AND THE RECAPITALIZATION PLAN WILL NOT BECOME EFFECTIVE. HOWEVER, IF WE ARE ABLE AND OTHERWISE DETERMINE TO FILE THE PREPACKAGED PLAN OF REORGANIZATION, WHICH MAY, UNDER CERTAIN CIRCUMSTANCES, BE CONFIRMED BY THE BANKRUPTCY COURT EVEN IF OUR STOCKHOLDERS DO NOT VOTE TO ACCEPT THE PREPACKAGED PLAN OF REORGANIZATION, WE MAY BE ABLE TO IMPLEMENT THE FINANCIAL RESTRUCTURING ON TERMS SIMILAR TO THE RECAPITALIZATION PLAN.

PROPOSAL 1

IMPLEMENTATION OF A 73.2572444:1 REVERSE STOCK SPLIT

General

Our board of directors unanimously adopted resolutions declaring the advisability of, approving and recommending to our stockholders for their approval, a proposed amendment and restatement of our certificate of incorporation to implement a 73.2572444:1 reverse split of our common stock. The reverse stock split will not have a material impact on the aggregate capital represented by the shares of common stock for financial statement purposes, nor will adoption of the reverse stock split reduce the number of shares of common stock authorized for issuance. As the number of authorized shares of common stock will not be reduced, the proposed reverse stock split will also have the effect of significantly increasing the number of shares of our common stock available for issuance, even after the issuance of common stock pursuant to the exchange offer. The rights and privileges of holders of shares of common stock will remain the same after the reverse stock split.

Presently, our certificate of incorporation authorizes the issuance of up to 750,000,000 shares of common stock, of which              shares were issued and outstanding on the record date. The authorized number of shares of preferred stock currently is and will remain 10,000,000 shares, none of which are outstanding.

We are proposing to implement the reverse stock split as part of the recapitalization plan and we need stockholder approval to implement the reverse stock split. The reverse stock split will only take place if all the other conditions to the recapitalization plan, including the offer to exchange our convertible subordinated notes for common stock, are met or waived. For more information about the exchange offer, see “The Recapitalization Plan—Exchange Offer.” As a result of the decrease in the number of outstanding shares of our common stock resulting from the reverse stock split, the number of authorized but unissued shares of common stock will be substantially increased. However, in connection with the exchange offer, we will be required to issue up to 47.5 million shares of common stock to holders of our convertible subordinated notes. Based upon the number of shares outstanding on the record date, assuming that no outstanding options or warrants are exercised and further assuming that the recapitalization plan is consummated on the proposed terms and that all convertible subordinated notes are tendered, there would be approximately              shares of common stock outstanding and approximately              shares of common stock authorized but unissued, after giving effect to the recapitalization plan, including the reverse stock split. We may use any remaining authorized but unissued shares of common stock for issuance in the future based on our future capital and other needs as determined in the discretion of our post-financial restructuring board of directors. Of these              authorized but unissued shares, approximately              shares would be reserved for issuance pursuant to exercise of the warrants to be issued to our stockholders of record as of             , 2003 pursuant to the recapitalization plan, approximately              shares would be reserved for issuance pursuant to outstanding options and warrants, and approximately              shares would be reserved for issuance pursuant to our various employee stock option and purchase plans.

The decrease in the number of shares of common stock outstanding as a consequence of the reverse stock split, even after giving effect to the issuance of shares of our common stock pursuant to the recapitalization plan, is expected to increase the per share price of our common stock. However, the increase in the per share price of the common stock as a consequence of the reverse stock split may be proportionately less than the decrease in the number of shares outstanding and may also be affected by the issuance of shares of common stock in conjunction with the exchange offer. There can be no assurance that an increase in the per share price will actually occur, or that any increase in the per share price of the common stock resulting from the reverse stock split will be maintained for any period of time. The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. On August 21, 2003 the closing sale price for our common stock was $0.28.

As of June 30, 2003, we had approximately 879 stockholders of record. We believe the total number of beneficial holders of our common stock to be approximately 65,536, based on information received from the transfer agent and those brokerage firms who hold our securities in custodial or “street” name.

Principal Effects of the Reverse Stock Split

Corporate Matters.    If the reverse stock split and the other required recapitalization plan proposals are approved by our stockholders, we will file an amended and restated certificate of incorporation with the Secretary of State of Delaware. The reverse stock split will become effective at the time of the filing of the restated certificate. The proposed amended and restated certificate of incorporation is attached to this proxy/prospectus/disclosure statement as Exhibit C.

Options And Warrants.    As of             , 2003, we have outstanding various options and other warrants to acquire up to an aggregate of approximately              shares of common stock at various exercise prices. Pursuant to the adjustment provisions set forth in the governing documents, the amount of common stock issuable pursuant to these options and warrants will be reduced by dividing the total number of shares subject to the outstanding warrants and options by the reverse stock split ratio, and the exercise prices will be increased by a factor of the reverse stock split ratio. In addition, each of our existing equity plans will be adjusted as a result of the reverse stock split, in accordance with its terms.

Fractional Shares.    No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will be entitled to a number of shares of post-split shares rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number when the post-reverse stock split shares are issued.

Holders of options and warrants to purchase shares of common stock who, upon exercise of their options or warrants, would otherwise be entitled to receive fractional shares because they hold stock options or warrants that upon exercise would result in a number of shares of common stock not evenly divisible by the reverse stock split ratio, will be entitled to receive upon exercise of their respective options or warrants, a number of shares of common stock rounded down to the nearest whole number at an exercise price rounded up to the nearest whole cent.

Accounting Treatment.    The net income or loss and net book value per share of our common stock will be increased because there will be fewer shares of our common stock outstanding. The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced to approximately  1/73.26 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. In addition, subsequent to the effectiveness of the reverse stock split, all share figures for prior periods (e.g., shares outstanding and earnings per share figures), when presented in future financial statements, will be presented on a post-split basis.

Exchange of Certificates.    Commencing on the effective date of the reverse stock split, each currently outstanding stock certificate will be deemed for all corporate purposes to evidence ownership of approximately 1/73.26 of a share resulting from the reverse stock split. Currently outstanding certificates do not have to be surrendered in exchange for new certificates in connection with the reverse stock split. Rather, new stock certificates reflecting the number of shares resulting from the reverse stock split will be issued as currently outstanding certificates are transferred. However, we will provide stockholders with instructions as to how to exchange their certificates if they so desire.

STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES REPRESENTING OUR COMMON STOCK UNTIL THEY RECEIVE INSTRUCTIONS FROM OUR TRANSFER AGENT.

In connection with the reverse stock split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split common stock.

In addition, to reflect the reverse stock split, our trading symbol, RBAK, will include a “D” for 20 trading days beginning on the effective date of the reverse stock split. After the end of this period, our ticker symbol will revert to RBAK.

Federal Income Tax Consequences

For a description of the United States Federal income tax consequences of the reverse stock split, see “United States Federal Income Tax Considerations.”

Vote Required for Approval

All shares of our common stock outstanding on the record date will be entitled to vote on Proposal 1. The approval of the amendment and restatement of our certificate of incorporation to implement the 73.2572444:1 reverse split of our common stock requires the affirmative vote of holders of at least a majority our outstanding shares of common stock as of the record date. Since a majority of all outstanding shares is required, any shares that are not voted, including shares represented by a proxy that is marked “abstain” and broker non-votes, will effectively count against Proposal 1. In the absence of indications to the contrary, the proxy holders will vote their proxies for the approval of the reverse stock split. If we do not receive the stockholder approval required to approve the amendment and restatement of our certificate of incorporation to implement the 73.2572444:1 reverse split of our common stock, we will not be able to complete the recapitalization plan, and, assuming we receive sufficient acceptances of the prepackaged plan of reorganization, we may seek to consummate the financial restructuring by filing the prepackaged plan of reorganization with the Bankruptcy Court.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO IMPLEMENT THE 73.2572444:1 REVERSE SPLIT OF OUR COMMON STOCK.

PROPOSAL 2

ISSUANCE OF OUR COMMON STOCK AND WARRANTS

IN THE RECAPITALIZATION PLAN

Our board of directors unanimously adopted a resolution declaring the advisability of, approving and recommending to our stockholders for their approval, the issuance of:

•	up to 52,901,662 shares of our common stock in the recapitalization plan, including up to 47,500,000 shares to holders of our convertible subordinated notes pursuant to the exchange offer being conducted pursuant to the recapitalization plan, and up to 5,401,662 shares of our common stock issuable upon exercise of the warrants to be issued to stockholders and warrantholders of record as of , 2003 in the recapitalization plan, and

•	warrants that are exercisable for an aggregate of 5,401,662 shares, 4,000 of which will be reserved for potential issuance to our current warrant holders, with the remaining being issued to our stockholders of record as of , 2003 in the recapitalization plan.

Upon consummation of the recapitalization plan, the ownership interests of our existing common stockholders, as a percentage of the total number of the issued and outstanding shares of our common stock, will be significantly diluted. After giving effect to the recapitalization plan:

•	holders of our convertible subordinated notes will receive an aggregate of up to 47,500,000 newly issued shares of our common stock, representing approximately 95% of our common stock outstanding after giving effect to the recapitalization plan, including the reverse stock split and assuming the exchange of 100% of the notes; and

•	the existing holders of our common stock will retain 2,500,000 shares, representing approximately 5% of our common stock to be outstanding after giving effect to the recapitalization plan, including the reverse stock split and assuming the exchange of 100% of the convertible subordinated notes and will have the opportunity to increase their aggregate ownership of our company through the exercise of the new warrants.

Except as otherwise indicated, the above percentages exclude options and warrants outstanding prior to consummation of the recapitalization plan and shares available for issuance under our employee benefit plans and any convertible subordinated notes that may remain outstanding after consummation of the recapitalization plan.

Federal Income Tax Consequences

For a description of the United States Federal income tax consequences of the issuance of our common stock and warrants, see “United States Federal Income Tax Considerations.”

Vote Required For Approval

All shares of our common stock outstanding on the record date will be entitled to vote on Proposal 2. Under the Nasdaq listing rules, the approval of the issuance of the common stock and warrants pursuant to the recapitalization plan requires the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting. Therefore, any shares that are not voted, including shares represented by a proxy that is marked “abstain” and broker non-votes, will not count against Proposal 2. In the absence of indications to the contrary, the proxy holders will vote their proxies for the approval of the issuance of the common stock and warrants in the recapitalization plan. If we do not receive the stockholder approval required to approve the issuance of the common stock and warrants, we will not be able to complete the recapitalization plan, and, assuming we receive sufficient acceptances of the prepackaged plan of reorganization, we may seek to consummate the financial restructuring by filing the prepackaged plan of reorganization with the Bankruptcy Court.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ISSUANCE OF COMMON STOCK AND WARRANTS IN THE RECAPITALIZATION PLAN.

PROPOSAL 3

INCREASE IN THE NUMBER OF SHARES AVAILABLE

FOR ISSUANCE UNDER OUR 1999 STOCK INCENTIVE PLAN; APPROVAL OF THE MATERIAL TERMS OF OUR 1999 STOCK INCENTIVE PLAN

Our board of directors unanimously adopted resolutions declaring the advisability of, approving and recommending to our stockholders for their approval, an amendment to our 1999 Stock Incentive Plan to increase the aggregate number of shares available for issuance thereunder from              as of              , 2003 to 10,975,610, in each case, assuming the effectiveness of the reverse stock split. Our board of directors further unanimously adopted resolutions declaring the advisability of approving and recommending to our stockholders for their approval the material terms of our 1999 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The stock plan will be the source of new equity-based awards for employees following the consummation of the recapitalization plan. In connection with the financial restructuring, we intend to eliminate the evergreen feature of the 1999 Stock Incentive Plan, which provides for an automatic increase to the number of shares authorized for issuance under the stock plan.

Stock options closely align our employees’ interests with those of our stockholders. Stock option grants are a powerful tool in recruiting and retaining employees with highly valuable skill sets, which is particularly critical to the success of our company. Because we are developing cutting edge products in a highly competitive environment, there is a limited pool of qualified applicants and significant competition seeking to hire these skilled individuals. We believe we have been successful in hiring the best people, but we need to retain those employees to ensure our future success.

Our board of directors believes that, after giving effect to the recapitalization plan, and eliminating the evergreen feature, the number of shares of common stock that remain available for issuance will be insufficient to achieve the purposes of the 1999 Stock Incentive Plan unless the additional shares are authorized and approved by the stockholders. The additional shares are needed to motivate our employees. Because options vest over time, as the employees create value for the stockholders, they have an incentive to remain with the company to realize the gain as their options vest.

The following is a summary of the material features of the stock plan. The following summary is qualified in its entirety by reference to the plan as set forth in Appendix A.

Administration.    The compensation committee of our board of directors administers the 1999 Stock Incentive Plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of our 1999 Stock Incentive Plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

Eligibility.    The following groups of individuals are eligible to participate in the 1999 Stock Incentive Plan:

•	employees;

•	members of our board of directors who are not employees; and

•	consultants.

As of July 31, 2003, five non-employee directors and approximately 490 employees were eligible to participate in the plan.

Types of Award.    The 1999 Stock Incentive Plan provides for the following types of awards:

•	incentive stock options to purchase shares of our common stock;

•	nonstatutory stock options to purchase shares of our common stock; and

•	restricted shares of our common stock.

Options.    An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Code. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1999 Stock Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 30% of the fair market value of our common stock on the option grant date.

Optionees may pay the exercise price by using cash or, if permitted in the optionee’s option agreement:

•	shares of common stock that the optionee already owns;

•	a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

•	an immediate sale of the option shares through a broker designated by us; or

•	a loan from a broker designated by us, secured by the option shares.

Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they typically expire earlier if the optionee’s service terminates earlier. The 1999 Stock Incentive Plan provides that no participant may receive options covering more than 4,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 8,000,000 shares in the first year of employment, in each case, assuming the effectiveness of the reverse stock split.

Restricted Shares.    Restricted shares may be awarded under the 1999 Stock Incentive Plan in return for consideration determined by the compensation committee, which may include:

•	cash;

•	a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

•	services already provided to us; and

•	in the case of treasury shares only, services to be provided to us in the future.

Restricted shares vest at the time or times determined by the compensation committee.

Change in Control, Merger or Reorganization.    If a change in control of our company occurs, an option or restricted stock award under the 1999 Stock Incentive Plan will vest on an accelerated basis only to the extent determined by the compensation committee. A change in control includes:

•	a merger, consolidation or other reorganization of our company in which persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization own 50% or more of the surviving corporation, or its parent company immediately after such merger, consolidation or other reorganization;

•	a sale of all or substantially all of our assets;

•	a change in the composition of our board of directors in which 50% or fewer of the incumbent directors are directors who either (i) had been our director as of the date 24 months prior to the date of the event that may constitute a change in control or (ii) were elected or nominated for election to our board of directors with the affirmative vote of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•	an acquisition by any person or group (other than a trustee or other fiduciary holding securities under an employee benefit plan sponsored by us and other than a corporation owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock) of 50% or more of the beneficial ownership of the voting power represented by our then outstanding voting securities.

However, if the surviving corporation fails to assume the option or award after any merger or other reorganization and fails to replace it with a comparable award or cash of an equivalent value, then the option or award will become fully vested.

Amendment or Termination.    Our board of directors may amend or terminate the 1999 Stock Incentive Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 Stock Incentive Plan will continue in effect indefinitely, unless our board of directors decides to terminate the plan.

Amended Plan Benefits.    Awards under the 1999 Stock Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the plan. To date, no grants have been made under the 1999 Stock Incentive Plan with respect to the additional shares that are subject to the approval of the stockholders.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options granted to such persons, the 1999 Stock Incentive Plan provides that no optionee may be granted, in any single fiscal year, options to purchase more than 4,000,000 shares, except that a newly hired optionee may receive options to purchase no more than 8,000,000 shares in their first year of service, in each case assuming the effectiveness of the reverse stock split. An approval of the material terms of our 1999 Stock Incentive Plan will allow us to continue to deduct executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. If we do not receive shareholder approval of this proposal, we will continue to grant options pursuant to our 1999 Stock Incentive Plan as in effect prior to this amendment.

This summary is qualified in all respects by the actual provisions of the plan.

Federal Income Tax Consequences of Options.

The following is a brief summary of the effect of Federal income tax laws on the optionee and us with respect to the grant and exercise of options and the disposition of stock acquired upon such exercises under the 1999 Stock Incentive Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. We advise all eligible employees to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the 1999 Stock Incentive Plan.

Neither the optionee nor we incur any federal tax consequences as a result of the grant of an option.

Upon exercising a nonstatutory stock option, the optionee generally must recognize ordinary income equal to the “spread” (the difference) between the exercise price and the fair market value of our common stock on the date of exercise. In the case of an employee, the option spread when a nonstatutory stock option is exercised is subject to income tax withholding and we ordinarily will be entitled to a deduction for the same amount as the spread on which the employee has recognized income. Upon sale or other disposition of a nonstatutory stock option, the optionee generally must recognize as capital gain or loss any difference between the sales price and the exercise price. Such capital gain or loss will qualify for long-term capital gain or loss treatment if the stock has been held for more than one year. The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum long-term capital gain rate for all sales and exchanges (and payments received) on or after May 6, 2003 and before January 1, 2009 to fifteen percent (15%). If the stock has been held one year or less, the capital gain or loss will be treated as short-term capital gain or loss.

The optionee will not recognize any taxable income upon exercise of an incentive stock option, unless the alternative minimum tax rules apply. We receive no deduction when an incentive stock option is exercised. Upon sale or other disposition of the stock more than two years after the date of grant and more than one year after the date of exercise, which we refer to as the holding period, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to us for federal income tax purposes. Upon sale or other disposition of the stock before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of sale in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) we are entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term gain or loss if the stock was held one year or less or long-term capital gain or loss if the stock was held more than one year, and will not result in any deduction by us.

Vote Required For Approval

All shares of our common stock outstanding on the record date will be entitled to vote on Proposal 3. The approval of the increase to the number of shares available for issuance under our 1999 Stock Incentive Plan and approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, require the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting. Therefore, any shares that are not voted, including shares represented by a proxy that is marked “abstain” and broker non-votes, will not count against Proposal 3. In the absence of indications to the contrary, the proxy holders will vote their proxies for the plan increase and for the approval of the material terms of the plan in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. If we do not receive the stockholder approval required to approve the increase to the number of shares available for issuance under our 1999 Stock Incentive Plan, we will not be able to complete the recapitalization plan, and, assuming we receive sufficient acceptances of the prepackaged plan of reorganization, we may seek to consummate the financial restructuring by filing the prepackaged plan of reorganization with the Bankruptcy Court.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER OUR 1999 STOCK INCENTIVE PLAN AND THE APPROVAL OF THE MATERIAL TERMS OF OUR 1999 STOCK INCENTIVE PLAN.

PROPOSAL 4

INCREASE IN THE NUMBER OF SHARES AVAILABLE

FOR ISSUANCE UNDER OUR 1999 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors unanimously adopted resolutions declaring the advisability of, approving and recommending to our stockholders for their approval, an amendment to our 1999 Employee Stock Purchase Plan, or the ESPP, to increase the aggregate number of shares available for issuance thereunder as of                         , 2003, from          to 1.5 million, in each case assuming the effectiveness of the reverse stock split. In connection with the financial restructuring, we intend to eliminate the evergreen feature of the ESPP, which provides for an automatic increase to the number of shares authorized for issuance under the ESPP.

Our board of directors believes that, after giving effect to the recapitalization plan and the elimination of the evergreen feature, the number of shares of common stock that remain available for issuance will be insufficient to achieve the purposes of the ESPP over the term of the plan unless the additional shares are authorized and approved by the stockholders. The additional shares of common stock are needed to motivate our employees. Our employees are our most valuable assets. The incentives provided by the ESPP are vital to our ability to attract and retain outstanding and highly skilled individuals in today’s labor markets.

The following paragraphs provide a summary of the principal features of the ESPP and its operation. The following summary is qualified in its entirety by reference to the plan as set forth in Appendix B.

General.    The board of directors previously adopted the ESPP on March 3, 1999 and it became effective on May 18, 1999 in connection with the company’s initial public offering of its common stock.

Purpose.    The purpose of the ESPP is to provide eligible employees of the company with an opportunity to increase their proprietary interest in the success of the company by purchasing common stock of our company on favorable terms and to pay for such purchases through payroll deductions. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Administration.    A committee comprised exclusively of one or more directors, as appointed by the board, administers the ESPP. The committee shall interpret the plan and make all other policy decisions relating to the operation of the plan. The committee may adopt such rules, guidelines and forms as it deems appropriate to implement the plan. Decisions by the committee are final and binding upon all participants.

Eligibility.    Each employee of the company (including officers), whose customary employment with the company is more than 20 hours per week and more than five months in any calendar year, is eligible to participate in the ESPP; provided, however, that no employee shall be granted an option under the ESPP to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or its parent or subsidiary corporation, or (ii) his or her rights to purchase stock under all employee stock purchase plans of the company accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of a share of common stock at the time such option is granted) for each calendar year. As of July 31, 2003, approximately 490 employees were eligible to participate in the ESPP.

Offering Periods; Purchase Periods.    The ESPP is implemented by consecutive and overlapping offering periods of 24 months in duration, commencing on May 1 and November 1 of each year. Accordingly, two separate offering periods will begin in each calendar year. Each offering period includes four consecutive six-month purchase periods. Purchase periods run from May 1 to October 31 each year and from November 1 to April 30 in the immediately succeeding year. Accordingly, shares of common stock are purchased on the last trading day in April and October of each year.

An eligible employee who elects to enroll in the ESPP is granted an option at the start of an offering period to purchase common stock of the company with payroll deductions. The eligible employee’s payroll deductions are accumulated and applied to purchase whole shares of common stock at the end of each six-month purchase period, unless the participant withdraws or terminates employment earlier.

If the fair market value per share of common stock on the last trading day before the commencement of the offering period for which the participant is enrolled is higher than on the last trading day before the commencement of any subsequent offering period, the participant shall automatically be re-enrolled for such subsequent offering period. In addition, when an eligible employee reaches the end of an offering period but his or her participation in the ESPP is to continue, then such eligible employee shall automatically be re-enrolled for the offering period that commences immediately after the end of the prior offering period.

Purchase Price.    The purchase price per share of common stock under the ESPP will be the lower of (a) 85% of the fair market value of a share of common stock on the last trading day before the commencement of the applicable offering period, or (b) 85% of the fair market value of a share of common stock on the last trading day of the applicable purchase period. The fair market value of the common stock on a given date is generally the closing sale price of the common stock as reported on The Nasdaq National Market for such date.

The maximum number of shares of common stock that may be purchased by a participant on any purchase date equals 4,000 shares of common stock (prior to giving effect to adjustments that will be made as a result of the reverse stock split). Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares of common stock then available for issuance under the ESPP, the committee will make a pro-rata allocation of the available shares of common stock on a uniform and nondiscriminatory basis.

Accumulated but unused payroll deductions of each participant that represents the purchase price for any fractional share of common stock shall be carried over in the participant’s plan account to the next purchase period. Any amount remaining in the participant’s plan account that represents the purchase price for whole shares of common stock that could not be purchased on account of (a) the 4,000 share purchase limit (prior to giving effect to adjustments made as a result of the reverse stock split), (b) the $25,000 purchase limit, or (c) due to an insufficient number of shares available for purchase under the ESPP, shall be refunded to the participant without interest.

Payroll Deductions.    The purchase price of the common stock is accumulated by payroll deductions throughout each purchase period within the offering period. Such payroll deductions may not exceed fifteen percent (15%) of a participant’s compensation. Compensation includes salaries, wages, bonuses, incentive compensation, commissions, overtime pay, shift premiums, and any pre-tax contributions made by the participant under Section 401(k) or Section 125 of the Internal Revenue Code. Compensation excludes all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. All payroll deductions made for a participant are credited to the participant’s account under the ESPP, are withheld in whole percentages only and are included with the general funds of the company. Funds received by the company pursuant to exercises under the ESPP are also used for general corporate purposes.

A participant may not make any additional payments into his or her account. On the last business day of each semi-annual purchase date (that is, the last trading day of October and April of each year), we use the accumulated payroll deductions for each participating employee to purchase shares of common stock for such employees’ individual accounts. During any offering period, a participant may discontinue his or her participation in the ESPP, and may increase or decrease the rate of payroll deductions in an offering period within limits set by the committee.

Withdrawal Rights.    A participant may terminate his or her participation in the ESPP at any time by filing a committee-prescribed form with the company at a location prescribed by the committee at any time before the last trading day of a purchase period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount of payroll deductions credited to the participant’s account will be returned, without interest, to such participant. A former participant who has withdrawn from the ESPP shall not be a participant until he or she re-enrolls in the ESPP and such re-enrollment may be effective only at the commencement of an offering period.

Termination of Employment.    Termination of employment for any reason, including death, or loss of eligible employee status, shall be treated as an automatic withdrawal from the plan. Any payroll deductions the participant may have made for the semi-annual purchase period in which such cessation of employment or loss of eligibility occurs will be refunded without interest.

Leave of Absence.    Employment shall not be deemed to terminate when the participant goes on a military leave, a sick leave or other bona fide leave of absence, if the leave was approved by the company in writing. Employment, however, shall be deemed to terminate 90 days after the participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event, when the approved leave ends, unless the participant immediately returns to work.

Corporate Reorganization.    In the event of a corporate reorganization, unless the ESPP is continued or assumed by the surviving corporation or its parent corporation, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such reorganization. The purchase price for each participant will be the lower of (a) 85% of the fair market value of a share of common stock on the last trading day before the commencement of the applicable offering period, or (b) 85% of the fair market value per share of common stock immediately prior to the effective date of such corporate reorganization.

A corporate reorganization will be deemed to occur if (a) there is a consummation of a merger or consolidation of the company with or into another entity or any other corporate reorganization or (b) the sale, transfer or other disposition of all or substantially all of the company’s assets or the complete liquidation or dissolution of the company.

Amendment and Termination.    The board has the right to amend, suspend or terminate the ESPP at any time and without notice. However, any increase in the aggregate number of shares of stock to be issued under the ESPP shall be subject to approval by the company’s stockholders. In addition, any other amendment of the plan shall be subject to approval by the company’s stockholders to the extent required by applicable law or regulation. The ESPP will terminate automatically 20 years after its adoption by the board, unless the plan is extended by the board and the extension is approved within 12 months by a vote of the stockholders of the company.

Federal Income Tax Consequences of Options Granted Under the ESPP.

The following is a brief summary of the effect of United States federal income tax laws upon options granted under the ESPP. The employee should consult his or her own tax advisor regarding the taxation of these options. This summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the director may reside.

An employee will not have taxable income when the shares of common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the ESPP.

For stock that the employee does not dispose of until more than 24 months after the applicable enrollment date and more than 12 months after the purchase date, which we refer to as the holding period, gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date)

is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Stock sold within the holding period are taxed at ordinary income rates on the amount of discount received from the stock’s market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss), depending on whether or not the stock was held for more than a year. The purchase date begins the period for determining whether the gain (or loss) is short-term or long-term.

The company may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of stock purchased under the ESPP within the holding period. The company may not deduct any amount for shares disposed of after the holding period.

Vote Required For Approval

All shares of our common stock outstanding on the record date will be entitled to vote on Proposal 4. The approval of the increase to the number of shares available for issuance under the ESPP requires the affirmative vote of stockholders holding a majority of the shares of common stock that are held by stockholders voting in person or by proxy at the special stockholders’ meeting. Therefore, any shares that are not voted, including shares represented by a proxy that is marked “abstain” and broker non-votes, will not count against Proposal 4. In the absence of indications to the contrary, the proxy holders will vote their proxies for the approval of the plan increase.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER OUR 1999 EMPLOYEE STOCK PURCHASE PLAN.

THE PREPACKAGED PLAN OF REORGANIZATION

WE HAVE NOT COMMENCED A CASE, WHICH WE REFER TO HEREIN AS A “REORGANIZATION CASE” OR “CHAPTER 11 BANKRUPTCY CASE,” UNDER THE BANKRUPTCY CODE, AND WE HAVE NOT FILED THE PREPACKAGED PLAN OF REORGANIZATION IN A CASE UNDER THE BANKRUPTCY CODE AT THIS TIME. THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT THEREFORE SOLICITS ACCEPTANCE OF THE PREPACKAGED PLAN OF REORGANIZATION IN ADVANCE OF THE COMMENCEMENT OF A REORGANIZATION CASE AND THE FILING OF THE PREPACKAGED PLAN OF REORGANIZATION, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN OF REORGANIZATION IN ANY EVENTUAL CHAPTER 11 BANKRUPTCY CASE.

BECAUSE NO REORGANIZATION CASE HAS YET BEEN COMMENCED, THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF A REORGANIZATION CASE, WE WOULD EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING (a) THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION, AND (b) THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE, AND (2) CONFIRMING THE PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN.

WE INTEND TO CONTINUE OPERATING OUR BUSINESS IN THE ORDINARY COURSE DURING THE CHAPTER 11 BANKRUPTCY PROCEEDINGS AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY OUR EMPLOYEES, SIGNIFICANT TRADE, AND CERTAIN OTHER SIGNIFICANT CREDITORS IN FULL AND ON TIME. THE CLAIMS OF OUR EMPLOYEES AND CERTAIN OTHER SIGNIFICANT UNSECURED CREDITORS (INCLUDING SIGNIFICANT TRADE CREDITORS), WHICH ARE IMPORTANT TO OUR ABILITY TO CONTINUE TO CONDUCT OUR BUSINESS IN THE ORDINARY COURSE AND WHERE SUCH VENDORS HAVE MADE COMMITMENTS TO CONTINUE TO SUPPORT OUR BUSINESS, ARE NOT IMPAIRED UNDER THE PREPACKAGED PLAN OF REORGANIZATION. THE HOLDERS OF IMPAIRED UNSECURED CLAIMS WHICH WE ANTICIPATE WILL BE PRINCIPALLY THE NOTEHOLDERS, LANDLORDS WHOSE UNEXPIRED LEASES ARE REJECTED AND UNINSURED LITIGATION CLAIMS, CONSIST OF THOSE WITH RESPECT TO WHICH THERE ARE NO SPECIAL BUSINESS REASONS TO MAINTAIN ORDINARY COURSE OF BUSINESS TREATMENT WITHOUT IMPAIRMENT.

THE CONFIRMATION AND EFFECTIVENESS OF THE PREPACKAGED PLAN OF REORGANIZATION ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE “—CONDITIONS TO CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION” AND “—CONDITIONS TO EFFECTIVE DATE OF THE PREPACKAGED PLAN OF REORGANIZATION.” THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

NOTHING CONTAINED IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT IS INTENDED AS OR SHALL BE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING US OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE PREPACKAGED PLAN OF REORGANIZATION. YOU SHOULD CONSULT YOUR LEGAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS REGARDING TAX OR OTHER LEGAL CONSEQUENCES OF THE PREPACKAGED PLAN OF REORGANIZATION.

In order to allow us to effect a reorganization under the Bankruptcy Code in the quickest and most cost effective manner, we are soliciting acceptances of the prepackaged plan of reorganization from holders of impaired classes of claims and equity interests in advance of commencement of the reorganization case. The prepackaged plan of reorganization provides for, among other things, the exchange of the convertible subordinated notes for newly issued shares of common stock.

We are furnishing this proxy/prospectus/disclosure statement and the exhibits attached to this document, the accompanying ballots and master ballots and the related materials delivered with this document in connection with the solicitation of acceptances of the proposed prepackaged plan of reorganization described in this section of the proxy/prospectus/disclosure statement to our common stockholders and other holders of equity interests in us which will be impaired under the prepackaged plan of reorganization pursuant to Section 1126(b) of the Bankruptcy Code and which are entitled to vote upon the prepackaged plan of reorganization. At the same time we will also be soliciting the approval of our convertible subordinated noteholders, and other holders of impaired claims against us, pursuant to a separate prospectus/disclosure statement included in a registration statement filed with the SEC on Form S-4 (No. 333-107714).

If the conditions to completion of the non-bankruptcy recapitalization plan, including the minimum tender condition of the exchange offer, are not met or waived, but we do receive the acceptance of the prepackaged plan of reorganization by those classes of impaired claims and equity interests necessary to confirm the prepackaged plan of reorganization, we may elect to commence a reorganization case and file and seek confirmation of the prepackaged plan of reorganization. Moreover, even if we have authority to complete the recapitalization plan, we may elect to proceed with the prepackaged plan of reorganization if we are able to do so and we consider it advantageous to do so, for example, because we are unable to satisfactorily restructure our real property operating leases in an out of court setting.

In connection with the implementation of the prepackaged plan of reorganization, we do not currently anticipate that it will be necessary for our subsidiaries to commence a reorganization case under the Bankruptcy Code. Our subsidiaries are primarily marketing agents for our products with immaterial assets and liabilities, and sales are consummated by, and payments from customers are made directly to, us. Consequently, including such subsidiaries within our Chapter 11 bankruptcy case is unlikely to result in significant additional assets. However, consolidating bankruptcy proceedings would significantly increase the complexity and cost of the bankruptcy proceedings, especially with regard to our foreign subsidiaries. We have included in this proxy/prospectus/disclosure statement a variety of financial information produced on a consolidated basis. This financial information has not generally been adjusted to reflect the exclusion of subsidiaries, since we considered such adjustment to likely be immaterial.

IN THE EVENT WE DO COMMENCE A REORGANIZATION CASE, WE WILL SEEK TO CONSUMMATE THE PREPACKAGED PLAN OF REORGANIZATION AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PREPACKAGED PLAN OF REORGANIZATION, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS OR EQUITY INTERESTS IN CERTAIN CLASSES ARE DESCRIBED IN “—DISTRIBUTIONS UNDER THE PREPACKAGED PLAN OF REORGANIZATION.”

Under the prepackaged plan of reorganization our existing common stock will be cancelled and our existing common stockholders will be entitled to receive in exchange therefor a proportionate share of 2,500,000 shares of newly issued common stock. This number of shares is substantially similar to the number of shares that we anticipated our existing common stockholders would retain, after giving effect to the reverse stock split, under the recapitalization plan. However, as discussed below, our common stockholders share their class of interests (Class 8) under the prepackaged plan of reorganization with certain other parties in interest with similarly impaired claims. Consequently the percentage ownership interest of our common stock held by our common stockholders following the implementation of the prepackaged plan of reorganization will, as a result of the issuance of common stock to such participants in Class 8, be less than under the recapitalization plan though we currently anticipate the effects of such dilution would be marginal. Similarly the issuance of shares of new common stock to claim holders in addition to the noteholders consisting, we anticipate, principally of landlords and certain uninsured litigation claimants, will further dilute the interests of our common stockholders. By contrast, however, under the recapitalization plan, the holders of such claims or interests would either retain their claims and interests in full or be paid in full in cash for their claims instead of in shares of common stock. There are therefore certain economic benefits for us which offset to some degree the negative impact of the additional dilution.

UPON CONFIRMATION, THE PREPACKAGED PLAN OF REORGANIZATION WILL BE BINDING ON ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS REGARDLESS OF WHETHER SUCH CLAIM OR EQUITY INTEREST HOLDERS VOTED TO ACCEPT THE PREPACKAGED PLAN OF REORGANIZATION.

Since under the prepackaged plan of reorganization certain equity interests, consisting of stock options and warrants whose exercise price exceeds the market price of a share our common stock as of the voting record date for the prepackaged plan of reorganization, referred to in this proxy/prospectus/disclosure statement as “below market” warrants and stock options are to receive no distributions, such classes of equity interests will be deemed to reject the prepackaged plan of reorganization. One consequence of such deemed rejection by this class of interests is that we will not be able to obtain the approval of each class of impaired claims and interests. We will therefore need to take advantage of the “cram down” provisions of Section 1129(b) of the Bankruptcy Code to obtain confirmation of the prepackaged plan of reorganization, which imposes certain additional requirements for the confirmation of the prepackaged plan of reorganization. See “—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests.” In particular, the “cram down” provisions require that holders of junior claims or equity interests cannot recover or retain any property on account of that claim or interest under a plan that has been rejected by a senior class of impaired claims or equity interests unless that senior class has either been paid in full or consented to the payments. This is the so-called “absolute priority rule.” In the case of the below market stock options and warrants, we do not believe that there are any junior classes of claims or interests and consequently believe that the absolute priority rule will not prevent confirmation of the prepackaged plan of reorganization under the “cram down” provision of Section 1129(b).

However, in the event that any other impaired class of claims or equity interests does not accept the prepackaged plan of reorganization, the application of the absolute priority rule in such cases may prevent confirmation of the prepackaged plan of reorganization under the “cram down” provisions, absent amendments to the prepackaged plan of reorganization in order to ensure compliance with the absolute priority rule. In the case of a dissenting class of claims, unless such claims are paid in full, this could require an amendment to the prepackaged plan of reorganization providing that stockholders and other junior equity interests recover or retain nothing. A further requirement for confirming the prepackaged plan of reorganization would be demonstrating that the prepackaged plan of reorganization does not unfairly discriminate among similar classes of claims or interests. If it were determined that excluding distributions to such interests discriminated unfairly against them, that could impede confirmation of the plan and require modifications to the prepackaged plan of reorganization to eliminate such discrimination. However, we consider that the below market stock options and warrants constitute the most junior class of equity interests. We do not consider, therefore, that excluding distributions to the below market stock options and warrants is discriminatory.

IF WE ARE UNABLE TO EFFECT THE FINANCIAL RESTRUCTURING THROUGH THE OUT-OF-COURT RECAPITALIZATION PLAN, AND IF THE SOLICITATION OF THE PREPACKAGED PLAN OF REORGANIZATION FAILS, OR, IF APPROVED, THE PREPACKAGED PLAN IS NOT CONFIRMED AND CONSUMMATED, WE MAY IN ANY EVENT BE REQUIRED TO FILE A PETITION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, IF WE HAVE NOT ALREADY DONE SO. WE BELIEVE THAT FAILURE TO APPROVE THE PREPACKAGED PLAN OF REORGANIZATION IN THE EVENT WE MUST COMMENCE A REORGANIZATION CASE WILL CREATE A SIGNIFICANT RISK THAT WE

WILL BE UNABLE TO ACHIEVE OUR BUSINESS OBJECTIVES. IF WE WERE UNABLE TO CONFIRM PROMPTLY A SUITABLE ALTERNATIVE PLAN OF REORGANIZATION WE BELIEVE THAT THERE WOULD BE SIGNIFICANT UNCERTAINTY ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. WE BELIEVE THAT IF WE ARE LIQUIDATED UNDER CHAPTER 7 OF THE BANKRUPTCY CODE, THE VALUE OF THE ASSETS AVAILABLE FOR PAYMENT OF CREDITORS AND HOLDERS OF OUR EQUITY INTERESTS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUE OF THE DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PREPACKAGED PLAN. SEE “— GOING CONCERN VALUATION” AND “—LIQUIDATION ANALYSIS” BELOW.

THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH THE FILING OF THE CHAPTER 11 BANKRUPTCY CASE AND CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION, A COPY OF WHICH ACCOMPANIES THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT AS EXHIBIT D AND TO WHICH REFERENCE SHOULD BE MADE FOR A FULL STATEMENT OF ITS TERMS. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PREPACKAGED PLAN OF REORGANIZATION AND IS NOT A COMPLETE DESCRIPTION OF, OR A SUBSTITUTE FOR, A FULL AND COMPLETE READING OF THE PREPACKAGED PLAN OF REORGANIZATION, WHICH ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO REVIEW CAREFULLY. THE PREPACKAGED PLAN OF REORGANIZATION, IF CONFIRMED, WILL BE BINDING UPON US AND ALL HOLDERS OF CLAIMS AGAINST US AND EQUITY INTERESTS IN US. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PREPACKAGED PLAN OF REORGANIZATION.

For a summary of our financial condition, the background of and reasons for the financial restructuring and the reasons why we are seeking acceptance of the prepackaged plan, see “Summary—Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” The Financial Restructuring—Background of and Reasons for the Financial Restructuring” and the consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement. For a discussion of risks associated with us and the prepackaged plan of reorganization and the transactions contemplated thereunder, see “Risk Factors.”

YOU ARE URGED TO CONSULT YOUR LEGAL COUNSEL AND TAX ADVISORS ABOUT THE PREPACKAGED PLAN OF REORGANIZATION AND ITS EFFECT ON YOUR LEGAL RIGHTS AND YOUR TAX POSITION BEFORE VOTING.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PREPACKAGED PLAN OF REORGANIZATION(1)

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery
Unclassified	Administrative Claims—consisting of the costs and expenses of the administration of our reorganization case, to the extent allowed under Section 503(b) or 1142(e)(2) of the Bankruptcy Code, and to the extent entitled to the priority under Section 507(a)(1) or Section 507(b) of the Bankruptcy Code. Examples of some of the principal claims included in this class are the: (i) actual and necessary costs and expenses of preserving our assets and operating our business during the reorganization case, trade debts incurred in the ordinary course of business and wage claims incurred postpetiton; (ii) costs and expenses of the management, preservation, sale or other disposition of assets during our reorganization case; (iii) costs of the administration, prosecution or defense of claims by or against us; (iv) costs associated with distributions under the prepackaged plan of reorganization; (v) unpaid fees and expenses of professionals retained by us and any official committee of claim or interest holders appointed by the bankruptcy court; (vi) tax claims (if any) arising during our reorganization case; (vii) certain amounts payable to retirees; and (viii) certain fees payable in respect of our bankruptcy filings.	N/A	No	$3,500,000	Paid in full in cash on the effective date of the prepackaged plan of reorganization, or when such claims become payable in accordance with their terms, or when the parties otherwise agree.	100%

Unclassified	Priority Tax Claims—consisting of claims in respect of certain prepetition taxes entitled to priority under Section 507(a)(8) of the Bankruptcy Code.	N/A	No	$2,300,000	Each allowed priority tax claim will be paid in full (i) in cash equal to the unpaid portion of the allowed claim, (ii) through deferred cash payments over a period of up to six years with a value as of the effective date of the prepackaged plan of reorganization equal to the unpaid portion of such allowed priority tax claim, or (iii) through such other less favorable treatment as the holder of the claim and we may agree. To the extent that an allowed priority tax claim is not due on the effective date, such claim will be paid in the ordinary course as it becomes due.	100%

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery

1	Other Priority Claims—consisting of claims entitled to priority under Section 507(a) of the Bankruptcy Code, other than administrative claims or priority tax claims. These claims are primarily for employee wages, commissions, vacation pay, severance pay, sick pay and other similar employment related obligations. The amounts so payable on account of wages, commission and similar payments are limited to amounts earned or payable within 90 days of the petition date and to $4,650 per employee. Claims in this class will also include certain contributions to employee benefit plans for services provided in the 180 days before the petition date. Such sums are limited to an aggregate basis to $4,650 for each employee in the benefit plan adjusted for amounts paid to or on behalf of such employees in respect of wages, commissions and other claims noted above.	Unimpaired	No	$2,200,000	Paid in full in cash on the effective date of the prepackaged plan of reorganization, or as such claims otherwise become due. However, we intend to seek court approval to allow us to pay such claims prior to the effective date of the prepackaged plan of reorganization.	100%

2	Secured Reimbursement Claims—consisting of contingent reimbursement obligations relating to letters of credit issued principally by Silicon Valley Bank and Wells Fargo bank. Our reimbursement obligations are fully cash collateralized.	Unimpaired	No	$1,733,000 (2)	Paid in full in cash on the effective date of the prepackaged plan of reorganization, or satisfied by surrender of the collateral securing such claim, but in each such case subject to any applicable set off that we may have, if any.	100%

3	Other Secured Claims—consisting primarily of capital and finance lease obligations.	Unimpaired	No	$400,000	Will be reinstated or paid in cash on the effective date of the prepackaged plan of reorganization, or satisfied by surrender of the collateral securing such claim, but in each such case subject to any applicable set off that we may have, if any.	100%

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery

4

Unassumed Unsecured Claims Class 4.1—Subordinated Note Claims—consisting of claims directly or indirectly arising from or under, or relating in any way to, the convertible subordinated notes or the indenture.

		Impaired	Yes	$493,537,500 (3) $479,187,500

Exchanged for newly issued common stock equal to approximately 95% of the issued and outstanding common stock as of the effective date of the prepackaged plan of reorganization; provided that, at our option, and if conducive to a settlement of any litigation claims, we reserve the right to elect to pay Class 4.4 claims in cash up to the same relative percentage recovery.

The various Class 4 sub-classes are treated as a single Class for the purposes of voting on, and distributions pursuant to, the prepackaged plan of reorganization.

	Class 4.2—Lease Claims—consisting of claims of (i) any landlord, lessor, licensor, mortgagee or other person with an interest (direct or indirect) in any real estate leased, licensed, rented or otherwise occupied by us, or (ii) any lessee, renter, licensee or other person occupying real estate leased licensed, rented or otherwise contracted for from us (directly or indirectly).			$13,600,000

	Class 4.3—Miscellaneous Impaired Claims— consisting of general category of claims not otherwise classified elsewhere, including, for example, claims arising from the rejection of executory contracts and other claims that do not justify any special treatment in order to preserve our ability to maintain and conduct our business in the ordinary course.			—

	Class 4.4—Uninsured Litigation Claims—consisting of claims in respect of disputes, litigation and other adjudicative proceedings (other than securities litigation and employment related litigation claims), but excluding such claims to the extent covered by insurance.			$750,000

5	Jabil Claims—consisting of the claims of Jabil Circuit, Inc., one of our principal suppliers.	Impaired	Yes	$23,000,000 (4)	We are in discussions with Jabil to document fully the terms of our commercial arrangements and propose to assume such agreements. In the event that we are unable to complete mutually acceptable documentation by the confirmation date, we will assume our current agreements and treat any non-assumable claims as critical vendor relationship claims.	100%

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery

6	Assumed Unsecured Claims Class 6.1—Critical Vendor Relationship Claims—consisting of the (i) claims of critical vendors significant to our ability to continue to operate our business in the ordinary course without undue disruption; and (ii) claims with respect to executory contracts which we intend to assume pursuant to the prepackaged plan of reorganization.	Unimpaired	No	$6,000,000 $6,000,000(5)

Class 6.1 claims obligations will be assumed and either paid in full in cash at the effective date of the prepackaged plan of reorganization or paid in cash as they become due. Critical vendors will either have contracts with us that are assumed by us or will need to have committed to continue to do business with us for the twelve (12) months after the effective date of the prepackaged plan of reorganization, unless reduced by us in the exercise of our reasonable business judgment. The terms (including the maintenance of trade credit terms) of any such continued business terms will need to be as favorable in overall terms as the previous business terms offered by such critical vendors.

We also intend to seek appropriate court orders to permit us to pay critical vendor claims prior to the effective date of the prepackaged plan of reorganization.

Class 6.2 claims will be paid out of and to the extent of insurance proceeds.

The two subclasses will be treated as one class of claims for the purpose of voting upon and distributions under the prepackaged plan of reorganization.

100%
	Class 6.2—Insured Litigation Claims—consisting of claims related to disputes claims, litigation and other adjudicative proceedings (other than securities litigation and employment related litigation claims) and which are fully covered by valid and enforceable insurance policies in our favor.			—

7	Preferred Stock Interests—consisting of our preferred stockholdings, if any.	Unimpaired	No	—	There are currently no shares of preferred stock outstanding and we do not currently anticipate issuing any shares of preferred stock prior to the confirmation of the prepackaged plan of reorganization. The rights in respect of any preferred stock set forth in our certificate of incorporation will remain unaltered.	—

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery

8

Common Stock Related Interests Class 8.1—Old Redback Common Stock Interests—consisting of all interests represented by our common stock.

Class 8.2—Above Market Warrant Interests—consisting of interests represented by our common stock warrants with an exercise price per share of common stock less than or equal to the market price of a share of our common stock as of the voting record date for the prepackaged plan of reorganization.

Class 8.3—Above Market Options Interests—consisting of interests in respect of existing stock options where the exercise price per share of common stock is less than or equal to the market price of a share of our common stock as of the voting record date for the prepackaged plan of reorganization.

		Impaired	Yes	—

Above Market stock options and warrants will be cancelled if not exercised on or before the 10th day following the effective date of the prepackaged plan of reorganization. After the expiration of that exercise period, all then-existing common stock will be cancelled and approximately 2.5 million new shares of common stock will be issued to the participants in Class 8 on a proportionate basis. Class 8 participants will additionally share proportionately in two sets of warrants for common stock for an aggregate of approximately 5.4 million shares of common stock. Such warrants will be exercisable for 7 years. One set of warrants will be exercisable, in the aggregate, for approximately 2.6 million shares of common stock at an exercise price per share of $5 and the other warrant will be exercisable in the aggregate for approximately 2.8 million shares of common stock at an exercise price per share of $9.50.

The subclasses will be treated as one class for the purposes of voting and distributions. (6)

						—

9	Below Market Warrant Interests—consisting of common stock warrants whose exercise price per share of common stock is greater than the market price of a share of our common stock as of the voting record date for the prepackaged plan of reorganization.	Impaired	No	—	Not entitled to receive any distribution and will be cancelled on the effective date of the prepackaged plan of reorganization.	0%

10	Below Market Option Interests—consisting of common stock options whose exercise price per share of common stock is greater than the market price of a share of our common stock as of the voting record date for the prepackaged plan of reorganization.	Impaired	No	—	Not entitled to receive any distribution and will be cancelled on the effective date of the prepackaged plan of reorganization.	0%

11	Securities Litigation Claims—consisting of claims arising out of the rescission of a purchase or sale of securities or damages arising from the purchase or sale of securities or other claims subject to Section 510(b) of the Bankruptcy Code.	Unimpaired	No	—(7)	Will be paid out of, and to the extent of, the proceeds of any applicable valid insurance policy (as such proceeds are reduced by any deductibles or other contributions payable by us under such policy).(6)	100%

Class	Type of Claim or Equity Interest	Impairment	Entitled to Vote	Estimated Allowed Amount(1)	Treatment	Approximate Percentage Recovery

12	Employment Related Litigation Claims—consisting of claims arising out of disputes, litigation and other adjudicative proceedings relating to employment or retention of persons who, as of the commencement of our reorganization case, are former employees or independent contractors, including claims arising out of any settlement, compromise or other agreement related to the discharge of such claim or any judgment or award relating to such claim.	Impaired	Yes	—(8)	To the extent covered by insurance, such claims will be paid from applicable insurance proceeds (as such proceeds are reduced by any deductions or other contributions payable by us under such policy). To the extent such claims are uninsured or there are insufficient insurance proceeds, such claims not covered by insurance will be paid in cash at the same relative percentage rate of recovery as the Class 4 claims.	100% to the extent insured; otherwise 29%

(1)	The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.
(2)	The amounts reflect outstanding secured reimbursement obligations in respect of letters of credit issued in support of real estate leases. It is anticipated that such letters of credit will be drawn upon during the reorganization case, triggering an immediate reimbursement obligation.
(3)	The amount reflected includes approximately $479.2 million of Class 4.1 subordinated note claims, approximately $13.6 million of Class 4.2 lease claims, and approximately $750,000 of Class 4.4 uninsured litigation claims. As of the date of this proxy/prospectus/disclosure statement, we are not aware of any material amounts for Class 4.3 claims. Amounts in respect of landlord claims are stated net of anticipated recoveries from letters of credit, security deposits and other credit enhancements.
(4)	The Jabil Claims are included without reduction for recoveries on letters of credit since it is currently anticipated that, as a result of the ongoing discussions with Jabil, such letters of credit will not be drawn upon. If Jabil were to draw upon the letter of credit, the proceeds of the letter of credit would reduce the amount of the Jabil estimated allowed amounts referenced above, but there would be an equivalent increase in our secured reimbursement claims under Class 2. Since the potential Class 2 claims are fully cash collateralized this would not result in an additional expense for us.
(5)	Because we believe that Class 6.2 litigation claims are covered by insurance it is not expected that such litigation claims will result in any significant out-of-pocket cost to us.
(6)	To the extent that any Securities Litigation Claims in Class 11 exceed the available insurance proceeds, such claims shall be treated in parity with the Class 8 Interests for the purpose of any distributions and share proportionately in distributions made to that class, except that we reserve the right at our option to elect to settle and pay such claims in cash at an amount up to the same relative percentage recovery on such claims as the percentage recovery received by Class 8.
(7)	We expect that our insurance coverage will fully cover known Securities Litigation Claims, and consequently any claims would be unlikely to result in uninsured claims that might result in significant out-of-pocket costs to us.
(8)	We believe that we have meritorious defenses to all uninsured claims known to us.

Anticipated Events in a Reorganization Case

Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of such debtor, its creditors and other parties in interest.

The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the bankruptcy petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of Section 362 of the Bankruptcy Code which provide, among other things, for an automatic stay of all attempts to collect prepetition claims from a debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until the effective date of a plan of reorganization, following confirmation of such plan of reorganization.

The Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity interest holders if necessary to assure adequate representation. The Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 case and may also:

•	consult with the trustee or debtor in possession concerning the administration of the case;

•	investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan of reorganization;

•	participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan of reorganization formulated, and collect and file with the bankruptcy court acceptances or rejections of a plan of reorganization;

•	request the appointment of a trustee or examiner; and

•	perform such other services as are in the interest of those represented.

Upon commencement of a Chapter 11 bankruptcy case, all creditors and equity interest holders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code.

The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan of reorganization sets forth the means for satisfying the claims against and equity interests in the debtor. The prepackaged plan of reorganization that we have proposed in this proxy/prospectus/disclosure statement, provides for the reorganization of our capital structure and satisfaction or restructuring of most claims against us and equity interests in us. We believe such a restructuring will significantly strengthen our financial position and enhance our ability to sustain our current operations as a viable going concern.

Solicitations of Acceptances of the Prepackaged Plan of Reorganization

Usually, a plan of reorganization is filed and votes to accept or reject a plan of reorganization are solicited after the commencement of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from holders of impaired claims and equity interests in anticipation of commencing our reorganization case.

Bankruptcy Rule 3018(b) requires that:

•	the prepackaged plan of reorganization be transmitted to substantially all creditors and equity interest holders entitled to vote on the prepackaged plan of reorganization;

•	the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•	the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and equity interests to make an informed judgment about the prepackaged plan of reorganization. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the prepackaged plan of reorganization by holders of claims or equity interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the prepackaged plan of reorganization, if the bankruptcy court determines, after notice and a hearing, that the prepackaged plan of reorganization was not transmitted to substantially all creditors and equity interest holders entitled to vote on such plan, that an unreasonably short time was prescribed for such creditors and equity interest holders to vote on the prepackaged plan of reorganization, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the prepackaged plan of reorganization for purposes of confirmation of the prepackaged plan of reorganization under the Bankruptcy Code.

Our current intent is to file a reorganization case seeking approval of the prepackaged plan of reorganization if all the conditions of the recapitalization plan cannot be satisfied and/or waived on or before September 30, 2003 (or such earlier or later date as we and the noteholders who are a party to the lock-up agreement may agree), and we may choose, notwithstanding approval of the recapitalization plan, to file a reorganization case if we are unable to renegotiate our existing agreements with landlords and other affected classes of creditors on terms acceptable to us, in each case so long as we have received acceptances from those impaired classes of claims and equity interests necessary to confirm the prepackaged plan of reorganization.

However, the bankruptcy court may conclude that the requirements of Section 1129 of the Bankruptcy Code for confirmation of the prepackaged plan of reorganization have not been met. For example, the bankruptcy court may find that the holders of impaired claims and equity interests have not accepted the prepackaged plan of reorganization if the bankruptcy court finds that the prepackaged plan of reorganization solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the Bankruptcy Code that the prepackaged plan of reorganization solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan of reorganization solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the prepackaged plan of reorganization, or to amend the prepackaged plan of reorganization and seek solicitation based on such amended plan under an amended disclosure statement, before seeking confirmation of a plan of reorganization. This could substantially delay and possibly jeopardize the acceptance and confirmation of a plan of reorganization.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under Section 1125 of the Bankruptcy Code or evidence showing compliance with Section 1126(b) of the Bankruptcy Code shall be filed with the prepackaged plan of reorganization or within the time fixed by the bankruptcy court. This proxy/prospectus/disclosure statement is presented to our common stockholders and other potential participants in Class 8 known to us to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). Disclosure statements in substantially similar form and content will be distributed to the classes of impaired claims, including our noteholders. We believe that this proxy/prospectus/disclosure statement and related disclosure statements for impaired classes of claims and the solicitation process we undertake will meet these requirements.

This prepackaged plan of reorganization solicitation is being conducted at this time in order to obtain the acceptance of each impaired class of claims and equity interests entitled to vote. If we seek relief under Chapter 11 of the Bankruptcy Code, we will attempt to use such acceptances to obtain confirmation of the prepackaged plan of reorganization as promptly as practicable. If we commence a reorganization case, we will promptly seek to obtain an order of the bankruptcy court finding that the prepackaged plan of reorganization solicitation was in compliance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims and equity interests can be used for purposes of confirmation of the prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan of reorganization, provided that we may not make any amendment or modification to the prepackaged plan of reorganization prohibited by the prepackaged plan of reorganization or the lock-up agreement.

As more fully described below, we are soliciting acceptances of the prepackaged plan of reorganization from holders of each class of impaired claims and equity interests entitled to vote on the prepackaged plan of reorganization—classes 4, 5, 8 and 12. While classes 9 and 10 are also classified as impaired, since these classes are not eligible to receive any distributions under the prepackaged plan of reorganization, they are deemed to reject the plan under Section 1126(g) of the Bankruptcy Code and consequently are not entitled to vote to accept or reject the plan. Generally speaking, our creditors are classified as having “claims” and our equity holders “interests” under the prepackaged plan of reorganization.

Holders of Claims Entitled to Vote; Record Date for Voting

Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the prepackaged plan of reorganization. The Bankruptcy Code requires that each claim or interest be placed in a class with claims or equity interests that are “substantially similar.” Consents to a plan of reorganization are then solicited and tallied for each class. At a minimum, at least one class of impaired claims (without including any acceptance of the prepackaged plan of reorganization by our insiders) must vote to accept the prepackaged plan of reorganization. An impaired class of claims will be deemed to accept the prepackaged plan of reorganization if the holders of allowed claims in that class casting votes in favor of acceptance of the prepackaged plan of reorganization (1) hold at least two-thirds in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the prepackaged plan of reorganization, and (2) constitute more than one-half in number of holders of allowed claims in such class who cast votes with respect to the prepackaged plan of reorganization. An impaired class of equity interests will be deemed to accept the prepackaged plan of reorganization if the holders of equity interests in that class casting votes in favor of acceptance of the prepackaged plan of reorganization hold at least two-thirds in amount of the allowed equity interests in such class who cast votes with respect to the prepackaged plan of reorganization.

Classes of claims or equity interests that are not impaired under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or equity interests that do not receive or retain any property under a plan of reorganization on account of such claims or equity interests are deemed to have rejected the plan of reorganization and do not vote. Acceptances of the prepackaged plan of reorganization are being solicited only from those persons who hold claims or equity interests in a class which may be impaired under the prepackaged plan of reorganization and who are not deemed by the Bankruptcy Code to have rejected the prepackaged plan of reorganization. A class of claims or equity interests is impaired if the legal, equitable, or contractual rights of the holders of such claims or equity interests are altered with respect to such claims or equity interests.

The following classes of claims and equity interests are impaired under the prepackaged plan of reorganization and entitled to vote to accept or reject the prepackaged plan of reorganization:

•	Class 4—Unassumed Unsecured Claims, consisting of four sub-classes:

•	Class 4.1—Subordinated Note Claims;

•	Class 4.2—Lease Claims;

•	Class 4.3—Miscellaneous Impaired Claims; and

•	Class 4.4—Uninsured Litigation Claims;

•	Class 5—Jabil Claims;

•	Class 8—Common Stock Related Interests, consisting of three sub-classes:

•	Class 8.1—Common Stock Interests;

•	Class 8.2—Above Market Warrants; and

•	Class 8.3—Above Market Stock Options;

•	Class 12—Employment Related Litigation Claims.

Classes 1, 2, 3, 6, 7 and 11 are unimpaired under the prepackaged plan of reorganization in accordance with Section 1124 of the Bankruptcy Code and, accordingly, holders of claims or equity interests in such classes are deemed to have accepted the prepackaged plan of reorganization and are not entitled to be solicited on, or to vote on, the prepackaged plan of reorganization.

Classes 9 and 10 are impaired but not entitled to receive any distributions in respect of the prepackaged plan of reorganization. In accordance with Section 1126(g) of the Bankruptcy Code, these classes are deemed to have rejected the prepackaged plan of reorganization and are not entitled to be solicited on, or to vote on, the prepackaged plan of reorganization.

To be entitled to vote to accept or reject the prepackaged plan of reorganization, a holder of an allowed claim or interest in any of classes 4, 5, 8 and 12 must have been the owner of such claim or interest at 5:00 p.m. New York City time on the voting record date, regardless of whether such claim is held of record on the record date in such owner’s name or in the name of such owner’s broker, dealer, commercial bank, trust company, agent or other nominee. If a claim or interest is held in the name of an owner’s broker, dealer, commercial bank, trust company, agent or other nominee, the owner will vote on the prepackaged plan of reorganization by completing the information requested on the ballot, voting and signing the ballot and then providing the ballot to the record holder holding the claim or interest for the owner’s benefit. That agent will then submit the owner’s vote to the ballot agent, together with the votes of other owners, if any, for whom such agent holds the claim or interest. No appraisal rights are available to holders of claims or equity interests in connection with the prepackaged plan of reorganization.

Each holder of a claim or equity interest in an impaired class of claims or equity interests should refer to the detailed instructions contained in “—The Prepackaged Plan of Reorganization Solicitation” which describes the voting procedures for such class and in the other materials delivered with this proxy/prospectus/disclosure statement.

Vote Required for Class Acceptance of the Prepackaged Plan of Reorganization

As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the prepackaged plan of reorganization meets the nonconsensual confirmation standards for a “cram down” discussed below under “—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance By All Classes of Impaired

Claims and Interests,” each impaired class of claims and equity interests accept the prepackaged plan of reorganization.

For a class of impaired claims or equity interests to accept the prepackaged plan of reorganization, Section 1126 of the Bankruptcy Code requires acceptance by:

•	in the case of claims, holders of claims that hold at least two-thirds in amount and over one-half in number of holders of the allowed claims of such class, and

•	in the case of equity interests, holders of equity interests that hold at least two-thirds in amount of the allowed equity interests of such class,

in each case counting only those holders who actually vote to accept or reject the prepackaged plan of reorganization. Holders of claims or equity interests who fail to vote or abstain from voting are not counted as either accepting or rejecting the prepackaged plan of reorganization. Accordingly, the prepackaged plan of reorganization could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class and any impaired class of equity interests with the affirmative vote of significantly less than two-thirds in amount of the equity interests in such class.

As noted above, since certain classes of interests will be deemed to have rejected the prepackaged plan of reorganization, we will not be able to obtain the approval of every class of impaired claims and interests and consequently will be seeking to use the cram down provision of the Bankruptcy Code. To be able to use these provisions we will need the approval of at least one class of impaired claims. Pursuant to the lock-up agreement, approximately 67% in aggregate principal amount of Class 4.1 have agreed to vote to accept the prepackaged plan of reorganization. We believe that the acceptance of the prepackaged plan of reorganization by the noteholders who have executed the lock-up agreement makes it highly likely that the prepackaged plan of reorganization will be accepted by the Class 4 claims. This should in turn permit us to use the cram down provision of Section 1129(b) of the Bankruptcy Code to cram down the classes of equity interest.

If the prepackaged plan of reorganization is confirmed, each holder of a claim or interest in a class or subclass, as applicable, will receive the same consideration and upon the same terms as the other members of that class, or subclass, as applicable, and the prepackaged plan of reorganization will be binding with respect to all holders of claims and equity interests of each class, including members who did not vote or who voted to reject the prepackaged plan of reorganization.

Confirmation of the Prepackaged Plan of Reorganization

If we seek to implement the prepackaged plan of reorganization by commencing a Chapter 11 bankruptcy proceeding, we will promptly request that the bankruptcy court hold a confirmation hearing, including a determination that the prepackaged plan of reorganization solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the prepackaged plan of reorganization and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and equity interests, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan of reorganization. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan of reorganization. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan of reorganization.

ANY OBJECTIONS TO CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

In order for the prepackaged plan of reorganization to be confirmed, and regardless of whether all impaired classes of claims and equity interests vote to accept the prepackaged plan of reorganization, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan of reorganization complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

•	except to the extent the prepackaged plan of reorganization meets the “cram down” standards discussed below under “—Confirmation of the Prepackaged Plan of Reorganization Without Acceptance By All Classes of Impaired Claims and Interests,” the prepackaged plan of reorganization be accepted by each impaired class of claims and equity interests by the requisite votes of holders of claims or equity interests in such impaired classes;

•	the prepackaged plan of reorganization is feasible, which means there is a reasonable probability that we will be able to perform our obligations under the prepackaged plan of reorganization and continue to operate our business without the need for further financial reorganization (see “—Feasibility of the Prepackaged Plan of Reorganization”); and

•	the prepackaged plan of reorganization meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (a) accepts the prepackaged plan of reorganization or (b) receives at least as much pursuant to the prepackaged plan of reorganization as such holder would receive in our liquidation under Chapter 7 of the Bankruptcy Code (see “—The Best Interests Test”).

In addition, we must demonstrate in accordance with Section 1129 of the Bankruptcy Code that:

•	the prepackaged plan of reorganization is proposed in good faith;

•	the prepackaged plan of reorganization complies with the Bankruptcy Code;

•	payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan of reorganization, have been approved by or are subject to the approval of the bankruptcy court;

•	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of claim and equity interest holders;

•	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the prepackaged plan of reorganization provides for the continued maintenance of retiree benefits, if any, at the level mandated by the Bankruptcy Code.

Confirmation of the Prepackaged Plan of Reorganization Without Acceptance by All Classes of Impaired Claims and Interests

The Bankruptcy Code contains provisions permitting the confirmation of a plan of reorganization even if the plan of reorganization is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan of reorganization. These “cram down” provisions are set forth in Section 1129(b) of the Bankruptcy Code. As noted above, since certain classes of equity interests are receiving no distributions under the prepackaged plan of reorganization and therefore are deemed to have rejected the plan, we will be seeking to use the cram down provision to approve the prepackaged plan of reorganization notwithstanding such deemed rejection. Under the “cram down” provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan of reorganization, despite the lack of acceptance by one or more impaired classes, if the bankruptcy court finds that:

•	the plan of reorganization does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan of reorganization is fair and equitable with respect to each non-accepting impaired class.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or equity interests in different classes, but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes (and where applicable subclasses) for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class, or subclass, as applicable, identically, we believe that the prepackaged plan of reorganization has been structured so as to meet the “unfair discrimination” test of Section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or equity interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting senior class be paid in full before a junior class may receive any distributions under the plan of reorganization. In addition, case law surrounding Section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

With respect to a class of unsecured claims or equity interests that does not accept the prepackaged plan of reorganization, we must demonstrate to the bankruptcy court that either:

•	each holder of an unsecured claim or equity interest in the dissenting class receives or retains under such prepackaged plan of reorganization, property of a value equal to the allowed amount of its unsecured claim or equity interest; or

•	the holders of claims or holders of equity interests that are junior to the claims of the holders of such senior unsecured claims or equity interests will not receive or retain any property under the prepackaged plan of reorganization.

Additionally, we must demonstrate that the holders of claims or equity interests that are senior to the claims or equity interests of the dissenting class of unsecured claims or equity interests receive no more than payment in full on their claims or equity interests under the prepackaged plan of reorganization.

We believe that the prepackaged plan of reorganization satisfies the “cram down” requirements of the Bankruptcy Code. So long as at least the Class 4 claim holders approve the prepackaged plan of reorganization (the approval of at least one class (excluding our insiders) is required under the Bankruptcy Code), we intend, if necessary, to pursue confirmation of the prepackaged plan of reorganization under the “cram down” provisions of the Bankruptcy Code. However, the bankruptcy court may determine that the prepackaged plan of reorganization does not meet the requirements of Section 1129(b) of the Bankruptcy Code, and we may then be required to amend the prepackaged plan of reorganization to meet such requirements. Such amendments may require us to reduce or eliminate payments to certain claim or interest holders.

Classification and Allowance of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and equity interests in, a debtor. Under Section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and equity interests only into classes containing claims and equity interests which are “substantially similar” to such claims or equity interests. The prepackaged plan of reorganization designates eight classes of claims and four classes of equity interests. Generally, a plan of reorganization cannot be confirmed if there has been an improper classification of claims and equity interests.

We believe that we have classified all claims and equity interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. Class 1 priority creditors are uniquely positioned under the Bankruptcy Code and entitled to full payment as provided in the prepackaged plan of reorganization. In accordance with applicable law, we have separately classified secured claims in Classes 2 and 3, reflecting their unique terms. Classes 5 and 6 unsecured claims of creditors are assumed, passed through or restructured because of their special characteristics, for example, their status as critical vendors significant to our ability to continue to conduct our business in the ordinary course without undue interruption and who have agreed to continue to conduct business with us and extend to us terms, including as to trade credit, both during and following our reorganization case. The Class 4 impaired claims are the residual category of unsecured claimholders not justifying special treatment in order to preserve our ability to conduct our business in the ordinary course or otherwise requiring a special treatment mandated by applicable law. The Class 4 claims we anticipate will principally consist of the claims of noteholders, landlords whose leases are rejected and uninsured litigation-related claims. Class 8 is the principal class of equity interests, comprising our common stockholders and above market stock options and warrants. Below market stock options and warrants are separately classified in Classes 9 and 10 in light of their different economic attributes and consequent treatment under the prepackaged plan of reorganization. There is not expected to be any preferred stock issued and outstanding in Class 7. Class 11 is comprised of securities litigation claims. The only material securities law litigation which we are currently aware of is a shareholder class action lawsuit relating to how our underwriters in our initial public offering allegedly improperly allocated IPO shares to the underwriters’ customers. This litigation is currently the subject of settlement proposals. Such proposals are within the scope of our insurance coverage and we, therefore, expect that any such claims will be fully covered by available insurance. In the event that there should be any securities litigation not covered by insurance, any such claims would, pursuant to Section 510(b) of the Bankruptcy Code, have the same priority as the underlying security to which they relate. Consequently to the extent that any Class 11 claims are not fully covered by insurance they will be classified with the common stock related interests in Class 8 for the purposes of distributions under the prepackaged plan of reorganization. This could have the effect of diluting the equity ownership of the other members of Class 8 and also could result in delays in distributions to Class 8 interest holders due to the need to determine the amount of such 510(b) claims in order to determine the applicable proportionate entitlements of Class 8 participants. Class 12 is comprised of litigation claims with former employees and former contractors.

However, once our reorganization case has been commenced, a claim holder or equity interest holder could challenge our classification of claims and equity interests, and the bankruptcy court could determine that a different classification is required for the prepackaged plan of reorganization to be confirmed. In such event, we would likely seek to modify the prepackaged plan of reorganization to provide for whatever classification might be required by the bankruptcy court and to use the sufficient acceptances received, to the extent permitted by the bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the prepackaged plan of reorganization by changing the composition of such class and the required vote for acceptance of the prepackaged plan of reorganization and could potentially require a resolicitation of votes on the modified prepackaged plan of reorganization.

The prepackaged plan of reorganization provides for the classification and treatment of claims and equity interests allowed under Section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the prepackaged plan of reorganization.

An allowed claim or allowed interest is:

•	any claim or equity interest that is listed by us in our schedules of claims and interests, prepared for our reorganization case, as liquidated in amount and not disputed nor contingent and in respect of which no objection to the allowance of the claim or equity interest, or request to estimate the claim or equity interest, has been interposed within any time period provided under the prepackaged plan of reorganization or under applicable law;

•	any disputed claim or disputed interest that has been adjudicated by final court order as an allowed claim or allowed interest; or

•	any claim that is specified as an allowed claim under the prepackaged plan of reorganization or the confirmation order.

A disputed claim or disputed interest is a claim or equity interest that is not an allowed claim or allowed interest and:

•	the claim or equity interest is not contained on the schedules of claims and interests to the prepackaged plan of reorganization;

•	the claim or equity interest is scheduled as unliquidated, disputed, contingent or unknown;

•	the claim or equity interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the bankruptcy court, the prepackaged plan of reorganization or applicable non-bankruptcy law, and such objection or request for estimation has not been withdrawn or resolved; or

•	the claim or equity interest is otherwise specified as “disputed” or as a “disputed claim” or “disputed interest” pursuant to the prepackaged plan of reorganization.

Description of Classes of Claims and Equity Interests and their Treatment

THE FOLLOWING SUMMARY OF CLASSIFICATIONS OF CLAIMS AND EQUITY INTERESTS AND THE DISTRIBUTIONS UNDER THE PREPACKAGED PLAN OF REORGANIZATION IS SUBJECT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE, TO THE PREPACKAGED PLAN OF REORGANIZATION.

If the prepackaged plan of reorganization is confirmed by the bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or equity interests, whether or not such holder voted to accept the prepackaged plan of reorganization. Moreover, upon confirmation, the prepackaged plan of reorganization will be binding on all of our claim and equity interest holders, regardless of whether or not such claim or equity interest holders voted to accept the prepackaged plan of reorganization (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder’s claims against or equity interests in us, except as otherwise provided in the prepackaged plan of reorganization.

Treatment of Unclassified Claims.    The Bankruptcy Code does not require classification of certain priority claims against a debtor. In our case, these unclassified claims include administrative claims and priority tax claims as described below.

Administrative Claims.    An “administrative claim” is any cost or expense of administration of our reorganization case allowed under Section 503(b) or 1142(e)(2), and entitled to the priority referred to in Section 507(a)(1) or Section 507(b), of the Bankruptcy Code. These claims include, without limitation:

•	any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with our conduct of our business or for the acquisition or lease of property or for the rendition of services;

•	any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of claims by or against us and for distributions under the prepackaged plan of reorganization;

•	the unpaid fees and expenses of professionals retained by us and any official committee appointed by the bankruptcy court (if any);

•	tax claims (if any) arising during our reorganization case;

•	certain amounts payable to retirees; and

•	certain fees payable in respect of our bankruptcy filings.

Subject to the applicable bar date provisions contained in the prepackaged plan of reorganization, which establish the last date on which a proof of claim can be filed, each holder of an allowed administrative claim will, in full satisfaction, release, and discharge of such allowed administrative claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan of reorganization, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan of reorganization, be paid in full, in cash, in accordance with the terms of any agreement between us and such holder, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; (c) be paid on the date on which the administrative claim becomes an allowed administrative claim; or (d) be paid on such other terms and conditions as are acceptable to the parties.

If the bankruptcy court confirms the prepackaged plan of reorganization within the time frame anticipated by us, we expect that the amount of administrative claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the prepackaged plan of reorganization. In the event the bankruptcy court confirms the prepackaged plan of reorganization within 60 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the prepackaged plan of reorganization, we estimate that the aggregate allowed amount of administrative claims (other than those discharged or to be satisfied by us in the ordinary course of business which we expect will include our trade debt incurred post petition) will be approximately $3,500,000 as of the date the prepackaged plan of reorganization becomes effective.

Priority Tax Claims.    A “priority tax claim” is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code. Assuming the bankruptcy court confirms the prepackaged plan of reorganization within 60 days after the commencement of our reorganization case, we estimate that the aggregate allowed amount of priority tax claims (other than those discharged by us in the ordinary course of business) will be approximately $2,300,000 on the date the prepackaged plan of reorganization becomes effective.

Pursuant to the prepackaged plan of reorganization, each holder of an allowed priority tax claim will receive on (a) the distribution date, or (b) the date such claim becomes an allowed priority tax claim, and in full satisfaction release and discharge of such claim, and in our sole discretion, (i) cash equal to the unpaid portion of the allowed claim, or (ii) deferred cash payments over a period of up to six years with a value as of the effective date equal to the unpaid portion of such allowed priority tax claim, or (iii) such other less favorable treatment as the holder of the claim and we may agree. We have reserved the right to pay any balance of an allowed priority tax claim earlier than scheduled, after the distribution date, without penalty or premium. To the extent that an allowed priority tax claim is not due on the effective date, such claim will be paid in the ordinary course as it becomes due.

Treatment of Classified Claims and Equity Interests.    The following describes the prepackaged plan of reorganization’s classification of the claims and equity interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or equity interests:

Class 1—Other Priority Claims.    Class 1 consists of all other priority claims. An other priority claim is any claim against us for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an administrative claim or a priority tax claim. These claims are primarily for employee wages, commissions, vacation pay, severance pay, sick pay and other similar employment related obligations. The amounts so payable on account of wages, commission and similar payments are limited to such amounts earned or payable within 90 days of the petition date and to $4,650 per employee. Claims in this class will also include certain contributions to employee benefit plans for services provided in the 180 days before the petition date. Such amounts are limited on an aggregate basis to $4,650 for each employee in the benefit plan adjusted for amounts paid to or on behalf of such employees in respect of wages, commissions and other claims noted above. We estimate that the aggregate allowed amount of priority claims will be approximately $2,200,000 on the date the prepackaged plan of reorganization becomes effective.

We intend to seek an order approving the pre-effective date payment of employment related priority claims. To the extent such an order is not entered or such claims are not paid prior to the effective date, the prepackaged plan of reorganization provides that the legal, equitable and contractual rights of the holders of allowed Class 1 claims are unaltered by the prepackaged plan of reorganization. Each holder of an allowed Class 1 claim, will, in full satisfaction of and in exchange for such allowed Class 1 claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan of reorganization, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan of reorganization, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) be paid or discharged on such other terms and conditions as are acceptable to the parties.

Class 1 is unimpaired, and the holders of claims in Class 1 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 2—Secured Reimbursement Claims.    Class 2 consists of the claims relating to reimbursement obligations in respect of letters of credit issued principally by Silicon Valley Bank and Wells Fargo Bank to support certain real estate leases. We anticipate that upon commencing our reorganization case, the beneficiaries, who are principally some of our landlords, will draw on the letters of credit and thereby trigger immediate reimbursement obligations. These reimbursement claims are fully cash collateralized and total approximately $1,733,000 in the aggregate. For purposes of the prepackaged plan of reorganization, each allowed secured reimbursement claim will be treated as a separate subclass for the purposes of distributions. At our option, each holder of an allowed Class 2 claim will either (a) be paid in cash, (b) be satisfied by the surrender of the collateral securing such claim, or (c) to the extent we have offsetting claims against the holder of such claim, will be offset.

Class 2 is unimpaired and the holders of claims in Class 2 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 3—Other Secured Claims.    Class 3 consists of all claims against us which are secured by liens upon our assets or are claims of set off, to the extent permitted pursuant to Section 553 of the Bankruptcy Code, other than the secured reimbursement claims addressed in Class 2. These claims principally consist of finance and other lease obligations. For the purposes of the prepackaged plan of reorganization each allowed other secured claim will be treated as a separate subclass for the purposes of distributions. We estimate that the amount of such claims will be approximately $400,000 in the aggregate. At our option, each holder of an allowed Class 3 claim will either (a) have its claim reinstated, (b) be paid in cash, (c) be satisfied by surrender of the collateral securing such claim, or (d) to the extent we have offsetting claims against the holder of such claim, will be offset. If we elect to “reinstate” a claim this will require us to (i) cure any defaults which existed on the date we filed our petition (except for those defaults which are not enforceable against us under Section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of the claim being reinstated, (iii) compensate the holder for any damages allowed as a result of their reasonable reliance upon our performance in accordance with the terms of the claim, and (iv) not otherwise alter the legal, equitable or contractual rights to which the holder of that claim is entitled.

Class 3 is unimpaired, and the holders of claims in Class 3 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 4—Unassumed Unsecured Claims.    Class 4 consists of unsecured claims related to contracts, agreements or other arrangements which are not being assumed by us pursuant to the prepackaged plan of reorganization. We have grouped these claims into four subclasses: (i) the claims of the noteholders in respect of the convertible subordinated notes; (ii) the claims of landlords or others leasing or renting premises to us, and the claims of those who lease and rent premises from us, in respect of leases, rent contracts or other agreements relating to the occupation of real estate that are being rejected under the prepackaged plan of reorganization; (iii) any other unsecured claims which do not fall in any of the other classes of claims, are not unclassified claims and do not otherwise justify special treatment in order to preserve our ability to maintain and conduct our business in the ordinary course; and (iv) disputed claims and claims related to litigation and other adjudicative proceedings (other than securities litigation and employment-related litigation claims) commenced before, or relating to actions, activities or causes of action arising before, the filing of our Chapter 11 petition and not covered by insurance.

As to the Class 4.1 subordinated note claims, our records reflect an expected total obligation at September 30, 2003, in respect of principal and accrued interest, of $479,187,500. As to Class 4.2 lease claims, our records reflect a total aggregate obligation at September 30, 2003 of approximately $13,600,000 net of letters of credit proceeds, deposits and other collateral. As to Class 4.4 litigation claims, we currently estimate aggregate obligations of approximately $750,000. As to Class 4.3 other unassumed unsecured claims, we do not currently anticipate that there will be any material amounts of such claims.

Each holder of an allowed Class 4 claim will receive shares of our common stock after we have restructured pursuant to the prepackaged plan of reorganization, including the contemplated reverse stock split. The holders of Class 4.1 claims will receive approximately 101.6 shares of common stock for each $1,000 principal amount of convertible subordinated notes plus related accrued interest through the filing date of the prepackaged plan of reorganization, rounded up to the nearest whole share. The other holders of Class 4 claims similarly will receive approximately 101.6 shares of common stock for the equivalent dollar amount of their claims, also rounded up to the nearest whole share. By way of example, assuming a September 30, 2003 filing date for the prepackaged plan of reorganization, at which time there would be $25 of interest accrued with respect to each $1,000 principal amount of convertible subordinated notes, each holder of Class 4 claims would receive approximately 101.6 shares of common stock for each $1,025 of their claims. With respect to Class 4.4 litigation claims, we have reserved the right, at our option and if conducive to settlement of these claims, to pay such claims in whole or in part in cash.

Class 4 is impaired, and the holders of claims in Class 4 are entitled to vote on the prepackaged plan of reorganization. The four subclasses will vote on the prepackaged plan of reorganization as a single class.

Class 5—Jabil Claims.    Class 5 consists of the claims against us of Jabil Circuit, Inc., our contract manufacturer, and relate primarily to claims in respect of manufacturing services performed for us by Jabil. In connection with the prepackaged plan of reorganization we are currently in discussions with Jabil and expect that by the time of the confirmation we will have reached agreement to document fully the terms of our commercial arrangements. Jabil has also stated that, subject to our continued payment of invoices in the ordinary course, it currently does not intend to draw upon the letters of credit issued in support of such payables. Subject to finalization of terms with Jabil, we propose to assume such arrangements. In the event that we are unable to document fully in a mutually acceptable fashion our business terms by the confirmation date, we will treat the Jabil Claims as Class 6.1 Critical Vendor Relationship Claims. We currently estimate that our total exposure to Jabil assuming that all our relationships were unwound and we were required to purchase excess inventory, would be approximately $23,000,000 or approximately $8,000,000 if the supporting letters of credit are drawn.

The Class 5 claims are impaired and Jabil will be entitled to vote on the prepackaged plan of reorganization.

Class 6—Assumed Unsecured Claims.    Class 6 is divided into two subclasses, though distributions will be made, on the basis of a single class. Class 6.1 Critical Vendor Relationship Claims is comprised of the claims of our “critical vendors” who are significant to our ability to continue to operate our business, without undue interruption, in the ordinary course and who have agreed to continue to conduct business with us upon terms, including as to trade credit, satisfactory to us, during our reorganization case and for twelve (12) months after the effective date or such lesser period as we determine, in the exercise of our reasonable business judgment, is appropriate in the circumstances. Class 6.1 will also include claims in respect of contracts that we intend to assume. Class 6.2 consists of claims arising in respect of disputes, litigation or other adjudicative proceedings (except for securities and employment-related litigation) commenced prior to the commencement of our reorganization case or commenced after that time but relating to claims, causes of action or actions or activities occurring prior to that time, to the extent such litigation related claims are fully covered by insurance. We estimate that the amount of such Class 6.1 claims will be approximately $5,000,000 in the aggregate, exclusive of cure costs, and that cure costs in respect of the assumption of such contracts will be approximately $1,000,000 in the aggregate. Since Class 6.2 claims are fully covered by insurance, we do not anticipate any out of pocket cost in respect of such claims. To the extent that any assumed unsecured claim has not been paid or satisfied by performance in full prior to the date the prepackaged plan of reorganization becomes effective, the legal, equitable and contractual rights of the holders of claims will be reinstated on the effective date of the prepackaged plan of reorganization. To reinstate an assumed Class 6.1 claim we will be required to (i) cure any defaults which existed on the date we filed our petition (including paying any pre-petition debts payable in respect of assumed contracts), except for those defaults which are not enforceable against us under Section 365(b)(2) of the Bankruptcy Code, (ii) reinstate the maturity of the claim being reinstated, (iii) compensate the holder for any damages allowed as a result of the reasonable reliance upon our performance in accordance with the terms of the claim, and (iv) not otherwise alter the legal, equitable or contractual rights to which the holder of the claim is entitled. Class 6.2 claims will be treated as disputed and contingent claims until settled or litigated to final order. Such claims will be paid in full from the proceeds of the applicable insurance. If litigation claims that would otherwise be classified in Class 6.2 exceed the available insurance proceeds, then those claims would be treated as Class 4.4 claims.

Class 6 is unimpaired, and the holders of claims in Class 6 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 7—Preferred Stock Interests.    Class 7 consists of the interests of holders of our preferred stock, but excluding rights to purchase preferred stock attached to and traded with our common stock. We currently do not have, and do not expect to have, any preferred stock issued and outstanding. To the extent that as of the petition date any preferred stock is outstanding or interests in respect of preferred stock do exist, such preferred stock will continue in existence as issued and outstanding preferred stock of the reorganized entity and other interests in respect of the preferred stock will be reinstated.

Class 7 is unimpaired, and the holders of equity interests in Class 7 (if any) are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 8—Common Stock Interests.    Class 8 is divided into three subclasses, although for the purposes of voting on, and receiving distributions under, the prepackaged plan of bankruptcy the subclasses will be treated as a single class. Class 8.1 is comprised of the interests of holders of our issued and outstanding common stock. Class 8.2 and 8.3, respectively, are comprised of the interests (if any) of holders of common stock warrants or common stock options, respectively, which have an exercise price equal to or less than the market price of the stock subject to such warrants or stock options, as the case may be, as of the voting record date for the prepackaged plan of reorganization. For this purpose, stock options do not include rights under our employee stock purchase plan. Each holder of a Class 8.2 and Class 8.3 interest shall be permitted to exercise their above market warrants or stock options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Unless exercised prior to that date, such warrants and options shall be deemed cancelled. Upon the expiration of such exercise period for the stock options and warrants, our existing common stock will be cancelled and there will be reissued to those entitled to participate in distributions in respect of Class 8 stock, new shares of common stock in an aggregate amount of approximately 2.5 million shares of common stock. Assuming a September 30, 2003 filing date for the prepackaged plan of reorganization, and assuming no Class 4 claims other than the convertible subordinated notes, claims of landlords with respect to rejected leases and our estimate of the uninsured litigation claims, these shares would represent approximately 4.9% of the common stock of our reorganized entity issued and outstanding immediately after the reorganization. Each person participating in distributions on account of our Class 8 interests shall be entitled to receive their proportionate share of (i) such shares of common stock, (ii) warrants to purchase an aggregate of approximately 2.6 million shares of our common stock following the reorganization, exercisable for seven years after the effective date and with an exercise price of $5.00 per share and (iii) warrants to purchase an aggregate of approximately 2.8 million shares of our common stock following the reorganization, exercisable for seven years after the effective date and with an exercise price of $9.50 per share.

Class 8 is impaired, and the holders of Class 8 equity interests are entitled to vote on the prepackaged plan of reorganization. The three sub classes will vote on the prepackaged plan of reorganization as a single class.

Class 9—Below Market Warrant Interests.    Class 9 consists of the interests of the holders of warrants to purchase our common stock with an exercise price in excess of the market price of the stock subject to such warrants as of the voting record date for the prepackaged plan of reorganization. The Class 9 interest holders will not be entitled to any distribution pursuant to the prepackaged plan of reorganization. Consequently holders of Class 9 interests will be deemed to have rejected the prepackaged plan of reorganization.

Class 9 is impaired, and the holders of equity interests in Class 9 are conclusively presumed pursuant to Section 1126(g) of the Bankruptcy Code to have rejected, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 10—Below Market Option Interests.    Class 10 consists of the interests of holders of options issued to employees, consultants, independent contractors, officers and directors pursuant to our various stock incentive plans, or otherwise issued in connection with their employment or retention with an exercise price in excess of the market price of the stock subject to such options as of the voting record date for the prepackaged plan of reorganization. For this purpose, stock options do not include rights under our employee stock purchase plan. The Class 10 interest holders will not be entitled to any distributions pursuant to the prepackaged plan of reorganization. Consequently, holders of Class 10 interests will be deemed to have rejected the prepackaged plan of reorganization.

Class 10 is impaired, and the holders of claims in Class 10 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have rejected, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 11—Securities Litigation Claims.    Class 11 consists of claims arising out of the rescission of a purchase or sale of securities or damages arising from the purchase or sale of securities, and including any settlement, compromise or other agreement relating to the discharge of such claim or any judgment or award relating to such litigation or dispute. Each Class 11 claim shall be treated as a separate subclass. Currently we are aware of only one claim within the scope of Class 11. This is a shareholder class action lawsuit relating to how our underwriters in our initial public offering allegedly improperly allocated IPO shares to the underwriters’ customers. This claim is currently subject to settlement negotiations. It is currently anticipated that the settlement will be finalized by late 2004. The settlement terms are within the scope of our existing insurance coverage and we therefore anticipate that such claims will be paid from the proceeds of such insurance (as such proceeds are reduced by any deductible or other contributions payable by us under such policy). In the event that any securities litigation claims do exceed available insurance proceeds or are uninsured such claims will be treated in parity with our Class 8 interests for the purposes of distributions and shall share equally in distributions, in accordance with Section 510(b) of the Bankruptcy Code, made to such Class. We have also reserved the right, if conducive to the settlement of securities litigation claims, to elect to pay such uninsured claims in cash in an amount not more than the same relative percentage recovery on such claims as the percentage recovery received by the Class 8 interests.

Class 11 is unimpaired, and holders of claims of Class 11 are conclusively presumed pursuant to Section 1126(f) of the Bankruptcy Code to have accepted, and are not entitled to vote on, the prepackaged plan of reorganization.

Class 12—Employment Related Litigation Claims.    Class 12 consists of claims related to disputed claims, litigation and other adjudicative proceedings arising out of the employment or retention of former employees and former independent contractors, asserted, commenced or pending on the commencement of our reorganization case or asserted, commenced or pending after the commencement of our reorganization case in respect of prepetition claims, actions, activities or causes of action. Each Class 12 claim shall be treated as a separate subclass and will be paid out of, and to the extent of, the proceeds of any applicable valid insurance policy (as such proceeds are reduced by any deductible or other contributions payable by us under such policy). To the extent that any Class 12 claims exceed the available insurance proceeds, such claims will be paid in cash at the same relative percentage of recovery as Class 4 claims.

Class 12 is impaired and the holders of claims in Class 12 are entitled to vote on the prepackaged plan of reorganization.

Feasibility of the Prepackaged Plan of Reorganization

The Bankruptcy Code requires that, in order to confirm the prepackaged plan of reorganization, the bankruptcy court must find that confirmation of the prepackaged plan of reorganization (or any other plan of reorganization) will not likely be followed by the liquidation or the need for further financial reorganization. For the prepackaged plan of reorganization (or any other plan of reorganization) to meet the “feasibility test,” the bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the plan of reorganization.

We have analyzed our ability to meet our obligations under the prepackaged plan of reorganization. As part of our analysis, we have considered our forecasts of our financial performance after completion of our reorganization case. These projections and the significant assumptions on which they are based are included in this proxy/prospectus/disclosure statement. See “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization.” We believe, based on our analysis, that the prepackaged plan of reorganization provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the prepackaged plan of reorganization, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the prepackaged plan of reorganization. However, the bankruptcy court may not agree with our determination or accept the projections or the assumptions underlying our determination.

Notwithstanding our belief that we will be able to meet our obligations, under the prepackaged plan of reorganization in order to further increase our available unrestricted cash following the financial restructuring, we are exploring the possibility of obtaining additional financing that would be contingent upon consummation of the financial restructuring. As of the date of this proxy/prospectus/disclosure statement, we are negotiating with two commercial lenders the terms of two separate proposals for commitments for receivable, asset and inventory based borrowing facilities. One proposal would allow us to borrow up to $30 million based upon receivables, assets and inventory, and use up to $15 million of the $30 million to secure letters of credit that require cash collateral, depending upon our meeting our projected levels of operating results. The other proposal is a receivable based facility that would allow us to borrow up to $10 million. Each of the proposals would likely include significant restrictive financial covenants, among other terms and conditions. We intend to continue to negotiate the terms of both proposals, but to enter into only one commitment with one of those commercial lenders. Under the terms of the lock-up agreement, however, we must obtain the consent of those holders required under the lock-up agreement before we can incur indebtedness for borrowed money prior to consummation of the financial restructuring. We cannot assure you that we will be able to obtain the necessary noteholders’ consent to incur such indebtedness, or that we will be able to obtain financing pursuant to either of these financing proposals or any other financing proposal on favorable terms or at all.

Going Concern Valuation

Introduction

In this section of the proxy/prospectus/disclosure statement, we will refer to our company, including our subsidiaries, prior to giving effect to the reorganization as set forth in the prepackaged plan of reorganization as “Redback” or the “Company”, and after giving effect to the reorganization as “Reorganized Redback.”

To assist our board of directors in evaluating the prepackaged plan of reorganization and the distributions that holders of claims and equity interests will receive under the prepackaged plan of reorganization, our board of directors requested that our financial advisor, UBS Securities LLC (“UBS”), undertake an analysis of the estimated range of the going concern enterprise value of Reorganized Redback, on a consolidated basis, after giving effect to the reorganization as set forth in the prepackaged plan of reorganization.

In conducting its analysis, UBS, among other things: (a) reviewed certain publicly available business and historical financial information relating to Redback; (b) reviewed certain internal financial information and other data relating to the business and financial prospects of Reorganized Redback, including the projections prepared by Redback set forth under “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization,” which were provided to UBS by Redback; (c) conducted discussions with members of Redback’s senior management concerning the business and financial prospects of Reorganized Redback; (d) reviewed publicly available financial and stock market data with respect to Redback and certain other companies in lines of business UBS believed to be generally comparable in certain respects to Reorganized Redback’s businesses; (e) reviewed the financial terms of certain transactions that UBS believed to be generally relevant to Reorganized Redback’s businesses; (f) considered certain industry and economic information relevant to Reorganized Redback’s businesses; (g) reviewed the prepackaged plan of reorganization and the information that was included in the prospectus/disclosure statement that was part of the Company’s registration statement on Form S-4 filed with the SEC on August 6, 2003; (h) reviewed the process conducted by UBS to solicit interest in the purchase of some or all of Redback, whether by acquisition, merger or new money investment in the Company; and (i) conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

UBS assumed and relied on the accuracy and completeness of all financial information furnished to it by Redback and by its other professionals and other publicly available information. In addition, UBS did not independently verify the assumptions underlying the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization,” nor did UBS seek or obtain independent evaluations or appraisals of Redback’s assets in connection with such valuation.

THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF REORGANIZED REDBACK, ASSUMING THAT REORGANIZED REDBACK CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON CERTAIN CUSTOMARY VALUATION METHODOLOGIES. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK COULD NOT BE ESTIMATED BY MEANS OF CERTAIN OTHER CUSTOMARY VALUATION METHODOLOGIES BECAUSE THE RELEVANT FINANCIAL INFORMATION FOR REDBACK WAS NOT AVAILABLE, OR BECAUSE THE INFORMATION CONCERNING TRANSACTIONS THAT WE WOULD CONSIDER COMPARABLE WAS NOT AVAILABLE TO UBS. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF REORGANIZED REDBACK, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. SUCH ESTIMATE WAS DEVELOPED SOLELY FOR THE PURPOSES OF FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED REDBACK MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PREPACKAGED PLAN OF REORGANIZATION, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE.

The actual value of an operating business, such as Reorganized Redback, is subject to various factors, uncertainties and contingencies, many of which are beyond the control or knowledge of Redback or UBS, and such value will fluctuate with changes in such factors. In addition, the market prices of Reorganized Redback’s securities will depend upon, among other things, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the prepackaged plan of reorganization (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), prevailing interest rates, and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to Reorganized Redback’s securities.

The analysis by UBS was undertaken solely for the purpose of assisting our board of directors in evaluating the prepackaged plan of reorganization and the distributions that holders of claims and interests will receive under the prepackaged plan of reorganization. The analysis by UBS addresses the estimated going concern enterprise value of Reorganized Redback and does not address any other aspect of the proposed reorganization, the prepackaged plan of reorganization or any other transactions, and does not address the Company’s underlying business decision to effect the reorganization set forth in the prepackaged plan of reorganization. UBS’ ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CREDITOR OR HOLDER OF EQUITY INTERESTS AS TO HOW SUCH PERSON SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PREPACKAGED PLAN OF REORGANIZATION. UBS has not been asked to, nor has UBS expressed any view as to what the value of Reorganized Redback’s securities will be when issued pursuant to the prepackaged plan of reorganization or the prices at which they may trade in the future. The estimated going concern enterprise value of Reorganized Redback set forth herein does not constitute an opinion as to fairness from a financial point of view to Redback or any other person of the consideration to be received by such person under the prepackaged plan of reorganization or of the terms and provisions of the prepackaged plan of reorganization.

UBS’ estimated going concern enterprise value of Reorganized Redback was undertaken solely in connection with Redback’s prepackaged plan of reorganization and was not intended to be used in any way in connection with Redback’s out-of-court recapitalization plan. UBS’ estimated going concern enterprise value of Reorganized Redback is with respect to Reorganized Redback after giving effect to the prepackaged plan of reorganization and does not address the going concern enterprise value of Redback before or after giving effect to the out-of-court recapitalization plan. This disclosure statement, of which UBS’ estimated going concern enterprise value of Reorganized Redback is a part, would in connection with the bankruptcy proceeding related to the prepackaged plan of reorganization be subject to, among other things, approval by the Bankruptcy Court after a hearing and an opportunity for interested parties to seek changes and additional disclosure. ACCORDINGLY, UBS’ ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK SHOULD NOT AND MAY NOT BE RELIED UPON IN ANY WAY OR TAKEN INTO ACCOUNT IN CONNECTION WITH THE OUT-OF-COURT RECAPITALIZATION PLAN.

The analysis by UBS is based upon, among other things, Reorganized Redback achieving the results included in the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization” prepared by management, and UBS has assumed that the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization” was prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Company as to the future operating and financial performance of Reorganized Redback. The future results of Reorganized Redback are dependent upon various factors, many of which are beyond the control or knowledge of the Company, and consequently are inherently difficult to project. The financial results reflected in the projections are in certain respects materially better than the recent historical results of operations of the Company. Reorganized Redback’s actual future results may differ materially from the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization” and any such differences are likely to affect the value of Reorganized Redback. See “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization.”

ACCORDINGLY, FOR THESE AND OTHER REASONS, THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK SET FORTH IN THIS SECTION MUST BE CONSIDERED INHERENTLY SPECULATIVE. AS A RESULT, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATED GOING CONCERN ENTERPRISE VALUE HEREIN. NEITHER THE COMPANY, NOR UBS NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE.

UBS is an internationally recognized investment banking firm. As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS, its successors and affiliates may trade securities of Redback for the accounts of their customers and may in the future trade securities of Reorganized Redback for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Methodology

In preparing its valuation, UBS performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS, which consisted of (a) analysis of the market value and trading multiples of Redback, as well as selected publicly held companies in lines of business UBS believed to be comparable in certain respects to the lines of business of Reorganized Redback and (b) a review of the process conducted by UBS to solicit interest in the purchase of some or all of Redback, whether by acquisition, merger or new money investment in the Company. The summary does not purport to be a complete description of the analyses performed and factors considered by UBS. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS’ conclusions. UBS did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS place any particular reliance or weight on any individual analysis. Rather, UBS arrived at its views based on all the analyses undertaken by it assessed as a whole.

For purposes of UBS’ analysis, the going concern enterprise value of Reorganized Redback equals the value of its fully diluted common equity plus its outstanding debt, determined based on Reorganized Redback on a consolidated basis as an operating business, after giving effect to the reorganization set forth in the prepackaged plan of reorganization.

Selected Publicly Traded Companies Analysis.    UBS analyzed the market value and trading multiples of selected publicly held companies in lines of business UBS believed to be comparable in certain respects to the lines of business of Reorganized Redback. UBS calculated the enterprise value of the selected companies as a multiple of certain historical and projected financial data of such companies. UBS then analyzed those multiples and compared them with multiples derived by assigning an estimated range of going concern enterprise values to Reorganized Redback and dividing those estimated going concern enterprise values by the corresponding historical and projected financial data of Reorganized Redback. The projected financial data for Reorganized Redback was based on the Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization and the projected financial data for the selected companies was based on publicly available research analyst reports and other publicly available information.

Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to Reorganized Redback. Accordingly, UBS’ comparison of the selected companies to the businesses of Reorganized Redback and analysis of the results of such comparison was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Reorganized Redback.

Sale/New Money Process.    UBS conducted an extensive process to identify and solicit interest in the purchase of some or all of Redback. This process included identifying prospective investors, providing them with informational materials, introducing them to management, facilitating management presentations, and soliciting proposals for the purchase of some or all of Redback, whether by acquisition, merger or new money investment in the Company. While the process led to no definitive proposals, UBS did receive non-binding indications of interest, which provided insight into how prospective investors valued Redback’s business.

Estimated Going Concern Enterprise Value of Reorganized Redback

IN CONNECTION WITH THE ANALYSIS BY UBS, WITH REDBACK’S CONSENT, UBS DID NOT ASSUME ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS BY REDBACK, PUBLICLY AVAILABLE TO UBS OR OTHERWISE REVIEWED BY UBS, AND UBS, WITH REDBACK’S CONSENT, RELIED ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS FURTHER RELIED UPON THE REPRESENTATIONS OF REDBACK’S SENIOR MANAGEMENT THAT THEY WERE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD MAKE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO REDBACK’S UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING UNDER PREPACKAGED PLAN OF REORGANIZATION, UBS ASSUMED, AT REDBACK’S DIRECTION, THAT THE “UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING UNDER PREPACKAGED PLAN OF REORGANIZATION” HAS BEEN REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF REDBACK’S

SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF REORGANIZED REDBACK AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PREPACKAGED PLAN OF REORGANIZATION.

In addition, with Redback’s consent, UBS did not assume any responsibility for independently evaluating the achievability of the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization” or the reasonableness of the assumptions upon which it is based, did not contact any of Redback’s customers regarding the likelihood that such customers would continue to purchase products from Reorganized Redback, and did not conduct a physical inspection of the properties, facilities and products of Redback. Furthermore, at Redback’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was UBS furnished with any such evaluation or appraisal.

UBS also assumed, with Redback’s consent, among other things, the following (as to which UBS makes no representation):

•	The prepackaged plan of reorganization will be confirmed and consummated in accordance with its terms, and the Company will be reorganized as set forth in the prepackaged plan of reorganization.

•	The effective date of the reorganization will be November 30, 2003.

•	Reorganized Redback will achieve the forecasts as contained in the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization”.

•	Reorganized Redback’s capitalization and available cash will be as set forth in the prepackaged plan of reorganization and this proxy/prospectus/disclosure statement.

•	Reorganized Redback will be able to obtain all future financings on the terms and at the times necessary to achieve the “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization”.

•	Neither Redback nor Reorganized Redback will engage in any material asset sales or other strategic transaction (other than the restructuring contemplated by the prepackaged plan of reorganization), and no such asset sales or strategic transactions are required to meet Reorganized Redback’s ongoing cash requirements.

•	All governmental, regulatory or other consents and approvals necessary for the consummation of the prepackaged plan of reorganization will be obtained without any material adverse effect on Reorganized Redback or the prepackaged plan of reorganization.

•	There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of Redback other than as reflected in “Unaudited Projected Consolidated Financial Information for Restructuring under Prepackaged Plan of Reorganization”.

•	There will not be any material change in economic, market, financial and other conditions.

The estimated range of the going concern enterprise value of Reorganized Redback is necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to UBS as of, the date of UBS’ analysis, July 11, 2003. Although subsequent developments may affect UBS’ analysis and views, UBS does not have any obligation to update, revise or reaffirm its estimate.

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, the view of UBS, as of July 11, 2003, was that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, projections or prospects of Reorganized Redback, the estimated going concern enterprise value of Reorganized Redback, as of the effective date of the reorganization (November 30, 2003), would be in a range between $100 million and $200 million.

THIS ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK DEPENDS UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE “UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR RESTRUCTURING UNDER PREPACKAGED PLAN OF REORGANIZATION” AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

THE VALUATION RANGE SET FORTH HEREIN REPRESENTS THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED REDBACK AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.

The Best Interests Test

Even if the prepackaged plan of reorganization is accepted by each impaired class of claims and equity interests, Section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the prepackaged plan of reorganization, the bankruptcy court must determine that either:

•	each member of an impaired class of claims or equity interests has accepted the prepackaged plan of reorganization; or

•	the prepackaged plan of reorganization will provide each nonaccepting member of an impaired class of claims or equity interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under Chapter 7 of the Bankruptcy Code.

If all members of an impaired class of claims or equity interests accept the prepackaged plan of reorganization, the best interests test does not apply with respect to that class.

The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a liquidation of our assets under a Chapter 7 bankruptcy case. The total amount available would be the sum of the proceeds from such a forced disposition of our assets by a Chapter 7 trustee and the cash held by us at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets (to the extent of the value of the collateral securing such claims), the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of Chapter 7 for the purposes of liquidation. Finally, the present value of the resultant residual balance (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and equity interest holders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code, which requires that no junior claim or interest holder receive any distribution until all senior claim and interest holders are paid in full. The amounts so allocated can then be compared to the value of the property that is proposed to be distributed under the prepackaged plan of reorganization on the date the prepackaged plan of reorganization becomes effective.

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and interest holders in a Chapter 11 case, including:

•	the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case,

and as illustrated in the following liquidation analysis, prepared with the assistance of FTI Consulting, Inc., we have determined that confirmation of the prepackaged plan of reorganization will provide each creditor and equity interest holder with a recovery that is not less than it would receive pursuant to our liquidation under

Chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and equity interests in a Chapter 7 case would be further impaired as compared to the value of distributions under the prepackaged plan of reorganization because such distributions in Chapter 7 may not occur for a substantial period of time. For example, the distribution of the proceeds of the liquidation may be significantly delayed by the need to resolve all objections to claims and prepare for distributions.

Liquidation Analysis

We have prepared this liquidation analysis with the assistance of our financial advisors, FTI Consulting, or FTI. The liquidation analysis estimates the values that may be obtained by claim and equity interest holders upon disposition of assets, pursuant to a liquidation in a bankruptcy case under Chapter 7 of the Bankruptcy Code, as an alternative to continued operation of the business under the plan of reorganization. The liquidation analysis is based upon the assumptions discussed below. The liquidation analysis assumes we file for bankruptcy protection. Because of numerous risks, uncertainties and contingencies beyond our control, there can be no assurances whatsoever that the following recoveries could be realized. Moreover, because this liquidation analysis was prepared for purposes of the prepackaged plan of reorganization, and reflects our estimates of potential recoveries that could be realized in a liquidation, the amounts disclosed are not likely to be meaningful for us as a going concern or indicative of actual returns that may eventually be realized by our stakeholders in a non-liquidation context.

	Estimated Net Book Value as of 9/30/03	Estimated Recovery %		Estimated Recovery $		Notes
		Low	High	Low	High
Cash & Cash Equivalents	$14.7	100%	100%	$14.7	$14.7	1
Restricted Cash	17.4	100%	100%	17.4	17.4	2
Accounts Receivable, Net	13.8	65%	85%	9.0	11.7	3
Inventory, Net	7.0	22%	79%	1.6	5.5	4
Prepaid & Other Current Assets	7.3	4%	10%	0.3	0.7	5
Fixed Assets	34.6	3%	15%	1.1	5.0	6
Other Long-Term Assets	17.6	0%	0%	0.0	0.0	7
Intangible Assets	433.1	2%	5%	10.8	21.7	8

Total Assets	$545.5			54.9	76.7

Less: Secured Claims				17.8	17.8	9
Less: Administrative/Priority Expenses				14.8	16.0	10

Total Proceeds Available to Unsecured Creditors				$22.3	$42.9

Unsecured Claims				$561.5	$553.5	11

Estimated Recovery for Unsecured Claims				4%	8%

Notes to the Liquidation Analysis

The liquidation analysis, prepared by us with the assistance of FTI, estimates the proceeds that could be realized if we were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by us, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies beyond our control. In addition, the liquidation analysis is based upon certain assumptions with respect to liquidation decisions which could be subject to change. Accordingly, there can be no assurance that the values reflected in the liquidation analysis would be realized if we were, in fact, to attempt to liquidate under Chapter 7, and actual results could vary materially from those shown here.

The liquidation analysis assumes the wind-down of operations occurs over a 90 day period and final estate closure within 12 months, and further assumes that we (i) file for bankruptcy protection on September 30, 2003, (ii) operate at a reduced headcount until December 31, 2003 when the Chapter 7 Trustee would take control of the estate and (iii) complete the liquidation process approximately nine months after such trustee takes control of the estate.

The following notes describe the significant assumptions in the liquidation analysis. The numbers described in the text of the notes may not be exact due to rounding.

The values used in this liquidation analysis include our estimated book values as of September 30, 2003, and assume no recoveries from foreign subsidiaries. In addition, we assume no recoveries from any potential preference or avoidable transactions.

Note 1—Unrestricted Cash Balance

Consists of cash and cash equivalents of approximately $14.7 million. This figure does not include any of the restricted cash described in Note 2.

Note 2—Restricted Cash

Restricted cash of approximately $17.4 million is pledged as security for amounts borrowed from our senior secured lender against letters of credit and certain vendors and landlords. The restricted cash account is comprised of Jabil’s letter of credit of $15.7 million and other letters of credit of approximately $1.7 million.

Note 3—Accounts Receivable

Accounts receivable consist of trade receivables. Recoveries are assumed at approximately 65% to 85% of the estimated net book value.

Note 4—Inventory

Inventory includes, among other things, raw materials, work in progress, and finished goods. The estimated September 30, 2003 book value is approximately $45.3 million with an estimated reserve of approximately $38.3 million. Recoveries are assumed at approximately 3% and 12%, respectively, of the estimated gross book value or 22% and 79%, respectively, of the estimated net book value.

Note 5—Prepaid and Other Current Assets

Prepaid and other current assets consist primarily of prepaid insurance, licenses and royalties, maintenance contracts, interest receivables and other current assets.

Recoveries are assumed at approximately 4% to 10%, respectively.

Note 6—Fixed Assets

Fixed assets consist of manufacturing machinery and equipment, computer hardware and software, furniture and fixtures, leasehold improvements, patents, and support spares. Overall, recoveries are assumed at approximately 3% to 15%, respectively. However, the individual components are valued at recoveries ranging from 0% to 20%.

Note 7—Other Long-term Assets

Other long-term assets include, among other things, long-term notes receivables, real estate deposits and deferred financing charges. Recoveries are assumed at 0% for all accounts. It is assumed the approximately $6.7 million of real estate deposits are retained by the landlords and used to off-set their potential Section 502(b)(6) claim.

Note 8—Intangible Assets

Intangible assets include developed technology and goodwill. It is expected that the sale of intellectual property, which includes patents and patent applications, would recover approximately $10.8 million to $21.8 million in a fire sale auction. We believe that the real value of our intellectual property depends upon retention of our personnel. We believe that during the liquidation proceedings, we will be unable to retain these employees. As those employees leave, we assume the value of our intellectual property will be significantly reduced.

Note 9—Secured Debt Obligations

	Low	High
Capital Lease Obligations (a)	$0.4	$0.4
Letters of Credit (b)	17.4	17.4

Total Secured Claims	$17.8	$17.8

(a)	Capital lease obligations are secured by various computer equipment and machinery.
(b)	The letters of credit support obligations to Jabil and various real estate landlords. The reimbursement obligations to the issuing banks are secured with restricted cash deposits.

Note 10—Administrative/Priority

	Low	High
Wind Down Costs (a)	$4.1	$4.1
Retention (b)	1.9	1.9
Chapter 7 Professional and Trustee Fees (c)	2.6	3.8
Priority Employee (d)	2.2	2.2
Priority Tax	4.0	4.0

Total Administrative and Priority Expenses	$14.8	$16.0

(a)	Wind-down costs include, among other things, (i) compensation and related benefits, rent, capital and operating leases, utilities and other expenses associated with maintaining and winding-down the corporate headquarters. Additionally, professional fees are assumed to be approximately $500 thousand per month, paid 30 days in arrears. It is assumed we will file for bankruptcy protection September 30, 2003 and turned over to a Chapter 7 Trustee by the end of December 2003.
(b)	It is assumed we will pay approximately two weeks of retention payments. The expected payroll and related taxes and benefits for two weeks is approximately $1.9 million.
(c)	Chapter 7 professional and trustee fees include fees associated with the appointment of a Chapter 7 Trustee and associated legal and accounting fees incurred during the liquidation. It is assumed these fees will be approximately $2.6 million and $3.8 million, respectively.
(d)	Priority employee expenses include unpaid vacation, bonuses and sales commissions, payroll taxes and 401(k) withholdings, ESPP and other benefits, and workers compensation. It is assumed these expenses are capped at the statutory limit of $4,650 per employee. We estimate that our total headcount as of the expected filing date will be approximately 475.

Note 11—General Unsecured Claims

The following is a summary table of estimated general unsecured claims:

	High	Low
Convertible Subordinated Notes due 2007 (a)	$467.5	$467.5
Unsecured Employee Claims (b)	2.5	2.5
Accounts Payable (c)	11.5	11.5
Accrued Expenses	45.4	45.4
Contract Claims (d)	10.0	7.5
Litigation Claims (e)	1.0	0.5
Customer Claims (f)	10.0	5.0
Lease Rejection Claims, Net (g)	13.6	13.6

Total Unsecured Claims	$561.5	$553.5

(a)	The convertible subordinated notes are assumed to rank equally in right of payment with other general unsecured claims.
(b)	Unsecured employee claims represent the amount potentially owed to employees in excess of their priority cap of $4,650 per employee. As of September 30, 2003, we estimate total employee related liabilities at approximately $4.7 million, of which approximately $2.5 million are general unsecured claims.
(c)	Accounts payable and accrued expenses include, but are not limited to, unpaid trade vendors, accrued interest, inventory accruals, estimated warranty and sales return allowance, and other similar expenses.
(d)	Contract claims are contract damages filed by creditors.
(e)	Litigation claims are management’s best estimate.
(f)	Customer claims are management’s best estimate.
(g)	The domestic lease rejection claims are presented net of all deposits and letters of credit. The total lease obligation has been calculated in accordance with the limitation contained in Section 502(b)6 of the Bankruptcy Code.

THESE ESTIMATED LIQUIDATED VALUES ARE NECESSARILY SPECULATIVE AND COULD VARY DRAMATICALLY FROM THE AMOUNTS THAT MAY ACTUALLY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

Our belief that confirmation of the prepackaged plan of reorganization will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with our estimate of the value of the distributions to the holders of claims pursuant to the prepackaged plan of reorganization, including the going concern valuation of the company following a reorganization under the prepackaged plan of reorganization discussed in this proxy/prospectus/disclosure statement under the caption “The Prepackaged Plan of Reorganization—Going Concern Valuation.”

In preparing this liquidation analysis, FTI assisted us in valuing certain contracts and reviewed liquidation values of our assets using data and assumptions supplied by us. FTI did not prepare a valuation report or opinion regarding our company or any of our assets.

Alternatives to Confirmation of the Prepackaged Plan of Reorganization

Assuming that the exchange offer is not consummated, we believe that the prepackaged plan of reorganization offers the means for the greatest realization for our creditors and equity interest holders. If we are unable to effect the financial restructuring through our out-of-court recapitalization plan and we do not receive the requisite votes of the various classes of claims and equity interests, or other support necessary, to confirm the prepackaged plan of reorganization, or if for any other reason the prepackaged plan of reorganization cannot be confirmed or consummated, we will most likely be required to continue with either a non-prepackaged Chapter 11 bankruptcy proceeding or a Chapter 7 bankruptcy proceeding.

If we were to commence a traditional non-prepackaged Chapter 11 bankruptcy proceeding, we would be able to continue to operate our business as a debtor in possession while we seek to formulate alternative restructuring or liquidation strategies. However, the conduct of our business would be subject to extensive review and control by the bankruptcy court, which tends to make customers and suppliers excessively anxious and thereby tends to prejudice a debtor in possession’s dealings with them. Also, a traditional Chapter 11 bankruptcy proceeding would typically involve much longer periods of restructuring “in bankruptcy” as compared to that contemplated by the prepackaged plan of reorganization. As a result, the adverse effects of the Chapter 11 bankruptcy process on our business can be expected to be much more severe. The erosion of customer and supplier confidence, increased liquidity difficulties, increased costs of operating in a Chapter 11 environment that might be anticipated from any protracted period in Chapter 11 bankruptcy proceedings, all might significantly impair the ability of the company to sustain its operations.

Additionally, should the prepackaged plan of reorganization fail to be approved or confirmed or consummated, others with an interest may, once the exclusive period in which we can propose a plan of reorganization expires, be in a position to propose alternative plans of reorganization. As part of our arrangements with certain noteholders in respect of the lock-up agreement described in “The Financial Restructuring—Lock-Up Agreement,” we agreed that such creditors, despite what would otherwise be an exclusive period under the Bankruptcy Code during which only we could propose a plan, would be allowed to submit alternative plans of reorganization to the bankruptcy court. This could lead to competing plans of reorganization, not only from the noteholders but also potentially, subject to bankruptcy court approval, from other parties in interest. Any such plans of reorganization may treat classes of claims or equity interests significantly differently. Such plans could involve a reorganization and continuation of our businesses, a sale of our business as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the bankruptcy court, our reorganization case could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors and equity interest holders would be reduced. Contrast, for example, the going concern values expressed in “—Going Concern Valuation” with the liquidation valuation expressed in “—Liquidation Analysis.” Also, in connection with a Chapter 7 proceeding several creditors may be granted relief from the automatic stay, permitting them to foreclose on their collateral and, accordingly, further impairing our assets or leading to the disposal of assets in an uncoordinated piecemeal fashion. Proceeds from any liquidation would be distributed to our creditors in accordance with the priorities set forth in the Bankruptcy Code. As illustrated by the liquidation analysis, it is possible that in any such distribution of liquidation proceeds there would be insufficient proceeds to effect any distribution on account of our equity interests.

Because of the difficulties in estimating what our assets would bring in a liquidation, especially during the current depressed market for companies in our industry, and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or equity interests might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price which is significantly less than that needed to pay our debts in full. We believe that holders of impaired claims and equity interests would realize a greater recovery under the prepackaged plan of reorganization than would be realized under a Chapter 7 liquidation or an alternative, traditional Chapter 11 proceeding.

Sources and Uses of Funds

If the financial restructuring is effected through the prepackaged plan of reorganization, we believe that the filing and confirmation of our plan of reorganization will take place during the fourth quarter of 2003. Our net cash flow from operating, investing and financing activities during the fourth quarter of 2003 is estimated to be approximately $(16.4) million. This amount includes our projected operating expenses and capital expenditures during the fourth quarter as well as estimated cash requirements related to payments to be made pursuant to the provisions of the prepackaged plan of reorganization, i.e., the cash required to pay administrative and trade claims during our reorganization case. We estimate that cash receipts due from customers during the fourth quarter, coupled with existing cash, will be sufficient to cover our operating cash needs and cash obligations under the prepackaged plan of reorganization.

In order to increase our available unrestricted cash following the financial restructuring, we are exploring the possibility of obtaining additional financing that would be contingent upon consummation of the financial restructuring. As of the date of this proxy/prospectus/disclosure statement, we are negotiating with two commercial lenders the terms of two separate proposals for commitments for receivable, asset and inventory based borrowing facilities. One proposal would allow us to borrow up to $30 million based upon receivables, assets and inventory, and use up to $15 million of the $30 million to secure letters of credit that require cash collateral, depending upon our meeting our projected levels of operating results. The other proposal is a receivable based facility that would allow us to borrow up to $10 million. Each of the proposals would likely include significant restrictive financial covenants, among other terms and conditions. We intend to continue to negotiate the terms of both proposals, but to enter into only one commitment with one of those commercial lenders. Under the terms of the lock-up agreement, however, we must obtain the consent of those holders required under the lock-up agreement before we can incur indebtedness for borrowed money prior to consummation of the financial restructuring. We cannot assure you that we will be able to obtain the necessary noteholders’ consent to incur such indebtedness, or that we will be able to obtain financing pursuant to either of these financing proposals or any other financing proposal on favorable terms or at all.

Preference Analysis

We have not yet conducted a preference or avoidance analysis since it seems premature to do so. The prepackaged plan of reorganization, however, does reserve jurisdiction for the bankruptcy court to determine preference, fraudulent conveyance and other avoidance actions.

Means for Implementing the Prepackaged Plan of Reorganization

Management

On the date the prepackaged plan of reorganization becomes effective, our management, control and operation will become the general responsibility of our board of directors in accordance with Delaware law. Our board of directors as it will be reconstituted on the effective date will be described in a Plan Supplement to be filed at least ten days prior to the confirmation hearing.

We will disclose, at the required time and prior to the hearing on the confirmation of the prepackaged plan of reorganization, such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code, including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider that will be employed or retained by us and said insider’s compensation.

Restated Corporate Documents

On the date the prepackaged plan of reorganization becomes effective, our certificate of incorporation will be adopted in the amended form exhibited to the prepackaged plan of reorganization, including (1) the amendments necessary to effect the reverse stock split contemplated by the prepackaged plan of reorganization discussed below and (2) in accordance with Section 1123(a)(6) of the Bankruptcy Code, a prohibition on the issuance of non-voting equity securities.

Cancellation of Existing Securities and Indebtedness

In connection with the prepackaged plan of reorganization, all notes, indentures, instruments and other documents evidencing the claims or equity interests, other than preferred stock (if any), will be cancelled.

Without limiting the generality of the foregoing, on the effective date of the prepackaged plan of reorganization, or such later date as may be specified in the plan, each of the following will be cancelled:

•	the convertible subordinated notes;

•	the convertible subordinated notes indenture;

•	the below market common stock options and common stock warrants; and

•	the existing shares of common stock.

Any above market stock options and warrants not-exercised on or before the 10th day after the effective date will also be cancelled. Entitlements pursuant to our employee stock purchase plan will not be cancelled, but will be assumed together with the employee stock purchase plan as a further employee retention incentive. Under the terms of the prepackaged plan of reorganization there will be exchanged for the cancelled existing common stock, including common stock issued upon the exercise of above market stock options and warrants, approximately 2.5 million new shares of common stock, which will be issuable to the Class 8 participants. Assuming that the Class 4 claims consist only of the convertible subordinated notes, claims of certain landlords and uninsured litigation claims in the amounts estimated by us in the proxy/prospectus/disclosure statement, the shares issued to Class 8 would represent approximately 4.9% of the shares to be issued and outstanding upon the effective date of the prepackaged plan of reorganization.

Reverse Stock Split

Upon the effective date our common stock will be subject to a reverse stock split whereby our shares of common stock will be consolidated such that every approximately 73.26 shares of common stock held by our stockholders prior to the reverse stock split will become a single share of common stock after the reverse stock split. The effect of the reverse stock split will be to significantly reduce the number of our issued and outstanding shares of common stock. To the extent that such reverse stock split would leave a common stockholder with a fractional share entitlement the shares of such stockholder will be rounded up to the nearest whole share. Under the terms of the agreements governing our existing warrants and options, the entitlements of warrant and option interest holders and our employees pursuant to the employee stock purchase plan will be automatically adjusted, such that the number of shares of common stock subject to such options or warrants or purchase rights under the employee stock purchase plan will be reduced proportionately with the reverse stock split and the exercise price or purchase price, as the case may be, proportionately increased. To the extent the reverse stock split would result in a fractional entitlement under the warrants or options and any such entitlement will be rounded down to the nearest whole share.

Issuance of Common Stock and Warrants

On the effective date of the prepackaged plan of reorganization, after giving effect to the reverse stock split noted above, we will issue, in accordance with the terms of the prepackaged plan of reorganization, approximately 101.6 newly issued shares of our new common stock to each holder of Class 4.1 claims for each $1,000 principal amount of such holder’s convertible subordinated notes plus related accrued interest through the filing date of the prepackaged plan of reorganization, rounded up to the nearest whole share. The other holders of Class 4 claims similarly will receive approximately 101.6 shares of common stock for the equivalent dollar amount of their claims, also rounded up to the nearest whole share. Assuming a September 30, 2003 filing date for the prepackaged plan of reorganization, at which time there would be $25 of interest accrued with respect to each $1,000 principal amount of convertible subordinated notes, and assuming no Class 4 claims other than what we have estimated in this proxy/prospectus/disclosure statement on account of the notes, the claims of certain landlords and uninsured litigation claims, after giving effect to the prepackaged plan of reorganization:

•	each holder of Class 4 claims would receive approximately 101.6 shares of common stock for each $1,025 of their claims;

•	the participants in Class 8 collectively would own approximately 2.5 million shares of common stock, or approximately 4.9% of the shares to be issued and outstanding;

•	the noteholders in Class 4.1 collectively would own approximately 47.5 million shares of common stock, or approximately 92.4% of the shares to be issued and outstanding;

•	the landlords included in Class 4.2 collectively would own approximately 1.3 million shares of common stock, or approximately 2.6% of the shares to be issued and outstanding; and

•	the holders of litigation claims included in Class 4.4 collectively would own approximately 0.1 million shares of common stock, or approximately 0.1% of the shares to be issued and outstanding.

All shares to be issued pursuant to the prepackaged plan of reorganization will be, upon issuance, fully paid and non-assessable. The holders of this common stock will have no preemptive or other rights to subscribe for additional shares. The confirmation order of the bankruptcy court will provide that the issuance of common stock will be exempt from the registration requirements of the Securities Act in accordance with Section 1145 of the Bankruptcy Code. See “—Restrictions on Transfer of Securities.”

On the distribution date, which will be as soon as practicable following ten (10) business days after the effective date, and, after giving effect to the reverse stock split noted above, we will issue to our common stockholders and other participants in Class 8 distributions (if any) such holder’s proportionate share (rounded to the nearest share) of the new common stock issued in exchange for existing shares of common stock, together with their proportionate share (rounded to the nearest share) of warrants to purchase our common stock in accordance with the terms of the prepackaged plan of reorganization. Each common stockholder and other Class 8 participant (if any) will receive two warrants. One warrant will have an exercise price of $5.00 per share and such warrants collectively will be exercisable in the aggregate for approximately 2.6 million shares of common stock. The second warrant will have an exercise price of $9.50 per share and such warrant collectively will be exercisable in the aggregate for approximately 2.8 million shares of common stock. Both sets of warrants will be exercisable for seven years from the effective date. The confirmation order of the bankruptcy court will provide that the issuance of the warrants, and the stock issuable upon either a cash or net exercise of the warrants, will be exempt from the registration requirements of the Securities Act in accordance with Section 1145 of the Bankruptcy Code. See “—Restrictions on Transfer of Securities.”

Stock Options and Stock Warrants

Our existing common stock warrants and common stock options are treated as either Class 8 interests if they have an exercise price per share at or below the market price per share of common stock on the voting record date, and thus are above market stock options and warrants, or will be treated as Class 9 and Class 10 interests if they have an exercise price per share in excess of the market price per share of common stock on the voting record date, and thus are below market stock options and warrants. No distributions are being made on account of such interests. Holders of above market stock options and warrants are being given the opportunity to exercise their stock options and warrants in conjunction with the prepackaged plan of reorganization on or before the 10th day after the effective date. If such options and warrants are not exercised they will be cancelled under the terms of the prepackaged plan of reorganization.

Equity Incentive Plans

We do not intend to assume and continue with our equity incentive plans other than those which we intend to use after we exit our reorganization case. The equity incentive plans that we will assume or continue are our 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Directors’ Option Plan. All other equity incentive plans will be deemed cancelled as of the applicable distribution date. The prepackaged plan of reorganization provides for an option pool reserved for issuance under our 1999 Stock Incentive Plan of 10,975,610 shares of post-split common stock. The prepackaged plan of reorganization also provides for the reservation of 1,500,000 shares of common stock for purchase pursuant to our 1999 Employee Stock Purchase Plan and 20,476 shares of common stock will be reserved as the option pool under our 1999 Directors’ Option Plan. In connection with the reorganization, we intend to eliminate the evergreen feature of each of our equity incentive plans, which provides for automatic increases to the number of shares reserved or available for issuance, as applicable, on an annual basis under the plans.

Distributions under the Prepackaged Plan of Reorganization

All distributions required under the prepackaged plan of reorganization to holders of allowed claims and equity interests shall be made by a disbursing agent. The disbursing agent may designate, employ or contract with other entities to assist in or perform its functions as disbursing agent. We will act as the disbursing agent and will make the distributions, with the exception of distributions on account of Class 4.1 claims, which will be deposited with the indenture trustee for distribution in accordance with the terms of the indenture.

Means of Cash Payment

Cash payments under the prepackaged plan of reorganization will be in U.S. funds by checks drawn on a domestic bank selected by us, or by wire transfer from a domestic bank, at our option. Cash payments to foreign creditors may be made, at our option, in such funds and by such means as are necessary or customary in the particular foreign jurisdiction.

Calculation of Distribution Amounts of Common Stock

No fractional share of common stock shall be issued or distributed under the prepackaged plan of reorganization. Each holder of allowed claims and equity interests entitled to receive common stock shall receive the total number of whole shares of common stock to which such holder is entitled. Whenever any distribution to a particular holder of allowed claims and equity interests would otherwise call for distribution of a fraction of a share of common stock, the disbursing agent or indenture trustee, as the case may be shall round up to the next whole share the number of shares of common stock allocated to such claim or interest holder; provided that in the case of fractional share entitlements in respect of the warrants issuable to Class 8 participants, such fractional warrant shares will be rounded to the nearest whole share (with fractional interests of one-half or more being rounded up).

Surrender of Securities or Instruments

As a condition to receiving any distribution pursuant to the prepackaged plan of reorganization on account of an allowed claim or equity interest, the holder of such claim or equity interest, other than holders whose holdings are evidenced merely by electronic entry, shall tender the applicable instruments, securities or other documentation (a “certificate”) evidencing such claim or interest to the disbursing agent or the indenture trustee, as applicable, unless waived in writing by us. Any cash, common stock or warrants to be distributed pursuant to the prepackaged plan of reorganization on account of any such claim or interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to the prepackaged plan of reorganization. See “—Unclaimed or Undeliverable Distributions.”

On or before the applicable distribution date, each holder of a certificate shall surrender its certificate to the disbursing agent or the indenture trustee or their agents, as applicable, in accordance with the written instructions which will be circulated by the disbursing agent or indenture trustee, as applicable. Delivery of such certificates will be effected, and risk of loss and title will pass, only upon the proper delivery of such certificates together, where appropriate, with a letter of transmittal in accordance with such instructions. All surrendered certificates shall be marked as cancelled. In the event that the subordinated note claims are represented by one or more global notes, the indenture trustee shall surrender such global notes to us or our agents.

Any holder of a claim or interest that fails to surrender or is deemed to have failed to surrender its certificate within one year after the effective date shall have its claim or equity interest, and its distribution pursuant to the prepackaged plan of reorganization on account of such claim or equity interest, discharged and shall be forever barred from asserting any such claim or equity interest against us or our property.

Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under the indenture or any other applicable agreement, any holder of a claim or equity interest evidenced by a certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering its certificate, deliver to the disbursing agent or the indenture trustee or their agents, as applicable: (i) evidence reasonably satisfactory to the disbursing agent or the indenture trustee, as applicable, of the loss, theft, mutilation or destruction of the certificate; and (ii) such security or indemnity as may be required by the disbursing agent or the indenture trustee to hold the disbursing agent and the indenture trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an allowed claim or interest. Upon compliance with the foregoing, such holder will be deemed to have surrendered its certificate.

Withholdings for Taxes

In connection with the distributions pursuant to the prepackaged plan of reorganization, we will comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions will be subject to any such withholding and reporting requirements. Notwithstanding any other provision of the prepackaged plan of reorganization, (i) each holder of an allowed claim or interest that is to receive a distribution pursuant to the prepackaged plan of reorganization shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (ii) no distribution need be made to or on behalf of such holder pursuant to the prepackaged plan of reorganization unless and until such holder has made arrangements satisfactory to us for the payment and satisfaction of such tax obligations or has, to our satisfaction established an exemption therefrom. Any cash, common stock, warrants or other property to be distributed pursuant to the prepackaged plan of reorganization shall, pending the implementation of such arrangements, be treated as an undeliverable distribution. See “—Unclaimed or Undeliverable Distributions”.

Allocation Against Principal and Interest

To the extent that any allowed claim entitled to a distribution under the prepackaged plan of reorganization is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for our federal income tax purposes, be allocated on our books and records to the principal amount for the claim first and then, to the extent the consideration exceeds the principal amount of the claim, to accrued but unpaid interest.

Setoffs/Application of Landlord Security/Application of Insurance Proceeds

The prepackaged plan of reorganization contemplates that the allowed claims, pursuant to Section 502(b)(6) of the Bankruptcy Code, of landlords whose leases are rejected pursuant to Section 365 of the Bankruptcy Code will be reduced by applying any security (including security deposits and letters of credit) for the purposes of establishing a net Class 4.2 claim amount.

Similarly, the prepackaged plan of reorganization provides that litigation-related claims will, where applicable, first be reduced by available insurance and that such claim holders will proceed first against available insurance with only the net balance, if any, of the claim assessable against us.

Except as provided in the prepackaged plan of reorganization, we shall not be required to, set off against any claim or interest, and the payments or other distributions to be made pursuant to the prepackaged plan of reorganization in respect of such claim or interest, claims of any nature whatsoever that we may have against the claim holder or interest holder. However, neither the failure to do so, nor the allowance of any claim under the prepackaged plan of reorganization shall constitute a waiver or release by us, as reorganized, of any claim that we may have against such holder.

Distribution Date

The distribution date will mean a business day after the effective date, occurring:

•	in respect of allowed claims and allowed interests, as soon as practicable after the effective date;

•	in respect of disputed claims or disputed interests, as soon as practicable after the date on which such claim becomes an allowed claim or the interest becomes an allowed interest; and

•	in the case of distributions in respect of Class 8-Common Stock Related Interests, as soon as practicable after the date 10 business days after the effective date.

Distributions on account of disputed claims or disputed interests will only be made once such disputes have been finally resolved and such claims or interests have become allowed claims or allowed interests. See “—Determination of Claims and Equity Interests; Objections to Claims and Equity Interests.”

Only holders of record shall be entitled to receive the distributions provided for in the prepackaged plan of reorganization on account of claims and equity interests. As of the close of business on the distribution record date (which will be the fifth business day preceding the confirmation hearing for the prepackaged plan of reorganization), the respective transfer ledgers in respect of the notes and our equity interests will be closed, for purposes of making the distributions required in accordance with the provisions of the prepackaged plan of reorganization. Neither we, any disbursing agent, nor the indenture trustee will have any obligation to recognize any transfer of any such claims or equity interests occurring after the distribution record date for purposes of such distributions. We, any other disbursing agent and the indenture trustee will recognize and, for purposes of making such distributions under the prepackaged plan of reorganization, deal only with those holders of record reflected on the transfer ledgers maintained by us, the indenture trustee or our registrars, as applicable, for the convertible subordinated notes and equity interests as of the close of business on the distribution record date, provided that nothing contained in the prepackaged plan of reorganization will be deemed to prohibit or otherwise restrict the right of any such holder to transfer such securities at any time.

Unclaimed or Undeliverable Distributions

Distributions to holders of allowed claims and allowed interests will be made (i) at the applicable holder’s last known address, or (ii) at the address set forth in any properly completed written notice of address change delivered to the disbursing agent or indenture trustee (as applicable), or (iii) in the case of noteholders, at the address noted in the indenture trustee’s, or its registrar’s, official records, or (iv) in the case of a stockholder, at the address noted in our or our registrar’s official records, or (v) at the address set forth in a properly completed letter of transmittal accompanying any certificate or other document evidencing the claim or interest and surrendered in accordance with the terms of the prepackaged plan of reorganization. If any claim or equity interest holder’s distribution is returned as undeliverable, no further distributions to such holder need be made, unless and until we, or the disbursing agent, or the indenture trustee (as applicable) are notified of such holder’s then current address, at which time all missed distributions will be made to such holder without accounting for any interest. Amounts in respect of undeliverable distributions made through a disbursing agent or the indenture trustee (as applicable) will be returned to such disbursing agent or indenture trustee making such distribution until such distributions are claimed.

All claims for undeliverable distributions must be made within one (1) year after the effective date, after which date the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred. Any checks or other payments on account of distributions pursuant to the prepackaged plan of reorganization which are not cashed or otherwise claimed within one year from the effective date may be cancelled by us and shall be considered unclaimed or undeliverable distributions. Any cash, new common stock or new warrants held or reserved for distribution on account of unclaimed or undeliverable distributions shall become our property free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any new common stock or new warrants held for distribution on account of such claim or interest shall be canceled and of no further force or effect. Nothing contained in the prepackaged plan of reorganization shall require any disbursing agent to attempt to locate any holder of an allowed claim or allowed interest.

Conditions to Confirmation of the Prepackaged Plan of Reorganization

The confirmation of the prepackaged plan of reorganization is subject to the satisfaction or waiver by us and a majority in interest of the unofficial noteholders’ committee of certain conditions precedent, comprising:

•	the form of the confirmation order to be submitted to the bankruptcy court for approval shall be in form and substance reasonably satisfactory to us and the unofficial noteholders’ committee; and

•	the form of our revised certificate of incorporation and the warrants to be issued to our Class 8 interest holders shall be in form and substance reasonably satisfactory to us and the unofficial noteholders’ committee.

Conditions to Effective Date of the Prepackaged Plan of Reorganization

The effective date of the prepackaged plan of reorganization will not occur until certain additional conditions set forth in the prepackaged plan of reorganization have been satisfied or waived by us. These include:

•	the expiration of ten (10) days from the entry of the confirmation order without any stay being in effect in respect of such order;

•	the amended and restated certificate of incorporation has been filed and accepted by the Delaware Secretary of State;

•	all authorizations, consents, and regulatory approvals required in connection with the consummation of the prepackaged plan of reorganization shall have been obtained; and

•	all other actions, documents, and agreements necessary to implement the prepackaged plan of reorganization shall have been effected or executed.

Modification of Prepackaged Plan of Reorganization

We reserve the right pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the committee(s) and such other entities designated by the bankruptcy court, to amend or modify the prepackaged plan of reorganization prior to the entry of the confirmation order of the bankruptcy court by amending or modifying or supplementing the prepackaged plan of reorganization, the indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan of reorganization or any other documents.

If the bankruptcy court finds that the proposed modification does not “adversely change” the treatment of a claim or equity interest holder, the modification will be deemed accepted by all those who previously accepted the prepackaged plan of reorganization. If the proposed modification “adversely changes” the treatment of a claim or equity interest holder who has accepted the prepackaged plan of reorganization prior to the modification, we would be required to solicit to the acceptance of such modification from such claim or equity interest holder, unless such holder has:

•	consented in writing to the modification;

•	been deemed to accept pursuant to Section 1126(f) of the Bankruptcy Code; or

•	been deemed to have rejected pursuant to Section 1126(g) of the Bankruptcy Code.

We have also reserved the right, after the confirmation date and prior to substantial consummation of the prepackaged plan of reorganization under Section 1127(b) of the Bankruptcy Code to institute proceedings in the bankruptcy court to remedy any defect or omission or reconcile any inconsistencies in the prepackaged plan of reorganization, or the confirmation order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the prepackaged plan of reorganization, so long as such proceedings do not materially adversely affect the treatment of holders of claims or equity interests under the prepackaged plan of reorganization; provided however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or orders of the bankruptcy court.

Withdrawal of Prepackaged Plan of Reorganization

We have reserved the right to revoke and withdraw the prepackaged plan of reorganization at any time prior to the entry of the confirmation order of the bankruptcy court. After withdrawal, or if entry of the confirmation order of the bankruptcy court, or if consummation of the prepackaged plan of reorganization does not occur, then the prepackaged plan of reorganization, including any settlement or compromise embodied in the prepackaged plan of reorganization and any assumption or rejection of any executory contract or lease, will be deemed null and void. In that event, nothing contained in the prepackaged plan of reorganization or in any letter of transmittal or ballot and no act taken in contemplation of the prepackaged plan of reorganization shall be deemed to constitute a waiver or release of any claims by or against or any equity interests in us, or to prejudice in any manner our rights or the rights of the holders of any claim or interest in any further proceedings, nor shall they constitute an admission of anything.

Effects of Confirmation of Prepackaged Plan of Reorganization

Discharge

Except as otherwise provided in the prepackaged plan of reorganization or the confirmation order, the rights afforded in the prepackaged plan of reorganization and the treatment of all claims and interests therein shall be in exchange for and in complete satisfaction, settlement, discharge and release of all claims and interests of any nature whatsoever (except preferred stock interests, if any), including any interest accrued on such claims from and after the petition date against us or any of our assets or properties. On the effective date we will be discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all claims, including claims and equity interests that arose before the date of entry of the confirmation order and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim based on such claim is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a claim based on such claim is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the holder of a claim based on such claim has accepted the prepackaged plan of reorganization.

Revesting of Assets and Operations of Property

As of the effective date, all property of our bankruptcy estate shall revest in us free and clear of all claims, liens, encumbrances and other interests (other than to the extent claims and equity interests that are unimpaired by and assumed or reinstated under the prepackaged plan of reorganization or rights or interests which are passed through the reorganization case). All rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of, our property or business as conducted by us on the effective date will be vested in us on the effective date of the prepackaged plan of reorganization and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date, in absence of the prepackaged plan of reorganization, or during the bankruptcy case. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or equity interests without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the prepackaged plan of reorganization or the confirmation order.

Retention of Causes of Action

Except as otherwise provided in the prepackaged plan of reorganization, the confirmation order or in any document or instrument, release or other agreement entered into in connection with the prepackaged plan of reorganization, in accordance with Section 1123(b) of the Bankruptcy Code we will retain, and there will be vested in us, all claims, rights of action, suits or proceedings, defenses, and counterclaims whether in law or in equity, and whether known or unknown, whether or not litigation relating thereto is pending on the effective date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the prepackaged plan of reorganization, any schedules delivered pursuant to the prepackaged plan of reorganization, or any other document filed with the bankruptcy court (except to the extent any such claims are expressly released under the prepackaged plan of reorganization or the confirmation order).

Notwithstanding any other applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the prepackaged plan of reorganization, the schedules delivered pursuant to the prepackaged plan of reorganization, or any other document filed with the bankruptcy court will in no manner waive, eliminate, modify, release, or alter any such claim, right of action, suit or proceeding and we shall retain our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that we have or may have, as of the confirmation date.

Determination of Claims and Equity Interests; Objections to Claims and Equity Interests

We intend to make distributions, as required by the prepackaged plan of reorganization, in accordance with the schedule of claims and equity interests prepared by us in connection with the prepackaged plan of reorganization. Unless disputed by us or the holder of a claim or interest, the amount set forth in the schedules, as being liquidated, undisputed and not contingent shall constitute the amount of the allowed claim or allowed interest of such holder. If any holder of a claim or interest disagrees with us, such holder must so file a proof of claim or interest, in which event, the claim or interest will be treated as a disputed claim or a disputed interest. We intend to try to resolve any such disputes consensually, but failing that such disputes will be resolved through the bankruptcy court (unless a different forum is agreed between us and the disputing claimant). All such objections will be litigated to final order; provided, however, that we reserve the right to compromise and settle, withdraw or resolve by any other method approved by the bankruptcy court, any objections to claims or equity interests. In addition, we may, at any time, request that the bankruptcy court estimate any contingent or unliquidated claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether we have previously objected to such claim or whether the bankruptcy court has ruled on any such objection, and the bankruptcy court will retain jurisdiction to estimate any appeal relating to any such objection. In the event the bankruptcy court estimates any contingent or unliquidated claim, that estimated amount will constitute either the allowed amount of such claim or a maximum limitation on such claim, as determined by the bankruptcy court. If the estimated amount constitutes a maximum limitation on such claim, we may elect to pursue any supplemental proceedings to object to any ultimate payment on such claim.

No payments or distributions will be made with respect to all or any portion of a disputed claim or disputed interest unless and until all objections to such disputed claim or disputed interest have been settled or withdrawn or have been determined by final order, and the disputed claim or disputed interest, or the relevant portion thereof, has become an allowed claim or interest.

Proofs of Claim and Bar Dates

Except as otherwise expressly provided in the prepackaged plan of reorganization and except for claims or equity interests listed on our schedules of claims and equity interests as being liquidated, undisputed and not contingent, anyone wishing to assert, or dispute the scheduled amount of, a claim against, or equity interest in, us must file a proof of claim or proof of interest (as appropriate) with the bankruptcy court. Proofs of claim or proofs of interest (as appropriate) must be filed by the date which is 10 days before the confirmation hearing. Should a proof of claim or proof of interest (as appropriate) be required to be filed in respect of a claim or interest, but is not filed by the applicable bar date, such claim or interest shall be forever barred and may not thereafter be asserted against us or our property. If for some reason we are unable to obtain the approval of the bankruptcy court to the proposed bar date we reserve the right to seek approval to establish an alternative bar date, possibly after the date of the confirmation hearing, or to dispense with any bar date and simply resolve disputes as they arise in the ordinary course.

Limitation of Liability

Except as otherwise provided in the prepackaged plan of reorganization or the confirmation order, neither we, any committee established by the bankruptcy court, the unofficial noteholder’s committee, nor any of our present or former respective officers, directors, members, equity holders, partners, affiliates, advisors, attorneys, agents or employees, nor any of our successors and assignors shall, to the maximum extent permitted by law, have or incur any liability to any party in interest (and no party in interest shall have any right of action against any of us) for any action taken or omitted to be taken after the commencement of our reorganization case; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order of a court of competent jurisdiction to have constituted gross negligence or willful misconduct.

Retention of Jurisdiction

Under Sections 105(a) and 1142 of the Bankruptcy Code, except as otherwise provided in the prepackaged plan of reorganization, the bankruptcy court will retain and have jurisdiction over all matters arising out of or related to our reorganization case and the prepackaged plan of reorganization, as more fully set out in Article XII of the prepackaged plan of reorganization, including, without limitation, jurisdiction to hear and determine:

•	entry of a final decree closing the reorganization case;

•	all matters with respect to our assumption or rejection of any executory contract or unexpired lease to which we are a party or with respect to which we may be liable;

•	all disputes or claims regarding the ownership, amount, classification or priority of claims and equity interests;

•	any motion to estimate any claims or equity interests or to determine the market value of any securities;

•	any motion to fix or modify any bar dates or otherwise establish procedures for the determination of allowed claims or equity interests and to resolve disputes relating to such claims and interests;

•	professional fee claims and administrative claims;

•	actions to recover all our assets and determine all avoidance and recovery actions;

•	disputes regarding the existence, nature and scope of our discharge;

•	all adversary proceedings arising out of or related to the reorganization case;

•	orders in aid of the prepackaged plan of reorganization and confirmation order, notwithstanding any applicable non-bankruptcy law, to the full extent authorized by the Bankruptcy Code; and

•	motions to modify the prepackaged plan of reorganization.

Treatment of Licensors, Licensees, Suppliers, Vendors and Other Trade Creditors and Employees During our Reorganization Case

We believe that it is in the best interest of all our claim and interest holders to do our best to preserve positive and co-operating working relationships with our customers, employees, and vendors, since this will minimize disruption and damage to our business operations and enhance our ability to exit the bankruptcy proceedings speedily. This requires us, to the maximum extent permitted by applicable law, to continue to treat such persons fairly and in the ordinary course of business.

•	With respect to customers, that means that we intend to assume their contracts and warranty obligations, unless we specify otherwise in a particular case where we determine that such assumption is not in the best interests of our claim and equity interest holders.

•	In the case of employees, as a retention incentive, on the effective date, we will assume all of our obligations to each of our retained employees as if there had been no bankruptcy filing, except if we determine in any particular case that such assumption as to a particular employee is not in the best interests of our claim and equity interest holders.

•	In the case of key vendors, as an incentive for, and in consideration of their agreement, to continue to provide goods and services in the ordinary course of business during our bankruptcy, including by continuing to extend customary credit terms, on the effective date we intend to assume each outstanding executory vendor contract, again unless in a particular case we determine that assumption is not in the best interests of our claim and interest holders.

In cases where we determine that an assumption of any obligation is not in the best interests of our claim and interest holders, we might elect to reject that obligation, if it is an executory contract, and treat the resulting rejection claim as a claim under Class 4.3 (unless under applicable law it is treated as a priority or administrative claim). Our determination as to whether to reject or not assume or not pass through such claims will be made by us on an on-going basis during the bankruptcy proceedings, but prior to the date of the confirmation hearing on the prepackaged plan of reorganization.

We also intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to make payments in the ordinary course of business in respect of claims of our key licensors, licensees, suppliers, vendors and other key trade creditors who are significant to our ability to continue to operate our business in the ordinary course and who have agreed to continue to extend credit and other business terms. However, the bankruptcy court may not permit an early payment of such claims. IN ANY EVENT, THE PREPACKAGED PLAN OF REORGANIZATION PROVIDES THAT VALID CLAIMS OF SUCH KEY LICENSORS, LICENSEES, SUPPLIERS, VENDORS AND OTHER SUCH KEY TRADE CREDITORS SUPPORTING OUR OPERATIONS DURING OUR RESTRUCTURING ARE TO BE PAID IN FULL.

Executory Contracts and Unexpired Leases

Assumption, Rejection and Passed Through Rights

Under Section 365 of the Bankruptcy Code, we have the right, subject to the bankruptcy court approval, to assume or reject any executory contracts or unexpired leases. Any executory contracts or any unexpired leases we reject will be treated as-if they had been breached immediately preceding the date we file our bankruptcy petition, and the other party to the agreement may assert a general unsecured claim for damages as a result of the rejection. In the case of rejections of real property leases and employment agreements, damages are subject to limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

The prepackaged plan of reorganization provides that on the effective date, and to the extent permitted by applicable law, all of our executory contracts and unexpired leases will be assumed by us, unless such contract or lease or relationship:

•	was previously assumed or rejected by us;

•	previously expired or terminated pursuant to its own terms;

•	is the subject of a motion to reject filed on or before the confirmation date; or

•	is otherwise expressly provided for in the prepackaged plan of reorganization or any contract, instrument or agreement entered into in contemplation of such plan.

Any rights or arrangements necessary or useful to the operation of our business but not otherwise addressed as a claim or equity interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under Section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment, be passed through the bankruptcy proceedings for our and our counterparty’s benefit, unaltered and unaffected by the bankruptcy filing or our reorganization case.

In the case of any unexpired lease for the use or occupancy of real estate, by contrast, the prepackaged plan of reorganization provides that, on the effective date, such unexpired lease is deemed to be rejected by us pursuant to Section 365 of the Bankruptcy Code unless such lease:

•	was previously assumed or rejected by us;

•	previously expired or terminated pursuant to its own terms;

•	is the subject of a motion to assume before the confirmation date; or

•	has been identified by us as a sales office lease or a restructured lease.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (b) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the bankruptcy court or is the subject of a motion to reject filed on or before the confirmation date.

Cure Costs and Bar Dates

In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption:

•	cure, or provide adequate assurance that we will cure, such default;

•	compensate, or provide adequate assurance that we will promptly compensate, the counterparty to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

•	provide adequate assurance of future performance under such contract or lease.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the prepackaged plan of reorganization is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at our option by the payment of cash or distribution of other property as necessary to cure any defaults. If there is a dispute regarding (i) the nature or amount of any cure, (ii) our ability or the ability of our assignees to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, cure will occur following the entry of a final order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

If the rejection by us of an executory contract or unexpired lease gives rise to a claim, a proof of claim must be served upon us and our counsel within 30 days after the later of:

•	notice of entry of the confirmation order; or

•	other notice that the executory contract or unexpired lease has been rejected.

Any claim not served within such time period will be forever barred. Each such claim will constitute a Class 4.3 claim, to the extent such claim is allowed by the bankruptcy court.

Employee Compensation Plans

The prepackaged plan of reorganization provides that all our employee compensation and benefit programs, other than the terminated stock option plans, subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code and including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, and life, accidental death and dismemberment insurance plans, entered into before or after the date of the filing of our bankruptcy petition and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the prepackaged plan of bankruptcy, but only to the extent that rights under such programs are held by persons who are our employees as of the effective date, and our obligations under such programs to persons who are our employees on the effective date. In addition, pursuant to the requirements of Section 1129(a)(13) of the Bankruptcy Code, the prepackaged plan of reorganization provides for the continuation of payment by us of all “retiree benefits” as defined in Section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

Indemnification of Officers, Directors and Employees

Our obligations (under our certificate of incorporation or any other written agreement or applicable law) to indemnify any person or entity serving at any time on or prior to the effective date as one of our directors, officers, employees, agents, or representatives on account of such person’s or entity’s service in such capacity, are treated as executory contracts that are assumed by us under the prepackaged plan of reorganization or otherwise will survive unaffected by the reorganization case.

Payment of Employees

Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the prepackaged plan of reorganization and assumed by us or passed through to the reorganized entity. To ensure the retention and continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to pay in the ordinary course all accrued prepetition salaries or wages, expense reimbursements and severance benefits, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our reorganization case (so long as they remain our employees) and to continue paying medical benefits under our health plans. However, the bankruptcy court may not permit early payment of employee claims and health benefits. In any event, the prepackaged plan of reorganization provides for all employee claims and benefits to be paid or honored no later than the date the prepackaged plan of reorganization becomes effective or the date when such payment or other obligation becomes due and performable. Employees shall not be required to file a proof of claim or take any other formal action to obtain such payment.

First Day Orders

We intend very shortly after commencement of our reorganization case to seek certain “first day” orders and to make motions for certain other matters typical to such proceedings to be addressed as soon as possible, including the following (if necessary):

•	a motion upon notice and hearing for an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization case;

•	a motion upon notice and hearing for an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•	a “first day” order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	a “first day” order fixing the dates for the hearings on approval of this proxy/prospectus/disclosure statement and the prepackaged plan of reorganization solicitation and confirmation of the prepackaged plan of reorganization;

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the prepackaged plan of reorganization;

•	a motion to pay prepetition wages and honor prepetition benefit plans;

•	a motion for authority to pay prepetition sales, use, franchise and other applicable taxes;

•	a motion for authority to continue customer programs and to honor prepetition obligations owed to our customers;

•	a motion for the rejection of certain executory contracts and unexpired leases;

•	a motion for the assumption of certain executory contracts and unexpired leases and for authority to pay prepetition obligations to critical vendors; and

•	a motion prohibiting utilities from refusing a discontinuing service.

This list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the prepackaged plan of reorganization.

Treatment of Holders of Certain Indemnity Claims

We intend to assume, or pass through, our obligations to indemnify our present and former directors, officers, agents, employees or representatives against any obligation, pursuant to our certificate of incorporation, bylaws, applicable state law or any specific agreement, or any combination of the foregoing, in connection with an event occurring before or after the commencement of our reorganization case. We currently have obligations pursuant to our certificate of incorporation, bylaws and by specific agreement to indemnify such persons against any and all claims that may be made against them as a result of their services to us to the extent permitted by applicable laws. It is our intention that this obligation to indemnify extend to the fullest extent permitted by Sections 1123 and 1141 of the Bankruptcy Code. This indemnification is in addition to, and does not supersede, the “safe harbor” from liability provided by Section 1125(e) of the Bankruptcy Code for violation of applicable laws governing the solicitation of votes on a plan of reorganization or the offer, issuance, sale or purchase of securities in connection with a plan of reorganization.

Except as expressly provided in the prepackaged plan of reorganization or in any assumed or passed through contract or arrangement of the reorganized entity, pursuant to Section 502(e) of the Bankruptcy Code, the bankruptcy court will disallow any claim for reimbursement or contribution of an entity that is liable with us on or has secured the claim of a creditor, to the extent that such claim is contingent as of the time of allowance or disallowance. Although we are unaware of any indemnification claims discussed above, should any such claims arise before the commencement of our reorganization case, and should the holder of any such claim elect to file proof of their claim pursuant to the prepackaged plan of reorganization, then such claim shall be disallowed if contingent at the time of its consideration by the bankruptcy court. However, should the holder of any such claim elect not to file proof of their claim pursuant to the prepackaged plan of reorganization, then the holder of such claim will be entitled to enforce their claim outside the bankruptcy court at such time as their claim becomes non-contingent, in which case the provisions of Section 502(e) of the Bankruptcy Code will have no application.

Releases

The prepackaged plan also provides, to the maximum extent permitted by law, for certain releases:

Releases by Us

As of the effective date, we and our successors shall be deemed, to the maximum extent permitted by applicable law, to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to us, our bankruptcy case or the prepackaged plan of reorganization (other than the rights of us and our successors to enforce the prepackaged plan of reorganization and the contracts, instruments, releases, indentures, and other agreements or documents assumed, passed through or delivered in connection with such plan) and whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date and in any way relating to us and our successors or our property, our bankruptcy case or the prepackaged plan of reorganization, and that may be asserted by or on behalf of us and our successors or our property against our directors, officers, employees, agents, financial advisors, representatives, affiliates, attorneys and professionals as of the filing date, or in the case of officers and directors, employees, financial advisors, attorneys and professionals since May 1, 2003; provided, however, that such releases shall not operate as a waiver or release of our bankruptcy petition or any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee agent, financial advisor, representative, affiliate, attorney or professional, or (ii) the willful misconduct or gross negligence of such director, officer, or employee agent, financial advisor, representative, affiliate or professional.

Releases by Holders of Claims and Equity Interests

As of the effective date, to the maximum extent permitted by applicable law, each holder of a claim or interest that affirmatively votes in favor of, the prepackaged plan of reorganization and who has not elected to opt out of voting for the releases described in this paragraph, will be treated as having agreed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the recapitalization and restructuring efforts undertaken by us, the reorganization case or the prepackaged plan of reorganization (other than the rights to enforce the prepackaged plan of reorganization and the contracts, instruments, releases, indentures, and other agreements or documents assumed, passed through or delivered in connection with such plan) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date in any way relating to us and our successors, our bankruptcy petition or the prepackaged plan of reorganization, against (i) us and our successors, and (ii) our present and if retained after or whose retention continued after May 1, 2003, our former directors, officers, employees, agents, financial advisors, attorneys and professionals and (iii) the unofficial noteholders’ committee, its members, advisors and attorneys; provided, however, that the foregoing shall not waive or release any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, employee, agent, financial advisor, attorney or professional of ours and our successors or the unofficial noteholders’ committee or its members, advisors or attorneys, or (ii) the willful misconduct or gross negligence of such director, officer, or employee of ours or the unofficial noteholders’ committee or its members, advisors or attorneys.

Injunctions

As of the effective date of the prepackaged plan of reorganization, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is discharged or released pursuant to the prepackaged plan of reorganization or any equity interests or other rights which are terminated or any other party in interest are permanently enjoined and precluded from asserting or taking any of the following actions on account of such discharged, terminated or released claims, interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities against us or our properties: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due or payable to us; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the prepackaged plan of reorganization or the confirmation order.

Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

By accepting distributions or other benefits pursuant to the prepackaged plan of reorganization, each holder of an allowed claim or allowed interest receiving distributions pursuant to the prepackaged plan of reorganization shall be deemed to have specifically consented to the injunctions set forth in the prepackaged plan of reorganization.

The Prepackaged Plan of Reorganization Solicitation

Upon the terms and subject to the conditions set forth herein, we are soliciting acceptances of the prepackaged plan of reorganization from holders on the voting record date of Classes 4, 5, 8 and 12. Procedures for voting by beneficial owners of securities in these classes and, if a beneficial owner is not also the record holder, procedures for voting in conjunction with such record holder, are discussed below. The term “beneficial owner” includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security or other claim and/or dispose or direct the disposition of a security even though such person may not be the registered holder or holder of record on our or the indenture trustee’s or any applicable registrar’s books as of the close of business on the voting record date. For purposes hereof, “record holder” means a holder in whose name a security is registered or held of record on our or the indenture trustee’s or any applicable registrar’s books as of 5:00 p.m. New York City time on the voting record date. The voting record date for purposes of voting on the prepackaged plan of reorganization is the close of business on             , 2003.

Voting by Holders

Record holders of the equity interests in Class 8 will receive with this proxy/prospectus/disclosure statement a form of ballot to be used for voting to accept or reject the prepackaged plan of reorganization. In addition, record holders who are likely to be brokerage firms, commercial banks, trust companies or other nominees (collectively, “nominees”) will receive a form of master ballot which is to be used by nominees to record the votes of the beneficial owners for whom they hold the relevant security interest. Beneficial owners who are not the record holders of securities on the voting record date will vote on the prepackaged plan of reorganization through their respective record holders by returning to the nominee a completed ballot for inclusion by such nominee in the total amount of securities voted by such nominee on the corresponding master ballot.

Record holders of equity interests who are also beneficial owners should complete the ballot they receive and return it to the ballot agent in the envelope provided so that it is received by the ballot agent no later than the solicitation expiration date. The ballot also permits the owner to elect to opt out of voting in favor of the releases contained in the prepackaged plan of reorganization.

Nominees will receive, in addition to this proxy/prospectus/disclosure statement, a form of ballot which beneficial owners will use to instruct their nominees to cast their votes for or against the prepackaged plan of reorganization. Nominees should:

•	promptly provide copies of this proxy/prospectus/disclosure statement and the ballot to their beneficial owners who are their customers or who are the beneficial owners for whose account they hold; and

•	request such beneficial owners to vote on the prepackaged plan of reorganization and to forward a properly completed ballot, as instructed by such nominee, to the nominee.

A nominee collecting the ballots of its customers and others for whom it holds of record, should instruct its customers and others for whom it holds of record, to return their ballots to the nominee and should compile the votes of the beneficial owners who return executed ballots. Any such nominee should complete a master ballot indicating the total amount of securities and number of beneficial owners of such securities for which it received ballots, and the total amount of securities and the number of beneficial owners of such securities voted to accept or to reject the prepackaged plan of reorganization, and return such master ballot to the ballot agent, prior to the solicitation expiration date. The nominee should also retain all ballots it receives from its beneficial owners for disclosure to the bankruptcy court if necessary. A nominee who is also the beneficial owner of securities, registered in its own name on the voting record date, should execute a ballot to cast its own vote and then record that vote on the master ballot to be returned to the ballot agent.

THE DECISION TO VOTE ON THE PREPACKAGED PLAN OF REORGANIZATION IS COMPLETELY INDEPENDENT FROM THE DECISION OF WHETHER TO VOTE IN FAVOR OF THE RECAPTIALIZATION PLAN PROPOSALS. VOTING IN FAVOR OF THE RECAPITALIZATION PLAN WILL NOT CONSTITUTE ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN OF REORGANIZATION. THEREFORE, ALL CLAIM OR EQUITY INTEREST HOLDERS ARE ENCOURAGED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN OF REORGANIZATION REGARDLESS OF HOW OR WHETHER THEY VOTE ON THE RECAPITALIZATION PLAN. IN ADDITION, CLAIM OR EQUITY INTEREST HOLDERS SHOULD NOT RETURN THEIR OUTSTANDING COMMON STOCK CERTIFICATES OR OTHER SECURITIES, WHETHER OR NOT THEY VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN OF REORGANIZATION.

PLEASE NOTE THAT A VOTE BY CLAIM OR EQUITY INTEREST HOLDERS TO ACCEPT THE PREPACKAGED PLAN OF REORGANIZATION OR A FAILURE TO OBJECT TO CONFIRMATION OF THE PREPACKAGED PLAN OF REORGANIZATION DOES NOT CONSTITUTE THE ACCEPTANCE OR ACKNOWLEDGEMENT BY THE HOLDER OF THE ACCURACY OF ANY OF THE STATEMENTS, REPRESENTATIONS, VALUATIONS, FORECASTS OR OTHER INFORMATION CONTAINED IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT AND MAY NOT BE USED BY US OR ANY OTHER PERSON AS AN ADMISSION OF ANY KIND ON THE PART OF THE HOLDER. A VOTE BY ANY SUCH HOLDER TO ACCEPT THE PREPACKAGED PLAN OF REORGANIZATION MAY BE USED BY US FOR PURPOSES OF DETERMINING AND REPRESENTING TO THE BANKRUPTCY COURT THE ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN OF REORGANIZATION BY THE CLASS INTO WHICH SUCH HOLDER’S CLAIM HAS BEEN PLACED AND WHETHER SUCH HOLDER HAS ELECTED NOT TO VOTE IN FAVOR OF THE RELEASES CONTAINED IN THE PREPACKAGED PLAN OF REORGANIZATION.

Any beneficial owner of a security who acquired such security after the voting record date and who wishes to vote on the prepackaged plan of reorganization must arrange to vote with its transferor by delivery to it of the ballot duly executed in blank by (or a duly executed proxy from) the beneficial owner of such security on the distribution record date.

Please see the ballots, master ballots and accompanying instructions delivered with this proxy/prospectus/disclosure statement for more detailed instructions for completing and executing the ballots and master ballots.

Solicitation Expiration Date; Extensions; Amendments

The solicitation of votes on the prepackaged plan of reorganization pursuant to this proxy/prospectus/disclosure statement will expire on the solicitation expiration date, which is 5:00 p.m., New York City time, on             , 2003 unless such date is extended as set forth below, in which case the date to which it is extended will be the solicitation expiration date. Except to the extent we so determine and as permitted by the bankruptcy court, ballots that are received after 5:00 p.m., New York City time, on the solicitation expiration date will not be accepted or used by us in connection with our request for confirmation of the prepackaged plan of reorganization.

We expressly reserve the right, at any time or from time to time, to extend the period of time for which the solicitation of acceptances of the prepackaged plan of reorganization is to remain open by giving oral or written notice to the ballot agent of such extension. Any extension of the expiration of the solicitation period will be followed by a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date. Without limiting the manner in which we may choose to make the public announcement, we will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to the Business Wire news service. During any extension of the prepackaged plan of reorganization solicitation, all ballots previously given will remain subject to all the terms and conditions of the prepackaged plan of reorganization solicitation, including the withdrawal and revocation rights specified herein.

We expressly reserve the right to amend, at any time and from time to time, the terms of the prepackaged plan of reorganization solicitation or to terminate the prepackaged plan of reorganization solicitation and not accept any ballots or master ballots. If we make a material change in the terms of the prepackaged plan of reorganization solicitation, we will disseminate additional solicitation materials and will extend the solicitation period, in each case to the extent required by applicable law.

Termination

Notwithstanding any provisions of the prepackaged plan of reorganization solicitation, we will not be required to accept any ballot or master ballot and we may terminate this prepackaged plan of reorganization solicitation at our option at any time on or after the date of the commencement of the prepackaged plan of reorganization solicitation. Any termination of the prepackaged plan of reorganization solicitation prior to the solicitation expiration date will be followed by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after such termination.

Agreements Upon Furnishing Ballots

The delivery of a ballot by a beneficial owner or record holder in accordance with the procedures set forth herein will constitute an agreement between such person or entity and us to accept all the terms of, and conditions to, this prepackaged plan of reorganization solicitation.

In addition, by executing and delivering a ballot to a brokerage firm, commercial bank, trust company or other nominee for the purpose of reflecting a vote in such nominee’s master ballot, a beneficial owner will authorize and consent to the delivery of such beneficial owner’s ballot to the ballot agent by such brokerage firm, commercial bank, trust company, or other nominee upon the written request therefor by us or the ballot agent.

Miscellaneous

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN OF REORGANIZATION (OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PREPACKAGED PLAN OF REORGANIZATION) WILL BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE PREPACKAGED PLAN OF REORGANIZATION. FAILURE BY A BENEFICIAL OWNER OR RECORD HOLDER TO SEND A SIGNED BALLOT WILL ALSO BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE PREPACKAGED PLAN OF REORGANIZATION.

ANY BALLOT OR MASTER BALLOT THAT IS EXECUTED, RETURNED AND INDICATES EITHER AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN OF REORGANIZATION BUT IN WHICH THE INFORMATION PERTAINING TO THE CLAIMS OR INTERESTS BEING VOTED HAS BEEN MISSTATED OR IS NOT STATED BY THE OWNER WILL BE DEEMED TO CONSTITUTE A VOTE OF THE TOTAL AMOUNT OF THE CLAIMS OR INTERESTS OF THAT TYPE HELD OF RECORD OR HELD THROUGH A NOMINEE BY THE OWNER AND WHICH COULD VALIDLY HAVE BEEN VOTED BY SAID BALLOT OR MASTER BALLOT, AS INDICATED.

Unless a ballot or master ballot is completed acceptably and timely submitted to the ballot agent on or prior to the solicitation expiration date, together with any other documents required by such ballot, we may, unless the bankruptcy court determines otherwise, in our sole discretion, reject such ballot or master ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the prepackaged plan of reorganization by the bankruptcy court. For more specific information regarding the address to which the ballot(s) should be returned, refer to the instructions accompanying the ballot(s) or master ballot(s) or contact the ballot agent or information agent at any of its addresses or phone numbers set forth on the back cover of this proxy/prospectus/disclosure statement.

IF YOU HAVE ANY QUESTIONS AS TO VOTING ON THE PREPACKAGED PLAN OF REORGANIZATION, CONTACT THE BALLOT AGENT AT ITS ADDRESS OR PHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT.

Certifications

By executing and returning a ballot, a person or entity will:

•	thereby certify that such person or entity is the beneficial owner on the voting record date (or has a duly executed proxy or other applicable authorization from such beneficial owner) of the claims or equity interests being voted and that such person or entity has full power and authority to vote to accept or to reject the prepackaged plan of reorganization;

•	thereby certify that such person or entity has received and/or has had an opportunity to review a copy of this proxy/prospectus/disclosure statement and the other applicable solicitation materials and will acknowledge that the prepackaged plan of reorganization solicitation is being made pursuant to the terms and conditions set forth therein; and

•	acknowledge that the submission of a ballot will constitute a request of the beneficial owner to be treated as the holder of record of the securities to which such ballot related within the meaning of Bankruptcy Rule 3018(b).

A broker, dealer, commercial bank, trust company or other nominee which is a record holder of any securities will prepare, execute and deliver master ballot(s) to the ballot agent to reflect the votes of the beneficial owners for whom it holds securities. By executing and returning a master ballot(s) such nominee will:

•	thereby certify that each such master ballot is an accurate compilation of the information included in the completed and executed ballots received from its beneficial owners;

•	thereby certify that such nominee will retain in its files for disclosure to the bankruptcy court, if ordered, all ballots submitted to it and correspondence with the beneficial owner in respect thereof, for one year from the voting deadline;

•	thereby certify that such nominee has provided a copy of the proxy/prospectus/disclosure statement and other applicable solicitation materials to each beneficial owner included in such master ballot and will acknowledge that the solicitation is subject to all the terms and conditions set forth in the proxy/prospectus/disclosure statement;

•	thereby certify that such nominee has received a duly completed and executed ballot, including all certifications required therein, from each beneficial owner included in such master ballot;

•	thereby certify that such nominee is the record holder (or holds a written proxy or other applicable authority to vote on behalf of such record holder) of the securities included in each such master ballot and/or has full power and authority to vote to accept or to reject the prepackaged plan of reorganization and will acknowledge that the submission of such master ballot will constitute a request of such nominee to be treated as the holder of record of the securities to which such master ballot relates within the meaning of Bankruptcy Rule 3018(b); and

•	provide the total amount of claims or equity interests in each respective master ballot voted to accept and voted to reject the prepackaged plan of reorganization.

Waiver of Irregularities

Unless otherwise directed by the bankruptcy court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of master ballots or ballots will be determined in our sole discretion, which determination will be final and binding. We also expressly reserve the right to reject any and all master ballots or ballots not in proper form the acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We further expressly reserve the right to waive any defects or irregularities or conditions of delivery as to any particular master ballot or ballot. Our interpretation including of the master ballot or ballot and the respective instructions thereto, unless otherwise directed by the bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of master ballots or ballots must be cured within such time as we or the bankruptcy court determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, nor notices of revocation or withdrawal of master ballots or ballots, nor will any of them incur any liabilities for failure to provide such notifications. Unless otherwise directed by the bankruptcy court, delivery of such master ballots or ballots will not be deemed to have been made until such irregularities have been cured or waived. Master ballots or ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

Withdrawal; Revocation Rights

Acceptances or rejections may be withdrawn or revoked at any time prior to the solicitation expiration date by the beneficial owner on the voting record date who completed the original master ballot or ballot, or by the nominee who completed the master ballot in such beneficial owner’s name, as the case may be. We do not intend to commence a Chapter 11 bankruptcy proceeding prior to the solicitation expiration date, although we reserve the right to do so in our sole discretion. After commencement of our Chapter 11 bankruptcy proceeding, withdrawal or revocation of votes accepting or rejecting the prepackaged plan of reorganization may be effected only with the approval of the bankruptcy court.

Acceptances or rejections in regard to the prepackaged plan of reorganization may be withdrawn or revoked prior to commencement of our Chapter 11 bankruptcy proceeding by complying with the following procedures: (1) a beneficial owner of the claims or interests should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the ballot agent and (2) a record holder of claims or interests who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the ballot agent. To be effective, a notice of revocation and withdrawal must:

•	be timely received by the ballot agent at its address specified on the back cover of this proxy/prospectus/disclosure statement,

•	specify the name and/or customer account number of the beneficial owner whose vote on the prepackaged plan of reorganization is being withdrawn or revoked,

•	contain the description of the claim or interest as to which a vote on the prepackaged plan of reorganization is withdrawn or revoked, and

•	be signed by the beneficial owner of the claim or interest who executed the ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the ballot or master ballot, as the case may be.

After the commencement of our reorganization case, a notice of withdrawal of a previously furnished ballot or master ballot will not be effective without the approval of the bankruptcy court.

Fees and Expenses

Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the materials regarding the prepackaged plan of reorganization solicitation to beneficial owners. We will reimburse such agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

The ballot agent will act as ballot agent with respect to votes by all classes that are voting. The ballot agent will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith. All questions regarding the prepackaged plan of reorganization solicitation should be directed to the ballot agent or information agent. All deliveries to the ballot agent relating to the prepackaged plan of reorganization solicitation should be directed to the address set forth on the back cover of this proxy/prospectus/disclosure statement and included in the solicitation materials.

REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT, VOTING INSTRUCTIONS, MASTER BALLOTS OR BALLOTS SHOULD BE DIRECTED TO THE BALLOT AGENT OR INFORMATION AGENT AT THEIR RESPECTIVE ADDRESSES OR PHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT.

Restriction on Transfer of Securities

The securities to be issued pursuant to the prepackaged plan of reorganization may be freely transferred by most recipients, and all resales and subsequent transactions in the new securities will be exempt from registration under federal and state securities laws, unless the holder is subject to the restrictions imposed by Section 1145 on “underwriters”. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

•	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

•	persons who offer to sell securities offered under a plan for the holders of such securities;

•	persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities, or (b) made under a distribution agreement; and

•	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act. Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

To the extent that persons deemed to be “underwriters” receive securities pursuant to the prepackaged plan of reorganization, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be “underwriters,” however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the prepackaged plan of reorganization by “underwriters,” subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions (including certain requirements on the minimum time that such securities must be held).

Whether or not any particular person would be deemed to be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan of reorganization would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an “underwriter” with respect to any security to be issued pursuant to the prepackaged plan of reorganization.

GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE COMMON STOCK OR WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN OF REORGANIZATION. WE RECOMMEND THAT POTENTIAL RECIPIENTS OF COMMON STOCK OR WARRANTS CONSULT THEIR OWN LEGAL COUNSEL CONCERNING WHETHER THEY MAY TRADE SUCH SECURITIES FREELY.

Certain Transactions by Stockbrokers

Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this proxy/prospectus/disclosure statement (and supplements hereto, if any, if ordered by the bankruptcy court) at or before the time of delivery of securities issued under the prepackaged plan of reorganization to their customers for the first 40 days after the date the prepackaged plan of reorganization becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR

RESTRUCTURING UNDER PREPACKAGED PLAN OF REORGANIZATION

Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the prepackaged plan of reorganization on our results of operations and cash flows for the years ending December 31, 2003 and 2004. We prepared these projections to analyze our ability to meet our obligations if we effect the financial restructuring through the prepackaged plan of reorganization and to assist each holder of a claim in determining whether to vote to accept or reject the prepackaged plan of reorganization. These projections are contained in this proxy/prospectus/disclosure statement in connection with the filing of the prepackaged plan of reorganization in order to demonstrate feasibility of the prepackaged plan of reorganization as required in a bankruptcy proceeding. We do not, as a matter of course, publicly disclose projections as to our future revenues, earnings or cash flow. The financial projections should be read in conjunction with “Selected Consolidated Historical Financial Data,” “Unaudited Pro Forma Summary Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Risk Factors—Risks Related to the Prepackaged Plan—Our future operational and financial performance may vary materially from the financial projections contained in this proxy/prospectus/disclosure statement,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this proxy/prospectus/disclosure statement.

While presented with numerical specificity, these projections are based upon a variety of assumptions that we believe are reasonable, and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us or any other person that the projections will be realized, and actual results will vary materially from those presented below. See “Risk Factors.” Holders are cautioned not to place undue reliance on these financial projections.

THE PROJECTIONS SET FORTH BELOW WERE PREPARED BY AND ARE THE RESPONSIBILITY OF REDBACK AND WERE NOT PREPARED TO CONFORM WITH PUBLISHED GUIDELINES OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NEITHER COMPILED NOR EXAMINED BY PRICEWATERHOUSECOOPERS LLP AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS LLP REPORT INCLUDED IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT RELATES TO REDBACK’S HISTORICAL FINANCIAL INFORMATION. THE PRICEWATERHOUSECOOPERS LLP REPORT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF REDBACK, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND REDBACK’S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS IN MANY RESPECTS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.

THE INCLUSION OF THE PROJECTIONS IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT REDBACK, OR ANY OF ITS RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, REDBACK CAUTIONS AGAINST RELIANCE ON SUCH

INFORMATION. REDBACK DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “RISK FACTORS” AND “FORWARD-LOOKING STATEMENTS.”

	Projected Results For the Year Ended December 31,
	2003E	2004E
	(Unaudited) (In Thousands)
Statement of Operations Data:
Revenues	$114,717	$160,108
Operating expenses	(142,132)	(96,208)
Loss from operations	(90,057)	(13,891)
Interest and other expense, net	(14,883)	(863)
Reorganization items	(457,741)	—
Net loss attributable to common stockholders	(562,681)	(14,754)
Statement of Cash Flow Data:
Total unrestricted cash, restricted cash and short-term investments—beginning of the period	$116,046	$19,305
Unrestricted cash—beginning of the period(1)	22,995	3,605
Cash flow from operating activities	(75,458)	8,122
Cash flow from investing activities(2)	68,773	(10,000)
Cash flow from financing activities	(12,705)	—
Unrestricted cash—end of the period(1)	3,605	1,727
Total unrestricted cash, restricted cash and short-term investments—end of the period	$19,305	$17,427

(1)	Excludes short-term investments and restricted cash.
(2)	Includes change in short-term investments and restricted cash of $77.4 million during 2003.

Summary of Significant Assumptions

The projections are based upon a number of significant assumptions described below.

Effective Date

Our projections include actual results for the first two quarters of 2003, and estimated financial results for the remainder of 2003 through 2004, assuming that we exit bankruptcy proceedings in the fourth quarter of 2003. If the bankruptcy proceedings extend beyond the end of the fourth quarter of 2003, additional bankruptcy-related expenses will continue to be incurred. These expenses could significantly impact our results of operations and cash flows.

Revenues

We recognize revenue from sales of our Subscriber Management System, or SMS™, and SmartEdge® product families. Revenue for the second quarter of 2003 is substantially lower than revenue for the first quarter of 2003 primarily as a result of factors including (i) extended and delayed testing cycles, (ii) slower than anticipated implementations of new service delivery platforms and (iii) unusually weak business in Asia-Pacific due to bans and restrictions on travel to the region.

Our ability to project revenue is limited. On a forward-looking basis, we are planning our business on the assumption that our sales will begin to recover in the third quarter of 2003, and we are projecting growth thereafter through 2004. We assume revenue growth accelerates during the fourth quarter of 2003 through 2004 due to (i) increased customer confidence in purchasing our products as a result of our successful financial restructuring, (ii) stabilization of our SMS business, (iii) growing acceptance of our SmartEdge products and (iv) general economic growth in our target markets as a result of increased use and widespread adoption of broadband access services and increased capital expenditures by telecommunications carriers.

Operating Expenses

Our operating expenses primarily consist of (i) research and development expenses, (ii) selling, general and administrative expenses and (iii) stock-based compensation. Overall operating expenses are assumed to be higher in 2003 than in 2004 primarily due to charges related to provisions for excess real estate, excess capital equipment write-off and severance payments accounted for in 2003.

Our research and development, or R&D, expenses include salary-related expenses for our engineering staff, costs for engineering equipment and prototypes, costs for operating leases and office and equipment related expenditures including depreciation of property and equipment. Overall R&D expenses declined in the second quarter of 2003 and are further expected to decrease during the remainder of 2003 through 2004 due to (i) facility consolidations that took place during the second quarter of 2003, (ii) lower depreciation expense as a result of a continuous decline in depreciable assets in 2003, and fresh-start accounting adjustments, (iii) reductions in project-related spending, (iv) continuous management of discretionary spending and (v) general attrition of employees.

Selling, general and administrative, or SG&A, expenses include salaries and related costs for our non-engineering staff in sales, marketing and administration, office and equipment related expenditures including depreciation of property and equipment, costs for operating leases and office supplies, promotions and advertising and selling expenses. Overall SG&A expenses have declined in the second quarter of 2003 and are further expected to decrease during the remainder of 2003 through 2004 due to (i) facility consolidations that took place at the end of the second quarter of 2003, (ii) lower depreciation expense as a result of a continuous decline in depreciable assets in 2003, and fresh-start accounting adjustments, (iii) continuous management of discretionary spending and (iv) general attrition of employees. We assume an increase in commissions to support revenue growth in 2004.

Stock-based compensation can be attributed to the assumption of stock option grants from acquisitions, stock option grants made below fair market value to certain key employees, and additional compensation recorded for the accelerations of stock options vesting for certain terminated employees. Stock-based compensation is expected to be consistent with actual results through the end of 2003. No stock-based compensation is projected in 2004 in accordance with fresh-start accounting principles.

Loss From Operations

Loss from operations consists of loss after cost of revenue and operating expenses. Projected gross margins are expected to increase from 41% and 40% in the first and second quarter of 2003, respectively, and normalize to 51% through 2004 due to (i) a significant product cost reduction from the renegotiation of our pricing arrangement with our contract manufacturer achieved in the second quarter of 2003 and (ii) the ability to spread our fixed overhead costs over a higher assumed product sales volume. The revised pricing arrangement with our contract manufacturer extends to the second quarter of 2004 and our projections assume that the cost reduction remains through the end of 2004.

Interest and Other Expense, Net

Interest and other expense, net includes interest income from our cash balance, amortization of gains from interest rate swap transactions, amortization of deferred financing costs, interest expense on the convertible subordinated notes and other non-operating gains/(losses). We have assumed that amortization of gains from interest rate swap transactions and amortization of deferred financing costs will be eliminated as of the filing of our plan of reorganization. We have also assumed that (i) interest expense stops accruing as of the filing of our prepackaged plan of reorganization, which we assume to be September 30, 2003 and (ii) following the consummation of the financial restructuring, all of our convertible subordinated notes will be exchanged for common stock. As a result, we have excluded all interest expense in our projections with respect to our convertible subordinated notes after the third quarter of 2003. The projections assume that we do not pay any accrued interest on the convertible subordinated notes that is scheduled for payment under the indenture governing the terms of the notes on October 1, 2003.

Reorganization Items

Reorganization items are required in accordance with the fresh-start accounting principles. Reorganization items consist of charges related to our financial restructuring transaction including (i) impairment of goodwill, (ii) SFAS No. 84 induced conversion charge, (iii) revaluation of identifiable intangible assets, (iv) reversal of excess lease accruals, (v) warrant expense, (vi) professional fees, (vii) adjustments relating to the settlement of excess lease obligations and (viii) write-down of deferred rent and other accrued liabilities. The majority of the expenses in reorganization items consist of non-cash charges of $431.7 million of goodwill impairment, a $142.4 million SFAS No. 84 induced conversion charge and a $15.1 million warrant expense, partially offset by a $76.1 million revaluation of identifiable intangibles and a $77.1 million reversal of lease accruals.

Cash Flow From Operating Activities

Cash flow from operating activities consists primarily of income (loss) from operations and changes in working capital. Cash flow from operating activities is expected to become positive due to lower operating expenses coupled with an expanding revenue base. Our working capital projections assume constant days receivable outstanding and payment terms with certain vendors remain consistent with prepetition terms during bankruptcy proceedings in the fourth quarter of 2003. In addition, we assume a reduction in working capital during the fourth quarter of 2003 due to certain payments made pursuant to our plan of reorganization.

Cash Flow From Investing Activities

Cash flow from investing activities consists primarily of capital expenditures related to equipment replacement and purchases/sales of our short-term investments. We project capital expenditures of $2.5 million per quarter through 2004, which is consistent with our capital expenditures during the first quarter of 2003. We assume that we will sell all of our short-term investments and convert them into cash and equivalents during 2003.

Cash Flow From Financing Activities

Cash flow from financing activities consists primarily of repayment of borrowings and proceeds from equity issuances of our common stock under our equity incentive plans. We have assumed repayment of our line of credit from Silicon Valley Bank during the third quarter of 2003.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

Our certificate of incorporation provides for authorized capital of 760,000,000 shares, consisting of 750,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As part of the recapitalization, we are soliciting proxies from our stockholders to amend and restate our certificate of incorporation to implement the reverse stock split of our common stock. However, unless otherwise indicated, the numbers reflected in this “Description of Capital Stock and Warrants” section reflect our historical numbers apart from the proposed financial restructuring and reverse stock split.

Common Stock

As of August 19, 2003, we had 182,989,179 shares of common stock outstanding, including 17,912 exchangeable shares, which are described below, and had reserved for issuance 67,426,380 shares of common stock with respect to incentive stock plans and outstanding common stock purchase warrants.

As of June 30, 2003, there were approximately 65,536 beneficial owners and 879 record holders of our common stock. Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholders’ meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

Our common stock is quoted on The Nasdaq National Market under the symbol “RBAK.”

In October 2002, we received notification from The Nasdaq Stock Market that we were out of compliance with the minimum bid price requirement of $1.00 per share and that we had 90 calendar days, or until January 13, 2003, to regain compliance. We were unable to regain compliance by that date. A hearing before the Nasdaq listing qualifications panel to appeal the decision to delist our common stock was held on February 20, 2003. On March 11, 2003, the SEC approved certain changes to The Nasdaq Stock Market’s bid price rules, which effectively gave us an additional 90 calendar days until April 14, 2003, to regain compliance with the minimum bid price requirement of $1.00 per share. On March 25, 2003, we received notification from Nasdaq that we were granted a 90-day extension to allow for additional developments in the rulemaking process. On June 23, 2003, Nasdaq granted us an additional 60-day extension. Accordingly, we have until August 23, 2003 to regain compliance with Nasdaq listing requirements. Our stock will remain listed on The Nasdaq National Market until at least August 23, 2003.

If we are unable to regain compliance by August 23, 2003 and if the SEC rejects or does not timely approve additional rule changes proposed by Nasdaq which would provide us with an additional grace period for minimum bid compliance, or if Nasdaq does not otherwise grant us another extension, our current plan is to request that we remain listed until our stockholders vote on the reverse stock split that is part of the recapitalization plan. While we believe that consummation of the recapitalization plan, including the proposed reverse stock split, will have the effect of increasing the minimum bid price of our common stock, the minimum bid price may not increase, at all or for any period of time, and we may not be successful in maintaining the listing of our common stock on The Nasdaq National Market.

Alternatively, if our stockholders do not approve the recapitalization plan, including the proposed reverse stock split, we may determine to file our prepackaged plan of reorganization. If we file our prepackaged plan of reorganization or any other plan of reorganization under the Bankruptcy Code, Nasdaq has a unilateral right to suspend or terminate the listing of our common stock. If we determine to file our prepackaged plan of reorganization, we currently intend to request that Nasdaq allow our common stock to remain listed during the pendency of the bankruptcy court’s review, and following the confirmation, of such plan. While we believe that after the confirmation of the prepackaged plan of reorganization our common stock would satisfy the minimum bid price and other Nasdaq National Market listing requirements and thereby qualify for listing, we cannot guarantee that this will, in fact, be the case, or that Nasdaq will not exercise its discretion to suspend or terminate our listing if we file our prepackaged plan of reorganization.

If our common stock is delisted from The Nasdaq National Market, we will consider applying for transfer to The Nasdaq SmallCap Market, until we can again meet the minimum bid pricing and other requirements of The Nasdaq National Market. If we are unable to meet and maintain the requirements to transfer to The Nasdaq SmallCap Market, we will attempt to have our common stock traded on The Nasdaq over-the counter Bulletin Board. Delisting could seriously limit the liquidity of our common stock and impair our ability to raise future capital through the sale of our equity or debt, which could have a material adverse effect on our business. Delisting could also reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically, and may have an adverse effect on the trading price of our common stock and the notes. Delisting could also adversely affect our relationships with our vendors and customers and employees.

Exchangeable Shares

In conjunction with our acquisition of Abatis Systems Corporation in September 2000, we issued 2,440,526 exchangeable shares that are exchangeable, on a one-for-one basis, into shares of our common stock at the option of the holder. As of August 19, 2003, there were 17,912 exchangeable shares outstanding. The shares of common stock issuable upon conversion of the outstanding exchangeable shares will be adjusted to reflect the reverse stock split of our common stock. In addition, the terms of the exchangeable shares provide that the holders thereof will be entitled to participate in the issuance of warrants to our stockholders of record as of             , 2003 as if they were common stockholders on such date.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

On June 15, 2001, we filed a Certificate of Designation with the Delaware Secretary of State creating and setting forth rights, preferences and privileges of our Series A Junior Participating Preferred Stock, which we refer to as our Series A Preferred Stock. While no shares of our preferred stock are currently outstanding, the rights to purchase shares of our Series A Preferred Stock that are attached to our common stock are described immediately below.

Preferred Stock Purchase Rights

A dividend of one preferred stock purchase right, which we refer to as a right, for each outstanding share of our common stock, was declared by our board of directors on June 12, 2001. Each right entitles the registered holder to purchase from us either one one-thousandth of a share of our Series A Preferred Stock, par value $.0001 per share, at a price of $83.28 per one one-thousandth of a share of Series A Preferred Stock, subject to adjustment, or, under certain circumstances, a number of shares of our common stock with a market value equal to two times the purchase price of one one-thousandth of a share of the Series A Preferred Stock. The description and terms of the rights are set forth in a rights agreement dated as of June 12, 2001, as the same may be amended from time to time, between us and U.S. Stock Transfer Corporation, as rights agent.

In general, until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a third party tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock (the earlier of such dates being called the distribution date), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the date of record, by such common stock certificate together with a copy of a summary describing the rights. On May 21, 2002, the rights agreement was amended to provide that Nokia would not be deemed to be an acquiring person under the rights agreement as a result of certain purchases of common stock, including through warrants, by Nokia. In addition, we anticipate that we will further amend the rights agreement, effective upon consummation of the financial restructuring, to provide that any person or group who beneficially owns 15% or more of the outstanding shares of common stock solely by reason of consummation of the financial restructuring will not be deemed an acquiring person under the rights agreement.

The rights agreement provides that, until the distribution date (or earlier expiration of the rights), the rights will be transferred with and only with the common stock. Until the distribution date (or earlier expiration of the rights), new common stock certificates issued after the record date upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier expiration of the rights), the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation or a copy of the summary describing the rights, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of 5:00 p.m. New York City time on the distribution date and such separate right certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on July 14, 2011, unless we extend or advance the expiration date, or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

The purchase price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights is subject to adjustment from time to time to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,

•	upon the grant to holders of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible shares of Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock or

•	upon the distribution to holders of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights is subject to adjustment in the event of a stock dividend on our common stock payable in shares of our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the distribution date.

Shares of Series A Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1000 times the dividend declared per share of our common stock. In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

In the event that any person or group of affiliated or associated persons becomes an acquiring person as described above, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right that number of shares of our common stock having a market value of two times the exercise price of the right.

In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such acquiring person which will have become void), in whole or in part, for shares of our common stock or Series A Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of our common stock, or a fractional share of Series A Preferred Stock (or other preferred stock) equivalent in value thereto, per right.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of Series A Preferred Stock or our common stock will be issued (other than fractions of Series A Preferred Stock which are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the common stock.

At any time prior to the time an acquiring person becomes such, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.0001 per right payable, at our option, in cash, shares of common stock or such other form of consideration as our board of directors shall determine. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price, as described above.

For so long as the rights are then redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

Delaware Anti-Takeover Law and Provisions in Our Charter

Section 203 of the Delaware General Corporation Law, which we refer to as Section 203, generally provides that a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to Section 203 is an interested stockholder. Section 203 also provides that an interested stockholder may not engage in some types of business combinations with the corporation for a period of three years after the time the stockholder became an interested stockholder. The prohibition of Section 203 does not apply under the following circumstances:

•	before the time of the acquisition, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

•	the business combination is approved by the corporation’s board of directors and authorized at a stockholders’ meeting by a vote of at least two-thirds of the corporation’s outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions will not apply to specific business combinations proposed by an interested stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years, who became an interested stockholder with the approval of the corporation’s board of directors or who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

Section 203 defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder. These include transactions in which the interested stockholder receives or could receive a benefit on other than a proportionate basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the interested stockholder or transactions in which the interested stockholder receives other benefits.

The provisions of Section 203, coupled with our board of directors’ authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders may adopt an amendment to our amended and restated certificate of incorporation to elect not to be governed by Section 203, which election would not be effective until 12 months after the adoption of such amendment. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by Section 203.

Warrants

As of August 19, 2003, warrants to purchase 136,140 shares of our common stock with an exercise price of $4.34 per share were outstanding. Warrants to purchase a total of approximately 56,140 shares of common stock expire in December 2004. Warrants to purchase approximately 80,000 shares of common stock expire in July

2005. If the financial restructuring is effected pursuant to the recapitalization plan, the remaining outstanding warrants will be exercisable for approximately 1,900 shares of our common stock, after giving effect to the reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding warrants that constitute below market warrants will be cancelled. Holders of above market warrants will have the right to exercise their warrants at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market warrants that are not exercised during that period will be cancelled.

In connection with the recapitalization plan, we will issue warrants that are exercisable for approximately 5.4 million shares of common stock primarily to our common stockholders of record as of              2003. The number of shares of common stock subject to the warrants received by each such common stockholder will be determined on a proportionate basis, reflecting that stockholder’s ownership of our common stock on             , 2003. Warrants exercisable for an aggregate of approximately 2.6 million shares will have an exercise price of $5.00 per share and warrants exercisable for an aggregate of approximately 2.8 million shares will have an exercise price of $9.50 per share. The exercise price may be paid in cash or in shares of common stock on a net basis. The warrants will be exercisable for seven years from issuance. Under the terms of our currently outstanding warrants, the holders of those warrants are also entitled, upon exercise following the implementation of the recapitalization plan, to receive such new warrants on a proportionate basis with our stockholders. Accordingly, we have reserved approximately 4,000 of the approximately 5.4 million shares issuable upon exercise of the new warrants, along with the appropriate number of new warrants, for issuance to those current warrant holders in the event they exercise those current warrants following implementation of the recapitalization plan. If the financial restructuring is effected pursuant to the prepackaged plan of reorganization, the new warrants will be issued to our common stockholders and other eligible Class 8 interest holders on a proportionate basis. Holders of above market warrants or stock options will be entitled to receive their proportionate portion of these warrants only if, and to the extent that they exercise their warrants or stock options, as the case may be, on or before the 10th day following the effectiveness of the prepackaged plan of reorganization.

The number of shares of common stock issuable upon exercise of each warrant shall be subject to adjustment from time to time, upon the occurrence of certain events, including:

•	proportionate adjustments to the number of shares subject to, and the exercise price of, each warrant in connection with any reclassification, stock split, subdivision, combination, consolidation, or capital stock dividend; and

•	in the event of a merger or consolidation of our company into another corporation, or a sale of substantially all of our assets in a manner that entitles our common stockholders to receive securities or assets with respect to or in exchange for their common stock, then provision shall be made so that the each warrant holder shall be entitled to receive, upon exercise of the warrant, the number of shares of securities or other property equivalent in value that such warrant holder would have received if the warrant had been exercised prior to the transaction.

MANAGEMENT

Executive Officers and Directors

The following is information about our current executive officers and directors as of July 31, 2003:

Name	Age	Positions With the Company
Kevin A. DeNuccio	44	President, Chief Executive Officer and Director
Georges Antoun	40	Senior Vice President of Worldwide Field Operations and Product Management
Joel M. Arnold	38	Senior Vice President of Strategy and Marketing
Thomas L. Cronan III	43	Senior Vice President of Finance and Administration and Chief Financial Officer
Gaurav Garg	37	Director
Promod Haque	54	Director
William Kurtz	45	Director
Donald J. Listwin	44	Director
Daniel J. Warmenhoven	53	Director

Kevin A. DeNuccio has served as President and Chief Executive Officer and as a member of the Board of Directors of Redback since August 2001. Prior to that, Mr. DeNuccio was with Cisco Systems Inc. from August 1995 to August 2001, where he served as Senior Vice President of Worldwide Service Provider Operations. During his tenure at Cisco, Mr. DeNuccio also managed worldwide field operations, including all sales and engineering support organizations. Prior to joining Cisco, Mr. DeNuccio was the founder, President and Chief Executive Officer of Bell Atlantic Network Integration, Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has also held senior management positions at both Unisys Corporation and Wang Laboratories as vice president in their network integration and worldwide channel partner businesses. Mr. DeNuccio received his finance degree from Northeastern University and is a graduate of the Executive M.B.A. program at Columbia University.

Georges Antoun serves as the Senior Vice President of Worldwide Field Operations and Product Management at Redback. Mr. Antoun also served as our Senior Vice President of Engineering, Product Management and Marketing from January 2003 until July 2003 and as Senior Vice President of Marketing and Business Development from August 2001 to January 2003. Before joining Redback in August 2001, Mr. Antoun spent the preceding five years, from July 1996 to August 2001, at Cisco Systems Inc., where he served as Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations and, more recently, as Vice President of Carrier Sales. Mr. Antoun has also held senior management positions at Newbridge Networks and Nynex (now Verizon Communications), where he was part of their Science and Technology Division. Mr. Antoun holds a B.S. degree in Engineering from the University of Louisiana at Lafayette and an M.S. degree in Information Systems Engineering from New York Polytechnic University.

Joel M. Arnold serves as our Senior Vice President of Strategy and Marketing. From January 2002 through July 2003, Mr. Arnold served as our Senior Vice President of Field Operations. Prior to joining Redback in January 2002, Mr. Arnold was with Qwest Communications from June 1998 to December 2001, and most recently served as Qwest’s Executive Vice President of Global Business Sales. Prior to that, he served as Qwest’s Senior Vice President of Global Business Markets, Senior Vice President of General Business, and Regional Vice President of National Accounts. From June 1997 to June 1998, Mr. Arnold was the co-founder of the software company, Global Mobility Systems, and served as Vice President of Business Development and Product Management. For ten years prior to that, Mr. Arnold served in a variety of sales and marketing positions for GTE (now Verizon Communications), most recently as their director of data strategy. Mr. Arnold holds a B.A. degree in Economics from the University of Washington.

Thomas L. Cronan III has served as our Senior Vice President of Finance and Administration and Chief Financial Officer since January 2003. Mr. Cronan began at Redback in April 2001 as Vice President and General

Counsel. From June 2000 to March 2001, Mr. Cronan served as Vice President and General Counsel US at Entrust Technologies Inc. / enCommerce, Inc. From February 1998 to June 2000, Mr. Cronan served as Vice President, General Counsel and Secretary at enCommerce, Inc. enCommerce merged with Entrust in June 2000. Mr. Cronan served in both public and private high technology companies for more than 15 years including IBM, OpenTV, Taligent and enCommerce, and was special counsel at Wilson Sonsini Goodrich and Rosati, Professional Corporation in their Technology Licensing group. Mr. Cronan holds a J.D. from Fordham Law School and a B.S. from Muhlenberg College and is a member of the bar in New York, California and Connecticut.

Gaurav Garg has served as a Redback director since May 2001. Mr. Garg has been a partner with Sequoia Capital since May 2001, where he focuses on components, systems and infrastructure investments. Prior to joining Sequoia Capital, Mr. Garg was a founder and Senior Vice President of Product Management at Redback, from August 1996 though May 2001. Earlier, he held various engineering positions at SynOptics and Bay Networks. Mr. Garg has a B.S. and M.S. in Electrical Engineering and a B.S. in Computer Science from Washington University in St. Louis.

Promod Haque has served as a Redback director since March 2000. Mr. Haque joined Norwest Venture Partners in November 1990 and is currently Managing Partner of Norwest Venture Partners VII, and NVP VIII, which is the general partner of Norwest Venture Partners VI, and General Partner of Norwest Equity Partners V and IV. Mr. Haque currently serves as a director of Extreme Networks Inc., Primus Knowledge Solutions Inc., SPSS Inc. and several privately held companies. Mr. Haque holds a B.S. in Electrical Engineering from the University of Delhi, India, an M.S. and Ph.D. in Electrical Engineering from Northwestern University and an MM from the J.L. Kellogg Graduate School of Management, Northwestern University.

William H. Kurtz has served as a Redback director since October 1999. Mr. Kurtz has been Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a data storage company, since July 2001. Prior to joining 3PARdata, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation from August 1998 to June 2001. Mr. Kurtz has over 20 years of experience in networking, telecom and professional services industries, including 15 years at AT&T from 1983 though 1998. While at AT&T, Mr. Kurtz served as Chief Financial Officer of AT&T’s $25 billion Business Markets Division, was a key member of the team that negotiated and implemented AT&T’s $15 billion acquisition of McCaw Cellular and was Managing Director of AT&T’s Fiber Cable business in Japan. Mr. Kurtz is a certified public accountant and received a B.S. in Accounting from Rider University and an M.S. in Management from the Stanford University Graduate School of Business.

Donald J. Listwin has served as a Redback director since November 2001. Mr. Listwin has been President and Chief Executive Officer, and Chairman of the Board of Directors, of Openwave Systems Inc. since November 2000, the worldwide leader of open Internet-based communication infrastructure software. Mr. Listwin also serves as a director of MarketItRight.com and as chairman of NetAid, a worldwide Internet-based program that empowers individuals to help eradicate poverty in developing nations. Mr. Listwin is a distinguished networking industry veteran with more than 20 years of experience, including 10 years at Cisco Systems. Mr. Listwin holds a B.S. in electrical engineering and an honorary doctorate of law from the University of Saskatchewan.

Daniel J. Warmenhoven has served as a Redback director since April 1999. Mr. Warmenhoven has been Chief Executive Officer and a director of Network Appliance Inc., a network data storage company, since October 1994. Mr. Warmenhoven also serves on the board of directors of two private companies. Prior to joining Network Appliance, Mr. Warmenhoven served as Chairman, President and Chief Executive Officer of Network Equipment Technologies. Mr. Warmenhoven has held senior positions with both Hewlett-Packard Company and IBM Corporation. Mr. Warmenhoven holds a B.S. in Electrical Engineering from Princeton University.

Upon consummation of the financial restructuring, under either the recapitalization plan or the prepackaged plan of reorganization, our board of directors will be reconstituted. The reconstituted board will consist of nine members, including our chief executive officer, chief financial officer and seven board members to be nominated by holders of our convertible subordinated notes, with four of those seven members to be reasonably acceptable to our current board of directors. We will disclose the identity of, and biographical information for, each member of the reconstituted board of directors as that information becomes available to us prior to the consummation of the financial restructuring.

Participation in the 1999 Stock Incentive Plan

The grant of awards under our 1999 Stock Incentive Plan to employees, including the executive officers named in the Summary Compensation Table below, is subject to the discretion of the committee appointed by our board of directors to administer the plan. As of the date of this proxy/prospectus/disclosure statement, there has been no determination by the committee with respect to future awards under the 1999 Stock Incentive Plan. Accordingly, future awards are not determinable. The following table sets forth information with respect to the grant of options under the 1999 Stock Incentive Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during our last fiscal year:

Amended Plan Benefits

1999 Stock Incentive Plan

Name of Individual or Identity of Group and Position	Number of Securities Underlying Options Granted	Weighted Average Exercise Price Per Share
Kevin DeNuccio, President and Chief Executive Officer	—	—
Georges Antoun, Senior Vice President, Worldwide Field Operations and Product Management	250,000	$1.50
Joel Arnold, Senior Vice President of Strategy and Marketing	1,000,000	$3.98
Pankaj Patel, Former Senior Vice President, Engineering(1)	—	—
Dennis Wolf, Former Senior Vice President and Chief Financial Officer(2)	250,000	$1.50
All current executive officers as a group (5 persons)	1,500,000	$3.15
All other employees (including all current officers who are not executive officers) as a group	7,941,550	$1.89

(1)	Mr. Patel’s employment with Redback terminated in January 2003.
(2)	Mr. Wolf’s employment with Redback terminated in January 2003.

In addition, we have granted options to acquire 200,000 shares of our common stock to our non-employee directors pursuant to our 1999 Directors’ Option Plan. The weighted average exercise price of these grants is $1.86.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our compensation plans as of July 31, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	22,702,027	$5.74	30,899,812
Equity compensation plans not approved by security holders (3)(4)	7,515,716	$4.22	174,173
Total	30,217,743	$5.37	31,073,985

(1)	Excludes an indeterminate number of shares to be issued pursuant to the 1999 Employee Stock Incentive Plan.
(2)	Our 1999 Stock Incentive Plan provides that on January 1 of each year the number of shares authorized under the plan shall be increased by 10,000,000 shares. Our 1999 Employee Stock Purchase Plan provides that on May 1 of each year the number of shares authorized under the plan shall be increased by the number of shares granted in the previous year minus the number of shares returned to the plan over that same time period, so that the number of shares available for grant after the increase will equal 1,500,000.
(3)	Included in this amount are 174,173 shares available for future issuance under our 2001 Employee Option Plan.
(4)	These amounts represent outstanding options assumed in connection with previous business mergers and acquisitions. For a description of the plans under which the options were assumed see Note 10. “Stockholders Equity” in the Notes to our Consolidated Financial Statements filed in connection with this proxy/prospectus/disclosure statement.

Executive Compensation

The following table sets forth the compensation, for the fiscal years ended December 31, 2002, December 29, 2001 and December 28, 2000, earned by our Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of the fiscal year ended December 31, 2002. The table contains historical numbers and does not reflect the effect of the proposed reverse stock split.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation			Securities Underlying Options (#)	Restricted Stock Awards ($)		All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Kevin DeNuccio, President and Chief Executive Officer	2002 2001 2000	500,000 179,535 —	— 3,171,200 —		— 6,500,000 —	— 2,085,000 —	(2)	14,999 1,502 —	(1)

Georges Antoun, Senior Vice President, Worldwide Field Operations and Product Management	2002 2001 2000	300,000 103,125 —	— 352,720 —		250,000 1,000,000 —	— — —		14,594 310 —	(1)

Joel Arnold, Senior Vice President Strategy and Marketing	2002 2001 2000	233,013 — —	229,167 — —	(4)	1,000,000 — —	— — —		152,762 — —	(5)

Pankaj Patel, Former Senior Vice President, Engineering(3)	2002 2001 2000	267,188 249,115 186,439	— — 75,000		— 1,407,686 225,000	— — —		14,558 1,887 563	(1)

Dennis Wolf, Former Senior Vice President, Chief Financial Officer(6)	2002 2001 2000	285,000 260,833 —	— 100,000 —		250,000 1,810,683 —	— — —		15,254 1,891 —	(1)

(1)	This amount includes life insurance and health insurance premiums paid by Redback.
(2)	Represents 500,000 shares of restricted stock multiplied by $4.17, which was the closing price of Redback’s common stock on The Nasdaq National Market on August 29, 2001, the date of grant. The restricted stock vested as of May 13, 2002.
(3)	Mr. Patel’s employment with Redback terminated in January 2003.
(4)	Mr. Arnold’s bonus compensation consists of guaranteed commission.
(5)	This amount includes: $13,267 for life insurance and health insurance premiums paid by Redback; relocation expenses of $58,438; and $81,057 which represents imputed interest on the four year term loan of $500,000, for relocation to the San Jose area.
(6)	Mr. Wolf’s employment with Redback terminated in January 2003.

Option Grants in Last Fiscal Year

The following table contains information concerning the stock option grants made to each of the named officers for the fiscal year 2002. No stock appreciation rights were granted during such year.

The table contains historical numbers and does not reflect the effect of the proposed reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding options held by our officers that constitute below market stock options will be cancelled. Officers who hold above market stock options will have the right to exercise their options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market stock options that are not exercised prior to that time will be cancelled.

	Individual Grants(1)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)	Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name							5% ($)	10% ($)
Kevin DeNuccio	—		—	—	—		—	—
Georges Antoun	250,000		2.5	$1.50	5/13/2012		235,835	597,653
Joel Arnold	1,000,000	(4)	10.3	$3.98	1/28/2012		2,822,581	4,604,018
Pankaj Patel	—		—	—	—		—	—
Dennis Wolf	250,000		2.5	$1.50	1/31/03	(5)	235,835	597,653

(1)	The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a same-day sale of the purchased shares. Generally, the options have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with Redback. The options vest in full in the event of the optionee’s death, and vesting accelerates by 12 months in the event that the optionee’s service terminates because of disability. Under each of the options, the option shares will vest upon an acquisition of Redback by merger or asset sale, unless the acquiring company assumes the options. Certain options may accelerate even if they are assumed, as described below under “Employment Contracts and Change in Control Agreements.”
(2)	Based on an aggregate of 9,689,550 shares granted.
(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of Redback’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(4)	This option vests at the rate of 25% of the shares subject to the option after one year, then 1/48th of the shares vest monthly thereafter.
(5)	This option, which vested at the rate of 25% of the shares subject to the option vested after one year, then 1/48th of the shares vested monthly thereafter, was cancelled without vesting and is no longer outstanding as a result of Mr. Wolf’s termination of employment with Redback in January 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2002 and option holdings as of December 31, 2002 with respect to each of the named executive officers. No options were exercised by the named officers during fiscal 2002. No stock appreciation rights were outstanding at the end of that year.

The table contains historical numbers and does not reflect the effect of the proposed reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding options held by our officers that constitute below market stock options will be cancelled. Officers who hold above market stock options will have the right to exercise their options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market stock options that are not exercised prior to that time will be cancelled.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin DeNuccio	3,791,666	2,708,334	0	0
Joel Arnold	0	1,000,000	0	0
Georges Antoun	333,333	916,667	0	0
Pankaj Patel	555,809	797,341	0	0
Dennis Wolf	406,516	854,167	0	0

(1)	The value of underlying securities is based on the $0.84 per share closing price of Redback’s common stock on December 31, 2002, minus the aggregate exercise price.

Director Compensation

Except for grants of stock options, our directors generally do not receive compensation for services provided as a director. Generally, we do not pay compensation for committee participation or special assignments of the board of directors. Non-employee board members are eligible for option grants pursuant to the provisions of the 1999 Directors’ Option Plan. Under the 1999 Directors’ Option Plan, each individual who first becomes a non-employee board member will be granted an initial option to purchase 100,000 shares on the date such individual joins the board, provided such individual has not been in the prior employ of our company. In addition, at each annual meeting of stockholders, each non-employee board member will receive a subsequent annual option grant to purchase 40,000 shares of common stock, whether or not such individual has been in the prior employ of our company. However, a director will not receive the initial 100,000-share grant and the annual 40,000-share grant in the same calendar year. The option price for each option grant under the 1999 Directors’ Option Plan will be equal to the fair market value per share of common stock on the automatic grant date. Initial option grants vest over four years at the rate of 25% on the date of each of the next four regularly scheduled annual stockholder meetings, and subsequent annual option grants vest fully at the next annual meeting. Pursuant to the 1999 Directors’ Option Plan, each of Messrs. Lamond, Garg, Haque, Kurtz, Listwin and Warmenhoven were granted options to purchase 40,000 shares of common stock at a per share exercise price of $1.86 in 2002, and each of Messrs. Garg, Haque, Kurtz, Listwin and Warmenhoven were granted options to purchase 40,000 shares of common stock on May 7, 2003. Mr. Lamond did not stand for re-election at the May 7, 2003 annual meeting of stockholders and is no longer a member of our board of directors. In addition, Mr. Lehtoranta, who did not stand for re-election at the May 7, 2003 annual meeting of stockholders and is no longer a member of our board of directors, declined his initial grant of 100,000 shares and any future grants in compliance with the guidelines of his employment with Nokia. We are presently evaluating whether the option based compensation package to directors should be supplemented with cash based compensation.

The numbers in the above paragraph are historic numbers and do not reflect the effect of the proposed reverse stock split. In connection with the reverse stock split, the number of shares subject to automatic grants under the 1999 Director’s Option Plan will be adjusted so that the initial grant will be for 1,365 shares and the subsequent annual grants will be for 546 shares. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding options held by directors that constitute below market stock options will be cancelled. Directors who hold above market stock options will have the right to exercise their options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market stock options that are not exercised prior to that tine will be cancelled.

Directors are eligible to receive options and be issued shares of common stock directly under the 1999 Stock Incentive Plan. Directors who are also employees are eligible to participate in our 1999 Employee Stock Purchase Plan.

Employment Contracts and Change in Control Arrangements

In August 2001, we entered into an employment agreement with Kevin DeNuccio, our President, Chief Executive Officer and Director. Pursuant to this agreement, we agreed to pay Mr. DeNuccio an annual salary of $500,000 and a sign-on bonus of $3,000,000. The agreement set Mr. DeNuccio’s annual target bonus to be 100% of his base salary, and in 2001, Mr. DeNuccio received a pro-rata portion of his annual target bonus. On August 29, 2001, we granted Mr. DeNuccio an option to purchase 6,500,000 shares of our common stock at a per share exercise price of $4.17 (unless otherwise indicated, the numbers herein do not reflect the effect of the proposed reverse stock split). 1,625,000 shares subject to the option were vested and immediately exercisable, with the remaining 4,875,000 shares vesting in equal monthly installments over the next 36 months. On the same date, Mr. DeNuccio was also granted 500,000 shares of restricted stock. The stock award vests at a rate of 8.333% a month from the vesting commencement date of August 29, 2001. If the financial restructuring is effected pursuant to the recapitalization plan, after the restructuring and upon the effectiveness of the reverse stock split and prior to any new stock grant, Mr. DeNuccio’s stock option will be exercisable for 88,728 shares of common stock at an exercise price of $305.48 per share. His 500,000 shares of restricted stock would represent 6,825 shares after the reverse stock split. In the event Mr. DeNuccio is involuntarily terminated, he will receive (a) a lump sum payment equal to his base salary for a period of 12 months plus his target bonus for the year in which his employment terminates, (b) up to 12 months of health insurance coverage, and (c) 12 months acceleration of vesting of his stock options. If there is a change in control, which under the terms of his agreement would occur upon the effectiveness of the financial restructuring, Mr. DeNuccio becomes fully vested in all his option shares and restricted stock awards. He will also receive an additional “gross up” payment should any benefits or payments related to the change in control be subject to federal excise tax, unless such excise tax can be avoided by reducing the total benefits and payments by $100,000 or less, in which case the necessary reduction will be made.

Dennis Wolf, our former Senior Vice President and Chief Financial Officer, joined us in January 2001 and his employment letter specified an annual base salary of $300,000 and a target bonus of up to $50,000 based upon his performance and our overall performance for the second half of 2001. We initially granted Mr. Wolf an option for 400,000 shares at an exercise price of $40 per share (the numbers herein do not reflect the effect of the proposed reverse stock split). However, in connection with our stock option exchange program, this option was cancelled and a new option was issued in October 2001 for 400,000 shares at $4.17 per share. The option vests over four years at the rate of 25% after one year, with the balance to vest in equal monthly installments over the next 36 months of service. If Mr. Wolf had been terminated without cause within the first 12 months of his employment he would have received six months of base salary continuation. The letter also specified that if Mr. Wolf had been terminated without cause or had suffered an involuntary reduction in the nature or scope of his service to Redback within 12 months following a change in control, he would have been entitled to receive up to 12 months of base salary continuation and an additional 25% of his option shares would have become vested. In connection with the termination of Mr. Wolf’s employment in January 2003, he received a severance payment of nine months of base salary.

In August 2001, we entered into a letter agreement with Georges Antoun, our current Senior Vice President of current Worldwide Field Operations and Product Management, under which we agreed to pay him a sign on bonus of $250,000 for joining us. The sign-on bonus was subject to pro-rated repayment if his employment with us terminated for any reason before his first year anniversary of employment. Mr. Antoun’s employment agreement specifies an annual base salary of $300,000 and an annual target bonus of $300,000; in 2001, he received a guaranteed pro-rated bonus of $102,720. Mr. Antoun was also granted an option to purchase 1,000,000 shares of our common stock at a per share exercise price of $4.17 (the numbers herein do not reflect the effect of the proposed reverse stock split). The option vests over four years at the rate of 25% after one year, with the balance to vest in equal monthly installments over the next 36 months of service. However, if there is a change in control, which under the terms of his agreement would include the effectiveness of the financial restructuring, and Mr. Antoun is subsequently terminated without cause, or the scope of his responsibilities are materially reduced, or his salary is reduced (other than in a company-wide reduction in salary), the option will become fully vested and exercisable. In connection with such termination following a change of control, Mr. Antoun will receive up to 12 months of salary continuation.

In December 2001, we entered into an employment agreement with Joel Arnold, our current Senior Vice President of Strategy and Marketing. Pursuant to this agreement, we agreed to pay Mr. Arnold an annual salary of $250,000 and a guaranteed commission for the first year of his employment in the amount of $250,000. In 2003, Mr. Arnold will be on a commission plan that will earn him $250,000 if he meets 100% of his sales objective. In addition, we granted Mr. Arnold an option to purchase 1,000,000 shares of our common stock at a per share exercise price of $3.98 (the numbers herein do not reflect the effect of the proposed reverse stock split). The stock options were priced at 74.7% of the fair market value on the date of grant. The option vests over four years at the rate of 25% after one year, with the balance to vest in equal monthly installments over the next 36 months of service. On March 12, 2002, Mr. Arnold was also granted a loan in the amount of $500,000 to enable him to relocate to the San Jose, California area. The loan has a four-year term, carries no interest and has a single balloon payment at the end of the term. If Mr. Arnold ceases to be employed for any reason by us, the loan becomes immediately due and payable within 90 days. In the event there is a change in control, which under the terms of his agreement would occur upon the effectiveness of the financial restructuring, and within 12 months following such change in control Mr. Arnold is terminated without cause, or there is an involuntary reduction in the nature or scope of his service to us (including a material reduction in his employment responsibilities), an additional 25% of the option shares shall become vested. In addition, Mr. Arnold will also receive up to 12 months of salary continuation after such termination following a change in control.

Pankaj Patel, our former Senior Vice President of Engineering, joined us in November 1999 following the merger of our company with Siara Systems, Inc. His employment letter specified an annual base salary of $230,000. Upon the completion of our merger with Siara Systems, Inc., or the Siara Merger, Mr. Patel received 12 months acceleration in the options he held prior to the Siara Merger, and which were assumed by us. Further vesting of Mr. Patel’s options was suspended during the 12-month period following the effective date of the Siara Merger, but he was entitled to resume vesting in his options in accordance with the original option terms after the one year anniversary of the effective date of the Siara Merger. Mr. Patel did not receive any severance or accelerated benefits in connection with the termination of his employment in January 2003.

In January 2003, we entered into a letter agreement with Thomas L. Cronan III, our Senior Vice President of Finance and Administration and Chief Financial Officer. Pursuant to this agreement, we granted Mr. Cronan an option to purchase 400,000 shares of our common stock at a per share exercise price of $0.91 (the numbers herein do not reflect the effect of the proposed reverse stock split). The option vests over four years at the rate of 25% after one year, with the balance to vest in equal monthly installments over the next 36 months of service. However, if there is a change in control, which under the terms of his agreement would occur upon the effectiveness of the financial restructuring, and Mr. Cronan is subsequently terminated without cause, or the nature and scope of his service to us (including a material reduction in his employment responsibilities) is involuntarily reduced, an additional 25% of his option shares shall become vested. In connection with such termination following a change in control, Mr. Cronan will also receive up to 12 months of salary continuation.

If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding options held by our officers that constitute below market stock options will be cancelled. Officers who hold above market stock options will have the right to exercise their options at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market stock options that are not exercised prior to that time will be cancelled.

The compensation committee, as administrator of the 1999 Stock Incentive Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any of our executive officers in connection with certain changes in control. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of our executive officers currently have employment agreements with us for a specific term, and they may resign and their employment may be terminated at any time.

Compensation Committee Interlocks and Insider Participation

During 2002 the following members of the Board served on the compensation committee: Messrs. Khosla, Listwin and Warmenhoven. Vinod Khosla served on the compensation committee through April 2002. None of these persons has ever been an officer or employee of Redback or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 2002 requiring disclosure under Item 402(j) of Regulation S-K of the Securities Act.

Report of the Compensation Committee of the Board of Directors

The compensation committee of our board of directors has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer and certain of our other executive officers and to administer our 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Employee Option Plan. In addition, the compensation committee has the responsibility for approving the individual bonus programs to be in effect for the Chief Executive Officer and certain other executive officers. The compensation committee is currently composed of two non-employee directors and regularly evaluates the effectiveness of the compensation program in linking performance and executive pay. Additionally, the compensation committee is routinely consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

We continued to operate in a challenging environment during the fiscal year ended December 31, 2002. We experienced a sharp revenue decline in the third quarter of 2002 as it recorded $17.4 million in revenue after recording $40 million in revenue in the second quarter of 2002. In response to this decline in revenue, we accelerated our restructuring activities, which included an additional reduction in force, consolidation of business units, heightened expenses management, and a reorganization of its management team. The compensation committee did not take any significant actions with respect to management compensation during the year, other than recruiting and determining the compensation for Joel Arnold, the new Senior Vice President of Field Operations. In this regard, the compensation committee consulted outside recruiters and used other resources to make an offer to Mr. Arnold to join our company.

General Compensation Policy.    The objective of our executive compensation program is to align executive compensation with our long and short-term business objectives and performance. Additionally, it is imperative that executive compensation enable us to attract, retain, and motivate qualified executives who are able to contribute to our long-term success. Among the factors considered by the compensation committee in determining executive officer compensation levels were the ability to recruit individuals with the necessary talents and the need to retain and motivate the executives that remained with us during a period of uncertainty in which our stock price remained very low. Upon such review of executive compensation, the compensation committee believed the executive base salary compensation was at the appropriate levels during the 2002 fiscal year. In addition, the compensation committee upon recommendation by senior management, determined that it would not pay any bonuses to executive officers in 2002 other than the contractually agreed to commissions to Mr. Arnold. The following specific strategies are utilized to guide our executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to our success.

•	Pay for Performance. If an executive performs at a higher level, then the executive should be rewarded with a higher level of compensation. Similarly, if performance is below minimum expectations, then there should be a lower level of compensation or there may be no variable compensation.

•	Compensate Competitively. We compare our compensation programs to those of other companies of comparable size and in similar industries and establishes compensation programs that are substantially at market.

During 2002, our executive compensation program included these key elements:

•	Base Salary. We establish the base salaries of its executives based on competitive market practices derived from comparisons with companies of similar size and in similar industries.

•	Equity-Based Incentives. Stock options are designed to align the interests of each executive with those of the stockholders. Each year, the compensation committee determines the grant to executives of stock option awards. The compensation committee believes that stock options provide added incentive for executives to influence our strategic direction and to create and grow value for customers, stockholders and employees. Options are typically granted at fair market value and typically have four-year vesting periods, contingent upon the executives’ continued employment with us. The number of stock option shares that are granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice.

During 2002, we did not pay any cash-based bonuses to any of its executive officers with the exception of Mr. Arnold’s commission payments.

CEO Compensation.    Mr. DeNuccio joined us on August 29, 2001 and is our President, Chief Executive Officer and Director. We entered into an employment agreement with Mr. DeNuccio, which specifies an annual base salary of $500,000 and an annual target bonus at 100% of his base salary. The agreement also guaranteed Mr. DeNuccio a sign-on bonus of $3,000,000 and a pro-rata portion of his annual target bonus for 2001. However, if prior to the first anniversary of his hire date, Mr. DeNuccio’s employment had ended (other than after a change of control) because he resigned without good reason or was terminated for cause (together called a “Pay-Back Event”), then he would have been required to return a pro-rata portion of his sign-on bonus. In 2001, Mr. DeNuccio was paid $179,535.06 in base salary, a pro-rated target bonus of $171,200, and the $3,000,000 sign on bonus. For fiscal year 2002, Mr. DeNuccio was paid a base salary of $500,000 but did not receive a bonus payment. In addition to his cash compensation, on August 29, 2001 Mr. DeNuccio received a restricted stock grant of 500,000 shares of our common stock (the numbers herein do not reflect the effect of the proposed reverse stock split). As with Mr. DeNuccio’s sign-on bonus, if, prior to the first anniversary of his hire date, Mr. DeNuccio’s employment had ended (other than after a change in control) because of a Pay-Back Event, he would have been required to forfeit a pro-rata portion of the restricted stock grant. In addition, in exchange for an agreement not to sell the shares for six months, Mr. DeNuccio’s restricted stock grant was released from our rights to repurchase such restricted stock on May 13, 2002, so that all of his 500,000 shares became fully vested and unrestricted on that date. Also on August 29, 2001, Mr. DeNuccio received a stock option grant, that was granted outside of our existing stock option plans, to purchase 6,500,000 shares of our common stock at a per share exercise price of $4.17, which was the fair market value of our stock on the date of grant. 1,625,000 shares subject to the option were vested and immediately exercisable, with the remaining 4,875,000 shares vesting in equal monthly installments over the first 36 months of his continuous employment. In the event there had been a Pay-Back Event, we would have had the right to repurchase a pro-rata portion of the 1,625,000 shares that were vested and immediately exercisable. If Mr. DeNuccio is involuntarily terminated without cause (or he voluntarily resigns for good reason) then he will receive (a) a lump sum payment equal to his base salary for a period of 12 months plus his target bonus for the year in which his employment terminates, (b) up to 12 months of health insurance coverage, and (c) an additional 12 months of vesting of his option to purchase the remaining 4,875,000 shares. Also, if Mr. DeNuccio is terminated at any time after his first anniversary of employment, the entire option will remain exercisable 12 months following the date of his termination. If there is a change in control during the term of his employment, which under the terms of his agreement would include the effectiveness of the financial restructuring, Mr. DeNuccio becomes fully vested in all his option shares and his sign-on bonus. He will also receive an additional “gross up” payment should any benefits or payments related to the change in control be subject to federal excise tax, unless such excise tax can be avoided by reducing the total benefits and payments by $100,000 or less, in which case the necessary reduction will be made. The compensation committee negotiated with several candidates and believed that the offer to Mr. DeNuccio was necessary to obtain his services.

Tax Limitation.    Under Federal tax laws, a publicly-held company such as we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders were asked to approve a limitation under our 1999 Stock Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per calendar year.

Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under our 1999 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The compensation committee reserves the right to make options grants that exceed the 162(m) limitations or to make initial grants to newly hired executives officers from plans other than our 1999 Stock Incentive Plan.

Compensation Committee

Donald J. Listwin

Daniel J. Warmenhoven

Section 16(A) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of Redback’s outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of Redback securities and their transactions in such securities. Based upon (i) copies of Section 16(a) reports that Redback received from such persons for their 2002 fiscal year transactions in Redback securities and (ii) written representations received from one or more of such persons, Redback believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders.

Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF

PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of Redback Common Stock as of August 19, 2003, and as adjusted to reflect the effect of the financial restructuring pursuant to the recapitalization plan, by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of Redback’s directors and certain of our executive officers, including those named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Except as otherwise indicated, based on information furnished by such owners we believe that the beneficial owners of the common stock listed below have sole voting and investment power with respect to such shares. The percentage of beneficial ownership for the following table is based on 182,989,179 shares of common stock outstanding as of August 19, 2003, including 17,912 shares issuable upon exchange for our subsidiary’s exchangeable shares. These share numbers are historical numbers and, except as otherwise indicated, do not reflect the proposed reverse stock split. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock subject to options currently exercisable within 60 days of August 19, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Redback Networks Inc., 300 Holger Way, San Jose, California 95134.

	Number of Shares of Common Stock Beneficially Owned as of August 19, 2003		Percentage of Shares of Common Stock Outstanding
Name and Address	Pre Financial Restructuring	Post Financial Restructuring (1)	Pre Financial Restructuring	Post Financial Restructuring (1) (2)
Kevin A. DeNuccio(3)	5,047,416	68,900	2.66%	*
Promod Haque(4)	342,072	4,669	*	*
Gaurav Garg(5)	284,375	3,882	*	*
Pankaj Patel(6)	940,740	12,842	*	*
Daniel J. Warmenhoven(7)	120,000	1,638	*	*
Georges Antoun(8)	621,374	8,482	*	*
Joel Arnold(9)	416,666	5,688	*	*
William Kurtz(10)	184,964	2,525	*	*
Donald J. Listwin(11)	90,000	1,229	*	*
Dennis Wolf(12)	10,683	146	*	*
Thomas L. Cronan III(13)	167,929	2,292	*	*
All executive officers and directors as a group (11 persons)	8,226,219	119,117	4.59%	*

*	Represents beneficial ownership of less than 1%.
(1)

Assumes that the financial restructuring is effected pursuant to the recapitalization plan, and gives effect to 73.2572444:1 reverse stock split. If the financial restructuring is effected through the prepackaged plan of reorganization, the currently outstanding stock options and warrants that constitute below market stock options and warrants will be cancelled. Holders of above market stock options and warrants will have the right to exercise their stock options and warrants at any time on or before the 10th day after the effective date of the prepackaged plan of reorganization. Any above market stock options and warrants that are not exercised prior to that time period will be cancelled.
(2)	Based on 50,000,000 shares of our common stock projected to be outstanding upon consummation of the recapitalization plan. Such outstanding number would be increased to approximately 51,400,000 in the event the financial restructuring is consummated by means of the prepackaged plan of reorganization.
(3)	Includes 37,000 shares and options to purchase 5,010,416 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(4)	Includes 162,072 shares and options to purchase 180,000 shares, which are presently exercisable or will become exercisable by Mr. Haque within 60 days of August 19, 2003, 159,697 shares owned by the Haque Charitable Trust and 2,375 shares owned by Ronald Haque therein.
(5)	Includes options to purchase 284,375 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(6)	Includes 928,054 shares. Also includes options to purchase 12,686 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003, notwithstanding the termination of Mr. Patel’s employment with us in January 2003.
(7)	Includes options to purchase 120,000 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(8)	Includes 12,000 shares and options to purchase 609,374 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(9)	Represents options to purchase 416,666 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(10)	Includes 164 shares and options to purchase 184,800 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(11)	Represents options to purchase 90,000 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003.
(12)	Represents options to purchase 10,683 shares, which are presently exercisable or will become exercisable within 60 days of August 19, 2003, notwithstanding the termination of Mr. Wolf’s employment with us in January 2003.
(13)	Includes 611 shares and options to purchase 167,318 shares, which are presently exercisable or will become exercisable by Mr. Cronan within 60 days of August 19, 2003.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2004 annual meeting and that stockholders desire to have included in our proxy materials relating to such meeting must be received by us at its offices at 300 Holger Way, San Jose, California 95134, Attn: Secretary, no later than December 9, 2003, which is 120 calendar days prior to the anniversary of the mail date of the proxy/prospectus/disclosure statement relating to our 2003 annual meeting. Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy/prospectus/disclosure statement and form of proxy for that meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy/prospectus/disclosure statement with respect to discretionary voting. The discretionary vote deadline for the year 2004 annual meeting is February 23, 2004 (45 calendar days prior to the anniversary of the mailing date of the proxy/prospectus/disclosure statement relating to our 2003 annual meeting). If a stockholder gives notice of such a proposal after this discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the our year 2004 annual meeting.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on our common stock between May 18, 1999 (the date our common stock commenced public trading) and December 31, 2002 with the cumulative total return of (i) the Nasdaq Composite Index and (ii) the JP Morgan H & Q Technology Index, over the same period. This graph assumes the investment of $100 on May 18, 1999 in our common stock, the Nasdaq Composite Index and the JP Morgan H & Q Technology Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. We caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.

We effected our initial public offering of common stock on May 18, 1999 at a price of $5.75 per share (as adjusted to reflect its 2-for-1 forward stock splits effected in August 1999 and April 2000). The graph above, however, commences with the closing price of $21.03 per share (as adjusted to reflect the August 1999 and April 2000 stock splits) on May 18, 1999—the date our common stock commenced public trading.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy/prospectus/disclosure statement or future filings made by us under those statutes, the compensation committee report and stock performance graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary represents the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside counsel, as to the material United States Federal income tax consequences to our existing stockholders, and to us, of the reverse stock split of our common stock, and the issuance of warrants exercisable for our common stock pursuant to the financial restructuring. This summary does not provide a complete analysis of all possible United States Federal income tax consequences of the exchange offer, nor is it intended to reflect the tax consequences to a particular holder or beneficial owner of our common stock. Furthermore, this summary addresses only common stock held as capital assets and does not address aspects of United States Federal income tax that may be applicable to holders that may be subject to special tax rules, including, without limitation:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	deferred compensation plans;

•	individual retirement accounts;

•	dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	corporations that accumulate earnings to avoid federal income tax;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons who hold common stock as part of a straddle with other investments or as part of a synthetic security or other integrated investment (including a conversion transaction) comprised of common stock and one or more other investments; or

•	persons who hold their common stock through a partnership or other pass-through entity.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling has been or will be sought from the IRS. This opinion is not binding upon the IRS, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. This summary does not include any description of the tax laws of any state, local or foreign governments that may apply to the financial restructuring, our common stock, or any holder of any of the foregoing, and does not discuss any aspect of United States Federal tax law other than income tax law. Furthermore, this summary does not apply to creditors who may receive common stock as part of a pre-packaged plan of reorganization in exchange for their claims as creditors.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE FINANCIAL RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Persons

For purposes of this summary a “U.S. person” is a person who, for United States Federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States Federal income tax purposes regardless of its source; or

•	a trust, the administration over which a U.S. court is able to exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Reverse Stock Split

The reverse stock split should be treated for United States Federal income tax purposes as a recapitalization. Under a recapitalization, an existing stockholder should not recognize gain or loss, with respect to such stockholder’s common stock, as a result of the reverse stock split. A stockholder’s initial tax basis and holding period for common stock held immediately after the reverse stock split should equal the tax basis and holding period, respectively, of the common stock held immediately prior to the reverse stock split (assuming that such common stock was held as a capital asset immediately prior to the reverse stock split and subject to the basis allocation adjustment for warrants received as described below).

If the reverse stock split is not treated as a recapitalization, an existing stockholder would recognize gain or loss on the exchange equal to the difference between the fair market value of the common stock held immediately after the reverse stock split and such stockholder’s adjusted tax basis in the common stock held immediately prior to the reverse stock split. In that event, the existing stockholders would have an initial tax basis in the common stock held immediately after the reverse stock split equal to such stock’s fair market value on the date of the reverse stock split, and would have a holding period in such common stock that begins on the day of the reverse stock split.

Receipt of Warrants by Existing Stockholders

The receipt of warrants, exercisable for our common stock, by our existing stockholders should generally not result in the realization of income by such stockholders. If the fair market value of the warrants received is less than fifteen percent (15%) of the value of the underlying common stock held by each stockholder, the warrants will have a zero basis, unless the stockholder elects to allocate the basis of his or her common stock to the warrants and the common stock in proportion to their respective fair market values. For income tax purposes, the holding period of the warrants will begin on the date that the common stock was acquired.

The receipt of common stock upon the exercise of a warrant should generally not result in the realization of income by the warrant holder. The basis in the common stock received upon exercise should generally equal the warrant holder’s basis in the warrant plus the exercise price paid upon exercise of the warrant. For income tax purposes, the holding period of the common stock received upon exercise should begin on the date that the warrant was exercised.

Unless warrants are received in connection with the warrant holder’s employment, the sale, exchange or redemption of the common stock received upon the exercise of a warrant should generally result in capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the common stock immediately before such sale, exchange or redemption. Gain or loss on the disposition of common stock will be long-term if, at the time of the disposition, the holding period for such common stock exceeds one year. Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual’s income and the holding period of the asset, and the deduction of capital losses is subject to limitations for United States Federal income tax purposes.

To the extent that warrants are deemed to be received in connection with the warrant holder’s employment, upon exercise of such warrants, the warrant holder will recognize ordinary income (subject to withholding) equal to the difference between the strike price and the fair market value of the underlying shares on the date of exercise. The basis in such common stock will equal the fair market value of the underlying shares on the date of exercise, and the holding period will begin on the date of exercise. Any gain or loss on the disposition of such common stock will generally be capital gain or loss.

Sale, Exchange or Redemption of Common Stock

In general, the sale, exchange or redemption of our common stock will result in capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the common stock immediately before such sale, exchange or redemption.

Gain or loss upon the disposition of common stock will be long-term if, at the time of the disposition, the holding period for the common stock exceeds one year (which, if the reverse stock split is treated as a recapitalization, would include the holding period of the common stock held prior to the reverse stock split). Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual’s income and the holding period for the asset, and the deduction of capital losses is subject to limitations for United States Federal income tax purposes.

Dividends Paid on the Common Stock

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid out from our current or accumulated earnings and profits. Dividends received by individuals are currently taxed at preferential rates of no more than fifteen percent (15%). Under current law, however, dividends received by individuals after December 31, 2008, will be taxed at the same rates as other ordinary income without the benefit of the preferential rates. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in our common stock, and any remaining excess will be treated as capital gain. If the holder is a corporation, it may generally be able to claim a deduction equal to a portion of any dividends received.

Non-U.S. Persons

The following summary describes the material United States Federal income tax consequences of the reverse stock split and the issuance of warrants relevant to non-U.S. persons. A non-U.S. person is any holder other than a U.S. person (as defined above). For purposes of withholding tax on dividends discussed below, a non-U.S. person includes a non-resident fiduciary of an estate or trust.

Reverse Stock Split

A non-U.S. person who holds our common stock immediately prior to the reverse stock split should generally not be subject to United States Federal income tax, with respect to such non-U.S. person’s common stock, as a result of the reverse stock split.

Receipt of Warrants by Existing Stockholders

The receipt of warrants, exercisable for our common stock, by our existing stockholders who are non-U.S. persons, and the receipt of common stock upon the exercise of such warrants, will generally not be subject to United States Federal income tax. The United States Federal income tax consequences to a non-U.S. holder of common stock are described above.

Sale, Exchange or Redemption of the Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. person on the sale, exchange or redemption of common stock will generally not be subject to United States Federal income tax, unless:

•	the gain is effectively connected with a trade or business of the non-U.S. person in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. person;

•	in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met;

•	the non-U.S. person is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States); or

•	the company is or has been a “United States real property holding corporation” for United States federal income tax purposes.

We do not believe that the company is currently a “United States real property holding corporation,” or that it will become one in the future.

Dividends Paid on the Common Stock

Dividends paid to a non-U.S. person on common stock will generally be subject to U.S. withholding tax at a rate of thirty percent (30%). The withholding tax might not apply, however, or might apply at a reduced rate, under terms of a tax treaty between the United States and the non-U.S. person’s country of residence. A non-U.S. person must demonstrate its entitlement to treaty benefits by certifying its nonresident status with:

•	an IRS Form W-8 BEN (or other applicable form) and certifying under penalty of perjury that such holder is not a United States person; or

•	if the common stock is held through certain foreign intermediaries, the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. persons that are entities rather than individuals.

Income on Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the sale, exchange, ownership or disposition of the common stock by a non-U.S. person assumes that the person is not engaged in a U.S. trade or business. If any dividends on common stock or gain from the sale, exchange or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. person, then such income or gain will be subject to United States Federal income tax at regular graduated rates. If the non-U.S. person is eligible for the benefits of a tax treaty between the United States and the non-U.S. person’s country of residence, any “effectively connected” income or gain will be subject to United States Federal income tax if it is attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and, therefore, included in the gross income of the non-U.S. holder, will not be subject to the thirty percent (30%) (or lower under an applicable tax treaty) withholding tax. To claim exemption from withholding, the holder must certify its qualification for an exemption, which may be done by filing an IRS Form W-8ECI. If the non-U.S. person is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business may be subject to a “branch profits tax.” The branch profits tax rate is generally thirty percent (30%), although an applicable tax treaty may provide for a lower rate.

United States Federal Estate Tax

Common stock held by an individual non-U.S. person at the time of death will be included in such person’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

The Code and the Treasury regulations require those who make specified payments to report such payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require a payor to withhold tax from payments subject to information reporting if the recipient fails to provide his or her taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his or her returns. The withholding tax rate is currently twenty-eight percent (28%). The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of dividends to individual U.S. persons holding common stock will generally be subject to information reporting, and, in addition, to backup withholding, unless the holder provides us or our paying agent with a correct taxpayer identification number.

The information reporting and backup withholding rules do not apply to payments that are subject to the thirty percent (30%) withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, a non-U.S. person must certify its nonresident status (as described above).

Payments made to U.S. persons by a broker upon a sale of common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments made to non-U.S. persons by a broker upon a sale of common stock will not be subject to information reporting or backup withholding as long as the non-U.S. person certifies its foreign status.

Any amounts withheld from a payment to a holder of common stock under the backup withholding rules may generally be credited against any United States Federal income tax liability of the holder.

United States Federal Income Tax Consequences of the Exchange Offer to the Company

We will realize income from cancellation of indebtedness (“COD”) as a result of the exchange of the notes for common stock to the extent the value of the stock issued in exchange for the debt securities is less than the “adjusted issue price” of the notes. The “adjusted issue price” of the notes is the sum of the issue price (i.e., the initial offering price to the public) and all of the original issue discount (“OID”) includible in income less any payment previously made on the notes, other than a payment of “qualified stated interest.” OID is a form of interest equal to the excess of a debt security’s stated redemption price at maturity over its issue price. “Qualified stated interest” is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually over the term of the instrument at a single fixed rate. Thus, the precise amount of COD income which we will realize cannot be determined until the date of the exchange. We will not recognize such COD income to the extent we are considered insolvent from a tax perspective immediately prior to the debt exchange. However, we will be required to reduce certain of our tax attributes to the extent such income is excluded from taxable income. The tax attributes are subject to reduction in the following order:

•	net operating losses (“NOLs”) and NOL carryovers;

•	the general business credit and credit carryover;

•	the minimum tax credit and credit carryover;

•	capital losses and capital loss carryovers;

•	the tax basis of our depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by us immediately after the discharge over the aggregate of our liabilities immediately after the discharge; and

•	foreign tax credits and credit carryovers.

Attribute reduction is calculated after our income tax for the year of discharge has been determined.

We may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first. In the case of affiliated corporations filing a consolidated return, the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire consolidated group, without regard to the identity of the particular debtor. The IRS has taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses, and a decision of the Supreme Court could be interpreted as supporting the IRS position. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

To the extent that we are considered solvent for tax purposes and realize COD income, we believe that our available losses are sufficient to offset all such COD income, and that we will not incur any additional tax liability as a result of the exchange of notes for common stock. Since the precise amount of our losses and of the COD income we are required to realize cannot be determined until immediately prior to the debt exchange, if such amounts on the date of the exchange differ significantly from our current estimates, we may be required to recognize taxable income, although we believe that the risk of us incurring any significant federal income tax liability is remote. In addition, the issuance of common stock in the exchange will result in an “ownership change” of our company for tax purposes. This ownership change will significantly limit or eliminate the use of our remaining tax attributes, including net operating losses, available after the exchange.

To the extent that the NOLs and NOL carryforwards generated prior to the exchange are available as deductions after the exchange, our ability to utilize such deductions would be limited by Section 382 of the Code. Generally, under that section, the yearly limitation on our ability to utilize such deductions would equal the product of (a) the applicable long-term tax exempt rate and (b) the value of our stock immediately before the exchange.

We anticipate that we will experience an “ownership change” (within the meaning of Section 382 of the Code) on the exchange. As a result, our ability to use any pre-exchange NOLs or other tax attributes to offset income in any post-exchange taxable year (and in the portion of the taxable year of the ownership change following the exchange) to which such a carryforward is made will generally (subject to various exceptions and adjustments, some of which are described below) be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the exchange), (b) the amount of the “recognized built-in gain” for the year which does not exceed the excess of their “net unrealized built-in gain,” if any, over previously recognized built-in gains (as the quoted terms are defined in Section 382(h) of the Code), and (c) any carryforward of unused amounts described in (a) and (b) from prior years. Section 382 of the Code may also limit our ability to use “net unrealized built-in losses” to offset future taxable income. Moreover, our loss carryforwards will be subject to further limitations if we experience additional future ownership changes or if we do not continue our business enterprise for at least two years following the exchange. We may not have any meaningful pre-exchange NOLs following the exchange.

The operation and effect of Section 382 of the Code will be materially different from that just described above if we are subject to the special rules for corporations in bankruptcy provided in Section 382(l)(5) of the Code. In that case, our ability to utilize our pre-exchange NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to us under Section 382(l)(5), including (a) our NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year (of the exchange) and all other tax years ending during the three-year period prior to the current tax year with respect to the exchange, and (b) if we undergo another ownership change within two years after the exchange, our Section 382 limitation with respect to that ownership change will be zero. To the extent the discharge of our debt securities occurs in a Chapter 11 bankruptcy pursuant to the prepackaged plan of reorganization, COD income will be excluded with a corresponding tax attribute reduction. However, the limitation on the use of our remaining tax attributes may not apply or may apply with different effect.

Since the noteholders will hold a significant equity position following the exchange (regardless of whether the financial restructuring is achieved through an out-of-court “recapitalization plan” or an in-court “prepackaged plan of reorganization”), if the noteholders dispose of all or a significant portion of their common stock after the exchange, such a disposition may cause us to undergo an ownership change for tax purposes, resulting in a limitation of our ability to use our tax attributes following the ownership change (as described above).

Tax Return Disclosure and Investor List Requirements

Treasury regulations require taxpayers that participate in “reportable transactions” to (a) disclose such transactions on their tax returns by attaching IRS Form 8886 and (b) retain information related to such transactions. In addition, organizers and sellers of a “reportable transaction” are required to maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to this transaction. As a result, we may be required to disclose this transaction on our tax return. You should consult your own tax advisers concerning any possible disclosure obligation with respect to your investment, and you should be aware that we and other participants in the transaction may be required to report this transaction and/or maintain an investor list.

THE FOREGOING SUMMARY IS INCLUDED HEREIN SOLELY FOR GENERAL INFORMATION PURPOSES AND DOES NOT CONSTITUTE TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE PREPACKAGED PLAN OF REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy/prospectus/disclosure statement information that we have previously filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document. Our SEC filings incorporated by reference into this proxy/prospectus/disclosure statement are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

•	Our Current Reports on Form 8-K filed January 16, 2003, January 23, 2003, March 28, 2003, May 1, 2003, July 7, 2003 and July 8, 2003.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed April 22, 1999 and any amendment or report filed thereafter for the purpose of updating such description.

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed June 15, 2001 and any amendment or report filed thereafter for the purpose of updating such description.

PLEASE NOTE THAT AS OF THE DATE OF THIS FILING, THE MOST CURRENT PRESENTATION OF OUR CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS, AND THE MOST CURRENT PRESENTATION OF OUR “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” IS INCLUDED IN THIS PROXY/PROSPECTUS/DISCLOSURE STATEMENT.

In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy/prospectus/disclosure statement and before the expiration of the exchange offer and solicitation period for acceptance of the prepackaged plan of reorganization are incorporated by reference into and are to be a part of this proxy/prospectus/disclosure statement from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this proxy/prospectus/disclosure statement will be deemed to be modified or superceded for purposes of this proxy/prospectus/disclosure statement to the extent that a statement contained in this proxy/prospectus/disclosure statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy/prospectus/disclosure statement modifies or supercedes such statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this proxy/prospectus/disclosure statement.

This proxy/prospectus/disclosure statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy/prospectus/disclosure statement, or the solicitation of your consent, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or consent solicitation in such jurisdiction. Neither the delivery of this proxy/prospectus/disclosure statement nor any distribution of securities pursuant to this proxy/prospectus/disclosure statement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy/prospectus/disclosure statement by reference or in our affairs since the date of this proxy/prospectus/disclosure statement.

WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of warrants to our stockholders, and the solicitation of our stockholders of approval of the recapitalization plan proposals and of acceptances to the prepackaged plan of reorganization. This proxy/prospectus/disclosure statement constitutes the proxy/prospectus/disclosure statement we filed as part of that registration statement. This proxy/prospectus/disclosure statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

The documents incorporated by reference into this proxy/prospectus/disclosure statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this proxy/prospectus/disclosure statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy/prospectus/disclosure statement) to any person, without charge, upon written or oral request to Redback Networks Inc., 300 Holger Way, San Jose, CA 95134, telephone (408) 750-5000, Attention: Investor Relations.

Any request for documents should be made by             , 2003 to ensure timely delivery before the expiration of the exchange offer and the consent solicitation period.

Stockholders should contact us at the telephone number provided above with any questions about the exchange offer and solicitation. Additionally, general corporate information about us is available at  http://www.redback.com.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for Redback by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002, included in this proxy/prospectus/disclosure statement have been so included in reliance on the report, which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Consolidated Financial Statements

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Redback Networks Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Redback Networks Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $5.3 billion as of December 31, 2002. In addition, the Company is in the process of restructuring its $467.5 million of convertible subordinated notes through an exchange offer. The Company may also pursue a filing of a prepackaged bankruptcy plan to, among other terms, effectuate the restructuring of the convertible subordinated notes. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 15, 2003, except for the fourth, fifth and sixth paragraphs of Note 1, as to which the date is August 5, 2003

REDBACK NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$22,995	$65,642
Short-term investments	66,506	69,178
Restricted cash and investments	26,545	44,000
Accounts receivable, less allowances of $3,262 and $5,842	5,992	34,924
Accounts receivable from related party	1,754	—
Inventories	10,143	67,954
Other current assets	7,414	18,312

Total current assets	141,349	300,010
Property and equipment, net	61,475	93,456
Goodwill	431,742	419,064
Other intangible assets, net	4,358	28,833
Other assets	21,820	24,984

Total assets	$660,744	$866,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings and capital lease obligations, current	$13,122	$13,538
Accounts payable	16,797	41,645
Accrued liabilities	64,407	101,832
Deferred revenue	8,184	9,539

Total current liabilities	102,510	166,554
Convertible notes	488,140	477,500
Other long-term liabilities	56,631	84,756

Total liabilities	647,281	728,810

Commitments and contingencies (Note 9)
Stockholders’ equity:
Convertible Preferred Stock: $0.0001 par value; 10,000 shares authorized, none issued and outstanding	—	—
Common Stock: $0.0001 par value; 750,000 shares authorized; 181,986 and 157,983 shares issued and outstanding, respectively	5,376,163	5,324,293
Deferred stock-based compensation	(1,845)	(13,465)
Notes receivable from stockholders	(47)	(150)
Accumulated other comprehensive loss	(26,017)	(25,274)
Accumulated deficit	(5,334,791)	(5,147,867)

Total stockholders’ equity	13,463	137,537

Total liabilities and stockholders’ equity	$660,744	$866,347

The accompanying notes are an integral part of these consolidated financial statements.

REDBACK NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2002	2001	2000
Product revenue	$91,410	$204,472	$267,440
Related party product revenue	12,190	—	—
Service revenue	22,029	23,061	10,570

Total revenue	125,629	227,533	278,010

Product cost of revenue	104,756	257,530	100,559
Service cost of revenue	16,542	22,279	10,157

Total cost of revenue	121,298	279,809	110,716

Gross profit (loss)	4,331	(52,276)	167,294

Operating expenses:
Research and development(1)	85,982	107,599	86,727
Selling, general and administrative(1)	72,220	110,760	82,314
Impairment of goodwill	—	2,689,857	—
Restructuring charges	3,621	104,551	—
Amortization of intangibles	1,103	994,195	945,475
In process research and development	—	—	40,400
Stock-based compensation	8,269	54,891	24,277

Total operating expenses	171,195	4,061,853	1,179,193

Loss from operations	(166,864)	(4,114,129)	(1,011,899)

Other income (expense), net:
Interest and other income (expense)	(347)	23,246	25,872
Interest expense	(19,713)	(27,091)	(21,518)

Other income (expense), net	(20,060)	(3,845)	4,354

Net loss	$(186,924)	$(4,117,974)	$(1,007,545)

Net loss per basic and diluted share	$(1.13)	$(28.78)	$(8.68)

Shares used in computing basic and diluted per share amounts	165,854	143,068	116,019

(1)	Amounts exclude stock-based compensation as follows:

Research and development	$4,632	$35,289	$20,150
Selling, general and administrative	3,637	19,602	4,127

Total	$8,269	$54,891	$24,277

The accompanying notes are an integral part of these consolidated financial statements.

REDBACK NETWORKS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Deferred Stock Compensation	Notes Receivable From Stockholders	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount
Balance at December 31, 1999	87,793	$91,638	$(3,266)	$(131)	$—	$(22,348)	$65,893
Issuance of Common Stock for acquisitions	61,462	5,102,018	(63,251)	(6,293)	—	—	5,032,474
Issuance of Common Stock under stock plans	6,207	37,813	—	—	—	—	37,813
Issuance of Common Stock for warrants	380	919	—	—	—	—	919
Repurchase of Common Stock	(2,111)	(1,001)	—	—	—	—	(1,001)
Deferred stock compensation	—	23,874	(23,874)	—	—	—	—
Amortization of deferred stock compensation	—	—	24,277	—	—	—	24,277
Payment received on notes receivable from stockholders	—	—	—	5,002	—	—	5,002
Unrealized gains on investments	—	—	—	—	3,467	—	3,467	$3,467
Cumulative translation adjustment	—	—	—	—	(12,152)	—	(12,152)	(12,152)
Net loss	—	—	—	—	—	(1,007,545)	(1,007,545)	(1,007,545)

Comprehensive loss								$(1,016,230)

Balance at December 31, 2000	153,731	5,255,261	(66,114)	(1,422)	(8,685)	(1,029,893)	4,149,147
Issuance of Common Stock for acquisitions	3,500	55,273	(668)	—	—	—	54,605
Issuance of Common Stock under stock plans	5,073	12,738	—	—	—	—	12,738
Issuance of Common Stock for warrants	31	254	—	—	—	—	254
Repurchase of Common Stock	(4,352)	(2,148)	—	—	—	—	(2,148)
Deferred stock compensation	—	2,915	1,227	—	—	—	4,142
Amortization of deferred stock compensation	—	—	52,090	—	—	—	52,090
Payment received on notes receivable from stockholders	—	—	—	1,272	—	—	1,272
Unrealized losses on investments	—	—	—	—	(2,103)	—	(2,103)	$(2,103)
Cumulative translation adjustment	—	—	—	—	(14,486)	—	(14,486)	(14,486)
Net loss	—	—	—	—	—	(4,117,974)	(4,117,974)	(4,117,974)

Comprehensive loss								$(4,134,563)

Balance at December 31, 2001	157,983	5,324,293	(13,465)	(150)	(25,274)	(5,147,867)	137,537
Issuance of Common Stock under stock plans	2,965	3,716	—	—	—	—	3,716
Issuance of Common Stock for warrants	191	—	—	—	—	—	—
Issuance of Common Stock to Nokia	17,723	38,722	—	—	—	—	38,722
Issuance of Common Stock for Convertible Notes	3,599	12,695	—	—	—	—	12,695
Repurchase of Common Stock	(475)	(236)	—	—	—	—	(236)
Deferred stock compensation	—	(3,027)	3,043	—	—	—	16
Amortization of deferred stock compensation	—	—	8,577	—	—	—	8,577
Payment received on notes receivable from stockholders	—	—	—	103	—	—	103
Unrealized losses on investments	—	—	—	—	(404)	—	(404)	$(404)
Cumulative translation adjustment	—	—	—	—	(339)	—	(339)	(339)
Net loss	—	—	—	—	—	(186,924)	(186,924)	(186,924)

Comprehensive loss								$(187,667)

Balance at December 31, 2002	181,986	$5,376,163	$(1,845)	$(47)	$(26,017)	$(5,334,791)	$13,463

The accompanying notes are an integral part of these consolidated statements.

REDBACK NETWORKS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(186,924)	$(4,117,974)	$(1,007,545)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	46,783	38,921	14,156
Amortization of goodwill and other intangible assets	11,975	1,000,308	949,706
Non-cash charges (credits) related to convertible notes	1,015	(10,359)	—
Impairment of goodwill	—	2,689,857	—
Impairment of minority investments	—	11,379	—
Stock-based compensation	8,269	54,891	24,277
In-process research and development	—	—	40,400
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	27,178	61,453	(80,948)
Inventories	48,777	(50,747)	(12,532)
Other assets	16,528	(2,878)	(28,804)
Accounts payable	(24,848)	(18,132)	49,473
Accrued liabilities	(37,425)	96,144	25,818
Deferred revenue	(1,355)	(1,541)	996
Other long-term liabilities	(18,460)	50,638	3,176

Net cash used in operating activities	(108,487)	(198,040)	(21,827)

Cash flows from investing activities:
Purchase of property and equipment	(13,531)	(60,829)	(66,967)
Purchase of short-term investments	(13,721)	(486,713)	(624,581)
Sales of short-term investments	15,240	816,863	268,688
Other investments	—	—	(16,395)
Acquisitions, net of cash acquired	—	1,603	(17,241)
Change in restricted cash	19,972	(43,000)	(5,250)

Net cash provided by (used in) investing activities	7,960	227,924	(461,746)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net	—	—	486,443
Repurchase of convertible notes, net	—	(12,141)	—
Proceeds from issuance of Common Stock, net	37,774	10,750	37,731
Principal payments on capital lease obligations and borrowings	(1,716)	(7,454)	(28,254)
Proceeds from bank borrowings, net	—	12,000	—
Proceeds from interest rate swaps, net	21,719	—	—
Proceeds from stockholder notes receivable	103	1,366	5,002

Net cash provided by financing activities	57,880	4,521	500,922

Net increase (decrease) in cash and cash equivalents	(42,647)	34,405	17,349
Cash and cash equivalents at beginning of period	65,642	31,237	13,888

Cash and cash equivalents at end of period	$22,995	$65,642	$31,237

Supplemental cash flow information:
Cash paid for interest	$24,110	$26,043	$13,580

Supplemental non-cash investing and financing activity:
Conversion of Convertible Notes to Common Stock	$10,000	$—	$—

Issuance of Common Stock in acquisitions	$—	$55,273	$5,102,018

The accompanying notes are an integral part of these consolidated financial statements.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Summary of Significant Accounting Policies:

The Company and liquidity

Redback Networks Inc. (“Redback” or the “Company”) was incorporated in Delaware in 1996. Redback is a leading provider of advanced telecommunications networking equipment that enables carriers and service providers to rapidly deploy high-speed access and services to the Internet and corporate networks. Redback’s product lines, which consist of the SMS™ family of subscriber management systems and the SmartEdge® product families, combine networking hardware and software. These product families are designed to enable Redback’s customers to create end-to-end regional and national networks that support major broadband access technologies, as well as the new services that these high-speed connections support.

Based on the information that management reviews for assessing performance and allocating resources within the Company, the Company has concluded that it has one reportable segment.

The Company’s 2001 Fiscal Year ended on the last Saturday of December (December 29, 2001). However, the date is reflected as December 31, 2001 in the Consolidated Financial Statements for ease of reference.

To date, the Company has funded its operations largely through the issuance of debt and equity securities. However, the Company has incurred substantial losses and negative cash flows from operations since inception and has an accumulated deficit of $5.3 billion at December 31, 2002. For the year ended December 31, 2002, the Company incurred a loss from operations of $166.9 million and negative cash flows from operations of $108.5 million. For the three months ended March 31, 2003, the Company incurred a loss from operations of $20.5 million and negative cash flows from operations of $13.8 million. Management expects operating losses and negative cash flows to continue and anticipates that the Company’s unrestricted liquid assets are likely to be sufficient to cover the Company’s estimated funding needs through the first quarter of 2004.

In July 2003, management proposed a financial restructuring through one of the following alternatives:

•	an out-of-court financial restructuring, or “recapitalization plan,” which consists of:

•	an offer to exchange all of the Company’s outstanding convertible subordinated notes for its common stock;

•	the issuance of warrants exercisable for the Company’s common stock to its stockholders;

•	an approximate 73.26:1 reverse stock split of shares of the Company’s common stock; and

•	an increase in the number of shares reserved for issuance under the Company’s 1999 Stock Incentive Plan.

or

•	an in-court financing restructuring, or “prepackaged plan of reorganization,” through which the Company would seek to accomplish the financial restructuring on terms similar to the recapitalization plan.

In the event that the conditions for the consummation of the recapitalization plan are not satisfied, including, for example, the failure of the Company’s stockholders to approve the matters required above, the Company may elect and, under the terms of the lock-up agreement with certain of its noteholders, may be required, assuming that it receives sufficient acceptances, to seek as an alternative to the recapitalization plan, the confirmation of the prepackaged plan of reorganization, utilizing the “cram down” provisions of the Bankruptcy Code, if necessary. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Significant estimates in these Consolidated Financial Statements include restructuring reserves, allowances for doubtful accounts receivable, warranty reserves, asset and investment impairments, net realizable value for inventories, and income tax valuation allowances. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the financial statements of Redback and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Revenue recognition

Product sales are recognized as revenue, generally upon shipment, when persuasive evidence of an arrangement exists, title and risk of loss pass to the customer, the price is fixed or determinable, and collection of the receivable is reasonably assured. For transactions which require the Company to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation or other services is recognized upon completion of the service. Maintenance contract revenue is recognized ratably over the period of the contract, which is typically one year. A reserve for sales returns is established based on historical trends in product returns. Sales to resellers are generally recognized upon shipment.

Warranty reserves

The Company provides a limited warranty for its products. A provision for the estimated warranty cost is recorded at the time revenue is recognized. Liabilities for the estimated future costs of repair or replacement are established and charged to cost of sales at the time the related sale is recognized. The amount of liability to be recorded is based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. Changes in the Company’s estimated liability for product warranty in the fiscal years ended December 31, 2002, 2001, and 2000 are as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Beginning balance	$1,787	$3,188	$928
Charges to costs and expenses	2,267	2,423	3,673
Warranty expenditures	(1,750)	(3,824)	(1,413)

Ending balance	$2,304	$1,787	$3,188

Derivative financial instruments

During 2001 and 2002, the Company purchased foreign exchange contracts to hedge significant intercompany account balances denominated in foreign currencies. The forward contracts are recorded at fair

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value with changes in fair value recorded in the statements of operations based upon changes in forward rates. Market value gains and losses on these hedge contracts are substantially offset by losses and gains on the underlying balances being hedged. The net financial impact of foreign exchange gains and losses are recorded in other income and have not been material in any of the periods presented. At December 31, 2002, the Company held net foreign currency forward contracts to sell Canadian dollars, with an aggregate notional value of approximately $704,000. The Company’s policy is not to use hedges or other derivative financial instruments for speculative purposes.

In addition, see discussion regarding the Company’s terminated interest rate swaps in Note 8.

Cash equivalents and investments

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments in debt securities, including those maturing in greater than 12 months, are classified as short-term investments given the Company’s active portfolio management strategies. Cash equivalents at December 31, 2002 and 2001 include money-market funds and commercial paper totaling $23.0 million and $60.4 million, respectively.

The Company classifies, at the date of acquisition, its investments into categories in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Currently, the Company classifies all of its marketable investments as “available-for-sale”. Accordingly, the investments are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss) in stockholders’ equity. Realized gains and losses, declines in value of securities judged to be other than temporary, and interest and dividends on all securities are included in interest and other income. The fair value of the Company’s investments is based on quoted market prices.

The Company’s short-term investments comprise money market securities, U.S. government and agency obligations, corporate bonds, asset backed obligations, collateralized mortgage obligations, and auction rate securities. The specific identification method is used to determine the cost of securities disposed.

The Company also has certain other investments in non-publicly traded companies. These investments are included in other assets and are carried at cost, as the Company does not have the ability to exercise significant influence over the entities’ operations. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During 2002 and 2001, the Company recorded impairment charges of $1.3 million and $11.4 million, respectively, for certain of its minority investments due to a sustained and significant decline in the market values of such companies. The investments have a carrying value of $336,000 at December 31, 2002.

Restricted cash and investments

As of December 31, 2002 and 2001, restricted cash and investments of $26.5 million and $44.0 million, respectively, includes balances legally restricted as to withdrawal. As of December 31, 2002, the balance comprises $12.6 million collaterizing outstanding borrowings on the Company’s line of credit, a $10 million letter of credit issued to a contract manufacturer, and a $3.9 million letter of credit related to a facility lease. As of December 31, 2001, the balance comprises $15 million collateralizing outstanding borrowings on the Company’s line of credit, a $28 million letter of credit related to the settlement of a lawsuit with a contract manufacturer, and a $1.0 million letter of credit related to a facility lease. As of December 31, 2002 and 2001,

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company also has approximately $1.7 million and $4.3 million, respectively, in long-term restricted cash classified within other assets related to facility leases. The Company is required to increase its letter of credit to a contract manufacturer to approximately $16.0 million in January 2003 and extend the letter of credit to December 2003.

Concentration of risk, foreign operations and significant customers

Financial instruments, which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, restricted cash and investments and accounts receivable. The Company places its investments with high credit quality financial institutions. The Company’s accounts receivable are derived from revenue earned from customers located globally. Sales to foreign customers for the years ended December 31, 2002, 2001 and 2000 were denominated in U.S. dollars and accounted for 50%, 37% and 29%, respectively, of total net revenue. Product sales to customers in Japan represented 10% of the Company’s total net revenue in 2002. Sales to customers in France exceeded 10% of total revenue in 2001. Sales to customers in any one foreign country did not exceed 10% of total revenue in 2000. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based on the aging of accounts receivable and its assessment of the collectibility of its aged receivables. During the year ended December 31, 2002, four customers accounted for 13%, 10%, 10% and 10% of the Company’s revenue. During the year ended December 31, 2001, two customers accounted for 18% and 15% of the Company’s revenue. During the year ended December 31, 2000, two customers accounted for 15% and 10% of the Company’s revenue. At December 31, 2002, four customers accounted for 10%, 11%, 13%, and 15% of total gross receivables. At December 31, 2001, two customers accounted for 25% and 16% of total gross receivables.

The Company currently uses one third-party manufacturer to assemble its products, and certain key components are obtained from single or limited sources of supply.

Fair value

The carrying value of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate their fair values due to their relatively short maturities. The fair value of the Company’s 5% convertible subordinated notes (“Convertible Notes”) approximates $125 million and $253 million based on quoted market prices as of December 31, 2002 and 2001, respectively. Other borrowings approximate their fair values given their market rates of interest and maturity schedules. The Company does not hold or issue financial instruments for trading purposes.

Inventories

Inventories, which consist principally of raw materials, work in process and finished goods, are stated at the lower of cost or market, under the first-in, first-out method.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are stated at cost and are amortized over the lesser of their estimated useful lives or the lease terms.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Internal use software

The Company capitalizes certain internal and external costs incurred to acquire or create internal use software, principally related to software coding, designing system interfaces, installation and testing of the software. Capitalized costs are amortized over three years.

Goodwill and intangible assets

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Intangible Assets. Under SFAS 142, goodwill must be tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 142 also requires purchased intangible assets other than goodwill to be amortized over their useful lives, unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company ceased amortizing goodwill with a net carrying value of $431.7 million as of January 1, 2002, including $12.6 million of acquired workforce intangibles previously classified as purchased intangible assets. (See Note 6.)

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to four years.

Long-lived assets

The Company currently evaluates its long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company also performs goodwill impairment tests on an annual basis and between annual tests in certain circumstances. The Company also reviews its other long-lived assets, including property and equipment and other identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of acquired assets or the strategy for its business, significant negative industry or economic trends, and/or a significant decline in the Company’s stock price for a sustained period of time. Impairments are recognized based on the difference between the fair value of the asset and its carrying value, and fair value is generally measured based on discounted cash flow analyses. If there is a significant decrease in the Company’s business in the future, the Company may be required to record impairment charges in the future.

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with the intrinsic value method of APB No. 25 and related interpretations. Stock-based compensation related to non-employees is based on the fair value of the related stock or options in accordance with SFAS 123. Expense associated with stock-based compensation is amortized on an accelerated basis under Financial Accounting Standards Board Interpretation (“FIN”) No. 28 over the vesting period of each individual award. For the years ended December 31, 2002, 2001 and 2000, had compensation cost been determined based on the fair value method pursuant to SFAS 123, the Company’s net loss would have been as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share data)
Net loss:
As reported	$(186,924)	$(4,117,974)	$(1,007,545)
Pro forma	$(243,133)	$(4,353,370)	$(1,232,495)
Net loss per share—basic and diluted:
As reported	$(1.13)	$(28.78)	$(8.68)
Pro forma	$(1.47)	$(30.43)	$(10.62)

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing model with the following assumptions:

	Employee Stock Option Plans Year Ended December 31,
	2002	2001	2000
Expected life (years)	3	3	3
Risk free interest rate	3%	4%	7%
Expected volatility	148%	65%	65%
Dividend yield	—	—	—

	Employee Stock Purchase Plans Year Ended December 31,
	2002	2001	2000
Expected life (years)	2	2	2
Risk free interest rate	3%	4%	7%
Expected volatility	148%	65%	65%
Dividend yield	—	—	—

Because additional stock options are expected to be granted each year and given the variable accounting of a substantial portion of the Company’s options as described above, the above pro forma amounts are not necessarily representative of pro forma effects that may be reported in future years.

Income taxes

Deferred tax assets and liabilities are determined based on the differences between the tax bases of the Company’s assets and liabilities and their respective financial statement reported amounts using statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets unless it is considered to be more likely than not that they will be realized.

Research and development

Research and development costs are charged to operations as incurred. Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life or on the ratio of current revenue to total projected product revenue, if greater. The Company defines technological feasibility as the establishment of a working model, which typically occurs upon completion of the “beta” version. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

Comprehensive income (loss)

Comprehensive income (loss) includes the Company’s net losses and other changes in equity during a period from non-owner sources. Accumulated other comprehensive income (loss) consists of net unrealized gains (losses) on investments and the cumulative translation adjustment. At December 31, 2002 and 2001, cumulative translation adjustment was $(27.0) million and $(26.6) million, respectively, and net unrealized gains on investments was $936,000 and $1.4 million, respectively.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net loss per share

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Numerator:
Net loss	$(186,924)	$(4,117,974)	$(1,007,545)

Denominator:
Weighted average common shares outstanding	170,225	155,111	138,141
Weighted average unvested common shares subject to repurchase	(4,371)	(12,043)	(22,122)

Denominator for basic and diluted calculations	165,854	143,068	116,019

Loss per basic and diluted share	$(1.13)	$(28.78)	$(8.68)

Options to purchase 31.8 million, 28.2 million and 22.8 million shares of common stock at average exercise prices of $1.40, $3.79 and $29.86 per share, convertible promissory notes convertible into 2.5 million, 2.5 million and 2.6 million shares of common stock and warrants to purchase 136,140, 136,140 and 324,667 shares of common stock at average exercise prices of $4.34, $4.34 and $1.41 per share for the years ended December 31, 2002, 2001 and 2000, respectively, have been excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive. Additionally, warrants to Nokia to purchase approximately 14.2 million shares of common stock for the year ended December 31, 2002 have also been excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive.

Foreign currency translation

The functional currency for the Company’s foreign subsidiaries is the local currency. Assets and liabilities of wholly owned foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at each period end. Amounts classified in stockholders’ equity are translated at historical exchange rates. Revenue and expenses are translated at the average exchange rates during the period, with the resulting translation adjustments recorded in accumulated other comprehensive income (loss) within stockholders’ equity. For the years ended December 31, 2002, 2001 and 2000, the Company recorded net foreign currency transaction gains (losses) of $47,000, $(721,000), and $(228,000), respectively, in other income (expense).

New accounting pronouncements

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS 145 rescinds SFAS 4 and SFAS 64, which addressed the accounting for gains and losses from extinguishment of debt. The adoption of SFAS 145 in the second quarter of 2002 did not have a significant impact on the Company’s financial position or results of operations. However, as a result of SFAS 145, the extraordinary gain recorded on the extinguishment of debt in the fourth quarter of 2001 was reclassified and reported as other income in the comparative 2002 financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities,

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

including restructuring activities that are currently accounted for pursuant to the guidance set forth in Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS 146 includes costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and certain termination benefits provided to employees who are involuntarily terminated. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company has not yet determined whether SFAS 146 will have a significant impact on our financial position or results of operations.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity’s product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The Company is currently in the process of evaluating the potential impact that the adoption of FIN 45 will have on its consolidated financial statements.

In November 2002, the EITF finalized Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. However, it does not address when the criteria for revenue recognition are met or provide guidance on the appropriate revenue recognition convention for a given unit of accounting. EITF 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, and early application is permitted. Upon adoption, entities may elect to either apply EITF 00-21 prospectively or report the change in accounting as a cumulative-effect adjustment. The Company has not yet determined the effect the adoption of EITF 00-21 will have on our financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS 123. SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123. Since the Company intends to continue to apply the intrinsic value method of accounting for stock-based compensation, the adoption of SFAS 148 will not have an effect on its financial condition or results of operations. However, the Company will provide the additional disclosures required by SFAS 148 in 2003.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company has not yet determined the effect, if any, the adoption of FIN 46 will have on its financial statements.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2—Restructuring Charges

Consolidation of facilities.    During 2001, the Company recorded a $96.6 million restructuring charge for the estimated costs to terminate or sublease excess facilities. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Expected sublease income on all facilities included in the Company’s estimates is $42.3 million. Should facilities rental rates continue to decrease in these markets or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates. The Company continues to evaluate and review its restructuring accrual for any indications in the market that could require Redback to change its assumptions for the restructuring accruals already recorded.

In June 2002, the Company surrendered 147,000 square feet of excess office space in Canada. The transaction did not significantly change the Company’s previous estimates for its restructuring accrual, as the effect was substantially offset by additional accruals caused by the continued depressed real estate market.

Workforce reductions.    In October 2002, the Company reduced its workforce by 114 people, and recorded a charge of $2.0 million for these termination benefits during the three months ended December 31, 2002. In May and June 2002, the Company reduced its workforce by 76 people, and recorded a charge of $1.6 million for these termination benefits during the three months ended June 30, 2002.

The Company’s restructuring reserves are summarized as follows (in thousands):

	Workforce Reductions	Consolidation of Excess Facilities	Total
2001 Accruals	$7,922	$96,629	$104,551
Non-cash Charges	—	—	—
Cash Payments	(7,274)	(4,091)	(11,365)

Restructuring Accrual at December 31, 2001	648	92,538	93,186
2002 Accruals	3,621	—	3,621
Non-cash Charges	—	(4,525)	(4,525)
Cash Payments	(4,209)	(17,461)	(21,670)

Restructuring Accrual at December 31, 2002	$60	$70,552	$70,612

The current and long-term portions of the restructuring related reserves are $16.3 million and $54.3 million, respectively. These amounts are being included on the balance sheet within accrued liabilities and other long-term liabilities, respectively.

Note 3—Acquisitions:

On March 8, 2000, the Company and Siara Systems, Inc. (“Siara”) completed their merger. In connection with the merger, the Company issued 57,388,818 shares of its common stock and options and warrants to purchase 5,295,038 shares of its common stock. On September 28, 2000, the Company closed the acquisition of Abatis Systems Corporation (“Abatis”). In connection with the acquisition of Abatis, the Company issued 1,632,978 shares of its common stock, a subsidiary of the Company issued 2,440,526 exchangeable shares, which holders may exchange for shares of its common stock on a one-for-one basis at any time, and the Company issued options to purchase 1,162,188 shares of its common stock. The Company has included the exchangeable shares in the number of common shares issued and outstanding. In September 2001, the Company completed its acquisition of Merlin Systems Corporation (“Merlin”). In connection with the merger, the Company issued approximately 3.5 million shares of its common stock.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Siara

The Company accounted for the merger with Siara under the purchase method of accounting. The consolidated financial statements include the results of operations of Siara commencing on March 9, 2000. The purchase price, including the value of options and warrants issued in connection with the merger and professional fees directly related to the merger, was approximately $4.5 billion. The allocation of the purchase price to assets acquired and liabilities assumed is presented in the table that follows (in thousands):

Tangible assets acquired	$16,381
Identifiable intangibles acquired:
In-process research and development	15,300
Existing technology	13,800
Noncompete agreements	10,000
In-place workforce	27,500
Goodwill	4,419,207
Liabilities assumed	(35,619)

Total purchase price	$4,466,569

Amounts allocated to intangible assets are being amortized over lives ranging from two to four years. In addition, the Company recorded a $15.3 million charge for in-process research and development related to the merger with Siara during the first quarter of 2000. The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility had not been achieved and which had no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Siara had five projects in process that ranged from 24% to 80% complete. As of December 31, 2001, all such projects have been completed or cancelled.

The estimated net present value of cash flows was based on incremental future cash flows from revenue expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 26% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

Abatis

The Company accounted for the acquisition of Abatis Systems Corporation under the purchase method of accounting. The consolidated financial statements include the results of operations of Abatis commencing on September 29, 2000.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase price, including the value of options issued in connection with the acquisition and professional fees directly related to the acquisition, was approximately $655.9 million. The allocation of the purchase price to assets acquired and liabilities assumed is presented in the table that follows (in thousands):

Tangible assets acquired	$5,421
Identifiable intangibles acquired:
In-process research and development	25,100
Existing technology	12,042
In-place workforce	3,200
Goodwill	566,893
Deferred stock compensation	63,251
Liabilities assumed	(19,987)

Total purchase price	$655,920

Amounts allocated to intangible assets are being amortized over lives ranging from three to four years. In addition, the Company recorded a $25.1 million charge for in-process research and development related to the acquisition of Abatis during the third quarter of 2000. The amount was determined by identifying research projects for which technological feasibility had not been established and no alternative future uses existed.

The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility had not been achieved and which had no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Abatis had three projects in process that ranged from 50% to 80% complete. As of December 31, 2001, all such projects have been completed or cancelled.

The estimated net present value of cash flows was based on incremental future cash flows from revenue expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 35% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

Unaudited Pro Forma Financial Information

The following unaudited pro forma net revenue, net loss and net loss per share data for the year ended December 31, 2000 is based on the respective historical financial statements of the Company, Siara and Abatis. The pro forma data reflects the consolidated results of operations as if the merger with Siara and the acquisition of Abatis occurred at the beginning of the period indicated and includes the amortization of the resulting goodwill and other intangible assets. The pro forma data excludes deferred stock compensation amortization recorded in Siara’s historical financial statements, as the value of the related options was included in the purchase

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

price, as well as the charges for in-process research and development. The pro forma financial data presented are not necessarily indicative of the Company’s results of operations that might have occurred had the transactions been completed at the beginning of the periods specified, and do not purport to represent what the Company’s consolidated results of operations might be for any future period.

Year ended December 31, 2000
(in thousands, except per share data)
Net revenue	$278,474
Net loss	$(1,332,907)
Basic and diluted net loss per share	$(10.39)
Shares used in basic and diluted net loss per share calculation	128,305

Merlin Systems

In September 2001, the Company completed the acquisition of Merlin, for an aggregate purchase price of approximately $55.8 million, comprising approximately 3.5 million shares of its common stock and the assumption of options and warrants in exchange for all of the outstanding shares of Merlin’s common stock, as well as costs directly related to the acquisition. The allocation of the purchase price was as follows: $3.9 million for tangible assets acquired, $400,000 for non compete agreements which are being amortized over an estimated useful life of two years, goodwill of $59.3 million which is not being amortized pursuant to the provisions of SFAS 142, $668,000 for deferred stock compensation and $8.4 million for liabilities assumed. Merlin was developing a product to expand the Company’s SmartEdge product line.

The acquisition was accounted for as a purchase and the results of Merlin’s operations have been combined with those of the Company since the date of acquisition. Pro forma financial results are not presented as Merlin’s results of operations were not material to the Company’s results of operations.

Note 4—Balance Sheet Components:

Short-term investments at December 31, 2002 (in thousands):

	Cost	Unrealized Gain	Unrealized Loss	Fair Value
Asset backed obligations	$15,052	$303	$(12)	$15,343
Corporate bonds	28,857	503	(51)	29,309
U.S. government & agency obligations	9,097	186	—	9,283
Collateralized mortgage obligations and auction rate securities	12,564	8	(1)	12,571

Total	$65,570	$1,000	$(64)	$66,506

The contractual maturities of available for sale debt securities held on December 31, 2002 are as follows (in thousands):

Total
Due December 31, 2003 or earlier	$49,593
Due from January 1, 2004 to December 31, 2004	15,441
Due from January 1, 2005 and thereafter	1,472

Total	$66,506

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Realized gains on investments in 2002, 2001, and 2000 are not material.

Other significant balance sheet components (in thousands):

	December 31,
	2002	2001
Inventories
Raw materials and work in process	$3,775	$22,257
Finished assemblies	6,368	45,697

	$10,143	$67,954

Property and equipment, net
Machinery and computer equipment	$84,879	$77,929
Software	23,910	28,918
Leasehold improvements	16,524	21,651
Spares	11,742	11,519
Furniture and fixtures	7,090	8,943

	144,145	148,960
Less: Accumulated depreciation and amortization	(82,670)	(55,504)

	$61,475	$93,456

Other assets
Deferred financing costs	$8,741	$10,744
Long-term restricted cash	1,733	4,250
Deposits and other	11,346	9,990

	$21,820	$24,984

Accrued liabilities
Accrued compensation	$5,402	$10,729
Accrued interest payable	5,970	5,969
Accrued restructuring, current	16,257	12,585
Accrued inventory related commitments	8,622	44,922
Other	28,156	27,627

	$64,407	$101,832

Other long-term liabilities
Accrued restructuring, long-term	$54,355	$80,601
Other	2,276	4,155

	$56,631	$84,756

Property and equipment includes $2.1 million and $2.2 million of computer equipment, internal-use software and furniture and fixtures under capital leases at December 31, 2002 and 2001, respectively. Accumulated amortization of assets under capital leases totaled $1.1 million and $270,000 at December 31, 2002 and 2001, respectively.

During 2002, the Company determined that based on the current business outlook and the downsizing effort that was undertaken, primarily related to the intelligent transport market, the useful lives of certain of its assets should be adjusted and additional inventory reserves should be recorded. The Company recorded approximately

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$6.4 million of additional depreciation expense for fixed assets that were abandoned, approximately $2.4 million for the write-off of other assets, and approximately $22.0 million of additional inventory reserves. During the three months ended September 30, 2002, the Company recorded additional inventory reserves of approximately $14.4 million due to further deterioration in its demand outlook.

Note 5—Related Party Transactions:

In May 2002, the Company sold approximately 17.7 million shares of common stock to Nokia Finance International BV (“Nokia”) for an aggregate cash issuance price of approximately $35.8 million pursuant to a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”). The issuance of shares was recorded at fair value on the date of closing. However, the cash issuance price paid by Nokia was based upon a five-day average Nasdaq closing price, which resulted in a discount in the amount of approximately $4.4 million from the market price on the date of closing. This discount, which is included in other non-current assets, is being amortized on a straight-line basis over the three-year term of the expected commercial arrangement with periodic charges against revenue. In the year ended December 31, 2002, revenue was reduced by approximately $1.1 million for such non-cash amortization. As a result of the Purchase Agreement, Nokia has elected one member to the Company’s Board of Directors.

Revenue and accounts receivable from Nokia are reflected as “related party” in the year ended December 31, 2002, the year in which Nokia became a related party. Revenue from Nokia was approximately $12.2 million and $6.5 million during the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, accounts receivable from Nokia was approximately $1.8 million and $641,000, respectively.

The Company also issued to Nokia a Common Stock Purchase Warrant (the “Warrant”) allowing Nokia the right to purchase an additional number of shares of Common Stock up to an aggregate of approximately 31.9 million shares of common stock. The Warrant’s exercise price will be the closing price of the Company’s common stock on the date of exercise. The Warrant may be exercisable during three different periods as follows depending on the level of purchases made by Nokia: (1) during the ten business days beginning two business days after the public announcement by the Company of its earnings for the year ended December 31, 2002, (2) during the ten business days beginning on May 21, 2003, which is the twelve month anniversary of the Closing Date, and (3) during the ten business days beginning on November 21, 2003, which is the eighteen month anniversary of the Closing Date. Because Nokia did not satisfy its purchase obligations under the Warrant, the first opportunity for Nokia to exercise this warrant will be May 21, 2003.

In 2000, the Company sold an aggregate of approximately $8.0 million of goods and services to Broadband Office, Inc (“Broadband”). One of the Company’s directors was a partner in an entity that owns more than 10% of Broadband’s outstanding stock. Broadband is not considered a related party in 2002, as the above-mentioned individual no longer serves as a Company director.

In 2001 and 2000, the Company sold an aggregate of approximately $41.0 million and $41.5 million, respectively, of goods and services to Qwest Communications, Inc. (“Qwest”) and purchased an aggregate of approximately $10.5 million and $3.0 million, respectively, of goods and services from Qwest. A director of the Company was also a director of Qwest. Qwest is not considered a related party in 2002, as the above-mentioned individual no longer serves as a Company director.

Note 6—Goodwill and Purchased Intangible Assets:

Upon adoption of SFAS 142 on January 1, 2002, the Company performed a transitional impairment analysis on goodwill and no impairment charge was required. In addition, the Company performed an annual impairment test, and no impairment charge was required. The Company expects to perform its annual impairment test in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

second quarter of every year. If there is a significant decrease in the Company’s business in the future, the Company may be required to record impairment charges in future periods.

The following is a summary of intangible assets:

	December 31,
	2002	2001
	(in thousands)
Other intangibles, net
Workforce	$—	$30,271
Existing technology	24,091	23,871
Non-compete agreements	10,400	10,400

	34,491	64,542
Less: Accumulated amortization	(30,133)	(35,709)

	$4,358	$28,833

In the years ended December 31, 2002, 2001, and 2000, amortization expense of intangible assets was $12.0 million, $21.9 million and $16.0 million, respectively. During the three months ended June 30, 2002, the Company determined that based on the current business outlook and the Company’s planned use of the acquired technologies, the useful lives of certain acquired existing technology intangible assets should be reduced. As a result, amortization of intangibles assets increased by $2.6 million in 2002.

The Company expects amortization expense on intangible assets to be $3.8 million in fiscal 2003 and $450,000 in fiscal 2004, at which time intangible assets will be fully amortized, assuming no future impairments of these intangible assets or additions as the result of acquisitions.

The following table presents the impact of SFAS 142 on net loss and net loss per share had the standard been in effect for the years ended December 31, 2001 and 2000 (in thousands, except per-share amounts):

	Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Net loss—as reported	$(186,924)	$(4,117,974)	$(1,007,545)
Adjustments:
Amortization of goodwill	—	978,410	933,687
Amortization of acquired workforce intangibles previously classified as purchased intangible assets	—	10,195	7,725

Net adjustments	—	988,605	941,412

Net loss—adjusted	(186,924)	(3,129,369)	(66,133)

Basic and diluted net loss per share—as reported	$(1.13)	$(28.78)	$(8.68)

Basic and diluted net loss per share—adjusted	$(1.13)	$(21.87)	$(0.57)

Note 7—Income Taxes:

The Company recorded no income tax provision or benefit in 2002, 2001 and 2000, as the Company has reported net losses since inception and has provided a full valuation allowance on its net deferred tax assets. The

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provision for income taxes differs from the amount computed by applying the statutory federal tax rate to loss before taxes as follows:

	Years Ended December 31,
	2002	2001	2000
Federal income tax at statutory rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal effect	(2.5)	(5.8)	(0.9)
Research and investment tax credits	(1.7)	(0.1)	(0.8)
Non-deductible acquisition related charges	—	35.8	30.5
Increase in valuation allowance	37.9	4.2	3.4
Other	0.9	0.9	2.8

Provision for income taxes	—%	—%	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$361,269	$263,862
Tax credit carryforwards	32,234	23,926
Reserves and accruals	87,130	129,518

	480,632	417,306
Valuation allowance	(478,856)	(408,048)

	1,776	9,258

Deferred tax liabilities:
Intangible assets	(1,776)	(9,258)

	(1,776)	(9,258)

Net deferred tax assets	$—	$—

At December 31, 2002, the Company’s net operating loss carryforwards for federal and state income tax purposes were approximately $906.5 million and $623.3 million, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2011, and the state net operating loss carryforwards will begin to expire in 2004. At December 31, 2002, the Company’s federal, state and foreign tax credit carryforwards for income tax purposes were approximately $11.1 million, $16.6 million and $4.5 million, respectively. If not utilized, these tax credit carryforwards will begin to expire in 2011.

The Tax Reform Act of 1986 limits the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the carryforwards could be restricted.

Included within the deferred tax asset for net operating losses of $361.3 million is approximately $202.9 million in tax effected deductions resulting from the exercise of employee stock options. When recognized, the tax benefit of the loss from the exercise of employee stock options will be accounted for as an increase to additional paid-in capital rather than a reduction of the income tax provision.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the net deferred tax assets such that a full valuation allowance has been recorded.

Note 8—Convertible Notes and Other Borrowings:

The Company had a $12 million line of credit under an agreement with a bank that expired in December 2002. The line of credit was collateralized by restricted cash of 125% of the outstanding borrowings. Borrowings under this line of credit bore interest at an annual rate of 0.5% below the prime rate.

In the fourth quarter of 2002, the Company entered into a $15 million line of credit with a bank that expires in December 2003. The line of credit is collateralized by restricted cash of approximately 105% of the outstanding borrowings ($12.6 million at December 31, 2002). Borrowings under this line of credit bear interest at an annual rate of the bank’s prime rate (4.25% minimum). The Company had $12.0 million outstanding under this line of credit at December 31, 2002, which was repaid in January 2003. Under the terms of the agreement, there are no restrictive financial covenants.

During March 2000, the Company issued $500 million of 5% Convertible Subordinated Notes (“Convertible Notes”) due in April 2007 raising net proceeds of approximately $486.4 million. The Convertible Notes are subordinated to all existing and future senior debt and effectively to all indebtedness and other liabilities of the Company’s subsidiaries. The Convertible Notes are convertible into shares of common stock at any time before the maturity date, unless the Company has previously redeemed or repurchased the notes, at a conversion rate of 5.2430 shares for each $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $190.73 per share. On or after the third business day after April 1, 2003, the Company has the right at any time to redeem some or all of the notes at the redemption price set forth in the indenture governing the Convertible Notes plus accrued interest. However, the notes will not be redeemed on or after the third business day after April 1, 2003 and before 2005, unless the closing price for the Company’s common stock exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the notice of redemption. Each holder of the Convertible Notes may convert their notes prior to redemption or repurchase. Interest is payable semiannually. Upon a change of control of the Company, the repayment of the Convertible Notes will be accelerated and the Convertible Notes will be due immediately. In October 2001, the Company repurchased approximately $22.5 million of the Convertible Notes and recognized a gain of approximately $10.4 million, which is included in other income.

In September 2002, the EITF reached a consensus on Issue 02-15, which addressed the accounting for convertible debt for equity exchanges. The EITF concluded that these types of transactions should be accounted for as induced conversions in accordance with SFAS 84. SFAS No. 84 requires a non-cash charge to earnings for the implied value of an inducement to convert from convertible debt to common equity securities of the issuer. The accounting is to be applied prospectively for convertible debt for equity exchanges completed after September 11, 2002, the date of the EITF’s consensus. The Company applied the provisions of SFAS 84 to its convertible debt for the equity exchange transaction completed during the fourth quarter of 2002. In December 2002, the Company purchased $10.0 million aggregate principal of its Convertible Notes. The Company issued approximately 3.6 million shares of its common stock valued at approximately $2.7 million. The value of securities issuable pursuant to the original conversion privileges was approximately $40,000. As a result, the Company recorded induced conversion expenses of approximately $2.7 million dollars in connection with this transaction, which is included in other expense.

Interest Rate Risk

In May 2002, the Company entered into two interest rate swap transactions (the “Swaps”) to modify the effective interest characteristic of its outstanding Convertible Notes (See Note 7). The Swaps were designated as

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The gain or loss from changes in fair value of the Swaps and the offsetting changes in fair value of the Convertible Notes are recognized in other income (expense).

The notional amount of the Swaps was $477.5 million, representing 100% of the outstanding Convertible Notes, the hedged item. The Company received fixed payments equal to 5% of the notional amount, payable on April 1st and October 1st starting on October 1, 2002. In exchange, the Company paid floating rate payments equal to the 3-month London InterBank Offered Rate (“LIBOR”) plus 40% multiplied by the notional amount of the Swaps.

To test the effectiveness of the hedges, the Company compared the entire change in the fair value of Swaps to changes in the fair value of the Convertible Notes due to changes in LIBOR (using the dollar offset method). LIBOR rates were provided by the investment banks. The fair value of the Swaps and the Convertible Notes were calculated as the present value of the contractual cash flows to the expected maturity date. In support of its obligation under the Swaps, the Company was required to provide collateral in the amount of 2.0% of the sum of the notional amount and the fair value of the Swaps.

On August 13, 2002, the Company terminated the Swaps realizing cash proceeds of approximately $20.3 million including accrued interest receivable. The gain of approximately $17.4 million was recorded as an adjustment to the carrying value of the notes, and will be amortized with periodic credits to interest expense over the remaining term of the Convertible Notes. The Company also entered into a new interest rate swap agreement (the “new Swap”) with a notional amount of $477.5 million, representing 100% of the outstanding Convertible Notes, the hedged item. The new Swap, which was entered into with one of the two original parties, has identical terms to the previous Swap with that party, except as to the variable interest rate to be paid by the Company. Under the new Swap, the Company paid floating rate payments equal to the 3-month LIBOR plus 1.45% or 3.223% on August 13, 2002.

In October 2002, the Company terminated the new Swap realizing cash proceeds of approximately $5.1 million, including accrued interest receivable. The resulting gain of $4.4 million was recorded as an adjustment to the carrying value of the notes, and will be amortized with periodic credits to interest expense over the remaining term of the Convertible Notes. Upon termination of the Swap in October 2002, the collateral was returned to the Company and will no longer be considered restricted cash in other long-term assets. The Company did not choose to re-enter into a new swap agreement given the current volatility in interest rates.

Other

At December 31, 2002, the Company has other current borrowings and capital leases of $1.7 million. These borrowings have interest rates ranging from 8.5% to 14.8% and require periodic principal and interest payments through 2003.

Note 9—Commitments and Contingencies:

Legal Matters

In November 2001, Nortel Networks, Inc. (“Nortel”) claimed that certain Redback products infringed five identified Nortel patents and requested that Redback enter into a royalty bearing license agreement. Redback filed a complaint against Nortel in Federal District Court, Northern District of California in December 2001 and amended that complaint in March 2002, seeking a judgment that the identified Nortel patents are invalid and unenforceable, and that Redback does not infringe any valid claim of the those patents. Nortel has answered the amended complaint and has filed a counter claim alleging that Redback infringed the five identified Nortel patents. In June 2002, the parties agreed to drop one of the five patents from the lawsuit. Because of the uncertainties related to both the amount and potential range of loss on the pending litigation, management is

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. Were an unfavorable ruling to occur, there exists the possibility of a material impact on Redback’s business, results of operations, financial condition and cash flow.

In July 2001, plaintiffs filed a shareholder class action lawsuit against Redback and its former officers in the United States District Court for the Southern District of New York. The lawsuit asserts, among other claims, violations of the federal securities laws relating to how Redback’s underwriters of the initial public offering allegedly allocated IPO shares to the underwriters’ customers. In March 2002, the United States District Court for the Southern District of New York entered an order approving the joint request of the plaintiffs and Redback to dismiss the claims without prejudice. On April 20, 2002, plaintiffs filed a consolidated amended class action complaint against Redback and its current and former officers and directors, as well as certain underwriters involved in Redback’s initial public offering. On July 15, 2002, the issuers filed an omnibus motion to dismiss for failure to comply with applicable pleading standards. On October 8, 2002, the Court entered an Order of Dismissal as to the individual defendants in the Redback IPO litigation, without prejudice. On February 19, 2003, the Court denied the motion to dismiss Redback’s claims. Although the outcome of this lawsuit cannot be predicted with certainty, the Company believes they have meritorious defenses and intend to defend the action vigorously. The Company does not believe that it will have a material adverse effect on its financial condition. Were an unfavorable ruling to occur, there exists the possibility of a material impact on business, results of operations, financial condition and cash flow.

Inventory Commitments

In addition to amounts accrued in the consolidated financial statements, the Company has future commitments for inventory of approximately $12.9 million.

Leases

The Company leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2012 and 2004, respectively. Certain of the facilities leases have renewal options. The terms of certain of the facilities leases generally include annual rent increases. The Company recognizes rent expense on a straight-line basis over the lease period. Rental expense for 2002, 2001 and 2000 was $9.0 million, $16.5 million and $5.8 million, respectively.

Gross future minimum lease payments under non-cancelable operating and capital leases are as follows:

	Capital Leases	Operating Leases
	(in thousands)
Year Ended December 31,
2003	$945	$20,451
2004	288	19,939
2005	—	16,811
2006	—	15,829
2007	—	15,950
2008 and thereafter	—	49,691

Total minimum lease payments	$1,233	$138,671

Less: Amount representing interest	229

Present value of capital lease obligations	1,004
Less: Current portion	584

Non-current portion of capital lease obligations	$420

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Stockholders’ Equity:

Common Stock

At December 31, 2002 and 2001, there were approximately 2.7 million and 7.1 million shares of common stock outstanding, respectively, subject to repurchase at the original purchase or option exercise price in the event that the service of the purchaser or optionee terminates for any reason. The Company’s repurchase right generally lapses as the purchaser or optionee performs services over a four-year period. The right generally lapses with respect to one-quarter of the shares after 12 months of service and with respect to 1/48 of the shares each month thereafter. In certain cases, the right of repurchase lapses on an accelerated basis in the event of a change in control. The shares generally are not transferable and are held in escrow while they remain subject to the Company’s right of repurchase. The Company has repurchased approximately 475,000 and 4.4 million shares of its common stock during 2002 and 2001, respectively, from terminated employees under the terms of the original agreements.

The Company issued 70,000 options to purchase common stock to consultants in 2002, which vested over six months. The fair value of the options issued was determined to be $12,000 in 2002, based on the estimated fair value of the options issued using the Black-Scholes option pricing model, which has been recognized in stock-based compensation expense. No options were issued to consultants in 2001 or 2000.

Preferred Share Purchase Right

On June 12, 2001, the Board of Directors approved a dividend distribution of one Preferred Share Purchase Right (a “Right”) on each outstanding share of its Common Stock. The Rights become exercisable, at an initial exercise price of $83.28, if a person or group acquires 15 percent or more, or announces a tender offer for 15 percent or more, of the Common Stock. Each Right entitles its holder to purchase a number of shares of Common Stock having a market value at that time of twice the Right’s exercise price. Rights held by the Acquiring Person will become void. If the Company is acquired in a merger or other business combination transaction after a person acquires 15 percent or more of the Company’s Common Stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the Right’s exercise price. The Company may redeem the Rights at $.0001 per Right at any time. The dividend was distributed on July 15, 2001 to shareholders of record on June 27, 2001 and no amount was recorded in the consolidated financial statements for this dividend. The Rights will expire in ten years.

Warrants

In addition to the warrant held by Nokia, warrants to purchase approximately 136,000 shares of common stock with an average exercise price of $4.34 remain outstanding at December 31, 2002. Warrants to purchase a total of approximately 56,000 shares of common stock expire in December 2004. Warrants to purchase approximately 80,000 shares of common stock expire in July 2005.

Stock-Based Compensation Plans

As of December 31, 2002, the Company’s 2001 Employee Option Plan (“2001 Plan”), 1999 Stock Incentive Plan (“1999 Plan”), and the 1997 Stock Plan (“1997 Plan”) allowed for the issuance of up to approximately 82.9 million shares of Common Stock. In January 2003, 10.0 million additional shares became available for issuance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

through the automatic increase provision in the 1999 Plan. The 1999 Plan allows grants of incentive stock options, non-qualified stock options and restricted stock to employees, non-employee board members and consultants.

In January 2001, the Company adopted the 2001 Employee Option Plan (“2001 Plan”) and has reserved 4.5 million shares of common stock for issuance under this Plan. The 2001 Plan allows grants of non-qualified options to employees, other than officers. This plan is not subject to shareholder approval.

In August 2000, the Company adopted the Redback Employee Patent Awards Program (“Patent Plan”) as part of the 1999 Plan. During 2002, approximately 493,000 stock options were granted the Patent Plan. No other stock options have been granted under the Patent Plan.

Options under the plans may be granted for periods of up to ten years and at prices no less than 30% of the fair value of the shares on the date of grant, provided, however, that (i) the exercise price of an incentive stock option and non-qualified stock option shall not be less than 100% and 30% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an incentive stock option and non-qualified stock option granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options generally vest over four years.

As of December 31, 2002, the Company’s 1999 Directors’ Plan allowed for the issuance of up to approximately 2.3 million shares. In January 2003, 240,000 additional shares became available for issuance through this plan’s automatic annual increase provision.

The following table presents activity under all of the Company’s stock option plans (in thousands, except average exercise price):

	Options Outstanding
	Number Outstanding	Weighted Average Exercise Price
Balance at December 31, 1999	15,900	$11.26
Options related to acquisitions	5,804	25.92
Options granted	13,592	105.22
Options exercised	(5,483)	5.74
Options cancelled	(1,694)	51.84

Balance at December 31, 2000	28,119	58.08
Options granted	48,546	11.18
Options exercised	(4,262)	15.32
Options cancelled	(38,898)	50.05

Balance at December 31, 2001	33,505	6.87
Options granted	9,863	2.09
Options exercised	(508)	1.44
Options cancelled	(6,623)	7.74

Balance at December 31, 2002	36,237	$5.51

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were 25.0 million, 17.5 million and 16.2 million shares available for grant at December 31, 2002, 2001 and 2000, respectively.

	Options Outstanding at December 31, 2002			Options Exercisable at December 31, 2002
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
	(in thousands)			(in thousands)
$0.08 - $ 1.50	7,954	8.9 years	$1.32	1,417	$0.85
$1.52 - $ 3.50	4,532	7.0 years	2.65	2,297	2.71
$3.56 - $ 3.60	8,138	3.8 years	3.60	3,756	3.60
$3.76 - $ 4.04	3,376	5.6 years	3.98	1,172	3.95
$4.08 - $163.63	12,237	7.5 years	10.99	6,602	14.89

	36,237	6.7 years	$5.51	15,244	$8.13

Other equity grants

In 2001, the Company issued options to purchase a total of 7.5 million shares of common stock to two executive officers at the exercise price of $4.17 per share, which was the fair market value on the date of grant, outside of the Company’s option plans. These options were outstanding as of December 31, 2002. These options vest as follows: 1.0 million over four years and 6.5 million over three years.

In 2001, the Company awarded 500,000 restricted shares to an executive officer of the Company. The 500,000 restricted shares were subject to a one year right of forfeiture. The right of forfeiture lapsed and the shares became unrestricted at the rate of  1/12 per month. At December 31, 2002, the restricted shares are fully vested.

Employee stock purchase plan

As of December 31, 2002, the Company’s 1999 Employee Stock Purchase Plan (“Purchase Plan”) allows for the issuance of approximately 9.1 million shares of the Company’s common stock. The Purchase Plan has an automatic renewal feature on May 1st of each year, whereby the shares authorized under the Purchase Plan shall be automatically increased by the number of shares necessary to cause the number of shares then available for purchase to be restored to 6.0 million. Eligible employees can have up to 15% of their earnings withheld, up to a maximum of 4,000 shares semi-annually, to be used to purchase shares of the Company’s common stock on every October 31 and April 30. The price of the common stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the common stock on the offering date of each two-year offering period or the specified purchase date. During 2002 and 2001, approximately 2.5 million and 811,000 shares were purchased at average per share prices of $1.22 and $6.84, respectively.

Key employee program

On January 22, 2001, Redback granted options to acquire approximately 5.1 million shares to employees at $40 per share under the 1999 and 2001 Plans. The Company provided certain of those employees with the choice of keeping the award or canceling the award, along with certain other awards, including all awards during the preceding six months, in return for a future grant to be made at least six months from date of cancellation. The employee elections were made prior to March 3, 2001. The replacement grant for a total of approximately 1.9

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million shares was made on September 4, 2001. The exercise price for the options of $4.04 was the closing price for the Company’s Common Stock on September 4, 2001. To be eligible for the grant in September, an employee must have provided continuous service to the Company through September 4, 2001.

Salary for stock option program

On July 30, 2001, the Company announced a plan to reduce the salaries of its executives, and certain other employees who elect to participate by 10%-25% in exchange for stock options issued under terms pursuant to the program. The salary reduction was effective between August 16, 2001 and March 31, 2002. The number of options issued was determined by dividing the salary reduction amount by an amount equal to two thirds of the market price of the Company’s stock at the date of the grant. The exercise price of the options was one third of that market price. Employees leaving the company voluntarily before August 16, 2002 forfeited the options and did not receive reimbursement of the salary reduction. The Company recorded deferred stock compensation of approximate $873,000, representing the difference between the exercise price of the options and the fair market value of the Company’s stock on the date the options were granted. The deferred stock compensation was amortized to expense over the one-year vesting period.

Stock option replacement program

On August 8, 2001, the Board of Directors approved a voluntary stock option replacement program in which eligible employees were offered the opportunity to replace certain outstanding stock options to purchase shares of the Company’s common stock that were granted before August 1, 2001 and which had an exercise price of more than $6.50 per share with new non-qualified stock options to be granted under the Company’s 1999 Stock Incentive Plan, as amended. Members of the Board of Directors were not eligible to participate in the program. The Company commenced the offer on September 6, 2001 and the offer expired on October 12, 2001. The new options were granted on October 15, 2001. The number of shares subject to the new options granted to each eligible participating employee was determined according to the exercise price of the options tendered. The replacement ratios were as follows: (i) an old option to purchase stock with an exercise price of $40.00 per share or less was replaced with a new option for the same number of shares; (ii) an old option to purchase stock with an exercise price between $40.01 per share and $80.00 per share was replaced with a new option equal to one (1) share for every five (5) shares covered by the old option; and (iii) an old option to purchase stock with an exercise price above $80.00 per share was replaced with a new option equal to one (1) share for every ten (10) shares covered by the old option. For executive officers who participated in the offer, the exercise price of the new options is $4.17 per share, and for non-executive officer employees who participated in the offer, the exercise price of the new options is $3.60 per share. In addition, the term of each new option is for a maximum of five years, and the vesting start date for each new option is August 8, 2001. The type of vesting schedule (i.e. 48 month, 12 month, etc.) of each new option is the same type as that of the old option it replaced.

Pursuant to the terms and conditions of the offer, a total of 737 eligible optionees participated in the program. The Company accepted for cancellation options to purchase approximately 21.1 million shares of Common Stock, and granted new options to purchase approximately 14.2 million shares of Common Stock. The program results in variable accounting treatment for all of the options subject to the offer, as well as for certain options granted in the six month periods prior to and following the exchange. The related stock compensation expense will fluctuate based on a number of factors including changes in quoted prices for the Company’s Common Stock and actual vesting, exercises, forfeitures and cancellations. To date, such stock-based compensation expense has not been significant.

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair value disclosures

The weighted average fair value of options granted were as follows (see also Note 1):

	Weighted Average Exercise Price Per Share	Weighted Average Fair Value Per Share
Year Ended December 31, 2002
Exercise price equal to market value	$1.87	$1.35
Exercise price less than market value	$3.98	$3.43
Year Ended December 31, 2001
Exercise price greater than market value	$4.21	$1.88
Exercise price equal to market value	$11.65	$6.77
Exercise price less than market value	$0.73	$4.72
Year Ended December 31, 2000
Exercise price equal to market value	$106.67	$90.91
Exercise price less than market value	$36.45	$53.14

Deferred Stock Compensation

In the years ended December 31, 2002, 2001 and 2000, the Company recorded deferred stock compensation of $1.4 million, $3.8 million and $23.9 million, respectively, related to the issuance of stock options and restricted shares at prices below fair market value. In addition, the Company recorded deferred stock compensation of $668,000 in the acquisition of Merlin in 2001. The Company also eliminated unamortized deferred stock compensation related to terminated employees in the amount of $3.6 million and $5.0 million in 2002 and 2001, respectively. Deferred stock compensation is being amortized to expense over the vesting period.

Note 11—Employee Benefit Plan:

The Company sponsors a 401(k) defined contribution plan covering all employees. Matching contributions made by the Company are determined annually by the Board of Directors. The Company match was approximately $718,000 in 2001. There have been no matching contributions in any other periods presented.

Note 12—Geographic Information:

Net revenue and net long-lived assets classified by major geographic areas in which the Company operates were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Net revenue:
United States	$62,626	$142,255	$196,210
International	63,003	85,278	81,800

Total	$125,629	$227,533	$278,010

	December 31,
	2002	2001	2000
Net long-lived assets:
United States	$514,335	$551,273	$3,675,646
Canada	3,384	13,722	523,750
Other	1,676	1,342	121

Total	$519,395	$566,337	$4,199,517

REDBACK NETWORKS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product sales to customers in Japan represented 10% of the Company’s total net revenue during the year ended December 31, 2002. France was the only single country outside of the United States that represented more than 10% of the Company’s total net revenue during the year ended December 31, 2001. No single country outside the United States represented more than 10% of the Company’s total net revenue during the year ended December 31, 2000. No single country outside of the United States represented more than 10% of the Company’s total net long-lived assets as of December 31, 2002. Other than Canada, no single country outside of the United States represented more than 10% of the Company’s total net long-lived assets as of December 31, 2001 and 2000.

Note 13—Subsequent Events (unaudited):

During the quarter ended June 30, 2003, the Company restructured its operations through a reduction in its workforce. The research and development functions were primarily affected by the reduction. The affected employees were entitled to severance and other benefits pursuant to the Company’s benefits program. The Company expects to record a charge for termination benefits and other related costs in the second quarter of 2003 in accordance with SFAS No. 146.

In April 2003, the Company and Nortel agreed to dismiss the four remaining patents and settle the pending lawsuit between the parties that was originally filed in November 2001. In connection with the settlement, the Company and Nortel entered into a cross-licensing agreement, which provides, among other terms, that the Company will pay Nortel a fee to license Nortel’s technology for a period of five years from the date of the agreement.

In July 2003, management proposed a financial restructuring through one of the following alternatives:

•	an out-of-court financial restructuring, or “recapitalization plan,” which consists of:

•	an offer to exchange all of the Company’s outstanding convertible subordinated notes for its common stock;

•	the issuance of warrants exercisable for the Company’s common stock to its stockholders;

•	an approximate 73.26:1 reverse stock split of shares of the Company’s common stock; and

•	an increase in the number of shares reserved for issuance under the Company’s 1999 Stock Incentive Plan.

or

•	an in-court financing restructuring, or “prepackaged plan of reorganization,” through which the Company would seek to accomplish the financial restructuring on terms similar to the recapitalization plan.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNT

(in thousands)

Allowance for Doubtful Accounts

For the Year Ended:	Balance at Beginning of Period	Charged to Expenses or Other Accounts	Deductions	Balance at End of Period
December 31, 2000	$1,149	$2,198	$458	$2,889
December 31, 2001	2,889	5,676	2,723	5,842
December 31, 2002	5,842	354	2,934	3,262

SUPPLEMENTARY FINANCIAL DATA (Unaudited)

(in thousands, except per share amounts)

	For the three months ended
	March 31, 2001	June 30, 2001	September 30, 2001		December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Net revenue	$90,937	$59,427	$37,001		$40,168	$40,572	$40,067	$17,407	$27,583
Gross profit (loss)	13,158	(47,179)	(32,836)		14,581	15,736	(8,274)	(12,806)	9,675
Net loss	(400,464)	(460,116)	(3,158,233	)(1)	(99,161)	(34,701)	(65,105)	(52,886)	(34,232)
Net loss per basic and diluted share	$(2.92)	$(3.26)	$(21.71)		$(0.67)	$(0.23)	$(0.40)	$(0.30)	$(0.20)

(1)	Includes a charge of $2,689,859 for the impairment of goodwill.

REDBACK NETWORKS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,735	$22,995
Short-term investments	29,332	66,506
Restricted cash and investments	29,350	26,545
Accounts receivable, less allowances of $1,974 and $3,262	11,555	5,992
Accounts receivable from related party	567	1,754
Inventories	9,552	10,143
Other current assets	8,399	7,414

Total current assets	97,490	141,349
Property and equipment, net	40,659	61,475
Goodwill	431,742	431,742
Intangible assets, net	2,034	4,358
Other assets	19,750	21,820

Total assets	$591,675	$660,744

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Borrowings and capital lease obligations, current	$13,626	$13,122
Accounts payable	12,707	16,797
Accrued liabilities	63,295	64,407
Deferred revenue	10,476	8,184

Total current liabilities	100,104	102,510
Convertible notes	485,867	488,140
Other long-term liabilities	66,898	56,631

Total liabilities	652,869	647,281

Commitments and contingencies (Note 11)

Stockholders’ equity (deficit):
Convertible Preferred Stock: $0.0001 par value; 10,000 shares authorized, none issued and outstanding	—	—
Common Stock: $0.0001 par value; 750,000 shares authorized; 182,859 and 181,986 shares issued and outstanding, respectively	5,376,553	5,376,163
Deferred stock-based compensation	(1,188)	(1,845)
Notes receivable from stockholders	(35)	(47)
Accumulated other comprehensive loss	(25,838)	(26,017)
Accumulated deficit	(5,410,686)	(5,334,791)

Total stockholders’ equity (deficit)	(61,194)	13,463

Total liabilities and stockholders’ equity (deficit)	$591,675	$660,744

The accompanying notes are an integral part of these condensed consolidated financial statements.

REDBACK NETWORKS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product revenue	$15,825	$29,192	$38,745	$62,259
Related party product revenue	916	4,991	2,685	6,563
Service revenue	5,493	5,884	10,294	11,817

Total revenue	22,234	40,067	51,724	80,639

Product cost of revenue	10,266	43,821	24,470	63,995
Service cost of revenue	3,056	4,520	6,395	9,182

Total cost of revenue	13,322	48,341	30,865	73,177

Gross profit (loss)	8,912	(8,274)	20,859	7,462

Operating expenses:
Research and development(1)	16,829	25,107	35,380	47,354
Selling, general and administrative(1)	14,185	23,579	27,680	42,123
Restructuring charges	23,494	1,612	23,494	1,612
Amortization of intangible assets	50	51	133	1,035
Stock-based compensation	287	2,602	650	5,767

Total operating expenses	54,845	52,951	87,337	97,891

Loss from operations	(45,933)	(61,225)	(66,478)	(90,429)

Other expense, net:
Interest and other income, net	36	1,419	926	2,425
Interest expense	(5,130)	(5,299)	(10,343)	(11,802)

Other expense, net	(5,094)	(3,880)	(9,417)	(9,377)

Net loss	$(51,027)	$(65,105)	$(75,895)	$(99,806)

Net loss per share—basic and diluted	$(0.28)	$(0.40)	$(0.42)	$(0.64)

Shares used in computing basic and diluted net loss per share	180,786	161,992	180,243	157,120

(1) Amounts exclude stock-based compensation as follows:

Research and development	$159	$1,357	$368	$3,200
Selling, general and administrative	128	1,245	282	2,567

Total	$287	$2,602	$650	$5,767

The accompanying notes are an integral part of these condensed consolidated financial statements.

REDBACK NETWORKS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(75,895)	$(99,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,341	20,653
Amortization of intangible assets	2,372	8,187
Amortization of deferred swap gain	(2,272)	—
Impairment of minority investments	336	—
Stock-based compensation	650	5,767
Impairment of property and equipment	6,785	—
Changes in assets and liabilities:
Accounts receivable, net	(4,376)	6,154
Inventories	(1,223)	38,047
Other assets	1,831	(4,873)
Accounts payable	(4,090)	(13,938)
Accrued liabilities	(1,112)	(23,204)
Deferred revenue	2,292	2,054
Other long-term liabilities	10,690	(779)

Net cash used in operating activities	(44,671)	(61,738)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,825)	(7,804)
Purchases of short-term investments	(7,476)	—
Sales of short-term investments	44,028	14,394
Changes in restricted cash	(2,805)	18,000

Net cash provided by investing activities	29,922	24,590

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common Stock	537	37,444
Repurchases of Common Stock	(140)	—
Principal payments on capital lease obligations and borrowings	(920)	(964)
Proceeds from bank borrowings, net	1,000	—
Proceeds from stockholder notes receivable	12	—

Net cash provided by financing activities	489	36,480

Net decrease in cash and cash equivalents	(14,260)	(668)
Cash and cash equivalents at beginning of period	22,995	65,642

Cash and cash equivalents at end of period	$8,735	$64,974

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$12,054	$12,102

The accompanying notes are an integral part of these condensed consolidated financial statements.

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Description of the Company:

Redback Networks Inc. (“Redback” or the “Company”) is a leading provider of advanced telecommunications networking equipment that enables carriers and service providers to rapidly deploy high-speed access and services to the Internet and corporate networks. Redback’s product lines, which consist of the SMS™ family of subscriber management systems and the SmartEdge® product families, combine networking hardware and software. These product families are designed to enable Redback’s customers to create end-to-end regional and national networks that support major broadband access technologies, as well as the new services that these high-speed connections support.

Note 2— Summary of Significant Accounting Policies:

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. These statements should be read in conjunction with the audited financial statements included in the Company’s 2002 Annual Report on Form 10-K and the Registration Statement on Form S-4 dated August 6, 2003. Results for interim periods are not necessarily indicative of results for the entire fiscal year. Based on the information that management reviews for assessing performance and allocating resources within the Company, the Company has concluded that it has one reportable segment.

To date, the Company has funded its operations largely through the issuance of debt and equity securities. However, the Company has incurred substantial losses and negative cash flows from operations since inception and has an accumulated deficit of $5.4 billion at June 30, 2003. For the six months ended June 30, 2003, the Company incurred a loss from operations of $66.5 million and negative cash flows from operations of $44.7 million.

Liquidity and proposed financial restructuring

In July 2003, the Company entered into a lock-up agreement with certain holders of its outstanding 5% convertible subordinated notes due 2007 pursuant to which the Company agreed to pursue a financial restructuring through one of the following alternatives: an out-of-court financial restructuring, or “recapitalization plan,” or an in-court financing restructuring, or “prepackaged plan of reorganization.”

The recapitalization plan consists of:

•	an offer to exchange all of the Company’s outstanding convertible subordinated notes for its common stock;

•	the issuance of warrants exercisable for the Company’s common stock to the Company’s stockholders;

•	an approximate 73.26:1 reverse stock split of shares of the Company’s common stock; and

•	an increase in the number of shares reserved for issuance under the Company’s 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan.

The prepackaged plan of reorganization seeks to accomplish the financial restructuring on terms similar to the recapitalization plan through bankruptcy court proceedings.

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

In the event that the conditions for the consummation of the recapitalization plan are not satisfied, the Company may elect, and may be required under the terms of the lock-up agreement, to seek as an alternative to the recapitalization plan the confirmation of the prepackaged plan of reorganization utilizing the “cram down” provisions of the Bankruptcy Code, if necessary. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements and the Company’s audited financial statements for fiscal year ended December 31, 2002 do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Significant estimates in these Consolidated Financial Statements include restructuring reserves, allowances for doubtful accounts receivable, warranty reserves, asset and investment impairments, net realizable value for inventories, and income tax valuation allowances. Actual results could differ from those estimates.

Warranty reserves

The Company provides a limited warranty for its products. A provision for the estimated warranty cost is recorded at the time revenue is recognized. Liabilities for the estimated future costs of repair or replacement are established and charged to cost of sales at the time the related sale is recognized. The amount of liability to be recorded is based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs. Changes in the Company’s estimated liability for product warranty in the six months ended June 30, 2003 and 2002 are as follows:

	Six months ended June 30,
	2003	2002
	(in thousands)
Beginning balance	$2,304	$1,787
Charges to costs and expenses	373	900
Warranty expenditures	(729)	(900)

Ending balance	$1,948	$1,787

Significant Customers

During the three months ended June 30, 2003, one customer accounted for 12% of the Company’s total revenue. During the three months ended June 30, 2002, three customers accounted for 16%, 14%, and 12% of the Company’s total revenue. During the six months ended June 30, 2003, one customer accounted for 14% of the Company’s revenue. During the six months ended June 30, 2002, two customers accounted for 19%, and 13% of the Company’s revenue. Customers include both end-user customers and distributors. At June 30, 2003, four customers accounted for 11%, 13%, 14% and 18% of total gross receivables. At December 31, 2002, four customers accounted for 10%, 11%, 13% and 15% of total gross receivables.

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Stock-based compensation

The Company accounts for employee stock-based compensation in accordance with the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Stock-based compensation related to non-employees is based on the fair value of the related stock or options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123. Expense associated with stock-based compensation is amortized on an accelerated basis under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28 over the vesting period of each individual award. In accordance with SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosures—an amendment to FASB Statement No. 123, the Company is required to disclose the effects on reported net loss and basic and diluted net loss per share as if the fair value based method had been applied to all awards. For the three and six months ended June 30, 2003 and 2002, had compensation cost been determined based on the fair value method pursuant to SFAS No. 123, the Company’s net loss would have been as follows (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net loss:
As reported	$(51,027)	$(65,105)	$(75,895)	$(99,806)
Add: Stock-based compensation expense included in reported net loss	287	2,602	650	5,767
Deduct: Stock-based compensation expense determined under the fair value based method for all awards	(6,015)	(17,001)	(14,698)	(36,715)

Pro forma	$(56,755)	$(79,504)	$(89,943)	$(130,754)

Net loss per share—basic and diluted:
As reported	$(0.28)	$(0.40)	$(0.42)	$(0.64)

Pro forma	$(0.31)	$(0.49)	$(0.50)	$(0.83)

Recent Accounting Pronouncements

In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB finalized Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF No. 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. However, it does not address when the criteria for revenue recognition are met or provide guidance on the appropriate revenue recognition convention for a given unit of accounting. The Company has adopted EITF No. 00-21 for revenue arrangements entered into in the quarter ending September 30, 2003. This adoption is not expected to have a material impact on the Company’s financial statements and related disclosures.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied in the quarter ending September 30, 2003. This adoption is not expected to have a material impact on the Company’s financial statements and related disclosures.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS No. 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS No. 149 are to be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 will become effective for financial instruments entered into or modified after May 31, 2003. The Company is in the process of assessing the effect of SFAS No. 150 and does not expect the implementation of the pronouncement to have a material effect on its financial condition or results of operations.

Note 3—Related Party Transactions:

In May 2002, the Company sold approximately 17.7 million shares of common stock to Nokia Finance International BV (“Nokia”) for an aggregate cash issuance price of approximately $35.8 million pursuant to a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”). The issuance of shares was recorded at fair value on the date of closing. However, the cash issuance price paid by Nokia was based upon a five-day average Nasdaq closing price, which resulted in a discount in the amount of approximately $4.4 million from the market price on the date of closing. This discount, which is included in other assets, is being amortized on a straight-line basis over the three-year term of the expected commercial arrangement with periodic charges against revenue. In the three and six months ended June 30, 2003, revenue was reduced by approximately $369,000 and $738,000, respectively, for such non-cash amortization.

Revenue and accounts receivable from Nokia are reflected as related party in the three and six months ended June 30, 2003 and 2002, since Nokia became a related party in May 2002.

The Company also issued to Nokia a Common Stock Purchase Warrant granting Nokia a right to purchase up to an aggregate of approximately 31.9 million additional shares of common stock at an exercise price equal to the closing price of our common stock on the date of exercise. On August 5, 2003, the Nokia Warrant was terminated.

Note 4—Restructuring Charges

Consolidation of facilities.    During 2001, the Company recorded a $96.6 million restructuring charge for the estimated costs to terminate or sublease excess facilities. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Expected sublease income on all

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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facilities included in the Company’s estimates is $22.1 million as of June 30, 2003. Should facilities rental rates continue to decrease in these markets or should it take longer than expected to sublease these facilities, the actual loss could exceed these estimates.

During June 2003, the Company recorded a $16.3 million restructuring charge for the estimated costs to terminate or sublease an additional San Jose facility. This estimate was based upon current comparable market rates for leases and anticipated dates that these properties are subleased. Should facilities rental rates continue to decrease in this market or should it take longer than expected to sublease this facility, the actual loss could exceed these estimates. The Company recorded a charge for the write-off of leasehold improvements related to this facility of $6.3 million.

Workforce reduction.    During April, 2003 the Company restructured its operations through a reduction in its workforce. The research and development functions were primarily affected by the reduction. The affected employees received severance and other benefits pursuant to the Company’s benefits program. The Company recorded a charge of $0.9 million for termination benefits and other related costs in the second quarter of 2003 in accordance with SFAS No. 146.

The Company continues to evaluate and review its restructuring accrual for any indications in the market that could require Redback to change its assumptions for the restructuring accruals already recorded.

The movements of the Company’s restructuring reserves are summarized as follows (in thousands):

	Workforce Reductions	Consolidation of Excess Facilities	Total
Restructuring accruals at December 31, 2002	$60	$70,552	$70,612
Additions to restructuring	883	16,297	17,180
Cash payments	(943)	(5,808)	(6,751)

Restructuring accruals at June 30, 2003	$—	$81,041	$81,041

The current and long-term portions of the restructuring related reserves are $15.2 million and $65.8 million, respectively. These amounts are included on the balance sheet within accrued liabilities and other long-term liabilities, respectively.

Note 5—Intangible Assets, net:

The following is a summary of intangible assets, net:

	June 30, 2003	December 31, 2002
	(in thousands)
Intangible assets, net
Existing technology	$25,463	$24,091
Non-compete agreements	10,400	10,400

	35,863	34,491
Less: Accumulated amortization	(33,829)	(30,133)

	$2,034	$4,358

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

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In the three and six months ended June 30, 2003, amortization of intangible assets was $0.7 million and $2.4 million, respectively. In the three and six months ended June 30, 2002, amortization of intangible assets was $5.7 million and $8.2 million, respectively.

The Company expects amortization expense on intangible assets to be $1.6 million for the remainder of fiscal 2003 and $456,000 in fiscal 2004, at which time intangible assets will be fully amortized, assuming no future impairments of these intangible assets or additions as a result of business combinations.

Note 6—Balance Sheet Components (in thousands):

	June 30, 2003	December 31, 2002
Inventories
Raw materials and work in process	$2,325	$3,775
Finished assemblies	7,227	6,368

	$9,552	$10,143

Property and equipment, net
Machinery and computer equipment	$87,203	$84,879
Software	23,210	23,910
Leasehold improvements	8,701	16,524
Spares	12,555	11,742
Furniture and fixtures	5,041	7,090

	136,710	144,145
Less: Accumulated depreciation and amortization	(96,051)	(82,670)

	$40,659	$61,475

Other assets
Deferred financing costs	$7,756	$8,741
Long-term restricted cash	1,733	1,733
Deposits and other	10,261	11,346

	$19,750	$21,820

Accrued liabilities
Accrued compensation	$5,893	$5,402
Accrued interest payable	5,844	5,970
Accrued restructuring, current	15,207	16,257
Accrued inventory related commitments	8,913	8,622
Other	27,438	28,156

	$63,295	$64,407

Other long-term liabilities
Accrued restructuring, long-term	$65,834	$54,355
Deferred rent and leases	1,064	2,276

	$66,898	$56,631

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Property and equipment includes $2.2 million of computer equipment, internal-use software and furniture and fixtures under capital leases at June 30, 2003. Accumulated amortization of assets under capital leases totaled $1.1 million at June 30, 2003.

Note 7—Convertible Notes and Other Borrowings:

During March 2000, the Company issued $500 million of 5% Convertible Subordinated Notes (“Convertible Notes”) due in April 2007 raising net proceeds of approximately $486.4 million. The Convertible Notes are governed by an indenture, dated as of March 29, 2000, as amended by a first supplemental indenture, dated May 8, 2001 (the “Indenture”). The original indenture was filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and the first supplemental indenture was filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. The Convertible Notes are subordinated to all existing and future senior debt and effectively to all indebtedness and other liabilities of the Company’s subsidiaries. The Convertible Notes are convertible into shares of common stock at any time before the maturity date, unless the Company has previously redeemed or repurchased the notes, at a conversion rate of 5.2430 shares for each $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $190.73 per share. On or after the third business day after April 1, 2003, the Company has the right at any time to redeem some or all of the notes at the redemption price set forth in the indenture governing the Convertible Notes plus accrued interest. However, the notes will not be redeemed on or after the third business day after April 1, 2003 and before 2005, unless the closing price for the Company’s common stock exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the notice of redemption. Each holder of the Convertible Notes may convert their notes prior to redemption or repurchase. Interest is payable semiannually. Upon a change of control of the Company, as defined in the Indenture, the repayment of the Convertible Notes will be accelerated and the Convertible Notes will be due immediately. In October 2001, the Company repurchased approximately $22.5 million of the Convertible Notes and recognized a gain of approximately $10.4 million, which is included in other income.

In December 2002, the Company purchased $10.0 million in aggregate principal of its Convertible Notes. The Company issued approximately 3.6 million shares of its common stock valued at approximately $2.7 million. The company applied the provisions of SFAS No. 84 to its convertible debt for the equity exchange transaction completed during the fourth quarter of 2002. The value of securities issuable pursuant to the original conversion privileges was approximately $40,000. As a result, the Company recorded induced conversion expenses of approximately $2.7 million in connection with this transaction, which is included in other expense.

See Note 2 for proposed financial restructuring which will affect these Convertible Notes.

In the fourth quarter of 2002, the Company entered into a $15 million line of credit with a bank that expires in December 2003, which was amended in March 2003 to increase the available borrowings to $30.0 million. The line of credit is collateralized by restricted cash of approximately 105% of the outstanding borrowings which was equal to $13.7 million at June 30, 2003. Borrowings under this line of credit bear interest at an annual rate of the bank’s prime rate which is at a minimum of 4.25%. The Company had $13.0 million and $12.0 million outstanding under this line of credit at June 30, 2003 and December 31, 2002, respectively.

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Note 8—Accounting for Derivative Financial Instruments:

Foreign Currency Exchange Rate Risk

At June 30, 2003, the Company held net foreign currency forward contracts to hedge its future cash outflows to our subsidiaries with an aggregate face value of approximately $1.9 million, to mitigate future payments in Euros related to funding requirements for its subsidiaries. The Company records these contracts at fair value, and the gains and losses on the contracts are substantially offset by losses and gains on the underlying balances being hedged. The net financial impact of foreign exchange gains and losses are recorded in interest and other income, net, and have not been material in any of the periods presented. The Company’s policy is not to use hedges or other derivative financial instruments for speculative purposes.

Note 9—Comprehensive Loss:

Total comprehensive loss includes the Company’s net losses and other changes in equity during a period from non-owner sources. Accumulated other comprehensive loss consists of net unrealized gain (loss) on investments and cumulative translation adjustments. For the three months ended June 30, 2003 and June 30, 2002, total comprehensive loss was $50.8 million and $64.8 million, respectively. For the six months ended June 30, 2003 and June 30, 2002 total comprehensive loss was $75.7 million and $100.3 million, respectively. The change in accumulated other comprehensive loss is as follows (in thousands):

	Unrealized gains (losses) on investments	Cumulative Translation adjustments	Accumulated Other Comprehensive loss
Balances at December 31, 2002	$959	$(26,976)	$(26,017)
Changes during the six months ended June 30, 2003	(622)	801	179

Balances at June 30, 2003	$337	$(26,175)	$(25,838)

Note 10—Net Loss per Share:

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Numerator:
Net loss	$(51,027)	$(65,105)	$(75,895)	$(99,806)

Denominator:
Weighted average common shares outstanding	182,554	166,767	182,239	162,513
Weighted average unvested common shares subject to repurchase	(1,768)	(4,775)	(1,996)	(5,393)

Denominator for basic and diluted calculations	180,786	161,992	180,243	157,120

Loss per share—basic and diluted	$(0.28)	$(0.40)	$(0.42)	$(0.64)

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following equity instruments have been excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Options to purchase common stock at exercise price of $5.30 and $5.60 per share, respectively	31,000	38,900	31,000	38,900
Common stock issuable upon conversion of promissory notes at conversion price of $190.73 per share	2,500	2,500	2,500	2,500
Warrants to purchase common stock at exercise price of $4.34 per share	136	136	136	136

Total	33,636	41,536	33,636	41,536

Additionally, on May 21, 2002, warrants issued to Nokia to purchase approximately 14.2 million shares of common stock have also been excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive. The Nokia Warrant was terminated on August 5, 2003.

Note 11—Commitments and Contingencies

Legal Proceedings

In November 2001, Nortel Networks, Inc. (“Nortel”) claimed that certain Redback products infringed five identified Nortel patents and requested that Redback enter into a royalty bearing license agreement. Redback filed a complaint against Nortel in Federal District Court, Northern District of California in December 2001 and amended that complaint in March 2002, seeking a judgment that the identified Nortel patents are invalid and unenforceable, and that Redback does not infringe any valid claim of the those patents. Nortel has answered the amended complaint and has filed a counter claim alleging that Redback infringed the five identified Nortel patents. In June 2002, the parties agreed to drop one of the five patents from the lawsuit. In April 2003, the Company and Nortel agreed to dismiss the four remaining patents and settle the pending lawsuit between the parties that was originally filed in November 2001. In connection with the settlement, the Company and Nortel entered into a cross-licensing agreement, which provides, among other terms, that the Company will pay Nortel a fee to license Nortel’s technology for a period of five years from the date of the agreement.

In July 2001, plaintiffs filed a shareholder class action lawsuit against Redback and its former officers in the United States District Court for the Southern District of New York. The lawsuit asserts, among other claims, violations of the federal securities laws relating to how Redback’s underwriters of the initial public offering allegedly allocated IPO shares to the underwriters’ customers. In March 2002, the United States District Court for the Southern District of New York entered an order approving the joint request of the plaintiffs and Redback to dismiss the claims without prejudice. On April 20, 2002, plaintiffs filed a consolidated amended class action complaint against Redback and its current and former officers and directors, as well as certain underwriters involved in Redback’s initial public offering. Similar complaints have been filed concerning more than 300 other IPOs; all of these cases have been coordinated as In re Initial Public Offering Securities Litigation, 21 MC 92. On July 15, 2002, the issuer defendants filed an omnibus motion to dismiss for failure to comply with applicable pleading standards. On October 8, 2002, the Court entered an Order of Dismissal as to the individual defendants in the Redback IPO litigation, without prejudice, subject to a tolling agreement. On February 19, 2003, the Court denied the motion to dismiss Redback’s claims. Settlement discussions on behalf of the named defendants have

REDBACK NETWORKS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

occurred over the last several months, resulting in a final settlement memorandum of understanding with the plaintiffs in the case and the Company’s insurance carriers. The underwriters are not parties to the proposed settlement. The Company has tentatively agreed to this settlement as of June 30, 2003, provided substantially all of the other defendants also agree to the memorandum of understanding. As of July 31, 2003, over 250 issuers, constituting a majority of the issuer defendants, had tentatively approved the settlement. It is currently anticipated that the settlement will be finalized by late 2004. The Company will continue diligently to pursue its interests in this case.

Inventory Commitments

In addition to amounts accrued in the condensed consolidated financial statements, the Company had future commitments to purchase inventory of approximately $12.4 million as of June 30, 2003.

Note 12—Subsequent Events:

Financial Restructuring

In July 2003, the Company proposed a financial restructuring through either an out of court recapitalization plan or an in-court prepackaged plan of reorganization as discussed in Note 2 to the condensed consolidated financial statements. On August 6, 2003, in connection with the financial restructuring, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (No. 333-107714) for an offer to exchange Common Stock for the aggregate principal amount of the Convertible Notes due in 2007 of $467.5 million and related accrued interest discussed in Note 7 to the condensed consolidated financial statements. The Company intends to file a prospectus/proxy/disclosure statement registered on Form S-4 with the Securities and Exchange Commission in connection with stockholders’ approval of certain matters relating to the proposed financial restructuring.

Upon completion of the proposed financial restructuring as described in Note 2 to the condensed consolidated financial statements, the Company would be required to recognize an expense equal to the fair value of all securities or other consideration transferred in the process in excess of the fair value of securities issuable pursuant to the original conversion terms. Among the securities to be issued, the Company is proposing to issue to its stockholders warrants exercisable for approximately 5.4 million shares of the Company’s common stock with exercise prices of $5.00 and $9.50 per share. The warrants will have an exercise period of seven years. The fair value of these warrants, to be calculated using a Black-Scholes option pricing model, would be recorded as an expense in the statement of operations when the warrants are issued.

Upon completion of the proposed financial restructuring, the Company will perform an interim assessment of the carrying value of goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, to determine if an impairment charge is required.

Nokia Warrant

On August 5, 2003, the Company and Nokia agreed to terminate the Common Stock Purchase Warrant issued by the Company to Nokia on May 21, 2002.

Exhibit A

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT, dated as of July 6, 2003, by and among Redback Networks Inc., a Delaware corporation (the “Company”), and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on Schedule A to this Agreement on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Notes that executes a counterpart signature page to this Agreement after the date of this Agreement, as provided in Section 23 (collectively, the “Noteholders,” and each, individually, a “Noteholder”).

For purposes hereof, all references in this Agreement to Noteholders or parties that are “signatories to this Agreement” shall mean, as of any date of determination, those Noteholders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Noteholders or parties, as the case may be, who, after the date of this Agreement but on or before such date of determination, become party to this Agreement by executing and delivering counterpart signature pages, as provided in Section 23. After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be deemed updated to include the Notes held by such Noteholder.

WHEREAS, the Company and the Noteholders, through their representatives, have engaged in good faith negotiations with the objective of restructuring the debt and equity capital of the Company (the “Restructuring”), substantially as reflected in the Restructuring Term Sheet (as defined below) which sets forth the terms and conditions of (i) the Exchange Offer, (ii) the Proxy Solicitation, and (iii) the Prepackaged Plan; and

WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) to accomplish the Restructuring through the confirmation of the Prepackaged Plan (the “Prepackaged Proceeding”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1.    Definitions.    Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Lock-Up Agreement, including the Schedule hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Convertible Subordinated Notes Indenture” means the Indenture dated as of March 29, 2000, as supplemented by the First Supplemental Indenture dated as of May 8, 2001, between the Company and Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as Trustee.

“Current Common Holders” means the holders of Common Stock of the Company of record as of the date immediately prior to the consummation of the Restructuring, whether or not effected through the Prepackaged Proceeding.

“Committee” means the Ad Hoc Committee of Holders of the 5.0% Convertible Subordinated Notes of Redback Networks, Inc. due April 1, 2007, that has, through its representatives, negotiated the terms of the Restructuring with the Company.

“Exchange Offer” means the offer by the Company to holders of the Notes to exchange Notes for Common Stock, upon the terms set forth in the Restructuring Term Sheet.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 98% in aggregate principal amount of the Notes outstanding on the date of the expiration of the Exchange Offer.

“Notes” means the 5.0% Convertible Subordinated Notes due April 1, 2007, in a currently outstanding aggregate principal amount of approximately $467,500,000, issued by the Company pursuant to the Convertible Subordinated Notes Indenture.

“Outstanding Indebtedness” means all indebtedness outstanding under the Notes and all other claims, as defined in Section 101 of the Bankruptcy Code, against the Company as of the date of the commencement of a Prepackaged Proceeding.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Prepackaged Plan” means such plan of reorganization under Chapter 11 of the Bankruptcy Code, consistent in all respects with the Restructuring Term Sheet, as may be filed by the Company in the Prepackaged Proceeding to effectuate the Restructuring under the circumstances set forth herein.

“Proxy Solicitation” means the solicitation of the Company’s Stockholders for the approval of the Restructuring as set forth in the Restructuring Term Sheet.

“Required Creditors” means (i) with respect to any material economic term, Noteholders holding at least 66 2/3% of the aggregate principal amount of, and accrued interest on, the Notes, and (ii) with respect to any other term, Noteholders holding a majority of the aggregate principal amount of, and accrued interest on, the Notes.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A, which sets forth material terms and conditions of the Restructuring.

“Securities Act” means the Securities Act of 1933, as amended, and the rule and regulations promulgated thereunder by the Securities and Exchange Commission (the “Commission”).

“Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof.

2.    Agreement to Complete the Restructuring.    Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable best efforts to complete the Restructuring through the Exchange Offer and the Proxy Solicitation. If the Minimum Tender Condition is not satisfied or waived or the Company is otherwise not able to consummate the Exchange Offer, but acceptances of the Prepackaged Plan are received from holders of Outstanding Indebtedness in numbers and holding amounts that are sufficient to confirm the Prepackaged Plan under applicable provisions of chapter 11 of the Bankruptcy Code, then the parties agree to use commercially reasonable best efforts to file, confirm and implement the Prepackaged

Plan. The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

3.    The Company’s Obligations to Support the Restructuring.    a.    The Company agrees to use its commercially reasonable best efforts to commence the Exchange Offer and the Proxy Solicitation, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Commission, and to use its commercially reasonable best efforts to complete the same within the period set forth in the Restructuring Term Sheet.

b.    The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors and the Required Creditors.

c.    If all of the conditions to the Exchange Offer are not satisfied or waived by September 30, 2003, but by that date acceptances of the Prepackaged Plan are received from holders of Outstanding Indebtedness in numbers and holding amounts that are sufficient to confirm the Prepackaged Plan, then on such date (or such earlier date as the Company may determine), the Company shall commence the Prepackaged Proceeding and file and seek to confirm the Prepackaged Plan.

d.    The Company shall not, without the prior written consent of the Required Creditors: (i) initiate any exchange offer for the Notes, except the Exchange Offer described in the Restructuring Term Sheet, or (ii) otherwise seek to restructure or recapitalize the Company, except through the Restructuring in accordance with the Restructuring Term Sheet.

e.    Subject to the terms and conditions of this Agreement, the Company shall issue to the Current Common Holders warrants to purchase additional shares of Common Stock concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet.

f.    Subject to the terms and conditions of this Agreement and the Restructuring Term Sheet, the Company shall use its commercially reasonable best efforts to effect a reconstitution of its board of directors concurrently and in connection with consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet, which reconstitution shall be a condition precedent to effectiveness of the Restructuring through consummation of the Exchange Offer or consummation of the Prepackaged Plan.

g.    The Company further agrees that it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

h.    During the effectiveness of this Agreement, the Company shall not, without the prior consent of the Required Creditors: (i) issue preferred stock, or (ii) incur any indebtedness for borrowed money that would appear on a balance sheet in accordance with United States generally accepted accounting principles.

i.    Notwithstanding any provisions of this Agreement, nothing shall be deemed to prevent the Company from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Company owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 7 or (ii) the Company giving written notice of its intention to terminate this Agreement pursuant to Section 8(a)(v), then this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, other than the obligations of the Company contained in Section 26, shall terminate and expire.

4.    Noteholders’ Obligations to Support the Restructuring.    Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

a.    Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet: (i) to tender its Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer; (ii) to vote to accept the Prepackaged Plan within ten business days following their receipt of the solicitation of their acceptance of the Prepackaged Plan; and (iii) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

b.    Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Notes held by it, in whole or in part, unless the transferee (i) is a party that the Noteholder reasonably believes is an institutional accredited investor within the meaning of the Securities Act, (ii) makes a written representation to the Company to the effect that it is such an institutional accredited investor, and (iii) agrees in writing to be bound by the terms of this Agreement as though it had been an original signatory hereto. In the event that any Noteholder Transfers any of the Notes, as a condition precedent to such Transfer, each Noteholder agrees to cause the transferee to execute and deliver to the Company a joinder agreement in customary form confirming the agreement of such transferee to be bound by the terms of this Agreement as though it had been an original signatory hereto for so long as this Agreement shall remain in effect. In the event that the Company’s consent is required for any Transfer of the Notes, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

c.    Each Noteholder agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Notes other than the Exchange Offer; and (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 4 and the Restructuring Term Sheet, but not including information about the specific Noteholder or the amount of such Noteholder’s ownership of Notes.

d.    Each Noteholder further agrees that, so long as this Agreement is effective and has not been Terminated in accordance with Section 8 hereof, it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring, and will not take any action that is materially inconsistent with, nor that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that, within the purposes of this Agreement, describes the Prepackaged Plan (except as such disclosure statement may contain information regarding the Committee, such Noteholder or such Noteholder’s holdings of the Notes that is inaccurate, and the Company fails upon notice promptly to correct such inaccuracy); (iii) vote to accept, consent to, support, intentionally induce or participate directly or indirectly in the formulation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company that proposes to treat the Current Common Holders in a manner that is inconsistent with, or less favorable than, the Restructuring as contemplated by the Restructuring Term Sheet (except for the formulation of such a plan of reorganization that may be proposed by such Noteholder or the Committee in the event that this Agreement is Terminated in accordance with Section 8); (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company has the exclusive right to propose and/or to seek confirmation of a plan of reorganization for the Company (except as is provided in Section 10); (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to a case under Chapter 7, or otherwise to commence an involuntary bankruptcy case against the Company.

e.    Nothing in this Agreement shall be deemed to prevent any Noteholder from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person, including any duties that may arise as a result of any Noteholder’s appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

f.    Each Noteholder further agrees that any Notes acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Notes held by such Noteholder as of the date hereof.

5.    Additional Obligations to Support the Restructuring.    Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

a.    Subject to Section 2 of this Agreement, each party to this Agreement agrees that so long as it is the beneficial owner of all or any portion of either a “claim” or an “equity security,” each as defined in Section 101 of the Bankruptcy Code (such ownership interest, a “Claim”), it will: (i) take all reasonable steps to support the Prepackaged Plan and defend the adequacy of pre-petition disclosure and solicitation procedures in connection with the Prepackaged Plan and the Exchange Offer and, to the extent necessary, support the adequacy of any post-petition disclosure statement that may be required by the bankruptcy court and circulated in connection herewith or therewith; (ii) from and after the date hereof, not agree to, consent to, provide any support to, participate in the formulation of, or vote for any plan of reorganization or liquidation of the Company, other than the Prepackaged Plan; and (iii) agree to permit disclosure in the Prepackaged Plan or any document ancillary thereto (hereinafter a “Reorganization Document”) or any necessary filings by the Company with the Commission or other regulatory body having jurisdiction over matters concerning the contents of this Agreement (excluding information about the specific Noteholder or the amount of any Noteholder’s ownership of Notes).

b.    Each party to this Agreement agrees that so long as it is a holder of a Claim, it shall not object to, or otherwise commence any proceeding to oppose or alter, the Prepackaged Plan or any other Reorganization Document and shall not take any action that is inconsistent with, or that would unreasonably delay or impede approval or confirmation of, the Prepackaged Plan or any of the Reorganization Documents. Without limiting the generality of the foregoing and except as otherwise permitted by a Noteholder as provided in the parenthetical in Section 4(d)(iii) hereof, no party may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the Exchange Offer, Proxy Solicitation, confirmation of the Prepackaged Plan or approval of any Reorganization Document.

c.    Each of the Noteholders agrees to waive its respective rights and remedies under the Convertible Subordinated Notes Indenture and related documents or applicable law in respect of or arising out of any “Default” (as defined in such documents) or “Event of Default” (as defined in such documents) arising under the Convertible Subordinated Notes Indenture, in each case until this Agreement is terminated as provided in Section 8. If this Agreement is terminated as provided in Section 8, the agreement of the Noteholders so to waive shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided, however, that nothing herein shall be construed as a waiver by the Company of any right it may have as a “debtor” under the Prepackaged Proceeding or other bankruptcy proceeding or by any Creditor to seek adequate protection retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

6.    Effectiveness of this Agreement.    The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company and of Noteholders holding at least 66 2/3% of the aggregate principal amount of the Notes, unless such minimum amount is otherwise waived in writing by the Company and the Noteholders.

7.    Amendments to the Restructuring Term Sheet.    The terms of this Lock-Up Agreement, including without limitation the Restructuring Term Sheet, shall not be amended, modified or altered without the prior written consent of the Company and the Required Creditors. Furthermore, neither this Section 7 nor the definition of “Required Creditors” herein shall be amended, modified or altered without the prior written consent of the Company and Noteholders holding at least 66 2/3% of the aggregate principal amount of, and accrued interest on, the Notes. Any Noteholder that does not provide such prior written consent to an amendment, modification or alteration of a material economic term of this Lock-Up Agreement, including without limitation the Restructuring Term Sheet, or to this Section 7 or the definition of “Required Creditors” herein, which amendment, modification or alteration otherwise satisfies the requirements of this Section 7 and becomes effective, shall be relieved of all obligations under this Lock-Up Agreement. Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer to any date not later than September 30, 2003, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

8.    Termination of Agreement.    Notwithstanding anything to the contrary set forth in this Agreement:

a.    Unless the Restructuring, consistent in all respects with the Restructuring Term Sheet, has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, other than the obligations of the Company contained in Section 26 which shall survive, shall terminate and expire upon the earliest to occur of:

(i)	October 1, 2003, unless a Prepackaged Proceeding has been filed as set forth in Section 3(c);

(ii)	the date (the “Prepackaged Proceeding Confirmation Deadline”) that is sixty (60) days following the date of commencement of the Prepackaged Proceeding if, by that date, an order has not been entered confirming the Prepackaged Plan;

(iii)	a material alteration by the Company of the terms of the Restructuring, including, without limitation, the filing by the Company with a bankruptcy court of a Chapter 11 plan of reorganization that is inconsistent in any respect with the Restructuring Term Sheet and not otherwise permitted under Section 7;

(iv)	receipt of written notice from either the Company or the Required Creditors of the intention to terminate this Agreement upon the occurrence of a material breach, in the case of notice by the Company, by any Noteholder and, in the case of notice by the Required Creditors, by the Company, of its respective obligations, representations or warranties under this Agreement that is not, by its terms, curable or that is, by its terms, curable and is not cured within 30 days after notice of such breach;

(v)	receipt of written notice from the Company of its intention to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company;

(vi)	the thirtieth day following the filing of any involuntary bankruptcy or other involuntary insolvency case or proceeding involving the Company, if such proceeding has not been dismissed by such day, unless the Company files the Prepackaged Plan in such involuntary bankruptcy case and no other event of Termination occurs hereunder;

(vii)	the Prepackaged Proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(viii)	a material adverse change occurs in the business operations, assets and liabilities, or financial condition of the Company and its subsidiaries, taken as a whole, after the date of this Agreement, but not including any material adverse change (A) that occurs solely by reason of the filing of the Prepackaged Proceeding, or (B) that arises out of actions required to be taken by the Company pursuant to this Agreement or the Restructuring Term Sheet; and

(ix)	receipt of written notice from the Required Creditors terminating this Agreement due to the Company’s continuing failure to pay, as required, the fees and expenses incurred by Chanin Capital Partners or Milbank, Tweed, Hadley & McCloy, LLP, within the cure periods provided for such a breach as set forth in the relevant agreements between the Company and such parties executed in anticipation of the Restructuring.

9.    Representations and Warranties.    a.    Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i)	if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii)	the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv)	the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a proxy statement and/or registration statement in connection with the Proxy Solicitation, and (C) such other filings as may be necessary or required by the Commission;

(v)	assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms (except insofar as indemnification for liability under securities and similar laws may be unenforceable as against public policy); and

(vi)	it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

b.    Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

(i)	as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Notes, set forth opposite such Noteholder’s name on Schedule A hereto, with the power and authority to vote and dispose of such Notes;

(ii)	such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to tender its Notes pursuant to the Exchange Offer and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet;

(iii)	as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(iv)	such Noteholder is an institutional accredited investor, and will remain so during the term of this Agreement, as such term is used under the Securities Act.

10.    Preparation of Restructuring Documents.    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the signatories to this Agreement shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Exchange Offer, the Prepackaged Plan, the Proxy Solicitation and each Reorganization Document, which documents shall be in all respects materially consistent with this Agreement (including, without limitation, the Restructuring Term Sheet) and shall include appropriate releases. If a case under Chapter 11 of the Bankruptcy Code is filed by or against the Company, it shall use its best efforts to obtain an order entered within ten days after the commencement of such Chapter 11 case terminating solely for the benefit of the Committee and the Noteholders the Company’s exclusive rights to file a plan of reorganization and to solicit acceptances of any such filed plan of reorganization. If such an order in not obtained by such date, then any Noteholder, the Committee, or any official committee appointed in such Chapter 11 case of which a Noteholder is a member shall have the right to seek termination of such exclusivity rights solely for the benefit of the Committee and the Noteholders in accordance with Bankruptcy Code Section 1121(d).

11.    Good Faith.    Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

12.    Amendments and Modifications.    Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company and the Required Creditors; provided, however, that without the prior written consent of each Noteholder, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Noteholders.

13.    No Waiver.    Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, nor does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its ownership of claims against or equity securities of the Company.

14.    Further Assurances.    Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

15.    Complete Agreement.    This Agreement, including the Schedule hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

16.    Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Redback Networks, Inc.

300 Holger Way

San Jose, California 95134

Telephone: (408) 750-5000

Fax: (408) 750-5599

Attention: Tom Cronan

with a copy to:

Wilson Sonsini Goodrich & Rosati  Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Telephone: (650) 493-9300

Fax: (650) 845-5000

Attention: Daniel J. Weiser

and

Morgan Lewis & Bockius LLP

One Market

Spear Street Tower

San Francisco, California 94105

Telephone: (415) 442-1000

Fax: (415) 442-1001

Attention: Larry Engel

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders’ counsel:

Milbank, Tweed, Hadley & McCloy, LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017-5735

Telephone: (213) 892-4501

Fax: (213) 629-5063

Attention: Robert Moore

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

17.    Governing Law.    This Agreement shall be governed in all respects by the laws of the State of California, except to the extent such law is preempted by the Bankruptcy Code.

18.    Jurisdiction.    By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought (a) in the United States Bankruptcy Court in Delaware if the Company has commenced a case under Chapter 11 of the Bankruptcy Code, or (b) in a Federal or state court of competent jurisdiction in the State of California located in the County of Contra Costa if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in Delaware or a court of competent jurisdiction in the State of California, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

19.    Consent to Service of Process.    Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

20.    Specific Performance.    It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

21.    Headings.    The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

23.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

24.    No Third-Party Beneficiaries.    Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

25.    No Solicitations.    This Agreement is not intended to be, and each signatory to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any Prepackaged Plan of reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

26.    Indemnification Obligations.    The Company agrees that it shall fully indemnify each Noteholder and each and every other person by reason of the fact that such person is or was a director, officer, employee, agent, shareholder, counsel, financial advisor or other authorized representative of any of the foregoing (all of the foregoing Noteholders and other persons above, the “Indemnitees”) against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney’s fees), brought or asserted by anyone (other than the Company, the Indemnitees or any entity to whom any of the Indemnitees owe a fiduciary obligation with respect to asserted violations of this Agreement or any other agreement with the Company entered into by such Indemnitee in connection with the Restructuring) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Restructuring, provided, however, that this indemnity shall not extend to any claims asserted by any Noteholder against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any tax liabilities that result solely from the conversion of such Noteholders’ Notes into the equity of the Company as set forth in the Restructuring Term Sheet and any liabilities to the extent arising solely from the gross negligence or willful misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from the Company, the Indemnitee shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless and until (a) the Company has agreed to pay the fees and expenses of such counsel, or (b) the Company shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and the Company, and the Indemnitee reasonably believes based upon written advice of counsel that the joint representation of the Company and the Indemnitee will result in a conflict of interest (in which case, if the Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee).

27.    Consent to Company’s Representation by Wilson Sonsini Goodrich & Rosati Professional Corporation and Morgan Lewis & Bockius LLP.    Each of the parties hereby acknowledges and agrees that each of Wilson Sonsini Goodrich & Rosati Professional Corporation and Morgan Lewis & Bockius LLP, each special counsel to the Company in connection with the Restructuring, has in the past rendered, and may in the future render, legal services to the Company and one or more of the undersigned holders of Notes. Each of the undersigned consents to and agrees to such representation of the Company in connection with the Restructuring and such party or parties in contexts other than the Restructuring and waives any right to object to such representation on the basis of any conflict that may exist or arise by reason thereof.

28.    Consideration.    It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) shall be due or paid to the parties for their agreement to support the Prepackaged Plan in accordance with the terms and conditions of this Agreement, other than the Company’s agreement to use commercially reasonable best efforts to obtain approval of confirmation of the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

[Signatures begin on next page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

REDBACK NETWORKS INC.

By:

Schedule A

Noteholders and Aggregate Principal Amount of Notes Held

Noteholder:

By

Its

Aggregate Principal Amount of Notes held by such Noteholder as beneficial owner (or as investment manager or advisor for the beneficial owner):

ANNEX A

RESTRUCTURING TERM SHEET

Redback Networks Inc.

Restructuring Term Sheet

This Restructuring Term Sheet is a part of and made subject to that certain Lock-Up Agreement (the “Lock-Up Agreement”) dated as of July 6, 2003, by and between Redback Networks Inc. (the “Company” or the “Issuer”) and the “Noteholders” (as defined in the Lock-Up Agreement).

Issuer:	Redback Networks Inc.

Issue:	Common Stock, par value $0.001 per share.

Exchange
Offer:	If 98% or more of the Issuer’s then outstanding 5.0% Subordinated Convertible Notes due 2007 (“Old Notes”) are accepted in the exchange offer: (a) holders of Old Notes validly tendered in the exchange offer will receive shares of Common Stock which would equal in the aggregate 95% of the Common Stock outstanding on a fully diluted basis (excluding shares of Common Stock underlying options referred to following the caption “Employee Equity Reserve”) immediately after consummation of the restructuring, assuming 100% of such Old Notes are validly tendered in the exchange offer (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered) and after giving effect to the reverse stock split mentioned below; and (b) then existing Common Stockholders (record date to be agreed upon) will (i) retain 5% of the Common Stock to be outstanding on a fully diluted basis (excluding shares of Common Stock underlying options referred to following the caption “Employee Equity Reserve”) immediately after consummation of the restructuring, assuming the valid tender of 100% of such Old Notes in the exchange offer (and proportionately more in the aggregate if fewer than all such Old Notes are so tendered), after giving effect to the reverse stock split mentioned below, (ii) receive seven-year warrants to purchase 5.0% of the Issuer’s fully diluted common stock at an exercise price equal to an Enterprise Value of $250 million, and (iii) receive seven-year warrants to purchase 5.0% of the Issuer’s fully diluted Common Stock at an exercise price equal to an Enterprise Value of $500 million. It is agreed that the Company will incorporate as part of this transaction a reverse stock split in an amount to be determined between the Company and the Ad Hoc Committee of Holders of the Old Notes (the “Committee”).

Minimum
Condition:	The exchange offer shall be conditioned upon the valid tender of a minimum of 98% of the aggregate principal amount of outstanding Old Notes.

Stockholder
Approval:	It is expected that consummation of the exchange offer will require the approval of the Issuer’s stockholders under applicable law, which is expected to require the filing and clearance with the SEC of a proxy statement or combined proxy/registration statement.

Prepackaged
Plan:	Contemporaneously with the exchange offer, the Issuer will solicit from relevant classes of claims and interests acceptances of a “prepackaged” plan of reorganization (the “Plan”) that would be consistent with this Restructuring Term Sheet and would implement in a Chapter 11 case for the Company (a “Case”) the restructuring contemplated hereunder. If by September 30, 2003, the Company either (i) is not able to satisfy the Minimum Condition or obtain Stockholder Approval, as described above, or (ii) otherwise determines that it is in its interest to commence a Chapter 11 case, then the Company shall commence a Case and shall file and use its best efforts to seek confirmation of the Plan in such Case within the timeframe contemplated in the “Conditions to Noteholder Support,” below.

• The Plan would be consistent in all respects with this Restructuring Term Sheet and in form and substance reasonably acceptable to the Committee.

•      Unless any of the Company’s material U.S. real estate leases are at current market terms as of the commencement of the Case or before the bankruptcy court hearing on the Company’s motion to reject such leases, the Plan will provide for the rejection of all such leases pursuant to applicable provisions of the Bankruptcy Code.

Board of
Directors:	Upon consummation of the exchange offer, the board of directors of the Issuer initially will be composed of nine members, including the Issuer’s then CEO and CFO, seven of which directors shall be nominated by tendering Noteholders (four of whom shall be reasonably acceptable to the current Board of Directors of the Company).

•      The Committee shall conduct a customary process for the selection of director candidates to the Board of Directors for election by the Noteholders, with the goal and expectation that such process shall conclude in a timeframe that will allow such candidates to be disclosed as part of the tender offer process to implement this Restructuring Term Sheet and to solicit acceptances for the Plan.

Employee Equity
Reserve:	As part of the restructuring, the Issuer’s stockholders (and the other classes of claims and equity securities from whom acceptance of the Plan will be solicited) shall be asked to approve a reservation of a pool of options exercisable for Common Stock of the post-restructuring Issuer, covering up to an additional 18.0% of the Common Stock of the Issuer (compared with the current pool of options which represents 39% of the Common Stock of the Issuer), to be outstanding immediately following the restructuring on a fully diluted basis. The aggregate exercise price of such options shall be struck at fair market value on the date of the grant of such stock options or, if granted during a Case, at an amount equal to the equity value of the Issuer implied by its reorganized value. The grant of such options shall be at the discretion of the Issuer’s post-restructuring Board of Directors.

Restrictive
Covenants:	The Issuer shall agree, pending consummation of the exchange offer, to a limitation on the incurrence of indebtedness for borrowed money that would be included on a balance sheet prepared in accordance with United States generally accepted accounting principles and to a prohibition on the issuance of any preferred stock, unless otherwise agreed in writing by the Committee.

Conditions to Noteholder
Support:	Any agreement entered into between the Company and a Noteholder based upon, arising under or in connection with, or in support of the implementation of the restructuring contemplated hereunder that would require or commit such Noteholder (i) to refrain from taking any action seeking to commence an involuntary Case against the Company, (ii) to vote to accept the Plan in a Case, (iii) not to oppose confirmation of the Plan, or (iv) not to file, support, vote in favor of, or seek confirmation of a plan of reorganization in a Case that is inconsistent with the Plan or that proposes to treat the holders of shares of Common Stock in a manner that is inconsistent with, or less favorable than, the restructuring contemplated hereunder, shall terminate and be of no force or effect if: (a) either (i) the exchange offer contemplated hereunder has not been consummated by September 30, 2003, and a Case has not been commenced, or (ii) a Case has been commenced by such date, but the Company has failed to file the Plan in that Case by that date; (b) within ten days following the commencement of a Case, an order has not been entered in such Case terminating, solely for the benefit of the Committee and the Noteholders, the Company’s exclusive rights to file a plan of reorganization and to solicit acceptances of any such filed plan of reorganization (provided, however, that if this is the sole condition that then has failed to be satisfied, the Noteholders shall continue to be bound by the terms of the Lock-Up Agreement other than any term prohibiting the Committee or the Noteholders from seeking relief from such exclusive rights); (c) the Company files a plan of reorganization in a Case that is inconsistent in any respect with this Restructuring Term Sheet or the restructuring contemplated hereunder; or (d) by the date that is sixty days following the date upon which a Case has been commenced, an order has not been entered confirming the Plan.

Exhibit B

[Letterhead of Houlihan Lokey Howard & Zukin]

June 15, 2003

To the Board of Directors of

Redback Networks, Inc.

300 Holger Way

San Jose, CA 95134-1362

Dear Sirs:

We understand that Redback Networks, Inc. (“Redback” or the “Company”) intends to effectuate a stand-alone restructuring through an out-of-court exchange offer to the holders of its 5.0% Subordinated Convertible Notes (“Convertible Notes”) whereby the Company would exchange all of the Convertible Notes for new common shares that will represent 95.0% of the issued and outstanding common stock of the Company (assuming 100.0% of the Convertible Notes are validly tendered). Existing equity would retain 5.0% of the issued and outstanding common stock, with additional warrants to purchase 10% of the fully-diluted equity at various enterprise values. As part of the restructuring, stockholders will be asked to approve the creation of a new employee stock option pool (the “Employee Options”) consisting of up to 18.0% of Redback’s fully-diluted common equity. Management has indicated that specific details of the Employee Options must be approved by the new board of directors, including allocation, determination of fair market value, and vesting periods. The aforementioned exchange of Convertible Notes for the Company’s equity, the resulting dilution, and the creation of the Employee Options are collectively referred to as the “Transaction.”

We have assumed, with your consent, that the Transaction will be consummated in accordance with its proposed terms, without waiver, modification or amendment of any material term or the imposition of any additional condition that would have a material adverse effect on the Company.

We understand that the Board of Directors of the Company has asked Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion (the “Opinion”) as to the fairness of the Transaction, from a financial point of view, to the existing stockholders of the Company. The Opinion does not address the Company’s underlying business decision to effect the Transaction. This Opinion does not address the fairness of any specific portion of the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. We are not expressing any opinion as to what the actual value of any of the Company’s securities will be when issued or the prices at which the Company’s securities will actually trade or be transferable at any time.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to stockholders and annual reports on Form 10-K for the fiscal years ended 2000 through 2002, the Company’s quarterly report on Form 10-Q for the quarter ended March 30, 2003, and Company-prepared interim financial statements for the period ended May 30, 2003, which the Company’s management has identified as being the most current financial statements available;

B-1

To the Board of Directors of

Redback Networks, Inc.

June 15, 2003

2.	reviewed the Redback Networks, Inc. Restructuring Proposal dated June 2, 2003;

3.	reviewed with Company management various discussions held with potential financial and strategic partners for possible investments in the Company;

4.	met with certain members of the Company’s senior management to discuss (i) the process, status and prospects of the Company’s solicitation of alternative sources of financing and other potential strategic alternatives; and (ii) the operations, financial condition (including current cash position and the excess of liabilities over assets), future prospects, projected operations and performance of the Company and its ability to meet its obligations as they come due;

5.	visited certain facilities and business offices of the Company;

6.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended December 31, 2003 and December 31, 2004;

7.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

8.	reviewed certain other publicly available financial data for certain companies that we deem most comparable to the Company; and

9.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of the Company of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed, with your consent, that the financial results reflected in such forecasts, projections and other information and data will be realized in the amounts and at the times projected.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

It is understood that this Opinion in intended solely for the benefit and use of the Board of Directors of the Company in connection with its evaluation and consideration of the Transaction and does not constitute a recommendation to the Board of Directors as to how to vote for the Transaction. This Opinion may not be used for any other purpose, or be published or referred to at any time, in whole or in part, without our prior written consent. Houlihan Lokey Howard & Zukin hereby consents to the publication in and reference to this Opinion in its entirety in any unregistered disclosure document sent to the Company’s securityholders or in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company’s stockholders and creditors that are a part of such filings, subject to our prior review and approval.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the existing stockholders of the Company from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B-2

Exhibit C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

REDBACK NETWORKS INC.

a Delaware Corporation

Redback Networks Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

ONE:  The name of the corporation is Redback Networks Inc. and that the corporation was originally incorporated on August 30, 1996 pursuant to the General Corporation Law of the State of Delaware.

TWO:  Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, Redback Networks Inc. has adopted this Amended and Restated Certificate of Incorporation, restating, integrating and further amending its Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 9, 2000 and a Certificate of Designation of Series A Junior Participating Preferred Stock of Redback Networks Inc. filed with the Secretary of State of the State of Delaware on June 15, 2001.

THREE:  The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Redback Networks Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.    The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is seven hundred sixty million (760,000,000) shares. Seven hundred fifty million (750,000,000) shares shall be Common Stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be Preferred Stock, par value $0.0001 per share.

B.    Effective 12:01 a.m. on                 , 2003 (the “Effective Time”) each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into 1/73.2572444 of one (1) share of fully paid and nonassessable Common Stock of the Corporation (“New Common Stock”). Such combination shall be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share.

C.    Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates.

D.    The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

E.    A series of Preferred Stock has been created and designated “Series A Junior Participating Preferred Stock” pursuant to Section 151(g) of the General Corporation Law of the State of Delaware. The designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such Series A Junior Participating Preferred Stock are as follows:

1.    Designation and Amount.    The shares of such series shall be designated as “Series A Junior Participating Preferred Stock.” The Series A Junior Participating Preferred Stock shall have a par value of $0.0001 per share, and the number of shares constituting such series shall be 250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.    Dividends and Distribution.

(A)    Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The “Adjustment Number” shall initially be 1000. In the event the Corporation shall at any time after July 15, 2001 (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)    The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.    Voting Rights.    The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)    Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

(B)    Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(C)    If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, the number of directors constituting the Board of Directors shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the

Series A Junior Participating Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Stock being entitled to cast a number of votes per share of Series A Junior Participating Preferred Stock as is specified in paragraph (A) of this Section 3. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(C) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Junior Participating Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Stock in this Section 3.

4.    Certain Restrictions.

(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)    purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.    Reacquired Shares.    Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6.    Liquidation, Dissolution or Winding Up.

(A)    Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation.

(B)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)    Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7.    Consolidation, Merger, Etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8.    No Redemption.    Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation.

9.    Ranking.    The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

10.    Amendment.    At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Restated Certificate shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11.    Fractional Shares.    Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

ARTICLE V

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Except as otherwise provided in this Restated Certificate, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent.

ARTICLE IX

A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to, any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

* * *

FOUR:  This Amended and Restated Certificate of Incorporation has been duly proposed by the Board of Directors of this corporation and adopted by the stockholders of this corporation in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of Reback Networks Inc., has executed this Amended and Restated Certificate of Incorporation on                     , 2003.

REDBACK NETWORKS INC.

By:

EXHIBIT D

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re

REDBACK NETWORKS INC.,	Chapter 11
Case No.

Debtor.	Tax ID Nos. 77-0438443

300 Holger Way San Jose, CA 95134

PREPACKAGED PLAN OF REORGANIZATION OF REDBACK NETWORKS INC.

Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C.

919 North Market Street, Suite 1600

Wilmington, DE 19801

Morgan Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94105

Attorneys for Redback Networks Inc.

Debtor and Debtor-in-Possession

Dated: Wilmington, Delaware

                        , 2003

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

D-i

TABLE OF CONTENTS—(continued)

D-ii

TABLE OF CONTENTS—(continued)

TABLE OF EXHIBITS

REORGANIZED REDBACK NETWORKS INC. CERTIFICATE OF INCORPORATION	A
DESCRIPTION OF NEW COMMON STOCK	B
FORM OF CLASS I NEW WARRANT	C-1
FORM OF CLASS II NEW WARRANT	C-2

D-iii

INTRODUCTION

Redback Networks Inc. (“Redback”) proposes the following “prepackaged” plan of reorganization under Chapter 11 of the Bankruptcy Code and requests confirmation of the plan pursuant to Section 1129 of the Bankruptcy Code.

All holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

Article I.

DEFINITIONS, RULES OF INTERPRETATION,

AND COMPUTATION OF TIME

A.    Scope of Definitions; Rules of Construction

Except as expressly provided or unless the context otherwise clearly requires, capitalized terms not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.    Definitions

1.1    “Above Market Options” means a Redback Stock Option for which the exercise price per share (together with all other amounts payable upon exercise thereof) is equal to or less than the Market Price, as of the Voting Record Date, per share of stock subject to such option.

1.2    “Above Market Option Interests” means the Interest of each holder of an Above Market Option.

1.3    “Above Market Warrants” means Old Redback Common Stock Warrants for which the exercise price per share (together with all other amounts payable upon exercise thereof) is equal to or less than the Market Price, as of the Voting Record Date, per share of stock subject to such warrant.

1.4    “Above Market Warrant Interests” means the Interest of each holder of an Above Market Warrant.

1.5    “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtor’s Estate and operating its businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estate under 28 U.S.C. Section 1930, and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order entered under Section 546(c)(2)(a) of the Bankruptcy Code.

1.6    “Allowed” means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class, including a Disputed Claim to the extent allowed by Final Order.

1.7    “Allowed Claim” means any Claim against the Debtor, which (i) is listed by such Debtor in the Debtor’s Schedule of Claims and Interests, as liquidated in amount and not disputed nor contingent, provided no objection to the allowance of the Claim or request to estimate the Claim has been interposed within the applicable time limit, or (ii) has been Allowed under this Plan, or (iii) is a Disputed Claim to the extent such Disputed Claim becomes Allowed. The Allowed Claims shall be net of any setoff or recoupment exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise expressly specified herein, in Section 506(b) of the Bankruptcy Code, or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include (i) for Claims arising prior to the Petition Date, interest on or fees in respect of any such Claim accruing from or after the Petition Date, (ii) punitive or exemplary damages, or (iii) any fine, penalty or forfeiture.

1.8    “Allowed Interest” means an Interest in the Debtor, which has been or hereafter is listed by the Debtor in the Debtor’s Schedule of Claims and Interests, as liquidated in amount and not disputed nor contingent, provided no objection to the allowance of the Interest or request to estimate the Interest has been interposed within the applicable time period.

1.9    “Assumed Unsecured Claims” means, collectively, (i) Critical Vendor Relationship Claims, and (ii) Insured Litigation Claims (excluding Securities Litigation Claims and Employment Related Litigation Claims).

1.10    “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. §§101-1330, as now in effect or hereafter amended.

1.11    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Case.

1.12    “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, and the Federal Rules of Civil Procedure, as amended, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.13    “Below Market Warrant” means an Old Redback Common Stock Warrant for which the exercise price per share (together with all other amounts payable upon exercise thereof) is more than the Market Price, as of the Voting Record Date, per share of stock subject to such warrant.

1.14    “Below Market Warrant Interests” means the Interest of each holder of a Below Market Warrant.

1.15    “Below Market Option” means a Redback Stock Option for which the exercise price per share (together with all other amounts payable upon exercise thereof) is more than the Market Price, as of the Voting Record Date, per share of stock subject to such option.

1.16    “Below Market Option Interests” mean the Interest of each holder of a Below Market Option.

1.17    “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

1.18    “Cash” means legal tender of the United States or equivalents thereof.

1.19    “Certificate” has the meaning ascribed to such term in Article V.C.

1.20    “Chapter 11 Case” means the Chapter 11 case of Redback.

1.21    “Claim” means a claim, as defined in Section 101(5) of the Bankruptcy Code, against the Debtor.

1.22    “Class” means one of the classes of Claims or Interests listed in Article III below.

1.23    “Class I New Warrants” means warrants to acquire shares of New Common Stock issuable pursuant to Article III.C. of the Plan in respect of Class 8, substantially in the form of Exhibit C-1.

1.24    “Class II New Warrants” means warrants to acquire shares of New Common Stock issuable pursuant to Article III.C. of the Plan in respect of Class 8, substantially in the form of Exhibit C-2.

1.25    “Class I New Warrants Exercise Price” means a price per warrant share equal to $5.00.

1.26    “Class II New Warrants Exercise Price” means a price per warrant share equal to $9.50.

1.27    “Class 4 Stock” means the shares of New Common Stock issuable in respect of Class 4 pursuant to Article III.C. of the Plan.

1.28    “Class 4 Stock Allocation” with respect to any holder of a Class 4 Claim, means that number of shares of New Common Stock (rounded up to the nearest whole share) determined by dividing such holder’s Allowed Class 4 Claim by the Class 4 Stock Divisor and multiplying the result by 101.604278075.

1.29    “Class 4 Stock Divisor” means an amount equal to $1,000 plus the amount of accrued but unpaid interest on $1,000 of principal of the Subordinated Notes as of the Petition Date (rounded up to the nearest cent).

1.30    “Class 8 Stock” means the 2,500,000 shares of New Common Stock, as adjusted for rounding of fractional entitlements related to pro rata shares or the reverse stock split, issuable in respect of Class 8.

1.31    “Class 12 Allocation” with respect to any Employment Related Litigation Claim, means the Allowed amount of such Claim expressed in dollars multiplied by the Class 12 Fraction.

1.32    “Class 12 Fraction” means a fraction representing the aggregate value of the Class 4 Stock expressed in dollars divided by the aggregate amount of Allowed Class 4 Claims expressed in dollars, as such values and amounts are determined by the Bankruptcy Court, as of the Distribution Date for Class 4.1, and without making allowance for any control premium.

1.33    “Collateral” means any property or interest in property of the Estate subject to a lien to secure the payment or performance of a Claim, which lien is not subject to avoidance under the Bankruptcy Code, or otherwise invalid under the Bankruptcy Code or applicable state law.

1.34    “Committee” means any official committee appointed in the Chapter 11 Case, as such committee may be reconstituted from time to time.

1.35    “Confirmation” means entry by the Bankruptcy Court of the Confirmation Order.

1.36    “Confirmation Date” means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

1.37    “Confirmation Hearing” means the Bankruptcy Court’s hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

1.38    “Confirmation Order” means the Bankruptcy Court’s order confirming the Plan under Section 1129 of the Bankruptcy Code.

1.39    “Corporate Documents” means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtor in effect as of the Petition Date.

1.40    “Critical Vendor Relationship Claims” means: (i) Claims of “critical vendors” significant to the Debtor’s ability to continue to operate its business in a cost-effective manner, in the ordinary course, without undue disruption, and identified by Debtor on its Schedule of Critical Relationships and who have agreed pursuant to a critical vendor agreement, or other agreement or arrangement, in form and substance satisfactory to the Debtor to continue to conduct business with Debtor during the Chapter 11 Case and thereafter for a period of twelve (12) months (subject to Debtor, in the exercise of its reasonable business judgment, determining that a shorter period is appropriate in the circumstances) upon terms (including the maintenance of trade credit terms) satisfactory to the Debtor and as favorable in overall terms as (a) those on which such vendor did business with Debtor prior to July 7, 2003 if vendor did business with Debtor prior to such date or (b) prior to the Petition Date if vendor did not do business with Debtor prior to July 7, 2003; and (ii) Claims in respect of executory contracts which Debtor is seeking to assume pursuant to the terms of the Plan.

1.41    “Cure” means the payment of Cash by Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of the Debtor so as to permit the Debtor to assume that contract or unexpired lease under Section 365(a) of the Bankruptcy Code.

1.42    “Debtor” means Redback in its capacity as debtor and debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code and, when the context so requires, as Reorganized Redback.

1.43    “Disallowed Claim” or “Disallowed Interest” means any Claim against or Interest in Debtor which has been disallowed, in whole or in part, by Final Order.

1.44    “Disbursing Agent” means Reorganized Redback or any party designated by Reorganized Redback, in its sole discretion, to serve as a disbursing agent under the Plan.

1.45    “Disputed Claim” means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

1.46    “Disputed Interest” means any Interest, or any portion thereof, that is not an Allowed Interest or a Disallowed Interest.

1.47    “Distribution Date” means a business day after the Effective Date occurring: (i) in respect of Allowed Claims and Allowed Interests as soon as practicable after the Effective Date; or (ii) in the case of a Disputed Claim or Disputed Interest, as soon as practicable after the date on which such Claim becomes an Allowed Claim or such Interest becomes an Allowed Interest; or (iii) in the case of Class 8 Interests, as soon as practicable after the date ten (10) business days after the Effective Date.

1.48    “Distribution Record Date” means the record date for purposes of determining the holders entitled to receive distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the fifth (5) Business Day preceding the Confirmation Hearing Date.

1.49    “Effective Date” means the first Business Day on which all conditions to the consummation of the Plan set forth in Article X.B have been satisfied or waived by Debtor.

1.50    “Employee Incentive Plans” means the employee stock option, stock issuance and other stock incentive plans of Debtor (including, without limitation, the Employee Stock Option Plan, the Redback Networks Inc. 1999 Employee Option Plan, the Employee Stock Purchase Plan, the Redback Networks Inc. 1999 Directors’ Option Plan, the Siara Systems, Inc. 1998 Equity Incentive Plan and the Abatis Systems Corporation Key Employee Stock Option Plan), each as amended or otherwise modified from time to time.

1.51    “Employment Related Litigation Claims” means Litigation Claims arising out of the employment or retention of persons who at the Petition Date are former employees or former independent contractors of the Debtor.

1.52    “Employee Stock Option Plan” means the Redback Networks Inc. 1999 Stock Incentive Plan, as amended or modified from time to time.

1.53    “Employee Stock Purchase Plan” means the Redback Networks Inc. 1999 Employee Stock Purchase Plan, as amended or modified from time to time.

1.54    “Equity Securities” means all equity interests in the Debtor prior to the Effective Date, including, without limitation, the Redback Preferred Stock, Old Redback Common Stock, Old Redback Common Stock Warrants and Redback Stock Options, together with any options, warrants or rights, contractual or otherwise, to acquire or receive any such stock or ownership interests, and any contracts or agreements pursuant to which any party was or could have been entitled to receive any of the foregoing (but excluding, for the avoidance of doubt, the New Common Stock and New Warrants and rights to purchase stock pursuant to the Employee Stock Purchase Plan and interests therein).

1.55    “Estate” means the estate of the Debtor in the Chapter 11 Case, as created under Section 541 of the Bankruptcy Code.

1.56    “Exercise Period” means the period of ten (10) days after the Effective Date during which the holder of any Above Market Option or Above Market Warrant may exercise its option or warrant, as applicable, for New Common Stock.

1.57    “Existing Securities” means the Equity Securities and the Subordinated Notes, collectively.

1.58    “File” or “Filed” means file or filed with the Clerk of the Bankruptcy Court, as applicable.

1.59    “Final Order” means an order or judgment, entered on the applicable docket by the Bankruptcy Court or other court of competent jurisdiction, that is in full force and effect and that has not been amended, modified, or reversed, and as to which (a) (i) no stay is in effect, (ii) the time to seek rehearing or file a notice of appeal has expired, and (iii) no appeal or request for a stay or other review is pending, and (b) any rehearing or appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was reheard or appealed or from which certiorari was sought.

1.60    “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.61    “Indenture” means the Indenture, dated as of March 29, 2000, between Redback, as issuer, and Norwest Bank Minnesota, National Association, as indenture trustee, as amended by that certain First Supplemental Indenture dated as of May 8, 2001, between Redback and Wells Fargo Bank Minnesota, National Association, as indenture trustee, pursuant to which the Subordinated Notes were issued.

1.62    “Indenture Trustee” means Wells Fargo Bank Minnesota, National Association (as successor to Norwest Bank Minnesota, National Association) or its successor, in either case in its capacity as indenture trustee for the Subordinated Notes under the Indenture.

1.63    “Insured” with respect to any Litigation Claim, means the extent to which such Claim is covered by a valid and enforceable insurance policy in favor of the Debtor, as such coverage is reduced by any deductible or other contributions payable by the Debtor.

1.64    “Interest” means the legal, equitable, contractual and other rights of any Person with respect to Redback Preferred Stock, Old Redback Common Stock, Old Redback Common Stock Warrants, Redback Stock Options, or any other Equity Securities of Redback, as applicable, whether or not transferable, and the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.65    “Jabil Claim” means any Claim of Jabil Circuit, Inc.

1.66    “Lease Claims” means the Claims of (i) any landlord, lessor, licensor, mortgagee or other Person with an interest in any real estate leased, rented or otherwise occupied by Debtor in respect of such property, and (ii) any lessee, renter, licensee or other Person occupying real estate leased from, licensed, rented or otherwise contracted from Debtor (except, in either case, to the extent of Claims in respect of security deposits or like Collateral, to the extent included in Class 3 - Other Secured Claims).

1.67    “Litigation Claims” means any Claims representing, derived from or otherwise arising out of any disputed claim, litigation or other adjudicative proceeding asserted, commenced or pending prior to the Petition Date or asserted, commenced or pending after the Petition Date with respect to claims, actions, activities or other causes of action occurring prior to the Petition Date and including Claims arising out of or related to any settlement, compromise or other agreement related to the discharge thereof or any judgment or award related thereto (including, without limitation, Securities Litigation Claims and Employment Related Litigation Claims).

1.68    “Lock-Up Agreement” means the Lock-Up Agreement dated as of July 6, 2003, among Redback and certain Subordinated Note Holders, as amended or otherwise modified from time to time.

1.69    “Market Price” with respect to any security, means the closing bid price of such security quoted in the Over-The-Counter Market Summary or the last reported sale price or the closing price quoted on The Nasdaq National Market or on any exchange or quotation system on which the security is listed, whichever is applicable, at the close of business on the Business Day preceding the date of determination or, in the event that the Debtor’s stock is not traded on any such market or quoted on such system, as determined by the board of directors of Debtor in good faith.

1.70    “Miscellaneous Impaired Claims” means any Claim other than any Administrative Claim, Priority Tax Claim, Other Priority Claim, Secured Reimbursement Claim, Other Secured Claim, Jabil Claim, Unclassified Claim, Litigation Claim, Lease Claim, Subordinated Note Claim, or Assumed Unsecured Claim (but not including, for the avoidance of doubt, any Passed Through Rights).

1.71    “New Common Stock” means, collectively shares of Common Stock of Reorganized Redback, $0.0001 par value, as authorized under Article IV.C of the Plan and Reorganized Redback Certificate of Incorporation, as of the Effective Date including shares of common stock issued to Claim and Interest holders pursuant to the Plan in satisfaction, in whole or in part, of Claims against and Interests in Debtor.

1.72    “New Securities” means, collectively, the New Common Stock and New Warrants.

1.73    “New Warrants” means the Class I New Warrants and Class II New Warrants, collectively.

1.74    “Old Redback Common Stock” means, collectively, the shares of Redback’s common stock, $0.0001 par value, including after the Reverse Stock Split the Post-Split Common Stock, but excluding, for the avoidance of doubt, the Redback Stock Options, Old Redback Common Stock Warrants and New Securities.

1.75    “Old Redback Common Stock Interest” means the Interest of each owner of Old Redback Common Stock (including, any rights, under certain circumstances, pursuant to the Debtor’s “poison pill,” described in the Rights Agreement, to receive Redback Preferred Stock, which rights are attached to and traded with the Old Redback Common Stock).

1.76    “Old Redback Common Stock Related Interest” means, collectively, the Old Redback Common Stock Interests, Above Market Warrant Interests and Above Market Option Interests, but excluding rights to purchase stock pursuant to the Employee Stock Purchase Plan.

1.77    “Old Redback Common Stock Warrants” means, collectively, any options, warrants, or rights, contractual or otherwise, to acquire or receive any Old Redback Common Stock and including, after the Reverse Stock Split, Post-Split Common Stock, but excluding the Redback Stock Options or rights to purchase stock pursuant to the Employee Stock Purchase Plan.

1.78    “Old Redback Common Stock Warrant Interest” means collectively Above Market Warrant Interests and Below Market Warrant Interests.

1.79    “Old Redback Interests” means, collectively, all Old Redback Common Stock Related Interests, Old Redback Common Stock Warrant Interests, Redback Stock Option Interests and Redback Preferred Stock Interests.

1.80    “Other Priority Claim” means a Claim entitled to priority under Section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.81    “Other Secured Claim” means a Secured Claim other than a Secured Reimbursement Claim.

1.82    “Passed Through Rights” means the right, title and interest of the Debtor and any counterparty of the Debtor in respect of any contract, permit, license, authorization, regulatory approval, privilege, right, commercial arrangement or other agreement which is comprised in, or necessary or useful in the operation of the property of the Estate (other than rights in respect of executory contracts assumed or rejected pursuant to Section 365 of the Bankruptcy Code and rights comprising Claims or Interests otherwise addressed in the Plan), which rights, title and interest will, unless otherwise expressly provided in the Plan, be treated as unaffected by the Chapter 11 Case and shall be “passed through” the bankruptcy proceedings of the Debtor, for the benefit of Debtor and the applicable counterparty and shall continue after the Effective Date as if the Chapter 11 Case had not been commenced; and including, for the avoidance of doubt but without limitation, those agreements or arrangements identified by the Debtor as Passed Through Rights in its Schedule of Executory Contracts and Unexpired Leases.

1.83    “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental or other entity.

1.84    “Petition Date” means the date on which the Debtor files its petition for relief commencing the Chapter 11 Case.

1.85    “Plan” means this prepackaged plan of reorganization, and all exhibits hereto, as it may be amended, modified, or supplemented from time to time as permitted hereunder and by the Bankruptcy Code.

1.86    “Plan Documents” means the documents contemplated by or executed in connection with the Plan.

1.87    “Plan Supplement” means a compilation of documents, including any exhibits to the Plan not included herewith, that the Debtor may file with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing.

1.88    “Post-Split Common Stock” means the Old Redback Common Stock after giving effect to the Reverse Stock Split.

1.89    “Postpetition Interest” means interest accruing on a Claim after the Petition Date.

1.90    “Priority Tax Claim” means a Claim that is entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

1.91    “Professional” means any professional employed in the Chapter 11 Case pursuant to Sections 327 or 1103 of the Bankruptcy Code or other professional persons as that term is used in Sections 327, 328, 330, 503(b)(2) or 331, employed by the Debtor or the Committee directly in connection with the Chapter 11 Case.

1.92    “Professional Fee Claims” means the Claims of Professionals for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and to and including the Confirmation Date.

1.93    “Pro Rata” means with reference to any distribution on account of any Claim or Interest in any Class, the proportion that the amount of such Claim or Interest bears to the aggregate amount of all Claims (including Disputed Claims but excluding Disallowed Claims) or Interests (including Disputed Interests but excluding Disallowed Interests) in such Class.

1.94    “Redback” means Redback Networks Inc., a Delaware corporation.

1.95    “Redback Preferred Stock” means the shares of Redback’s preferred stock, par value $0.0001, and options, warrants, or rights (other than rights to receive Redback Preferred Stock attached to and trading with the Old Redback Common Stock or New Common Stock, which rights are part of the Old Redback Common Stock Interests or Interests in respect of Post-Split Common Stock (as applicable), or rights in respect of New Common Stock (as applicable)) contractual or otherwise, if any, to acquire any such preferred stock.

1.96    “Redback Preferred Stock Interest” means the Interest of each owner of Redback Preferred Stock.

1.97    “Redback Stock Options” means the options or other rights to purchase Old Redback Common Stock, and after the Reverse Stock Split, Post-Split Common Stock, issued or existing pursuant to the Employee Incentive Plans (other than pursuant to the Employee Stock Purchase Plan) or otherwise issued or existing in connection with the employment or retention of any employee, consultant, independent contractors, officer or director of Redback and its affiliates, outstanding as of the Effective Date (other than pursuant to the Employee Stock Purchase Plan).

1.98    “Redback Stock Option Interests” means Above Market Option Interests and Below Market Option Interests.

1.99    “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest, so as to leave such Claim or Interest unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the holder of such Claim or Interest for any allowable damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest.

1.100    “Reorganized Redback” means Redback, as reorganized pursuant to this Plan, on and after the Effective Date.

1.101    “Reorganized Redback Bylaws” means the bylaws of Redback, which bylaws shall be retained as the bylaws of Reorganized Redback on and after the Effective Date (until amended).

1.102    “Reorganized Redback Certificate of Incorporation” means Reorganized Redback’s certificate of incorporation as amended by the Plan, in the form annexed hereto as Exhibit A.

1.103    “Reorganized Redback Option Pool” means 10,975,610 shares of New Common Stock reserved for issuance pursuant to the Employee Stock Option Plan.

1.104    “Restructured Leases” means the unexpired leases of the Debtor, other than Sales Office Leases, that have been amended or otherwise restructured, on or after August 6, 2003, to the mutual satisfaction of Redback and the applicable landlord, and which are listed as a “restructured lease” on the Schedule of Executory Contracts and Unexpired Leases.

1.105    “Retained Incentive Plans” means the Employee Stock Option Plan, the Employee Stock Purchase Plan, and the Redback Networks Inc. 1999 Directors’ Option Plan, each as amended or otherwise modified from time to time.

1.106    “Reverse Stock Split” means the 73.2572444 to 1 reverse stock split of the Old Redback Common Stock effected under Article IV.C.1 of the Plan on the Effective Date.

1.107    “Rights Agreement” has the meaning ascribed to such term in Article IV.C.5.

1.108    “Rights of Action” has the meaning ascribed to such term in Article IV.E.

1.109    “Sales Office Lease” means an unexpired lease of the Debtor for premises used by the Debtor (or its subsidiaries) as sales offices and listed as a “sales office lease” on the Schedule of Executory Contracts and Unexpired Leases.

1.110    “Scheduled” means listed by Debtor on an applicable schedule to the Plan.

1.111    “Schedule of Claims and Interests” means the schedules of claims, liabilities and interests prepared by Debtor in respect of the Chapter 11 Case (as amended pursuant to a Plan Supplement or otherwise as amended pursuant to the terms of the Plan, or an order of the Bankruptcy Court).

1.112    “Schedule of Critical Relationships” means the schedules of critical vendors significant to the Debtor’s ability to continue to operate its business in a cost-effective manner, in the ordinary course without undue disruption and who have agreed (pursuant to a critical vendor agreement, or other agreement or arrangement in form and substance satisfactory to Debtor) to continue to conduct business with the Debtor on terms satisfactory to Debtor and as favorable in overall terms as (a) those on which such vendor did business with Debtor prior to July 7, 2003 if vendor did business with Debtor prior to such date, or (b) prior to the Petition Date if vendor did not do business with Debtor prior to July 7, 2003 (as amended pursuant to a Plan Supplement or otherwise as amended pursuant to the terms of the Plan, or an order of the Bankruptcy Court).

1.113    “Schedule of Executory Contracts and Unexpired Leases” means the schedules of executory contracts and unexpired leases and Passed Through Rights, to be assumed or rejected by Debtor in, or passed through, the Chapter 11 Case, as the case may be (as amended pursuant to a Plan Supplement or otherwise as amended pursuant to the terms of the Plan, or an order of the Bankruptcy Court).

1.114    “Secured Claim” means any Claim that is secured by a lien on property in which the Estate has an interest or that is subject to valid setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such Collateral or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtor and the holder of such Claim.

1.115    “Securities Act” means the Securities Act of 1933, 15 U.S.C. Sections 77a-77aa, as now in effect or hereafter amended.

1.116    “Securities Litigation Claims” means Litigation Claims arising out of the rescission of a purchase or sale of securities of the Debtor or an affiliate of the Debtor, or damages arising from the purchase or sale of such securities, or other claims subject to Section 510(b) of the Bankruptcy Code.

1.117    “Secured Reimbursement Claims” means Secured Claims in respect of reimbursement obligations relating to letters of credit issued on behalf of Debtor.

1.118    “Subordinated Note Claim” means any Claim of a Subordinated Note Holder based upon the Subordinated Notes.

1.119    “Subordinated Note Holder” means any holder of a Subordinated Note.

1.120    “Subordinated Notes” means the 5% Convertible Subordinated Notes issued under the Indenture in the aggregate principal amount of $467,500,000 due on April 1, 2007.

1.121    “Unassumed Unsecured Claims” means, collectively, Subordinated Note Claims, Lease Claims (other than Lease Claims in respect of Sales Office Leases and Restructured Leases), Uninsured Litigation Claims (other than Securities Litigation Claims and Employment Related Litigation Claims) and Miscellaneous Impaired Claims.

1.122    “Unclassified Claims” means Claims against Debtor of the type described in Article II.

1.123    “Unimpaired” means a Claim or Interest that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.124    “Uninsured” with respect to any Litigation Claim, means to the extent such Claims are not covered by a valid and enforceable insurance policy in favor of the Debtor, as such coverage (if any) may be reduced by any deductible or other contributions due from the Debtor.

1.125    “Unofficial Noteholder Committee” means the unofficial committee of certain Subordinated Note Holders formed prior to the Petition Date, as the same may be reconstituted from time to time.

1.126    “Unsecured Claim” means any Claim against the Debtor that is not an Other Priority Claim, Priority Tax Claim, Secured Claim or Unclassified Claim.

1.127    “U.S. Trustee” means the Office of the United States Trustee.

1.128    “Voting Record Date” means [            ], 2003.

C.    Rules of Interpretation

1.    General

In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document shall control, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

2.    “Including”

As used in this Plan, “including” means “including without limitation.”

3.    “On”

With reference to any distribution under this Plan, “on” a date means on or as soon as reasonably practicable after that date.

D.    Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.    Designation of Claims and Interests

Articles II and III are a designation of the Classes of Claims and Interests and Unclassified Claims under the Plan. A Claim or Interest is classified in a particular Class or Unclassified only to the extent that the Claim or Interest is within the description of that Class or the description of Unclassified Claims and is classified in another Class or is an Unclassified Claim to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes or the description of Unclassified Claims.

Article II.

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified, and holders of such Claims are not entitled to vote on the Plan.

A.    Administrative Claims

1.    Generally.

Subject to the bar date provisions contained herein, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Administrative Claim becomes payable under any agreement between Debtor and the holder of such Administrative Claim relating to the payment thereof, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business, in accordance with the terms and conditions of any agreement or applicable law relating thereto; and (b) any Allowed Administrative Claim may be paid on such other terms and conditions as may be agreed on between the holder of such Claim and the Debtor.

2.    Professional Fee Claims And Requests For “Substantial Contribution” Claims.

All Professionals asserting Professional Fee Claims and any entity asserting a claim on the basis of having made a “substantial contribution” in the Chapter 11 Case, shall File and serve on bankruptcy counsel for Reorganized Redback, the U.S. Trustee and any other party specifically requesting a copy in writing, an application for a Professional Fee Claim or Claim in respect of a substantial contribution no later than thirty (30) days after the Effective Date. Any interested party desiring to object to the Professional Fee Claim or Claim in respect of a substantial contribution must File and serve its objection on Reorganized Redback, bankruptcy counsel for Reorganized Redback (if not the objector), the U.S. Trustee, and the Professional or entity to whose application the objections are addressed, no later than forty-five (45) days after the Effective Date.

3.    Administrative Ordinary Course Liabilities.

Holders of Administrative Claims that are based on liabilities incurred postpetition in the ordinary course of the Debtor’s business (other than claims of governmental units for taxes (and for interest and/or penalties related to such taxes)) shall not be required to File a proof of claim or other request for payment of such claims. Such Administrative Claims, unless objected to by the Debtor, shall be assumed or passed through (as applicable) and paid by the Debtor, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

4.    Administrative Tax Claims.

All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date (“Postpetition Tax Claims”), and for which no bar date has otherwise been previously established, must be Filed and served on Reorganized Redback, bankruptcy counsel for Reorganized Redback, and any other party specifically requesting a copy in writing on or before the later of: (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, Reorganized Redback, the Estate or their property, regardless of whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for Postpetition Taxes must File and serve its objection on bankruptcy counsel to Debtor and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

5.    Bar Date for Administrative Claims (General Provisions).

Except for (a) non-tax liabilities incurred postpetition in the ordinary course of business by the Debtor, (b) claims by governmental units for payment of taxes (and interest and/or penalties related to such taxes), (c) claims for U.S. Trustee fees under 28 U.S.C. Section 1930 and (d) claims covered by Article II.A.2, all requests for payment of Administrative Claims must be Filed and served on bankruptcy counsel for Reorganized Redback and any other party specifically requesting a copy in writing, no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to File a request for payment of such claims and that do not File and serve such requests by the applicable bar date set forth herein shall be forever barred from asserting such claims against the Debtor, the Estate, Reorganized Redback, or their property.

B.    Priority Tax Claims

On the later of: (i) the Distribution Date; or (ii) the date on which its Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtor; (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtor and such holder shall have agreed upon in writing; provided, however, that the Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre—Effective Date interest accrued on or any penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim; and provided, further, that any Allowed Priority Tax Claim not due and owing as of the Effective Date will be paid when such Claim becomes due and payable.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.    Introduction

The Plan places all Claims and Interests, except Unclassified Claims, in the Classes listed below.

B.    Summary of Classes

Class		Impaired/Unimpaired; Entitlement to Vote
Class 1—Other Priority Claims		Unimpaired—Deemed to have accepted the Plan and not entitled to vote.

Class 2—Secured Reimbursement Claims		Unimpaired—Deemed to have accepted the Plan and not entitled to vote.

Class 3—Other Secured Claims		Unimpaired—Deemed to have accepted the Plan and not entitled to vote.

Class 4—Unassumed Unsecured Claims		Impaired—Entitled to vote.
Class 4.1—	Subordinated Note Claims
Class 4.2—	Lease Claims
Class 4.3—	Miscellaneous Impaired Claims
Class 4.4—	Uninsured Litigation Claims (excluding Securities Litigation Claims and Employment Related Litigation Claims)

Class 5—Jabil Claims		Impaired—Entitled to vote.

Class 6—Assumed Unsecured Claims		Unimpaired—Deemed to have accepted the Plan and not entitled to vote.
Class 6.1—	Critical Vendor Relationship Claims
Class 6.2—	Insured Litigation Claims (excluding Securities Litigation Claims and Employment Related Litigation Claims)

Class 7—Redback Preferred Stock Interests		Unimpaired—Deemed to have accepted the Plan and not entitled to vote.

Class 8—Old Redback Common Stock Related Interests		Impaired—Entitled to vote.
Class 8.1—	Old Redback Common Stock Interests
Class 8.2—	Above Market Warrant Interests
Class 8.3—	Above Market Option Interests

Class	Impaired/Unimpaired; Entitlement to Vote
Class 9—Below Market Warrant Interests	Impaired—Not entitled to any distribution—Deemed to have rejected the Plan.—Not entitled to vote.

Class 10—Below Market Option Interests	Impaired—Not entitled to any distribution—Deemed to have rejected the Plan.—Not entitled to vote.

Class 11—Securities Litigation Claims	Unimpaired—Deemed to have accepted the Plan and not entitled to vote.

Class 12—Employment Related Litigation Claims	Impaired—Entitled to vote.

C.    Treatment of Classes

1.    Class 1—Other Priority Claims.

(a)  Claims in Class:  Class 1 consists of all Other Priority Claims against the Debtor.

(b)  Treatment:  The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are Unimpaired by the Plan, and holders of Class 1 Claims are not entitled to vote to accept or reject the Plan. Class 1 Claims shall be Reinstated on the Effective Date.

2.    Class 2—Secured Reimbursement Claims.

(a)  Claims in Class:  Class 2 consists of contingent and non-contingent reimbursement obligations relating to letters of credit (the “Letters of Credit”) issued on behalf of Debtor and are cash collateralized. Each separate Secured Reimbursement Claim is a separate subclass. If the Secured Reimbursement Claim exceeds the value of any Collateral that secures it, the holder of such claim will have a Secured Reimbursement Claim equal to the Collateral’s value in accordance with Section 506(a) if the Bankruptcy Code and an Assumed Unsecured Claim or Unassumed Unsecured Claim (as applicable) in respect of the deficiency. The Secured Reimbursement Claims shall be considered contingent claims unless and until a draw is made on the Letter of Credit and then shall be non-contingent to the extent of reimbursement obligations with respect to such draws.

(b)  Treatment:  The legal equitable and contractual rights of the holders of Allowed Secured Reimbursement Claims are Unimpaired by the Plan and holders of Class 2 Secured Reimbursement Claims are not entitled to vote to accept or reject the Plan. All such Allowed Secured Reimbursement Claims shall at the option of the Debtor be (i) paid in cash (ii) satisfied by the Debtor’s surrender of the collateral securing such claims or (iii) offset against, and to the extent of Debtor’s Claims against the holder of the Allowed Secured Reimbursement Claim.

3.    Class 3—Other Secured Claims.

(a)  Claims in Class 3:  Class 3 consists of Other Secured Claims against the Debtor, principally consisting of finance/capital lease obligations. Each separate Other Secured Claim is a separate subclass. If the Claim of a holder of an Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have an Other Secured Claim equal to the Collateral’s value in accordance with Section 506(a) of the Bankruptcy Code and, except to the extent that the Claim was limited recourse, an Assumed Unsecured Claim or Unassumed Unsecured Claim (as applicable) in respect of the deficiency.

(b)  Treatment:  The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are Unimpaired by the Plan and holders of Class 3 Claims are not entitled to vote to accept or reject the Plan. All such Claims shall at the option of Debtor, be (i) Reinstated, (ii) paid in Cash, (iii) satisfied by Debtor’s surrender of the Collateral securing such Claim, or (iv) offset against, and to the extent of, Debtor’s Claims against the holder of such Allowed Other Secured Claim (if any).

4.    Class 4—Unassumed Unsecured Claims.

(a)  Claims in Class:  Class 4 consists of four sub-Classes, 4.1—Subordinated Note Claims, 4.2—Lease Claims, 4.3—Miscellaneous Impaired Claims and 4.4—Uninsured Litigation Claims. The sub-Classes will be treated as a single Class for the purposes of voting on, and distributions pursuant to, the Plan. Class 4 Unassumed Unsecured Claims are Impaired under the Plan, and the holders of Allowed Class 4 Unassumed Unsecured Claims are entitled to vote to accept or reject the Plan.

(i)  Class 4.1—Subordinated Note Claims.    Claims against the Debtor by Subordinated Note Holders directly or indirectly arising from or under, or relating in any way to, the Subordinated Notes or the Indenture. Class 4.1 Subordinated Note Claims are Allowed Claims under the Plan in the Scheduled amounts plus interest thereon accrued to the Petition Date.

(ii)  Class 4.2—Lease Claims.    Claims against the Debtor by (i) any landlord, lessor, licensor, mortgagee or other Person with an interest (direct or indirect) in any real estate leased, licensed, rented or otherwise occupied by Debtor, (ii) any lessee, renter, licensee or other Person occupying real estate leased licensed, rented or otherwise contracted for from Debtor (directly or indirectly), in each case directly or indirectly arising from or under, or relating in any way to the lease, license, renting or other occupation of real estate by or from the Debtor (excluding Restructured Lease Claims and Sales Office Lease Claims).

(iii)  Class 4.3—Miscellaneous Impaired Claims.    Claims (other than Unclassified Claims) not otherwise specified as being in any other Class of Claims, including, without limitation, Claims arising from the rejection of executory contracts or rejection of what would otherwise be Passed Through Rights.

(iv)  Class 4.4—Uninsured Litigation Claims.    Claims in respect of disputed claims, litigation and other adjudicative proceedings (other than Securities Litigation Claims and Employment Related Litigation Claims) commenced or pending on the Petition Date or commenced after the Petition Date in respect of prepetition claims, actions, activities or other causes of action, but excluding such Claims to the extent covered by a valid and enforceable insurance policy in favor of the Debtor (as such coverage may be reduced by any deductibles or other contributions payable by Debtor under such policy).

(b)  Treatment:  On the Effective Date the holders of Allowed Unassumed Unsecured Claims will on or as soon as practicable after the Distribution Date, receive in full satisfaction, settlement, release, discharge of, and in exchange for, their Allowed Unassumed Unsecured Claim, their respective Class 4 Stock Allocations. Provided that, at its option, and if conducive to the settlement of any Uninsured Litigation Claim, the Debtor may in its discretion elect to pay to any Class 4.4—Uninsured Litigation Claim, in whole or in part, in cash.

5.    Class 5— Jabil Claims.

(a)  Claims in Class:  Class 5 consists of the Claims of Jabil Circuit, Inc. The Jabil Claims shall be deemed Allowed Class 5 Claims. Class 5—Jabil Claims are Impaired under the Plan, and Jabil is entitled to vote to accept or reject the Plan. Jabil shall not be required to file a proof of claim.

(b)  Treatment:  On the Effective Date the Jabil Claims will either (i) be redocumented by a mutual agreement between Debtor and Jabil, to reflect the detailed terms of their business relationship, or (ii) in the event that the Debtor and Jabil do not reach agreement upon the documentation of such terms by the Confirmation Date, the Jabil Claims shall be treated as Class 6.1 Critical Vendor Relationship Claims (with existing executory contracts with Jabil being assumed to the extent possible and the Claims otherwise treated as critical vendor claims).

6.    Class 6—Assumed Unsecured Claims.

(a)  Claims in Class:  Class 6 consists of two subclasses, Class 6.1—Critical Vendor Relationship Claims and Class 6.2—Insured Litigation Claims. The two subclasses will be treated as one class of Claims for the purpose of voting upon and distributions under the Plan. Critical Vendor Relationship Claims comprise (i) the claims of critical vendors significant to Debtor’s ability to continue to operate its business, in a cost-effective manner, in the ordinary course without undue disruption, which vendors have agreed (pursuant to a critical vendor agreement or other agreement or arrangement satisfactory to Debtor) to continue to do business with the Debtor during the Chapter 11 Case and thereafter for twelve (12) months (or subject to Debtor, in the exercise of its reasonable business judgment, determining that a shorter period is appropriate in the circumstances) and upon terms (including the maintenance of trade credit terms) satisfactory to the Debtor and as favorable in overall terms as (a) those on which vendor did business with Debtor prior to July 7, 2003 if vendor did business with Debtor prior to such date, or (b) prior to the Petition Date if vendor did not do business with Debtor prior to July 7, 2003; and (ii) Claims with respect to executory contracts which Debtor intends to assume pursuant to the Plan. Insured Litigation Claims comprise Claims related to disputed claims, litigation and other adjudicative proceedings (other than Securities Litigation Claims and Employment Related Litigation Claims) asserted, commenced or pending on the Petition Date or asserted, commenced or pending after the Petition Date in respect of prepetition claims, actions, activities or causes of action and which are fully covered (as such coverage is reduced by any deductible or other contributions payable by Debtor under such policy) by a valid and enforceable insurance policy in favor of Debtor.

(b)  Treatment:  The legal, equitable, and contractual rights of holders of Allowed Class 6 Assumed Unsecured Claims are Unimpaired and holders of Class 6—Assumed Unsecured Claims are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. Class 6.1—Critical Vendor Relationship Claims shall be Reinstated on the Effective Date. Class 6.2—Insured Litigation Claims will be paid out of, and to the extent of, the proceeds of the applicable insurance policies.

7.    Class 7—Redback Preferred Stock Interests.

(a)  Interests in Class:  Class 7 consists of all Interests (if any), individually and collectively, as the case may be, with respect to the Redback Preferred Stock, including the rights of any entity to purchase or demand the issuance of Redback Preferred Stock, including (i) conversion, exchange, voting, participation and dividend rights; (ii) liquidation preferences; (iii) stock options, warrants and put rights; and (iv) share-appreciation rights, but excluding, for the avoidance of doubt rights pursuant to the Debtor’s Rights Agreement to acquire Redback Preferred Stock attached to and traded with the Old Redback Common Stock.

(b)  Treatment:  On the Effective Date, all Redback Preferred Stock Interests will be retained and continue in existence and shall be assumed or passed through, as the case may be, by Reorganized Redback. The legal, equitable and contractual rights of the holders of Redback Preferred Stock Interests (if any) are Unimpaired by the Plan and the holders of Allowed Class 7—Redback Preferred Stock Interests are not entitled to vote to accept or reject the Plan. Currently there are no issued and outstanding shares of Preferred Stock.

8.    Class 8—Old Redback Common Stock Related Interests.

(a)  Interests in Class:  Class 8 consists of old Redback Common Stock Related Interests as is divided into three subclasses, (i) Class 8.1—Old Redback Common Stock Interests (comprising all Interests, individually and collectively, as the case may be, with respect to the Old Redback Common Stock including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) share-appreciation rights), (ii) Class 8.2—Above Market Warrant Interests, and (iii) Class 8.3—Above Market Options Interests.

(b)  Treatment:  Above Market Warrant Interest holders and Above Market Option Interest holders may exercise their respective Above Market Warrants or Above Market Options at any time up to the end of the Exercise Period by notice in writing to the Debtor at 300 Holger Way, San Jose, CA 95134, Attention: General Counsel, to be received no later than 5:00 p.m. California time on the last day of the Exercise Period and specifying the applicable warrant or option being exercised, the number of shares in respect of which exercise is being made and accompanied by payment of the exercise price (and any other amounts payable under the applicable warrant or option). Should the holder of any Above Market Warrant Interest or Above Market Option

Interest fail to so exercise its warrant or option by the end of the Exercise Period, they shall be deemed to have elected not to exercise their respective warrants or options. Any Above Market Warrants or Above Market Options not exercised within the Exercise Period will be deemed cancelled and of no further effect and all Above Market Warrant Interest holders and Above Market Option Interest holders will thereafter be barred, and permanently enjoined, from asserting any rights or claims in respect of such Above Market Warrant Interests and Above Market Option Interests, and (ii) upon expiration of the Exercise Period all Post-Split Common Stock shall be cancelled and there shall be issued to each participant in distributions to Class 8 its Pro Rata share of the Class 8 Stock and New Warrants in accordance with the following subsection.

(c)  Distributions:  On, or as soon as practicable following, the applicable Distribution Date, each holder of an Allowed Class 8 Interest (excluding in the case of Class 8.2 or Class 8.3 any Interest in respect of a cancelled (as opposed to duly exercised) Above Market Warrant or Above Market Option) shall receive, in full satisfaction, settlement, release, discharge of and in exchange for such Allowed Class 8 Interest, (i) its Pro Rata share of the Class 8 Stock (rounded up to nearest whole share), (ii) its Pro Rata share of Class I New Warrants exercisable (on the Effective Date), in the aggregate for all such warrants, for 2,631,579 shares of New Common Stock as adjusted for rounding of fractional shares, and (iii) its Pro Rata Share of the Class II New Warrants exercisable (on the Effective Date), in the aggregate for all such warrants, for 2,770,083 shares of New Common Stock as adjusted for rounding of fractional shares. Pro Rata shares shall be determined after expiration of the Exercise Period. No New Warrants issued shall, on initial issuance, be exercisable for a fraction of a share of New Common Stock. Instead, the number of shares of New Common Stock initially issuable pursuant to any New Warrants shall in the case of fractional entitlements of one-half ( 1/2) or more be rounded up to the nearest whole share and in the case of fractional entitlements less than one-half ( 1/2) rounded down to the nearest whole share.

9.    Class 9—Below Market Warrant Interests.

(a)  Interests in Class:  Class 9 consists of all Interests, individually and collectively, as the case may be, with respect to Below Market Warrants, including the rights of any entity to purchase or demand the issuance of Old Redback Common Stock pursuant to a Below Market Warrant.

(b)  Treatment:  The holders of Below Market Warrant Interests shall not receive any distributions on account of such Interests. On the Effective Date all Below Market Warrant Interests shall be cancelled. The holders of Below Market Warrant Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

10.    Class 10—Below Market Option Interests.

(a)  Interests in Class:  Class 10 consists of all Interests, individually and collectively, as the case may be, with respect to the Below Market Options, including the rights of any entity to purchase or receive Below Market Options or to exercise a Below Market Option.

(b)  Treatment:  The holders of Below Market Option Interests shall not receive any distribution on account of such Interests. On the Effective Date all Below Market Option Interests shall be cancelled. The holders of Below Market Option Interests are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

11.    Class 11—Securities Litigation Claims.

(a)  Claims in Class:  Class 11 consists of any Claims arising out of the rescission of a purchase or sale of securities of the Debtor or an affiliate of the Debtor, or damages arising from the purchase or sale of such securities, or other claims subject to Section 510(b) of the Bankruptcy Code and including any Claims arising out of any settlement, compromise or other agreement related to the discharge of such claim, or any judgment or award relating to such litigation or dispute.

(b)  Treatment:  Each Class 11 Claim shall be treated as a separate subclass and Insured Allowed Securities Litigation Claims will be paid out of, and to the extent of, the proceeds of any applicable valid and enforceable insurance policy (as such proceeds are reduced by any deductibles or other contributions payable by Debtor under such policy). If any Allowed Securities Litigation Claims exceeds the available insurance proceeds or is uninsured, such portion of the Allowed Uninsured Securities Litigation Claim not covered by insurance proceeds shall in accordance with Section 510(b) of the Bankruptcy Code be treated in parity with the Class 8 Interests for the purpose of any distributions in respect of such Securities Litigation Claims and shall participate in distributions to Class 8 Interests Pro Rata as if it were a Class 8 Interest. Provided that, at its option, and if conducive to a settlement of any Securities Litigation Claims, the Debtor may in its discretion elect to pay in Cash such Securities Litigation Claim. Class 11 Claims are Unimpaired and holders of Class 11—Securities Litigation Claims are not entitled to vote to accept or reject the Plan.

12.    Class 12—Employment Related Litigation Claims.

(a)  Claims in Class:  Class 12 consists of Claims related to disputed claims, litigation and other adjudicative proceedings arising out of the employment or retention of former, as of the Petition Date, employees or independent contractors of Debtor, asserted, commenced or pending on the Petition Date or asserted, commenced or pending after the Petition Date in respect of prepetition claims, actions, activities or causes of action.

(b)  Treatment:  Each Class 12 Claim shall be treated as a separate subclass and Insured Allowed Employment Related Litigation Claims will be paid out of, and to the extent of, the proceeds of any applicable valid and enforceable insurance policy (as such proceeds are reduced by any deductible or other contributions payable by the Debtor under such policy). If any portion of the Allowed Employment Related Litigation Claim exceeds the available insurance proceeds or is uninsured, the holder of such Allowed Uninsured Employment Related Litigation Claims shall in full and final satisfaction, settlement, release, discharge of, and in exchange for such portion of their Employment Related Litigation Claim be paid, in Cash, an amount equal to its Class 12 Allocation.

D.    Allowed Claims and Allowed Interests

Notwithstanding any provision herein to the contrary, the Debtor or Reorganized Redback shall only make distributions to holders of Allowed Claims and Allowed Interests. No holder of a Disputed Claim or Disputed Interest will be entitled to receive any distribution on account thereof until, and then only to the extent that, its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

E.    Postpetition Interest

In accordance with Section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtor shall be calculated as of the Petition Date. Except as otherwise explicitly provided for herein, or in an order of the Bankruptcy Court, no holder of an Unsecured Claim shall be entitled to, or receive, Postpetition Interest.

F.    Special Provision Regarding Unimpaired Claims and Passed Through Rights

Except as otherwise provided in the Plan, nothing shall affect the Debtor’s or Reorganized Redback’s rights and defenses, either legal or equitable, with respect to any Unimpaired Claim or Passed Through Right, including, without limitation, all rights with respect to legal and equitable defenses, and setoffs or recoupments, against Unimpaired Claims and Passed Through Rights.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.    Continued Corporate Existence and Vesting of Assets in Reorganized Redback

Reorganized Redback shall continue to exist after the Effective Date as a separate corporate entity, in accordance with applicable law in the State of Delaware. Debtor’s existing certificate of incorporation shall, as of the Effective Date, be amended and restated upon the terms of Reorganized Redback Certificate of Incorporation without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. The Confirmation Order will request the appropriate officials with the Secretary of State for the State of Delaware to accept for filing the Reorganized Redback Certificate of Incorporation as so adopted. Debtor’s bylaws shall be retained by Reorganized Redback and continue in effect on and after the Effective Date. On and after the Effective Date, the Reorganized Redback Certificate of Incorporation and Reorganized Redback Bylaws shall govern Reorganized Redback’s operation, unless and until further amended or modified in accordance with applicable law.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all property of the Estate, including all claims, rights and causes of action, Passed Through Rights and any property acquired by the Debtor or Reorganized Redback under or in connection with the Plan, to the maximum extent permitted by applicable law, shall vest in Reorganized Redback free and clear of all Claims, liens, charges, other encumbrances and interests (except with respect to the rights of counterparties in respect of Passed Through Rights and Claims and Interests that are Unimpaired under the Plan, to the extent that such rights, Claims and Interests are Reinstated, assumed or passed through (as applicable)).

On and after the Effective Date, to the maximum extent permitted by applicable law, Reorganized Redback may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests or Passed Through Rights without supervision of, or approval by, the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate shall be vested in Reorganized Redback on the Effective Date, and shall thereafter be exercisable and usable by Reorganized Redback to the same and fullest extent that they would have been exercisable and usable by the Debtor before the Petition Date, or by the Estate or Debtor during the Chapter 11 Case in the absence of the Plan. Without limiting the foregoing, to the maximum extent permitted by applicable law, Reorganized Redback may pay charges that it incurs on and after the Confirmation Date for Professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

B.    Cancellation Of Existing Securities and Related Agreements

Except as otherwise provided in this Plan with respect to the post-Effective Date exercise of Above Market Warrants and Above Market Options during the Exercise Period, as of the Effective Date and after giving effect to the Reverse Stock Split and the other restructuring transactions described in Article IV.C, the certificates or documentation evidencing or constituting the Existing Securities and other evidences of indebtedness will evidence solely the right to receive the distribution of the consideration, if any, set forth in Article III.C. On the Effective Date, except as set forth in the preceding sentence or as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person, and (ii) the obligations of Redback under the Existing Securities and under Redback’s certificate of incorporation and bylaws, any agreements (including any investor rights or similar agreements with, or between, stockholders of Debtor), indentures, or certificates of designations in each case with respect to the Existing Securities, shall be discharged; provided, however, that (1) the Investor’s Rights Agreement between Redback and Nokia Finance International

B.V. dated as of May 21, 2002 (as amended from time to time) shall continue in effect and shall apply to the New Common Stock in the same manner as it did to the Old Redback Common Stock, (2) the Retained Incentive Plans (and rights to purchase stock pursuant to the Employee Stock Purchase Plan) shall be assumed pursuant to Article IV.C.8 and (3) each indenture or other agreement that governs the rights of the holder of a Class 4.1 Subordinated Note Claim and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan, and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have (other than against Debtor) for indemnification, liens, fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of the Indenture shall not impair the rights and duties under the Indenture as between the Indenture Trustee thereunder and the beneficiaries of the trust created thereby.

Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized in this Article IV.B. shall not be binding upon the Debtor. Except with respect to the making of distributions as provided in the preceding paragraph, Reorganized Redback may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at any time by giving five (5) days’ written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan on account of Class 4.1 Subordinated Note Claims have not been completed at the time of termination of the Indenture or other governing agreement, Reorganized Redback shall designate a distribution agent to act in place of the Indenture Trustee and the provisions of this Article IV.B. shall be deemed to apply to the new distribution agent.

C.    Restructuring Transactions

1.    Reverse Stock Split.

Upon the Effective Date, the Old Redback Common Stock shall be subject to a 73.2572444 to one reverse stock split, such that each 73.2572444 shares of Old Redback Common Stock immediately prior to the Reverse Stock Split shall following the Reverse Stock Split (and subject to adjustment for fractional entitlements discussed below) be consolidated into one share of Post-Split Common Stock, without the need for any further corporate act or other action under any applicable law, regulation, order or rule.

2.    Authorized Share Capital.

(a)  Upon consummation of the Reverse Stock Split, the Debtor shall without the need for any further corporate act or other action under any applicable law, regulation, order or rule, have 750,000,000 shares of authorized New Common Stock in addition to any issued Post-Split Common Stock and Post-Split Common Stock issuable in respect of Above Market Warrants and Above Market Options.

(b)  The authorized number of shares of Preferred Stock is, and subsequent to the Effective Date will remain, 10,000,000 shares, none of which are or will be issued and outstanding.

3.    Redback Stock Options and Old Redback Common Stock Warrants.

Upon consummation of the Reverse Stock Split, and in accordance with and pursuant to the documents governing the Above Market Options and Above Market Warrants and the Employee Stock Purchase Plan, the amount of common stock issuable pursuant to the Above Market Options and Above Market Warrants or purchasable under the Employee Stock Purchase Plan, as applicable, will be reduced by dividing the total number by the reverse stock split ratio of 73.2572444:1, rounded down to the nearest whole share and the exercise prices or purchase price, as applicable, will be increased by a factor of the reverse stock split ratio of 73.2572444:1, rounded up to the nearest whole cent.

4.    Fractional Entitlements.

No scrip or fractional shares will be issued in connection with the Reverse Stock Split. Instead:

(i)  Holders of Old Redback Common Stock who otherwise would be entitled to receive fractional shares will be entitled to a number of shares of Post-Split Common Stock rounded up to the nearest whole number of shares of Post-Split Common Stock. The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number of shares of Post-Split Common Stock when the post-split shares are issued.

(ii)  Above Market Options and Above Market Warrants which upon exercise would otherwise entitle the holder thereof to receive fractional shares, since such Above Market Options or Above Market Warrants upon exercise would result in a number of shares of Old Redback Common Stock not evenly divisible by the reverse stock split ratio, will thenceforth be exercisable for a number of shares of New Common Stock rounded down to the nearest whole number.

(iii)  The entitlements to purchase shares of Common Stock under the Employee Stock Purchase Plan will be rounded up to the nearest whole share, with a consequent rounding up of the applicable per share price.

5.    Cancellation of Post-Split Common Stock and Issuance of New Common Stock and New Warrants to Class 8.

Upon the expiration of the Exercise Period without the need for any further corporate act or other action under any applicable law, regulation, order or rule, the shares of Post-Split Common Stock shall be deemed cancelled. On or as soon as practicable after the expiration of the Exercise Period, the Class 8 Stock and the New Warrants shall be issued by Reorganized Redback pursuant to the Plan without the need for further corporate act or other action under applicable law, regulation, order or rule. All shares of New Common Stock issued pursuant to the Plan (or upon exercise of any New Warrant) will be, upon issuance, fully paid and non-assessable, and the holders thereof will have no preemptive or other rights to subscribe for additional shares. The New Common Stock shall be entitled to the same rights and benefits under the Rights Agreement, dated as of June 12, 2001 between Redback and U.S. Stock Transfer Corporation, as Rights Agent (as amended or otherwise modified from time to time, the “Rights Agreement”), as previously enjoyed by the Old Redback Common Stock and Post-Split Stock, as applicable. The Rights Agreement shall be assumed by Reorganized Redback as of the Effective Date and shall continue in effect thereafter in accordance with its terms.

6.    New Warrants.

(i)  The Class I New Warrants will, among other things, (i) entitle the holders thereof to purchase up to 2,631,579 shares of New Common Stock (as adjusted for rounding of fractional entitlements), (ii) be exercisable for seven years from the Effective Date, and (iii) have an exercise price per share equal to the Class I New Warrants Exercise Price.

(ii)  The Class II New Warrants will, among other things (i) entitle the holders thereof to purchase up to 2,770,083 shares of New Common Stock (as adjusted for rounding of fractional entitlements), (ii) be exercisable for seven years from the Effective Date, and (iii) have an exercise price per share equal to the Class II New Warrants Exercise Price.

7.    Reservation of Shares of New Common Stock.

Immediately following the consummation of the Reverse Stock Split and the exchanges referenced above, and without the need for any further corporate act or other action under any applicable law, regulation, order or rule, 5,401,662 shares of New Common Stock (as adjusted for rounding of fractional entitlements) will be reserved for issuance on account of the New Warrants and 12,496,086 shares of New Common Stock will be reserved for issuance on account of the Retained Incentive Plans (as detailed below).

8.    Retained Incentive Plans; Reserve.

The Retained Incentive Plans (but not any options issued and outstanding, or other rights to purchase stock, thereunder except pursuant to the Stock Purchase Plan) or any Claims or Interests related to options issued, or rights to purchase, thereunder) shall, as of the Effective Date, be treated as executory contracts and assumed or passed through (as applicable) by Reorganized Redback. On the Effective Date, the Reorganized Redback Option Pool shall be deemed reserved for issuance pursuant to the Employee Stock Option Plan, as the option pool under such Employee Stock Option Plan (superceding and replacing any prior option pool outstanding with respect to such Employee Stock Option Plan), and 20,476 shares of New Common Stock shall be deemed reserved for issuance pursuant to the Redback Networks Inc. 1999 Directors’ Option Plan (superceding and replacing any prior option pool outstanding with respect to such Director’s Option Plan), and 1,500,000 shares of New Common Stock shall be deemed reserved for purchase pursuant to the Redback Networks Inc. 1999 Employee Stock Purchase Plan superceding and replacing any prior reservations made in respect of such Employee Stock Purchase Plan), in each case without the need for further corporate act of Reorganized Redback or any other act or action under applicable law, regulation, order or rule.

D.    Directors and Officers/Management

On, and after, the Effective Date, the management, control and operation of Reorganized Redback shall become the general responsibility of the Board of Directors of Reorganized Redback in accordance with applicable Delaware law. On the Effective Date, the term of the current board of directors of Redback shall expire. The initial board of directors of Reorganized Redback after the Effective Date shall consist of nine (9) members, which shall include seven (7) members to be designated by the Unofficial Noteholder Committee (at least four (4) of whom shall be reasonably acceptable to the retiring board of Redback) and one (1) shall be the then-current Chief Executive Officer and one (1) shall be the then-current Chief Financial Officer. Provided that such Persons entitled to designate directors hereunder have identified their respective designees to Redback, Redback will identify the individuals proposed to serve as directors of Reorganized Redback as well as any proposed changes to the existing management in a Plan Supplement, which will be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing. Such Plan Supplement shall also disclose such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code, including (1) the identity and affiliation of any individual who is proposed to serve as an officer or director of Reorganized Redback; (2) the identity of any other insider who will be employed or retained by Reorganized Redback; and (3) the compensation for each such individual.

E.    Preservation of Rights of Action; Settlement of Litigation

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Redback will retain, and there shall be vested in Reorganized Redback, as assets all claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, whether or not litigation relating thereto is pending on the Effective Date, whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedule of Claims and Interests, any Plan Document or any other document Filed with the Bankruptcy Court, that the Debtor or its Estate may hold against any Person (including any avoidance or recovery actions pursuant to Sections 105, 502(d), 510 or 542 through 551 or 553 of the Bankruptcy Code, or otherwise), except such claims that are expressly released under the Plan or the Confirmation Order (collectively, “Rights of Action”). Without limitation to the foregoing, Reorganized Redback, in its sole discretion, may commence, prosecute, enforce, defend, settle, compromise, realize upon any rights, claims, causes of action and counterclaims for the benefit of Reorganized Debtor.

Without in any manner limiting the generality of the Plan, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedule of Claims and Interests, or any Plan Document or other document Filed with the Bankruptcy Court, does not, and will not be deemed to, constitute a waiver or release by the Debtor of such claim, right, cause of action, defense, counterclaim, suit, or proceeding, and Reorganized Redback will retain the right to pursue additional claims, rights, cause of action, defense, counterclaim, suits or proceedings. Neither the Debtor nor Reorganized Redback waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estate: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedule of Claims and Interests, or any Plan Document or other document Filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim Filed a proof of claim in the Chapter 11 Case, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against the Plan, or received or retained any consideration under the Plan. In addition, at any time after the Petition Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtor or Reorganized Redback may settle some or all of the Rights of Action with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019. For the avoidance of doubt, nothing in this Plan shall be treated as preserving any Claim against Debtor (i) that is stated to be released under this Plan, or (ii) that is contrary to any Claim or Interest that is stated to be an Allowed Claim or an Allowed Interest under this Plan or (iii) that is contrary to Reorganized Redback’s assumption thereof as an Assumed Unsecured Claim.

F.    Effectuating Documents; Further Transactions

The chairman of the board of directors, chief executive officer, chief financial officer, or any other appropriate officer of Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any Plan Documents. The secretary or assistant secretary of Debtor shall be authorized to certify or attest to any of the foregoing actions.

G.    Exemption from Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code, and, to the maximum extent permitted by applicable law, any transfers from Debtor to Reorganized Redback or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, franchise tax required to be paid before filing or recording of any document, or other similar tax or governmental assessment, and, to the maximum extent permitted by applicable law, the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Article V.

PROVISIONS GOVERNING DISTRIBUTIONS

A.    Distributions for Claims and Interests Allowed as of the Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the applicable Distribution Date. All Cash distributions shall be made from available Cash of Reorganized Redback. Any distribution under the Plan of property other than Cash shall be made by the Disbursing Agent or the Indenture Trustee, as applicable, in accordance with the terms of the Plan.

B.    Disbursing Agent

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to the implementation of the provisions hereof. The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, V, and VI hereof), except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

If the Disbursing Agent is an independent third party designated by Reorganized Redback to serve in such capacity (or, in the case of an indenture or other agreement that governs distributions and is administered by an indenture trustee, agent, or servicer), such Disbursing Agent, indenture trustee, agent, or servicer shall receive, without the need for further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services, from Reorganized Redback on terms acceptable to Reorganized Redback. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized Redback. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by Reorganized Redback.

C.    Surrender of Securities, Instruments and Other Certificates

1.    Generally.

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest, the holder of such Claim or Interest, other than holders whose holdings are evidenced merely by electronic entry, shall be required to tender the applicable instruments, securities or other documentation (if any) evidencing such Claim or Interest (a “Certificate”) to Reorganized Redback or the Indenture Trustee, as applicable, unless waived in writing by Reorganized Redback. Any Cash, New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending surrender of such Certificate, shall be treated as an undeliverable distribution pursuant to the Plan.

2.    Existing Securities Certificates.

On or before the applicable Distribution Date, each holder of a Certificate (if any) evidencing an Existing Security shall surrender its Certificate to Reorganized Redback or the Indenture Trustee or their agents, as applicable, in accordance with written instructions to be provided to such holders by Reorganized Redback or the Indenture Trustee, as applicable, as promptly as practicable following the Effective Date. Delivery of the Certificates will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Certificates with a letter of transmittal in accordance with any instructions provided. All surrendered Certificates shall be marked as cancelled. In the event that the Certificates for the Subordinated Notes consists solely of one or more global notes held at the Depository Trust Company or other applicable depository, the Indenture Trustee shall surrender such Certificates to Reorganized Redback or its agents.

3.    Failure to Surrender Certificates.

Any holder of a Claim or Interest that fails to surrender or is deemed to have failed to surrender its Certificate within one (1) year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Claim or Interest evidenced by such Certificate discharged and shall be forever barred from asserting any such Claim or Interest against Reorganized Redback or its property. In such cases, any Cash, New Common Stock or New Warrants held for distribution on account of such Claim or Interest shall be treated as provided for pursuant to Article V.I. of the Plan.

D.    Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under the Indenture or any other applicable agreement, any holder of a Claim or Interest evidenced by a Certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering its Certificate, deliver to Reorganized Redback or the Indenture Trustee or their agents, as applicable: (i) evidence reasonably satisfactory to Reorganized Redback and, when applicable, the Indenture Trustee, of the loss, theft, mutilation or destruction, and (ii) such security or indemnity as may be required by Reorganized Redback or, when applicable, the Indenture Trustee to hold Reorganized Redback and, when applicable, the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim or Allowed Interest. Upon compliance with the foregoing by a holder of a Claim or Interest, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Certificate.

E.    Instructions to Disbursing Agent

Prior to any distribution on account of a Class 4.1 Subordinated Note Claim, the Indenture Trustee shall (i) inform the Disbursing Agent as to the amount of properly surrendered Subordinated Notes, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied where applicable with properly remitted securities, of the names of holders of Allowed Class 4.1 Subordinated Note Claims, and the number of shares of New Common Stock to be issued and distributed to or on behalf of each such holder of Allowed Class 4.1 Subordinated Note Claims in exchange for their Subordinated Notes.

F.    Services of Indenture Trustee

The Indenture Trustee’s services with respect to consummation of the Plan shall be as set forth in the Plan.

G.    Record Date for Distributions to Holders of Subordinated Notes and Redback Interests

At the close of business on the Distribution Record Date, the transfer ledgers for the Existing Securities shall be closed, and there shall be no further changes in the record holders of such securities. Reorganized Redback and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

H.    Means of Cash Payment

Cash payments under this Plan will be in U.S. funds by checks drawn on a domestic bank selected by Reorganized Redback, or by wire transfer from a domestic bank, at the option of Reorganized Redback. Cash payments to foreign creditors may be made, at the option of Reorganized Redback, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

I.    Delivery of Distributions; Undeliverable or Unclaimed Distributions

Distributions to holders of Allowed Claims or Allowed Interests shall be made by the Disbursing Agent or the Indenture Trustee, as the case may be, (i) at the holder’s last known address, or (ii) at the address in any properly completed written notice of address change delivered to the Disbursing Agent or the Indenture Trustee, as applicable, or (iii) in the case of the holder of a Subordinated Note Claim, at the address in the Indenture Trustee’s or its registrar’s official records, or (iv) in the case of the holder of a Redback Interest, at the address in the Debtor’s or its registrars official records, or (v) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder’s distribution is returned as undeliverable, no further distributions to such holder need be made, unless and until the Disbursing Agent or the Indenture Trustee, as applicable, is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without accounting for interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the Indenture Trustee shall be returned to Reorganized Redback or the Indenture Trustee, as the case may be, until such distributions are claimed.

All claims for undeliverable distributions must be made within one (1) year after the Effective Date, after which date the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred. Any checks or other payments on account of distributions pursuant to the Plan which are not cashed or otherwise claimed within one year from the effective date may be cancelled by Reorganized Redback and shall be considered unclaimed or undeliverable distributions. Any Cash, New Common Stock or New Warrants held or reserved for distribution on account of unclaimed or undeliverable distributions shall become property of the Estate free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New Warrants held for distribution on account of such Claim or Interest shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, Reorganized Redback, to attempt to locate any holder of an Allowed Claim or Allowed Interest.

J.    Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, Reorganized Redback shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions shall be subject to any such withholding and reporting requirements. Reorganized Redback shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution of Cash, New Common Stock or New Warrants pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be required to be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to Reorganized Redback for the payment and satisfaction of such tax obligations or has, to Reorganized Redback’s satisfaction, established an exemption therefrom. Any Cash, New Common Stock or New Warrants to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article V.I. of the Plan.

K.    Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for the Debtor’s federal income tax purposes, be allocated on the Debtor’s books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

L.    Setoffs

1.    Setoffs.

Except as provided in the Plan, Reorganized Redback may, but shall not be required to, set off against any Claim or Interest or Passed Through Right, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim or Interest or Passed Through Right, claims of any nature whatsoever that the Debtor may have against the holder of such Claim or Interest or Passed Through Right; provided, however, that neither the failure to do so, nor the allowance of any Claim or Interest or Passed Through Right hereunder shall constitute a waiver or release by Reorganized Redback of any claim that the Debtor may have against such Person.

2.    Application of Landlord Security.

The Allowed amount of any Lease Claim shall be determined net of the application of any security (including deposits and letters of credit) held in respect of such Claim.

3.    Application of Insurance to Litigation Claims.

The Litigation Claims shall be considered as contingent Disputed Claims unless and until such litigation or other adjudicative proceedings have been finally settled to the satisfaction of Debtor or resolved pursuant to a Final Order. Until such resolution distributions in respect of such Litigation Claims shall be treated as undeliverable pursuant to Article V.I. The Allowed amount of any such finally resolved Litigation Claim shall be determined after the application of all available insurance proceeds, letters of credit or Collateral and the holder of a Litigation Claim shall first proceed against and exhaust such sources of payment before any distribution need be made pursuant to the Plan on account of such Claims.

M.    Compromise of Controversies

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor and any other Claims and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

N.    Payments Prior to the Distribution Date

Notwithstanding the contents of the Schedule of Claims and Interests, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtor prior to the applicable Distribution Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedule of Claims and Interests, such Schedule of Claims and Interests is hereby amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

Article VI.

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT,

AND UNLIQUIDATED CLAIMS AND INTERESTS; BAR DATES

A.    Objections to Claims and Interests; Disputed Claims and Interests

The Debtor intends to make distributions, as required by the Plan, in accordance with the Schedule of Claims and Interests. Unless disputed by the Debtor or a holder of a Claim or Interest, the amount set forth in the Schedule of Claims and Interests as liquidated, undisputed and not contingent, shall constitute the amount of the Allowed Claim or Allowed Interest of such holder. If any holder of a Claim or Interest disagrees with the amount so Scheduled by the Debtor, such holder must file a proof of claim, in which event, the Claim or Interest will be a Disputed Claim or a Disputed Interest. The Debtor will resolve any such disputes either consensually or through judicial means through the Bankruptcy Court, except to the extent that Reorganized Redback and the holder of such Disputed Claim or Disputed Interest agree to resolve such dispute in arbitration or some other judicial forum. The determination of whether such Claim or Interest shall be Allowed and/or the amount of any such Claim or Interest shall be determined, resolved or adjudicated, as the case may be, in accordance with relevant applicable law. All such objections will be litigated to Final Order; provided, however, that the Debtor may compromise and settle, withdraw or resolve by any other method approved by the Bankruptcy Court, any objections to Claims or Interests. In addition, any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the afore-mentioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism. Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims or Allowed Interests shall be in complete settlement, satisfaction and discharge of such Allowed Claims or Allowed Interests.

B.    No Distribution Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Interest, or relevant portion thereof, has become an Allowed Claim or Allowed Interest.

C.    Distributions After Allowance

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, a distribution will be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court, or other applicable court of competent jurisdiction, allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall disburse to the holder of such Claim or Interest the distribution to which such holder is entitled under the Plan.

D.    Filing Proofs of Claim; Bar Dates for Claims and Interests

Except as otherwise expressly provided in this Plan, unless the holder of a Claim or Interest does not dispute the amount of their Claim or Interest shown on the Schedule of Claims and Interests as liquidated, undisputed and not contingent, any holder of a Claim or Interest shall be required to File and serve on the bankruptcy counsel for Debtor, and any other party specifically requesting a copy, a proof of claim or interest (as applicable) in respect of their Claim or Interest, by the date occurring ten (10) days prior to the date of the Confirmation Hearing. Holders of Claims and Interests that are required to so file a proof of claim or interest, but which do not do so within such prescribed time period shall be forever barred from asserting such Claims or Interests against the Debtor, the Estate, Reorganized Redback or their property. In the event that, for whatever reason, the Bankruptcy Court does not approve the setting of the bar dates as described above, the Debtor reserves the right, and shall be entitled, to set no bar date and to resolve any Claims or Interests or Disputed Claims or Disputed Interests after Confirmation in the ordinary course, or to seek approval, by appropriate order of the Bankruptcy Court, for the fixing of an alternative bar date following the Confirmation Date. The Bankruptcy Court shall retain jurisdiction to set any such bar dates or to otherwise resolve such Claims, Interests, Disputed Claims and Disputed Interests.

E.    Objections to Claims

Except as otherwise provided for Professional Fee Claims and Administrative Claims under Article II.A. hereof, and as otherwise ordered by the Bankruptcy Court, objections to Claims shall be Filed by Reorganized Redback and served upon the holder of such claim as applicable, not later than the later of (a) ninety (90) days after the Effective Date, and (b) sixty (60) days after a proof of claim or interest is Filed. Nothing in this Article VI.E. shall be construed to extend the applicable bar date or dates for the Filing of proofs of claims or interest, or requests for payment in these cases, or to make timely any proof of claim or interest, or request for payment Filed after the applicable bar date.

Article VII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    Assumed Contracts, Unexpired Leases and Passed Through Rights

1.    Except as otherwise provided below with respect to real estate leases or otherwise in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in contemplation of the Plan, as of the Effective Date, Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date. Nothing in the Plan, any Annex to the Plan, or any document executed or delivered in connection with the Plan or any such Annex creates any obligation or liability on the part of the Debtor, Reorganized Redback or any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise expressly provided in the Plan.

2.    Notwithstanding the foregoing provisions of section VII.A.1., each unexpired lease for the use or occupancy of real estate shall, as of the Effective Date, be deemed to be rejected by the Debtor pursuant to Section 365 of the Bankruptcy Code unless such lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume filed on or before the Confirmation Date or (iv) is a Restructured Lease or Sales Office Lease. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the lease rejections described above, as of the Effective Date.

3.    Each executory contract and unexpired lease that is assumed or passed through and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the real estate, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in related to such real estate, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court, or is the subject of a motion to reject filed on or before the Confirmation Date.

4.    As of the Effective Date, all Passed Through Rights, including any non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property license not assumable under Section 365(c) of the Bankruptcy Code, shall be passed through for the benefit of the Reorganized Redback, unaltered and unaffected by the Chapter 11 Case.

B.    Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor by Cure. Provided that upon assumption of any executory contract or unexpired lease the Debtor shall continue to have the benefit of any payment terms that existed prior to the Petition Date with respect to amounts payable under such contracts. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Redback or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment (as applicable), Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by Reorganized Redback, under section 365(b)(1) of the Bankruptcy Code, either by payment of the cure amount (if any), in Cash, on the Effective Date, such other terms as agreed to by Reorganized Redback and the non-debtor party to the executory contract or unexpired lease, or as ordered by the Bankruptcy Court. Unless the non-debtor party to any executory contract or unexpired lease to be assumed Filed and served on the Debtor and its counsel an objection to the ‘cure amount’ specified on the Schedule of Executory Contracts and Unexpired Leases to be Assumed on or before the last date established by the Bankruptcy Court to File and serve objections to Confirmation of the Plan, such ‘cure amount’ shall be forever binding on such non-debtor party to said executory contract or unexpired lease. In the event of a timely Filed and served objection regarding (1) the amount of any cure payments, (2) the ability of Reorganized Redback to provide adequate assurance of future performance under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, any cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.    Rejected Contracts, Leases and Passed Through Rights

Except as otherwise provided in the Plan (including pursuant to Article VII.A.) or in any contract, instrument, release, indenture or other agreement or document entered into in contemplation of the Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected under the Plan; provided, however, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease or Passed Through Right to which the Debtor is a party. Effective immediately prior to the Effective Date, each executory contract or unexpired lease or Passed Through Right of the Debtor listed on the “Schedule of Executory Contracts and Unexpired Leases and Passed Through Rights to be Rejected,” is rejected, to the extent, if any, each constitutes an executory contract or unexpired lease or Passed Through Right, and without conceding that each constitutes an executory contract or unexpired lease or Passed Through Right or that the Debtor has any liability under each. Listing a contract or lease or Passed Through Right on the Schedule of Executory Contracts and Unexpired Leases and Passed Through Rights to be Rejected is not deemed an admission by the Debtor or Reorganized Redback that such contract is an executory contract or unexpired lease or Passed Through Right or that the Debtor or Reorganized Redback has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend the Schedule of Executory Contracts and Unexpired Leases or Passed Through Rights to be Rejected, including to (a) delete any executory contract or unexpired lease or Passed Through Right listed on such Schedule and provide for its assumption or assumption and assignment or being passed through, as the case may be, or (b) add any executory contract or unexpired lease or Passed Through Right to such Schedule, thus providing for its rejection. The Debtor shall provide notice of any amendment of such Schedule to the party to the affected executory contract or unexpired lease, counsel for the Committee and the U.S. Trustee.

D.    Claims Based on Rejection of Executory Contracts or Unexpired Leases; Bar Date

If the rejection by Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease or Passed Through Right gives rise to a Claim, a proof of Claim must be served upon Reorganized Redback and its bankruptcy counsel within thirty (30) days after the earlier of (i) notice of entry of the Confirmation Order, or (ii) other notice that the executory contract or unexpired lease or Passed Through Right has been rejected. Any Claims not served within such time periods will be forever barred from assertion against Reorganized Redback, its Estate, and its property. The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections as of the Effective Date. Debtor reserves the right to designate, at any time prior to the Confirmation Order, any such Claim as a Miscellaneous Impaired Claim.

E.    Compensation and Benefit Plans; Treatment of Retirement Plans

Except as, and to the extent, previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtor including the Retained Incentive Plans (but excluding the other Employee Incentive Plans and any Redback Stock Option Interests and Old Redback Common Stock Warrant Interests), and programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code and including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, and life, accidental death and dismemberment insurance plans, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as executory contracts that are assumed under Article VII.A. of the Plan, but only to the extent that rights under such programs are held by the Debtor or Persons who are employees of the Debtor as of the Confirmation Date, and the Debtor’s obligations under such programs to persons who are employees of the Debtor on the Confirmation Date will survive confirmation of the Plan, except for executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts. In addition, pursuant to the requirements of Section 1129(a)(13) of the Bankruptcy Code, the Plan provides for the continuation of payment by the Debtor of all “retiree benefits,” as defined in Section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

F.    Indemnification of Directors, Officers and Employees

Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to any person or entity serving at any time on or prior to the Effective Date as one of its directors, officers, agents, employees or representatives by reason of such person’s or entity’s service in such capacity (or, as applicable, as a director, officer agent, employee or representative of any other corporation or legal entity), to the extent provided in the Debtor’s Corporate Documents, or by a written agreement with the Debtor, or pursuant to applicable general corporation law, each as applicable, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, shall not be discharged or impaired by confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan and shall be deemed and treated as executory contracts that are assumed by Reorganized Redback pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as Assumed Unsecured Claims and shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before, on or after the Petition Date.

Article VIII.

ACCEPTANCE OR REJECTION OF THE PLAN

A.    Classes Entitled To Vote

Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan, i.e., Classes 4, 5, 8 and 12, is entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims or Interests is deemed to have accepted the Plan and each Class of Claims or Interests not entitled to any distribution under the Plan is deemed to have rejected the Plan and, therefore, in either such case such Classes of Claims and Interests are not entitled to vote.

B.    Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated by the Bankruptcy Court under Section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated by the Bankruptcy Court under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.    Elimination of Classes

Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan, and (ii) determining whether it has accepted or rejected this Plan under Section 1129(a)(8) of the Bankruptcy Code.

D.    Cramdown

To the extent necessary, the Debtor requests confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to modify the Plan to the extent, if any, that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification, including, if necessary, by the elimination of distributions to Classes 7 and 8.

Article IX.

SECURITIES TO BE ISSUED

IN CONNECTION WITH THE PLAN

A.    New Securities

On or before the applicable Distribution Date, Reorganized Redback shall issue, for distribution in accordance with the provisions of the Plan, the New Common Stock and New Warrants required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. A description of the terms of the New Common Stock is annexed hereto as Exhibit B.

B.    Exemption from Registration

The issuance of the New Securities pursuant to the Plan shall be, and the Confirmation Order shall provide that they, and any securities issued upon exercise thereof, are, exempt, to the maximum extent permitted by applicable law, from registration under the Securities Act and any other applicable securities laws (including state securities laws) pursuant to Section 1145 of the Bankruptcy Code, except to the extent of any restrictions applicable under Section 1145 to any holders of New Securities deemed to be “underwriters,” as that term is defined in Section 1145 of the Bankruptcy Code.

Article X.

CONDITIONS PRECEDENT TO THE

PLAN’S CONFIRMATION AND THE EFFECTIVE DATE

A.    Conditions to Confirmation

The Plan’s Confirmation is subject to the satisfaction or due waiver by the Debtor, and a majority in interest of the Unofficial Noteholders Committee, of the following conditions precedent:

1.    The Confirmation Order submitted to the Bankruptcy Court for approval shall be in form and substance reasonably acceptable to the Debtor and the Unofficial Noteholders Committee, and shall provide, among other things, that:

(a)  the Debtor (including Reorganized Redback) is authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)  the provisions of the Confirmation Order are nonseverable and mutually dependent;

(c)  all executory contracts or unexpired leases or Passed Through Rights assumed or assumed and assigned or passed through by the Debtor during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of Reorganized Redback or its assignees, notwithstanding any provision in such contract or lease or Passed Through Right (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease or Passed Through Right;

(d)  the transfers of property by the Debtor (i) to Reorganized Redback (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest Reorganized Redback with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject Reorganized Redback to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability, and (ii) to holders of Claims and Interests under the Plan are for good and adequate consideration and value;

(e)  the provisions of the Plan providing for the settlement of any claims constitute a good faith compromise and settlement of all such claims or controversies addressed therein for the purposes of Bankruptcy Rule 9019;

(f)  except as expressly provided in the Plan or the Confirmation Order, the Debtor is discharged effective upon the Confirmation Date, subject to the occurrence of the Effective Date, from any “debt” (as that term is defined in Section 101(12) of the Bankruptcy Code), and the Debtor’s liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of any of the Debtor that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation

Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

(g)  the Plan does not provide for the liquidation of all or substantially all of the property of the Debtor and its Confirmation is not likely to be followed by the liquidation of Reorganized Redback or the need for further financial reorganization; and

(h)  the New Common Stock and New Warrants (and stock issuable upon exercise thereof) issued or issuable pursuant to the Plan in exchange for Claims and Interests, as applicable, are exempt from registration under the Securities Act and any other applicable securities laws (including state securities laws) pursuant to Section 1145 of the Bankruptcy Code, except to the extent of any restrictions applicable under Section 1145 to any holders of New Common Stock or New Warrants deemed to be “underwriters,” as that term is defined in Section 1145 of the Bankruptcy Code.

2.    The Reorganized Redback Certificate of Incorporation and the New Warrants shall be in form and substance reasonably satisfactory to the Debtor and the Unofficial Noteholders Committee.

B.    Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article X.C below:

1.    The Confirmation Order entered by the Bankruptcy Court is in substantially the form approved by the Debtor and the Unofficial Noteholders’ Committee and ten (10) days shall have expired since the date of entry and no stay shall be in effect in respect thereof.

2.    The Reorganized Redback Certificate of Incorporation shall have been filed with and accepted by the Secretary of State for the State of Delaware.

3.    All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

4.    All other actions, documents, and agreements deemed by Debtor to be necessary or advisable to implement the Plan shall have been effected or executed.

C.    Waiver of Conditions

Each of the conditions set forth in Articles X.A and X.B above may be waived in whole or in part by the Debtor, without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure of the Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Article XI.

MODIFICATIONS AND AMENDMENTS

The Debtor may alter, amend, or modify this Plan or any exhibits hereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. The Debtor reserves the right to include any amended exhibits in a Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code or otherwise, the Debtor may, under Section 1127(b) of the Bankruptcy Code institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

Article XII.

RETENTION OF JURISDICTION

Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause (A) below or other Plan grants of jurisdiction to other courts or arbitrators, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to:

A.    Determine any and all objections to the ownership of or allowance, amount, classification, or priority of any Claims or Interests;

B.    Determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise, including pursuant to Section 502(c) of the Bankruptcy Code or otherwise, and to determine the market value of any Existing Securities or New Securities;

C.    Determine any and all motions to fix or modify any bar date for any Claims or Interests and to otherwise establish procedures for the determination of the Allowed amount of any Claim or Interest and the resolution of disputes with respect thereto;

D.    Determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law, including pursuant to Section 510(c) of the Bankruptcy Code, or otherwise;

E.    Hear and determine any Professional Fee Claims arising prior to the Confirmation Date, and other Administrative Claims;

F.    Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

G.    Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to the Chapter 11 Case;

H.    Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, any Plan Document, the Disclosure Statement, or the Confirmation Order;

I.    Hear and determine disputes arising in connection with the interpretation, execution, performance, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan or referred to therein;

J.    Hear and determine any request to modify the Plan (including under Section 1127 of the Bankruptcy Code) or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

K.    Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

L.    Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

M.    Hear and determine any matters arising in connection with or relating to the Plan, any Plan Document, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, any Plan Document, the Disclosure Statement or the Confirmation Order;

N.    Enforce all orders, judgments, injunctions, releases, exculpations, indemnification’s and rulings entered in connection with the Chapter 11 Case;

O.    Recover all assets of the Debtor and property of the Debtor’s Estate, wherever located and determine all avoidance and recovery actions, whether pursuant to Sections 105, 502(d), 510, 542 through 551, or 553 of the Bankruptcy Code, or otherwise;

P.    Hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

Q.    Hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

R.    Hear and determine such other matters, and perform other functions, as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

S.    To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Bankruptcy Code; and

T.    Enter a final decree closing the Chapter 11 Case.

Article XIII.

COMPROMISES AND SETTLEMENTS

Pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various Claims and Interests against it and/or claims or interests it may have against other Persons. The Debtor expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims and Interests against it and claims and interests that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized Redback pursuant to Articles IV.A and IV.E hereof.

Article XIV.

MISCELLANEOUS PROVISIONS

A.    Professional Fee Claims

All final requests for compensation or reimbursement of Professional fees pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtor or any Committee (if appointed) prior to the Confirmation Date must be filed and served on Reorganized Redback and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on Reorganized Redback and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. Reorganized Redback may pay charges that they incur on and after the Confirmation Date for Professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

B.    Payment of Statutory Fees

All fees payable under Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Case shall be paid by Reorganized Redback.

C.    Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Notwithstanding anything herein to the contrary, nothing contained in the Plan or any Plan Document shall be deemed as an admission by the Debtor with respect to any matter set forth herein or therein including, without limitation, liability on any Claim or Interest.

D.    Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

E.    Discharge of the Debtor

Except as otherwise provided in the Plan or in the Confirmation Order, rights afforded in, and all consideration distributed under, this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties and in satisfaction of all Interests in the Debtor which Interests (except for Redback Preferred Stock Interests) shall be terminated. Regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtor shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is Filed or deemed Filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted this Plan. For the avoidance of doubt, executory contracts or unexpired leases assumed, or Passed Through Rights passed through, pursuant to the Plan shall not be treated as discharged hereunder.

F.    Releases

1.    Releases by Debtor.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor (including Reorganized Redback) shall be deemed, to the maximum extent permitted by applicable law, to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtor, the Chapter 11 Case or this Plan (other than the rights of the Debtor (including Reorganized Redback) to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered, assumed or passed through thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor (including Reorganized Redback), the Chapter 11 Case or this Plan, and that may be asserted by or on behalf of the Debtor or its Estate or Reorganized Redback against the Debtor’s directors, officers, employees, agents, financial advisors, representatives, affiliates, attorneys and professionals as of the Petition Date, or in the case of officers, directors, employees, financial advisors, attorneys and professionals as of May 1, 2003 or thereafter; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, employee, agent, financial advisor, representative, affiliate, attorneys or professional of the Debtor, or (ii) the willful misconduct or gross negligence of such director, officer, employee, agent, representative, affiliate, financial advisor, attorneys or professional, as determined by Final Order of a court of competent jurisdiction.

2.    Releases by Holders of Claims and Interests.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, to the maximum extent permitted by applicable law, each holder of a Claim or Interest that voted affirmatively in favor of the Plan and did not elect pursuant to its ballot to opt out of voting for the releases contained in the Plan, shall have agreed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtor (including Reorganized Redback), the Chapter 11 Case, or this Plan (other than the rights to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered, assumed or passed through hereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the recapitalization and restructuring efforts undertaken by the Debtor, the Chapter 11 Case or this Plan, against (i) the Debtor (including Reorganized Redback), and (ii) the Debtor’s (including Reorganized Redback’s) present and, if retained after, or whose retention was continued after, May 1, 2003, former directors, officers, employees, agents, financial advisors, attorneys and professionals and (iii) the Unofficial Noteholders’ Committee, its members, advisors and attorneys; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of (i) any express contractual obligation owing by any such present or former director, officer, employee, agent, financial advisors, attorneys or professional of the Debtor or the Unofficial Noteholders’ Committee or its members, advisors or attorneys, or (ii) the willful misconduct or gross negligence of such present or former director, officer, employee, agent, attorneys or professional of Debtor or the Unofficial Noteholders’ Committee or its members, advisors or attorneys, as determined by Final Order of a court of competent jurisdiction.

G.    Injunction

Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, subject to the occurrence of the Effective Date, to the maximum extent permitted by applicable law, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan or any other party in interest are permanently enjoined and precluded from asserting or taking any of the following actions against the Debtor, Reorganized Redback or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, Reorganized Redback, its successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, Reorganized Redback, its successors, or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtor, Reorganized Redback, its successors or their respective properties; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due or payable to the Debtor, Reorganized Redback, its successors or their respective properties; and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and Interests and other debts and liabilities against the Debtor, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

As of the Effective Date, to the maximum extent permitted by applicable law, all entities that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined and precluded from asserting or taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, Reorganized Redback, its successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, Reorganized Redback, its successors, or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtor, Reorganized Redback, its successors or their respective properties; (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due or payable to the Debtor, Reorganized Redback, its successors or their respective properties; and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and Interests and other debts and liabilities against the Debtor, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

By accepting any distribution pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to this Plan shall, to the maximum extent permitted by applicable law, be deemed to have specifically consented to the injunctions set forth in this Article XIV. G.

H.    Exculpation and Limitation of Liability

The Debtor (including Reorganized Redback), any Committee, the Unofficial Noteholder Committee, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns shall, to the maximum extent permitted by applicable law, not have or incur any liability to any holder of a Claim or Interest or Passed Through Right, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission arising after the Petition Date, except for their willful misconduct or gross negligence, as determined by Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Lock-Up Agreement.

Notwithstanding any other provision of this Plan, to the maximum extent permitted by applicable law, no holder of a Claim or Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action (other than rights to enforce this Plan and administrative claims created pursuant to this Plan) against Reorganized Redback, the Estate, any Committee, the Unofficial Noteholder Committee, or any of their respective present or former members, officers, directors, employees, equity holders, partners, advisors, attorneys or any of their successors or assigns, for any act or omission arising after the Petition Date, except for their willful misconduct or gross negligence, as determined by Final Order of a court of competent jurisdiction.

I.    Waiver of Enforcement of Subordination

The classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, if any, whether arising by contract or under general principles of equitable subordination, Section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Courts approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Courts finding that such compromise or settlement is in the best interests of the Debtor, Reorganized Redback, their respective properties, and the holder of Claims and Interests, and is fair, equitable and reasonable.

J.    Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date, to the maximum extent permitted by applicable law. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms, to the maximum extent permitted by applicable law.

K.    Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims against and Interests in the Debtor, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, without limitation, Reorganized Redback, and all other parties-in-interest in the Chapter 11 Case, to the maximum extent permitted by applicable law.

L.    Revocation, Withdrawal, or Non-Consummation

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization, to the maximum extent permitted by applicable law. If the Debtor revokes or withdraws the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), waiver, release, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (e) constitute an admission of any sort by the Debtor or any other Person.

M.    Committees

On the Effective Date, the duties of any Committee shall terminate and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Case, except with respect to any appeal of any Order.

N.    Plan Supplement

Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in one or more Plan Supplements and filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplements in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplements upon written request to the Debtor in accordance with this Plan.

O.    Notices to Debtor

Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

REDBACK NETWORKS INC.

300 Holger Way

San Jose, CA 95134

Attention:	Thomas L. Cronan III
Senior Vice President of Finance and
Administration and Chief Financial Officer
Telephone:	408-750-5000
Facsimile:	408-750-5599

with copies to:

PACHULSKI, STANG, ZIEHL, YOUNG, JONES & WEINTRAUB P.C.

919 North Market Street, Suite 1600

Wilmington, DE 19801

Attention:	Laura Davis Jones, Esq.
Telephone:	(302) 652-4100
Facsimile:	(302) 652-4400

-and-

WILSON SONSINI GOODRICH & ROSATI, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Daniel Weiser, Esq.
Telephone:	(650) 493-9300
Facsimile:	(650) 845-5000

-and-

MORGAN LEWIS & BOCKIUS LLP

One Market, Spear Street Tower

San Francisco, CA 94105

Attention:	G. Larry Engel, Esq.
Telephone:	(415) 442-1000
Facsimile:	(415) 442-1001

P.    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of California shall govern the construction and implementation of the Plan, (ii) except as expressly provided otherwise in any agreements, documents, and instruments executed in connection with the Plan, the State of California shall govern the construction and implementation of such agreements, documents, and instruments, and (iii) the state of Delaware shall govern corporate governance matters with respect to the Debtor, in either case without giving effect to the principles of conflicts of law thereof.

Q.    Prepayment

Except as otherwise provided in this Plan or the Confirmation Order, the Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

R.    Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities under this Plan, and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of New Securities under this Plan.

Dated:	Wilmington, Delaware
, 2003
REDBACK NETWORKS INC.

By:

Its:
Debtor and Debtor-in-Possession

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.

Attorneys for Redback Networks Inc.,

Debtor and Debtor-in-Possession

By:

Laura Davis Jones, Esq.

Morgan, Lewis & Bockius, LLP

Special Counsel for Redback Networks, Inc.

Debtor and Debtor-in-Possession

By:

G. Larry Engel, Esq.

EXHIBIT A

TO

PREPACKAGED PLAN OF REDBACK NETWORKS INC.

REORGANIZED REDBACK NETWORKS INC.

CERTIFICATE OF INCORPORATION

(To be filed with the Plan Supplement)

PLAN EXH-A

EXHIBIT B

TO

PREPACKAGED PLAN OF REDBACK NETWORKS INC.

DESCRIPTION OF NEW COMMON STOCK

The principal terms of the New Common Stock to be issued by Reorganized Redback under the Plan shall be as follows:

Authorization:	750 million shares.

Initial Issuance:	Up to approximately 51.4 million shares (assuming Class 4 claims receive approximately 48.9 million shares of common stock pursuant to the prepackaged plan of reorganization).

Reserves:	Approximately 17.9 million shares.

Par Value:	$0.0001 per share.

Voting Rights:	One vote per share.

Dividends:

Payable at the discretion of the board of directors of Reorganized Redback as permitted under applicable law and subject to any relevant agreements of Reorganized Redback that may enter after consummation of the prepackaged plan of reorganization.

Liquidation:

In the event of the liquidation, dissolution or winding up of Redback, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Miscellaneous:	The common stock has no preemptive or conversion rights or other subscription rights. There are redemption or sinking fund provisions applicable to the common stock.

PLAN EXH-B

EXHIBIT C-1

TO

PREPACKAGED PLAN OF REDBACK NETWORKS INC.

FORM OF CLASS I NEW WARRANT

(To be filed with the Plan Supplement)

PLAN EXH-C-1

EXHIBIT C-2

TO

PREPACKAGED PLAN OF REDBACK NETWORKS INC.

FORM OF CLASS II NEW WARRANT

(To be filed with the Plan Supplement)

PLAN EXH-C-2

Appendix A

REDBACK NETWORKS INC.

1999 STOCK INCENTIVE PLAN

(AS AMENDED THROUGH                         , 2003)

i

ii

REDBACK NETWORKS INC.

1999 STOCK INCENTIVE PLAN

ARTICLE 1.    INTRODUCTION.

The Plan was adopted by the Board effective as of the date of the Company’s initial public offering. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares or Options (which may constitute incentive stock options or nonstatutory stock options).

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2.    ADMINISTRATION.

2.1    Committee Composition.    The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a)    Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)    Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

2.2    Committee Responsibilities.    The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3    Committee for Non-Officer Grants.    The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

ARTICLE 3.     SHARES AVAILABLE FOR GRANTS.

3.1    Basic Limitation.    Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Options and Restricted Shares available for award under the Plan shall not exceed (a) 10,975,6101 plus (b) the additional Common Shares described in Section 3.2. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 8.

3.2    Additional Shares.    If Options granted under this Plan or the Predecessor Plan are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Options or Restricted Shares under this Plan. If Common Shares issued upon the exercise of Options granted under this Plan or the Predecessor Plan are forfeited, then such Common Shares shall again become available for the grant of NSOs and Restricted Shares under this Plan. If Restricted Shares issued under this Plan or the Predecessor Plan are forfeited, then the corresponding Common Shares shall again become available for the grant of NSOs and Restricted Shares under this Plan. The aggregate number of Common Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares or other Common Shares are forfeited.

ARTICLE 4.    ELIGIBILITY.

4.1    Nonstatutory Stock Options and Restricted Shares.    Only Employees, Outside Directors and Consultants shall be eligible for the grant of NSOs and Restricted Shares.

4.2    Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.    OPTIONS.

5.1    Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2    Number of Shares.    Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 8. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than four million2 Common Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than eight million3 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 8.

[1]	On , 2003, our stockholders approved increasing the aggregate shares available for issuance to 10,975,610 after giving effect to a 73.2572444:1 reverse stock split.
[2]	Reflects two-for-one stock splits applicable to stockholders of record on August 5, 1999, and March 20, 2000. Pursuant to authority granted in Section 8.1, the committee has determined not to make any adjustment to reflect a 73.2572444:1 reverse stock split applicable to stockholders of record on , 2003 and the stockholders have approved these terms on , 2003.
[3]	Reflects two-for-one stock splits applicable to stockholders of record on August 5, 1999, and March 20, 2000. Pursuant to authority granted in Section 8.1, the committee has determined not to make any adjustment to reflect a 73.2572444:1 reverse stock split applicable to stockholders of record on , 2003 and the stockholders have approved these terms on , 2003.

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5.3    Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant and the Exercise Price under an NSO shall in no event be less than 30% of the Fair Market Value of a Common Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

5.4    Exercisability and Term.    Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.5    Effect of Change in Control.    The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, subject to the following limitations:

(a)    In the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent.

(b)    If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of exercisability shall not occur to the extent that the Company’s independent accountants and such other party’s independent accountants separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

In addition, acceleration of exercisability may be required under Section 8.3.

5.6    Modification or Assumption of Options.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.7    Buyout Provisions.    The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

5.8    Salary Reduction Option Grants.    The Committee, at its sole discretion, may offer one or more Employees, Outside Directors and Consultants an opportunity to receive NSOs in consideration of a voluntary

3

reduction in their cash compensation from the Company, a Parent or a Subsidiary. The Committee shall determine the maximum and minimum amounts of the reduction that an Employee, Outside Director or Consultant may elect. If an Employee, Outside Director or Consultant designated by the Committee wishes to receive NSOs under this Section 5.8, then he or she shall file a written and irrevocable election with the Company prior to the close of a calendar year. Such election shall specify the dollar amount by which the compensation of the Employee, Outside Director or Consultant shall be reduced during the next following calendar year (within the limitations prescribed by the Committee). On the first trading day of the calendar year next following the receipt of an election by the Company, the Employee, Outside Director or Consultant who filed such election shall automatically receive an NSO. Such NSO shall cover a number of Common Shares equal to (a) the amount of the compensation reduction elected by the Optionee divided by (b) two-thirds of the Fair Market Value of one Common Share on the date of grant. The Exercise Price of such NSO shall be equal to one-third of the Fair Market Value of one Common Share on the date of grant. Such NSO shall become exercisable in 12 equal monthly installments over the calendar year in which the grant occurred, but no portion of such NSO shall become exercisable after the Optionee’s service has terminated for any reason. The term of such NSO shall be 10 calendar years, commencing with the calendar year in which the grant occurred (regardless of whether the Optionee’s service has terminated). Except as provided in this Section 5.8, the NSOs granted under this Section 5.8 shall be subject to the provisions applicable to other NSOs granted under the Plan.

ARTICLE 6.    PAYMENT FOR OPTION SHARES.

6.1    General Rule.    The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)    In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2    Surrender of Stock.    To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

6.3    Exercise/Sale.    To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4    Exercise/Pledge.    To the extent that this Section 6.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

6.5    Promissory Note.    To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

4

6.6    Other Forms of Payment.    To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.    RESTRICTED SHARES.

7.1    Restricted Stock Agreement.    Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2    Payment for Awards.    Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company (or a Parent or Subsidiary) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes, as the Committee may determine.

7.3    Vesting Conditions.    Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company, except as provided in the next following sentence. If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of vesting shall not occur to the extent that the Company’s independent accountants and such other party’s independent accountants separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

7.4    Voting and Dividend Rights.    The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 8.     PROTECTION AGAINST DILUTION.

8.1    Adjustments.    In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options and Restricted Shares available for future Awards under Article 3, (b) the limitations set forth in Section 5.2, (c) the number of Common Shares covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 8, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

8.2    Dissolution or Liquidation.    To the extent not previously exercised, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

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8.3    Reorganizations.    In the event that the Company is a party to a merger or other reorganization, outstanding Options and Restricted Shares shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

ARTICLE 9.    DEFERRAL OF DELIVERY OF SHARES.

The Committee (in its sole discretion) may permit or require an Optionee to have Common Shares that otherwise would be delivered to such Optionee as a result of the exercise of an Option converted into amounts credited to a deferred compensation account established for such Optionee by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Optionee. A deferred compensation account established under this Article 9 may be credited with interest or other forms of investment return, as determined by the Committee. An Optionee for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Optionee and the Company. If the conversion of Options is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such conversion, including (without limitation) the settlement of deferred compensation accounts established under this Article 9.

ARTICLE 10.    AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Restricted Shares and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11.    LIMITATION ON RIGHTS.

11.1    Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

11.2    Stockholders’ Rights.    A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, in the case of an Option, the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3    Regulatory Requirements.    Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

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ARTICLE 12.    WITHHOLDING TAXES.

12.1    General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

12.2    Share Withholding.    The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 13.    LIMITATION ON PAYMENTS.

13.1    Scope of Limitation.    This Article 13 shall apply to an Award only if:

(a)    The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 13 than it was before the application of this Article 13; or

(b)    The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 13 (regardless of the after-tax value of such Award to the Participant).

If this Article 13 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

13.2    Basic Rule.    In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 13, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

13.3    Reduction of Payments.    If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 13, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 13 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

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13.4    Overpayments and Underpayments.    As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

13.5    Related Corporations.    For purposes of this Article 13, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 14.    FUTURE OF THE PLAN.

14.1    Term of the Plan.    The Plan shall become effective on the date of the Company’s initial public offering. The Plan shall remain in effect until it is terminated under Section 14.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s stockholders.

14.2    Amendment or Termination.    The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

ARTICLE 15.    DEFINITIONS.

15.1    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

15.2    “Award” means any award of an Option or a Restricted Share under the Plan.

15.3    “Board” means the Company’s Board of Directors, as constituted from time to time.

15.4    “Change in Control” shall mean:

(a)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)    The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)    A change in the composition of the Board, as a result of which 50% or fewer of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the

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date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d)    Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

15.5    “Code” means the Internal Revenue Code of 1986, as amended.

15.6    “Committee” means a committee of the Board, as described in Article 2.

15.7    “Common Share” means one share of the common stock of the Company.

15.8    “Company” means Redback Networks Inc., a Delaware corporation.

15.9    “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

15.10    “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

15.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

15.12    “Exercise Price” means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

15.13    “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

15.14    “ISO” means an incentive stock option described in section 422(b) of the Code.

15.15    “NSO” means a stock option not described in sections 422 or 423 of the Code.

15.16    “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

15.17    “Optionee” means an individual or estate who holds an Option.

15.18    “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

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15.19    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

15.20    “Participant” means an individual or estate who holds an Award.

15.21    “Predecessor Plan” means the Redback Networks Inc. 1997 Stock Plan.

15.22    “Plan” means this Redback Networks Inc. 1999 Stock Incentive Plan, as amended from time to time.

15.23    “Restricted Share” means a Common Share awarded under the Plan.

15.24    “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

15.25    “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

15.26    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

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Appendix B

REDBACK NETWORKS INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED EFFECTIVE THROUGH                        )

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ii

REDBACK NETWORKS INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

The Plan was adopted by the Board effective as of the date of the IPO. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2.    ADMINISTRATION OF THE PLAN.

(a)    Committee Composition.    The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b)    Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3.    ENROLLMENT AND PARTICIPATION.

(a)    Offering Periods.    While the Plan is in effect, two overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the 24-month periods commencing on each May 1 and November 1, except that the first Offering Period shall commence on the date of the IPO and end on April 30, 2001.

(b)    Accumulation Periods.    While the Plan is in effect, two Accumulation Periods shall commence in each calendar year. The Accumulation Periods shall consist of the six-month periods commencing on each May 1 and November 1, except that the first Accumulation Period shall commence on the date of the IPO and end on October 31, 1999.

(c)    Enrollment.    Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not later than five business days prior to the commencement of such Offering Period.

(d)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or reaches the end of the Accumulation Period in which his or her employee contributions were discontinued under Section 4(d) or 8(b). A Participant who discontinued employee contributions under Section 4(d) or withdrew from the Plan under Section 5(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee.

(e)    Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 7(b), the applicable Offering Period shall be determined as follows:

(i)    Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)    In the event that the Fair Market Value of Stock on the last trading day before the commencement of the Offering Period for which the Participant is enrolled is higher than on the last trading day before the commencement of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)    Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

(iv)    When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 4.    EMPLOYEE CONTRIBUTIONS.

(a)    Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b)    Amount of Payroll Deductions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(c)    Changing Withholding Rate.    If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after such form has been received by the Company. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(d)    Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after such form has been received by the Company. (In addition, employee contributions may be discontinued automatically pursuant to Section 8(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after such form has been received by the Company.

(e)    Limit on Number of Elections.    No Participant shall make more than two elections under Subsection (c) or (d) above during any Accumulation Period.

SECTION 5.    WITHDRAWAL FROM THE PLAN.

(a)    Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)    Re-Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6.    CHANGE IN EMPLOYMENT STATUS.

(a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

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(b)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)    Death.    In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 7.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)    Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be the lower of:

(i) 85% of the Fair Market Value of such share on the last trading day in such Accumulation Period; or

(ii) 85% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period (as determined under Section 3(e)) or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO.

(c)    Number of Shares Purchased.    As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 4,0001 shares of Stock with respect to any Accumulation Period nor more than the amounts of Stock set forth in Sections 8(b) and 13(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e)    Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates

[1]	Reflects two-for-one stock split applicable to stockholders of record on August 5, 1999; the two-for-one stock split applicable to stockholders of record on March 20, 2000 and without giving effect to the proposed 73.2572444:1 reverse stock split applicable to stockholders of record on .

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be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)    Unused Cash Balances.    An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Accumulation Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 8(b) or Section 13(a) shall be refunded to the Participant in cash, without interest.

(g)    Withholding Taxes.    As a condition to the purchase of Shares, the Participant shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase

(h)    Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 8.    LIMITATIONS ON STOCK OWNERSHIP.

(a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)    Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii)    Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)    Each Participant shall be deemed to have the right to purchase not more than 4,000 shares of Stock under this Plan with respect to each Accumulation Period.

(b)    Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i)    In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company).

(ii)    In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the immediately preceding calendar year.

(iii)    In the case of Stock purchased during an Offering Period that commenced in the second preceding calendar year, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the two preceding calendar years.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described

4

in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 9.    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10.    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 12.    SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 13.    STOCK OFFERED UNDER THE PLAN.

(a)    Authorized Shares.    The number of shares of Stock available for purchase under the Plan shall be 1,500,0002 (subject to adjustment pursuant to this Section 13).

(b)    Anti-Dilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the 4,000-share limitation described in Section 7(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

[2]	Reflects two-for-one stock split applicable to stockholders of record on August 5, 1999 and the two-for-one stock split applicable to stockholders of record on March 20, 2000. Also reflects increase of 2,000,000 post-split shares approved by stockholders on March 8, 2000, and an increase to an aggregate available shares to 1,500,000 after giving effect to the 1:73.25724441:1 reverse stock split approved by stockholders on .

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(c)    Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 7, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 14.    AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15.    DEFINITIONS.

(a)    “Accumulation Period” means a six-month period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(b).

(b)    “Board” means the Board of Directors of the Company, as constituted from time to time.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Committee” means a committee of the Board, as described in Section 2.

(e)    “Company” means Redback Networks Inc., a Delaware corporation.

(f)    “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(g)    “Corporate Reorganization” means:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h)    “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(j)    “Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i)    If the Stock was traded on The Nasdaq National Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by The Nasdaq National Market;

(ii)    If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(iii)    If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(k)    “IPO” means the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission.

(l)    “Offering Period” means a 24-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a).

(m)    “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).

(n)    “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o)    “Plan” means this Redback Networks Inc. 1999 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)    “Plan Account” means the account established for each Participant pursuant to Section 7(a).

(q)    “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).

(r)    “Stock” means the Common Stock of the Company.

(s)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 16.    EXECUTION.

To record the amendment and restatement of the Plan by the Board on January 18, 2000, the Company has caused its duly authorized officer to execute this document in the name of the Company.

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DELIVERY OF PROXIES AND BALLOTS AND REQUESTS FOR ADDITIONAL COPIES

Manually signed facsimile copies of the proxies and ballots will be accepted. The proxies, ballots and any other required documents should be sent or delivered by holders of convertible subordinated notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to The Altman Group, the ballot and voting agent, at its address set forth below.

THE ALTMAN GROUP, INC.

By Registered or Certified Mail:	By Hand or Overnight Delivery:	By Facsimile Transmission:

P.O. Box 238 Lyndhurst, NJ 07071	1275 Valley Brook Avenue Lyndhurst, NJ 07071	(201) 460-0050

To Confirm by Telephone or For Information Call:

(800) 467-0671

Questions and requests for assistance or for additional copies of this proxy/prospectus/disclosure statement, proxies or ballots on the prepackaged plan of reorganization may be directed to The Altman Group, which is the information agent.

Part II

Information Not Required in Proxy/Prospectus/Disclosure Statement

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with its officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated November 28, 1999, by and among Redback Networks Inc., Siara Systems Inc. and the Stockholder Agent (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

2.2	Arrangement Agreement, dated July 30, 2000, by and between Redback Networks Inc., 610381 B.C. Inc. and Abatis Systems Corporation (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.3	Exchange Trust Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and Montreal Trust Company of Canada (which is incorporated herein by reference Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.4	Support Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and 610380 B.C. Inc. (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.5	Escrow Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc., Montreal Trust Company of Canada and Andrew Waitman acting as agent to the stockholders of Abatis Systems Corporation (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.6	Common Stock and Warrant Purchase Agreement, dated as of May 21, 2002, between Redback Networks Inc. and Nokia Finance International BV (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (which is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form S-1 filed on March 16, 1999 (File No. 333-74479), as amended).

3.2	Amended and Restated Bylaws of the Registrant (which is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 10-Q filed on May 15, 2001).

4.1	Investors’ Rights Agreement dated as of July 2, 1998 (which is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

4.2	Form of Amendment No. 1 to Amended and Restated Investors’ Rights Agreement of the Registrant (which is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

4.3	Form of Note for Registrant’s 5% Convertible Subordinated Note, due April 1, 2007 (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Form 10-Q filed on May 15, 2000).

4.4	Indenture, dated as of March 29, 2000, between Registrant and Norwest Bank Minnesota, National Association, as trustee (which is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Form 10-Q filed on May 15, 2000).

4.5	Registration Rights Agreement, dated March 29, 2000, among Registrant and Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc. (which is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Form 10-Q filed on May 15, 2000).

Exhibit Number		Description
4.6		Registration Rights Agreement, dated as of September 28, 2000, between Registrant and Andrew Waitman acting as agent to the stockholders of Abatis Systems Corporation (which is included as an Exhibit to the Arrangement Agreement incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

4.7		Rights Agreement, dated as of June 12, 2001, between Redback Networks Inc., and US Stock Transfer Corporation, as Rights Agent (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on June 15, 2001).

4.8		First Supplemental Indenture, dated as of May 8, 2001, between Redback Networks, Inc. and Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as trustee (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2001).

4.9		Investor’s Rights Agreement, dated as of May 21, 2002, between Redback Networks Inc. and Nokia Finance International BV (which is incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

4.10	*	Form of Redback Networks Inc. Common Stock Certificate.

4.11	*	Form of Warrant to be issued to holders of Redback Networks Inc. common stock and warrants in connection with the Company’s financial restructuring.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati regarding legality.

8.1	*	Opinion of Wilson Sonsini Goodrich & Rosati regarding tax matters.

10.1		Employment Agreement between Redback Networks Inc. and Kevin A. DeNuccio, dated August 17, 2001 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2001).

10.2		Redback Networks Inc. Non Plan Notice of Stock Option Grant to Kevin A. DeNuccio, dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.19 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.3		Redback Networks Inc. 1999 Stock Incentive Plan Notice of Restricted Stock Award to Kevin A. DeNuccio dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.20 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.4		Employment Agreement between Redback Networks Inc. and Georges Antoun, dated August 22, 2001 (which is incorporated herein by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.5		Redback Networks Inc. Non Plan Notice of Stock Option Grant to Georges Antoun, dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.6		Employment Agreement between Redback Networks Inc. and Joel Arnold, dated December 17, 2001 (which is incorporated herein by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.7		Employment Agreement between Redback Networks Inc. and Pankaj Patel (which is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

10.8		Letter re: Terms of Employment between Redback Networks Inc. and Dennis P. Wolf (which is incorporated herein by reference to Exhibit 10.18 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

Exhibit Number	Description
10.9	Form of Indemnification Agreement between the Registrant and each of its directors and officers (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2001).

10.10	Redback Networks Inc. 1999 Stock Incentive Plan, as amended (which is incorporated herein by reference to Exhibit (a)(7) of the Registrant’s Tender Offer Statement on Schedule TO, filed on September 6, 2001 (File No. 005-57129), as amended).

10.11	Redback Networks Inc. 2001 Employee Option Plan (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.12	Redback Networks Inc. 1999 Directors’ Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4 filed February 2, 2000 (File No. 333-95947), as amended).

10.13	Redback Networks Inc. 1999 Employee Stock Purchase Plan, as amended (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

10.14	Employee Patent Awards Program (which is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.15	Form of Written Compensatory Agreement (which is incorporated herein by reference to Exhibit 99.3 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.16	Siara Systems, Inc. 1998 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 99.6 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.17	Abatis Systems Corporation 1998 Key Employee Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 filed on October 13, 2000 (File No. 333-47972), as amended).

10.18	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.19	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of December 18, 2000 (which is incorporated herein by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.20	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 2, 2000 (which is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.21	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.22	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 27, 1999 (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

Exhibit Number	Description
10.23	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.24	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 27, 1999 (which is incorporated herein by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

10.25	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 28, 1999 (which is incorporated herein by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

10.26	Second Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.12 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.27	Lease Agreement by and between Redback Networks Inc. and 2725312 Canada Inc., dated as of October 3, 2000 (which is incorporated herein by reference to Exhibit 10.13 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.28	Partial Surrender of Lease and Lease Modification Agreement between Redback Networks Inc. and 2725312 Canada Inc. dated March 11, 2002 (which is incorporated herein by reference to Exhibit 10.23 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.29	Surrender Agreement for the 5th Floor of 2955 Virtual Way, Burnaby, BC by and between Redback Networks, Inc. and 2725312 CANADA, Inc. dated March 11, 2002 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on April 22, 2002).

10.30	Surrender of Lease and Lease Modification Agreement by and between 2725312 CANADA Inc. and the Company dated June 19, 2002 (which is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2002).

10.31	Manufacturing Services Letter Agreement between Redback Networks Inc. and Jabil Circuit, Inc dated September 14, 2000 (which is incorporated herein by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.32	Loan and Security Agreement by and between Redback Networks Inc. and Silicon Valley Bank dated December 27, 2002 (which is incorporated herein by reference to Exhibit 10.33 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

10.33	Amendment No. 1 to Loan and Security Agreement by and between Redback Networks Inc. and Silicon Valley Bank dated March 28, 2003 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2003).

10.34	Lock-Up Agreement by and among the Registrant and the Noteholders as defined therein dated July 6, 2003 (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on July 8, 2003).

10.35	Common Stock Purchase Warrant, dated as of May 21, 2002, issued to Nokia Finance International BV by Redback Networks Inc. (which is incorporated herein by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

10.36	Amendment No. 1 to Common Stock Purchase Warrant by and between Redback Networks Inc. and Nokia Finance International B.V. dated August 5, 2003 (which is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

Exhibit Number	Description
10.37	Lease Termination Agreement by and between Redback Networks Inc. and AMB Property, L.P. dated May 30, 2003 (which is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

10.38	Employment Agreement by and between Redback Networks Inc. and Thomas C. Cronan III dated January 15, 2003 (which is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

21.1	Subsidiaries of the registrant (which is incorporated herein by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

23.1	Consent of Independent Accountants.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1 and 8.1 to be filed with this registration statement).

24.1	Powers of Attorney (included on page II-8 of the initial filing of this registration statement on Form S-4).

99.1	Proxy Card.

99.2*	Ballot for Prepackaged Plan of Reorganization.

99.3*	Master Ballot for Prepackaged Plan of Reorganization.

*	To be filed by amendment.

(b)    Financial Statement Schedules.

II—Valuation and Qualifying Accounts for each of three years in the period ended December 31, 2002 is included on page F-32 of the Consolidated Financial Statements included in this prospectus/disclosure statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to such request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on August 22, 2003.

REDBACK NETWORKS INC.

By:	/s/ KEVIN A. DENUCCIO
Kevin A. DeNuccio
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN A. DENUCCIO Kevin A. DeNuccio	Chief Executive Officer, President and Director (Principal Executive Officer)	August 22, 2003

/s/ THOMAS L. CRONAN III Thomas L. Cronan III	Senior Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2003

/s/ GAURAV GARG Gaurav Garg	Director	August 22, 2003

/s/ PROMOD HAQUE Promod Haque	Director	August 22, 2003

/s/ WILLIAM KURTZ William Kurtz	Director	August 22, 2003

/s/ DONALD J. LISTWIN Donald J. Listwin	Director	August 22, 2003

/s/ DANIEL J. WARMENHOVEN Daniel J. Warmenhoven	Director	August 22, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated November 28, 1999, by and among Redback Networks Inc., Siara Systems Inc. and the Stockholder Agent (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

2.2	Arrangement Agreement, dated July 30, 2000, by and between Redback Networks Inc., 610381 B.C. Inc. and Abatis Systems Corporation (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.3	Exchange Trust Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and Montreal Trust Company of Canada (which is incorporated herein by reference Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.4	Support Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc. and 610380 B.C. Inc. (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.5	Escrow Agreement, dated as of September 28, 2000, among Registrant, 610381 B.C. Inc., Montreal Trust Company of Canada and Andrew Waitman acting as agent to the stockholders of Abatis Systems Corporation (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

2.6	Common Stock and Warrant Purchase Agreement, dated as of May 21, 2002, between Redback Networks Inc. and Nokia Finance International BV (which is incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (which is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form S-1 filed on March 16, 1999 (File No. 333-74479), as amended).

3.2	Amended and Restated Bylaws of the Registrant (which is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 10-Q filed on May 15, 2001).

4.1	Investors’ Rights Agreement dated as of July 2, 1998 (which is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

4.2	Form of Amendment No. 1 to Amended and Restated Investors’ Rights Agreement of the Registrant (which is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

4.3	Form of Note for Registrant’s 5% Convertible Subordinated Note, due April 1, 2007 (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Form 10-Q filed on May 15, 2000).

4.4	Indenture, dated as of March 29, 2000, between Registrant and Norwest Bank Minnesota, National Association, as trustee (which is incorporated herein by reference to Exhibit 4.2 of the Registrant’s Form 10-Q filed on May 15, 2000).

4.5	Registration Rights Agreement, dated March 29, 2000, among Registrant and Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated, Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc. (which is incorporated herein by reference to Exhibit 4.3 of the Registrant’s Form 10-Q filed on May 15, 2000).

1

Exhibit Number		Description
4.6		Registration Rights Agreement, dated as of September 28, 2000, between Registrant and Andrew Waitman acting as agent to the stockholders of Abatis Systems Corporation (which is included as an Exhibit to the Arrangement Agreement incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 13, 2000).

4.7		Rights Agreement, dated as of June 12, 2001, between Redback Networks Inc., and US Stock Transfer Corporation, as Rights Agent (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on June 15, 2001).

4.8		First Supplemental Indenture, dated as of May 8, 2001, between Redback Networks, Inc. and Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as trustee (which is incorporated herein by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2001).

4.9		Investor’s Rights Agreement, dated as of May 21, 2002, between Redback Networks Inc. and Nokia Finance International BV (which is incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

4.10	*	Form of Redback Networks Inc. Common Stock Certificate.

4.11	*	Form of Warrant to be issued to holders of Redback Networks Inc. common stock and warrants in connection with the Company’s financial restructuring.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati regarding legality.

8.1	*	Opinion of Wilson Sonsini Goodrich & Rosati regarding tax matters.

10.1		Employment Agreement between Redback Networks Inc. and Kevin A. DeNuccio, dated August 17, 2001 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2001).

10.2		Redback Networks Inc. Non Plan Notice of Stock Option Grant to Kevin A. DeNuccio, dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.19 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.3		Redback Networks Inc. 1999 Stock Incentive Plan Notice of Restricted Stock Award to Kevin A. DeNuccio dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.20 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.4		Employment Agreement between Redback Networks Inc. and Georges Antoun, dated August 22, 2001 (which is incorporated herein by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.5		Redback Networks Inc. Non Plan Notice of Stock Option Grant to Georges Antoun, dated August 29, 2001 (which is incorporated herein by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.6		Employment Agreement between Redback Networks Inc. and Joel Arnold, dated December 17, 2001 (which is incorporated herein by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.7		Employment Agreement between Redback Networks Inc. and Pankaj Patel (which is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

10.8		Letter re: Terms of Employment between Redback Networks Inc. and Dennis P. Wolf (which is incorporated herein by reference to Exhibit 10.18 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

2

Exhibit Number	Description
10.9	Form of Indemnification Agreement between the Registrant and each of its directors and officers (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2001).

10.10	Redback Networks Inc. 1999 Stock Incentive Plan, as amended (which is incorporated herein by reference to Exhibit (a)(7) of the Registrant’s Tender Offer Statement on Schedule TO, filed on September 6, 2001 (File No. 005-57129), as amended).

10.11	Redback Networks Inc. 2001 Employee Option Plan (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.12	Redback Networks Inc. 1999 Directors’ Option Plan, as amended (which is incorporated herein by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4 filed February 2, 2000 (File No. 333-95947), as amended).

10.13	Redback Networks Inc. 1999 Employee Stock Purchase Plan, as amended (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

10.14	Employee Patent Awards Program (which is incorporated herein by reference to Exhibit 99.2 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.15	Form of Written Compensatory Agreement (which is incorporated herein by reference to Exhibit 99.3 of the Registrant’s Registration Statement on Form S-8 filed on February 6, 2001 (File No. 333-55076), as amended).

10.16	Siara Systems, Inc. 1998 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 99.6 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.17	Abatis Systems Corporation 1998 Key Employee Stock Option Plan, as amended (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 filed on October 13, 2000 (File No. 333-47972), as amended).

10.18	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.19	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of December 18, 2000 (which is incorporated herein by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.20	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 2, 2000 (which is incorporated herein by reference to Exhibit 10.6 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.21	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.22	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 27, 1999 (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

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Exhibit Number	Description
10.23	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.24	Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 27, 1999 (which is incorporated herein by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

10.25	First Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 28, 1999 (which is incorporated herein by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-4 filed on February 7, 2000 (File No. 333-95947), as amended).

10.26	Second Amendment to Lease by and between Corporate Technology Centre Associates LLC and Redback Networks Inc., dated as of October 13, 2000 (which is incorporated herein by reference to Exhibit 10.12 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.27	Lease Agreement by and between Redback Networks Inc. and 2725312 Canada Inc., dated as of October 3, 2000 (which is incorporated herein by reference to Exhibit 10.13 of the Registrant’s Annual Report on Form 10-K filed on April 2, 2001).

10.28	Partial Surrender of Lease and Lease Modification Agreement between Redback Networks Inc. and 2725312 Canada Inc. dated March 11, 2002 (which is incorporated herein by reference to Exhibit 10.23 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.29	Surrender Agreement for the 5th Floor of 2955 Virtual Way, Burnaby, BC by and between Redback Networks, Inc. and 2725312 CANADA, Inc. dated March 11, 2002 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on April 22, 2002).

10.30	Surrender of Lease and Lease Modification Agreement by and between 2725312 CANADA Inc. and the Company dated June 19, 2002 (which is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2002).

10.31	Manufacturing Services Letter Agreement between Redback Networks Inc. and Jabil Circuit, Inc dated September 14, 2000 (which is incorporated herein by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K filed on March 27, 2002).

10.32	Loan and Security Agreement by and between Redback Networks Inc. and Silicon Valley Bank dated December 27, 2002 (which is incorporated herein by reference to Exhibit 10.33 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

10.33	Amendment No. 1 to Loan and Security Agreement by and between Redback Networks Inc. and Silicon Valley Bank dated March 28, 2003 (which is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2003).

10.34	Lock-Up Agreement by and among the Registrant and the Noteholders as defined therein dated July 6, 2003 (which is incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed on July 8, 2003).

10.35	Common Stock Purchase Warrant, dated as of May 21, 2002, issued to Nokia Finance International BV by Redback Networks Inc. (which is incorporated herein by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K filed on May 31, 2002).

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Exhibit Number	Description

10.36	Amendment No. 1 to Common Stock Purchase Warrant by and between Redback Networks Inc. and Nokia Finance International B.V. dated August 5, 2003 (which is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

10.37	Lease Termination Agreement by and between Redback Networks Inc. and AMB Property, L.P. dated May 30, 2003 (which is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

10.38	Employment Agreement by and between Redback Networks Inc. and Thomas C. Cronan III dated January 15, 2003 (which is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

21.1	Subsidiaries of the registrant (which is incorporated herein by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

23.1	Consent of Independent Accountants.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1 and 8.1 to be filed with this registration statement).
24.1	Powers of Attorney (included on page II-8 of the initial filing of this registration statement on Form S-4).

99.1	Proxy Card.

99.2*	Ballot for Prepackaged Plan of Reorganization.

99.3*	Master Ballot for Prepackaged Plan of Reorganization.

*	To be filed by amendment.

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